                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               ----------------

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     Pursuant to Section 12(b) or 12(g) of
                      the Securities Exchange Act of 1934

                               FLUOR CORPORATION
             (Exact name of registrant as specified in its charter)

                Delaware                               33-0927079
                                                    (I.R.S. Employer
    (State or other jurisdiction of               Identification No.)
     incorporation or organization)
                              One Enterprise Drive
                       Aliso Viejo, California 92656-2606
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (949) 349-2000

       Securities to be registered pursuant to Section 12(b) of the Act:

                                                         Name of Each Exchange on Which
   Title of Each Class to be so Registered               Each Class is to be Registered
   ---------------------------------------               ------------------------------
   Common Stock, par value $0.01 per share                   New York Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

   The information required by this item is contained in the sections entitled "Risk Factors--Risks Relating to New Fluor," "Fluor Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of New Fluor" and "Index to Financial Statements--Fluor Corporation" in the Proxy Statement (the "Proxy Statement") of Fluor Corporation ("Old Fluor") attached hereto as Annex A and such sections are incorporated herein by reference.

Item 2. Financial Information.

   The information required by this item is contained in the sections entitled "Fluor Corporation Selected Consolidated Financial Data," and "Fluor Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations."

Item 3. Properties.

   The information required by this item is contained in the section entitled "Business of New Fluor" in the Proxy Statement and such section is incorporated herein by reference.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

   The information required by this item is contained in the section entitled "Security Ownership of New Fluor" in the Proxy Statement and such section is incorporated herein by reference.

Item 5. Directors and Executive Officers.

   The information required by this item is contained in the section entitled "Management of New Fluor" in the Proxy Statement and such section is incorporated herein by reference.

Item 6. Executive Compensation.

   The information required by this item is contained in the section entitled "Management of New Fluor" in the Proxy Statement and such section is incorporated herein by reference.

Item 7. Certain Relationships and Related Transactions.

   The information required by this item is contained in the sections entitled "Risk Factors," "Background and Reasons for the Distribution," "The Distribution," "Relationship Between New Fluor and Massey After the Distribution," "Business of New Fluor" and "Indemnification and Liability for New Fluor Directors and Officers" in the Proxy Statement and such sections are incorporated herein by reference.

Item 8. Legal Proceedings.

   The information required by this item is contained in the section entitled "Business of New Fluor" in the Proxy Statement and such section is incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Shareholder Matters.

   The information required by this item is contained in the sections entitled "The Distribution," "Security Ownership of New Fluor" and "Description of New Fluor Capital Stock" in the Proxy Statement and such sections are incorporated herein by reference.

Item 10. Recent Sales of Unregistered Securities.

   On      , 2000, as part of its original incorporation, the registrant issued shares of its common stock, $0.01 par value, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as
amended, for a total consideration of $    to Old Fluor, which is and will be
the registrant's sole shareholder until the consummation of the transactions described in the section entitled "The Distribution" in the Proxy Statement, which section is incorporated herein by reference. Following the consummation of all such transactions, Old Fluor will hold no capital stock of the registrant.

Item 11. Description of Registrant's Securities to be Registered.

   The information required by this item is contained in the sections entitled "Risk Factors," "The Distribution" and "Description of New Fluor Capital Stock" in the Proxy Statement and such sections are incorporated herein by reference.

Item 12. Indemnification of Directors and Officers.

   The information required by this item is contained in the section entitled "Indemnification and Liability for New Fluor Directors and Officers" in the Proxy Statement and such section is incorporated herein by reference.

Item 13. Financial Statements and Supplementary Data.

   The information required by this item is described in the "Index to Financial Statements" on page F-1 of the Proxy Statement and such information is incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

   None.

Item 15. Financial Statements and Exhibits.

     (a) Financial Statements. The information required by this item is described in the "Index to Financial Statements" on page F-1 of the Proxy Statement and such information is incorporated herein by reference.

     (b) Exhibits. See the Exhibit Index on page 4 of this registration statement, which Exhibit Index is incorporated herein by reference.

                                   SIGNATURES

   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          Fluor Corporation
                                          (Registrant)

                                                   /s/ Ralph F. Hake
                                          By: _________________________________

                                          Its: Executive Vice President and
                                              Chief Financial Officer

Date: September 20, 2000

                               FLUOR CORPORATION

                                EXHIBIT INDEX TO
                         FORM 10 REGISTRATION STATEMENT

 Exhibit                             Description
 -------                             -----------
  3.1    Certificate of Incorporation of the registrant

  3.2    Bylaws of the registrant

  4.1    Form of certificate representing shares of common stock, par value
         $0.01 per share, of the registrant

 10.1*   Form of Distribution Agreement between the registrant and Fluor
         Corporation

 10.2*   Form of Tax Sharing Agreement between the registrant and Fluor
         Corporation

 10.3    Employment Agreement, dated as of July 1, 1998, between Fluor
         Corporation and Philip J. Carroll

 10.4    Special Retention Program, dated September 24, 1999, between Fluor
         Corporation and James O. Rollans

 10.5    Special Retention Program, dated September 24, 1999, between Fluor
         Corporation and James C. Stein

 10.6    Special Retention Program, dated March 7, 2000, between Fluor
         Corporation and Alan L. Boeckmann

 10.7    2000 Executive Performance Incentive Plan

 10.8    Stock Plan for Non-Employee Directors

 10.9    Restricted Stock Plan for Non-Employee Directors

 10.10   Fluor Corporation and Subsidiaries Executive Incentive Plan

 10.11   Fluor Executive Deferred Compensation Plan

 10.12   Fluor Executives' Health Plan Summary

 10.13   Directors' Life Insurance Summary

 10.14   Executive Tax Services Plan

 10.15   Executive Personal Financial Counseling Plan

 10.16   Automobile Policy Summary

 10.17   Fluor Executives' Supplemental Benefit Plan

 10.18   Fluor Change of Control Compensation Plan

 10.19   Fluor Special Executive Incentive Plan

 10.20   Retirement Plan for Outside Directors

 10.21   Executive Severance Plan

 21.1    Subsidiaries of the registrant

 27.1*   Financial Data Schedule

--------
* Filed herewith

                                                                         ANNEX A

Fluor Corporation
One Enterprise Drive
Aliso Viejo, California 92656

                                                                    [FLUOR LOGO]

                                                                   [MASSEY LOGO]

      , 2000

Dear Shareholder,

   As you know, Fluor is proposing to effect a spin-off distribution to its shareholders which will separate Fluor into two publicly-traded companies:

  . a "new" Fluor Corporation ("New Fluor") which will continue to own and conduct all of Fluor's existing businesses other than the coal business and other related operations conducted by A. T. Massey Coal Company, Inc. and

  . Massey Energy Company which will continue to own and conduct the coal business and other operations conducted by A. T. Massey.

   The separation of these businesses will be accomplished through a distribution of 100% of the common stock of New Fluor to shareholders of existing Fluor. As a result of the spin-off distribution, each existing Fluor shareholder will (1) receive one share of New Fluor common stock for each share of existing Fluor common stock and (2) retain their shares in existing Fluor (whose name will be changed to Massey Energy Company).

   We believe that this distribution will enable the respective management teams to focus more closely on their businesses and provide flexibility for each of the separated companies to grow in the way best suited for its industry. We believe that each of these companies will be well-positioned to continue as leaders in their respective industries.

   Before completing this distribution, we are seeking your approval, as a shareholder of Fluor Corporation. You are cordially invited to attend a Special
Meeting of Shareholders of Fluor Corporation to be held on       ,      , 2000
at the Fluor Daniel Engineering Campus, Building C, located at One Fluor Daniel Drive, Aliso Viejo, California, at 9:00 a.m., local time. Enclosed are a Notice of Special Meeting of Shareholders and a Proxy Statement relating to the Special Meeting.

   YOUR BOARD OF DIRECTORS BELIEVES THAT THE DISTRIBUTION IS IN THE BEST INTERESTS OF SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE IT.

   Fluor Corporation has requested a ruling from the Internal Revenue Service that for federal income tax purposes the distribution of the shares of New Fluor common stock to Fluor Corporation shareholders will be tax-free to Fluor Corporation and its shareholders. Fluor Corporation expects to receive a favorable ruling prior to the distribution.

   Details of the distribution, which will be considered at the Special Meeting, as well as other important information, are set forth in the accompanying Proxy Statement and should be considered carefully. BECAUSE OF THE SIGNIFICANCE OF THIS TRANSACTION TO FLUOR CORPORATION AND ITS SHAREHOLDERS, IT IS VITAL THAT EVERY SHAREHOLDER VOTES AT THE SPECIAL MEETING IN PERSON OR BY PROXY.

   PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY in the accompanying envelope, which requires no postage if mailed in the United States.

   You are, of course, welcome to attend the special meeting and vote in person, even if you have previously returned your proxy card.

                                          Sincerely yours,

                                          Philip J. Carroll, Jr.
                                          Chairman and Chief Executive Officer
                                           of Fluor Corporation

                                          Don L. Blankenship
                                          Chairman and Chief Executive Officer
                                           of A.T. Massey Coal Company, Inc.

                               FLUOR CORPORATION

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON       , 2000

      , 2000

   A Special Meeting of Shareholders (the "Meeting") of Fluor Corporation will
be held on       , 2000 at 9:00 a.m., local time, at the Fluor Daniel
Engineering Campus, Building C, located at One Fluor Daniel Drive, Aliso Viejo, California.

   The Meeting will be conducted:

     1. To consider and vote upon the following proposal: approval of a special dividend to the holders of the outstanding shares of Fluor Corporation Common Stock of all outstanding shares of capital stock of a "new" Fluor Corporation, a wholly owned subsidiary of Fluor Corporation, ("New Fluor") on a pro rata and corresponding basis, all to be effected in
  accordance with the terms of a Distribution Agreement dated as of       ,
  2000 between Fluor Corporation and New Fluor.

     2. To transact such other business as may properly come before the
  Meeting. Shareholders of record at the close of business on       , 2000
  will be entitled to notice of and to vote at the Meeting.

   Fluor Corporation's Board of Directors unanimously recommends that shareholders vote for the Distribution.

   PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY/VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors

                                          Lawrence N. Fisher
                                          Senior Vice President--Law and
                                           Secretary

                     PROXY STATEMENT/INFORMATION STATEMENT

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
CAUTIONARY STATEMENTS.....................................................   1
QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION..............................   3
SUMMARY...................................................................   5
  New Fluor...............................................................   5
  Massey Energy Company...................................................   5
  The Special Meeting.....................................................   6
  The Proposal............................................................   6
  Special Meeting Record Date.............................................   6
  Vote Required...........................................................   6
  The Distribution........................................................   7
  Effect on Shareholders..................................................   7
  Recommendation of the Board.............................................   7
  Certain Federal Income Tax Consequences.................................   8
  No Appraisal Rights.....................................................   8
  Dividends After the Distribution........................................   8
  Listing of New Fluor and Massey Stock...................................   8
  Risk Factors............................................................   8
FLUOR CORPORATION SUMMARY FINANCIAL DATA..................................   9
MASSEY ENERGY COMPANY SUMMARY FINANCIAL DATA..............................  10
RISK FACTORS..............................................................  11
  Risks Relating to the Distribution......................................  11
  Risks Relating to New Fluor.............................................  12
  Risks Relating to Massey................................................  15
THE SPECIAL MEETING.......................................................  20
  Date, Time and Place of Special Meeting.................................  20
  Matters for Consideration at Special Meeting............................  20
  Special Meeting Record Date.............................................  20
  Vote Required...........................................................  20
  Voting and Revocation of Proxies........................................  20
  Solicitation of Proxies.................................................  21
BACKGROUND AND REASONS FOR THE DISTRIBUTION...............................  22
  Reasons for the Recommendation of the Fluor Corporation Board of
   Directors..............................................................  22
  Review of Financial Advisors............................................  22
THE DISTRIBUTION..........................................................  26
  Introduction............................................................  26
  Form of Transaction.....................................................  26
  Manner of Effecting the Distribution....................................  26
  Federal Income Tax Consequences of the Distribution.....................  27
  Listing and Trading of New Fluor Common Stock and Massey Common Stock...  29
  Financing...............................................................  29
RELATIONSHIP BETWEEN NEW FLUOR AND MASSEY AFTER THE DISTRIBUTION..........  30
  Distribution Agreement..................................................  30
  Tax Sharing Agreement...................................................  31
DIVIDEND POLICIES.........................................................  33
NEW FLUOR CORPORATION CAPITALIZATION......................................  34
FLUOR CORPORATION SELECTED CONSOLIDATED FINANCIAL DATA....................  35

                                                                          Page
                                                                          ----
NEW FLUOR CORPORATION UNAUDITED PRO FORMA FINANCIAL STATEMENTS...........  36
  Unaudited Pro Forma Statement of Earnings..............................  36
  Unaudited Pro Forma Balance Sheet......................................  40
FLUOR CORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS.....................................  41
BUSINESS OF NEW FLUOR....................................................  55
  Overview...............................................................  55
  Industry Overview......................................................  55
  Strategy...............................................................  56
  Competitive Strengths..................................................  57
  Operations.............................................................  58
  Properties.............................................................  61
  Legal Proceedings......................................................  62
MASSEY ENERGY COMPANY CAPITALIZATION.....................................  63
MASSEY ENERGY COMPANY SELECTED COMBINED FINANCIAL DATA...................  64
MASSEY ENERGY COMPANY UNAUDITED PRO FORMA COMBINED FINANCIAL
 INFORMATION.............................................................  65
  Unaudited Pro Forma Combined Statement of Earnings.....................  65
  Unaudited Pro Forma Combined Balance Sheet.............................  67
MASSEY ENERGY COMPANY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS.....................................  68
BUSINESS AND PROPERTIES OF MASSEY........................................  72
  Overview...............................................................  72
  Industry Overview......................................................  72
  Strategy...............................................................  74
  Competitive Strengths..................................................  75
  Coal Reserves..........................................................  77
  Mining Methods.........................................................  78
  Mining Operations......................................................  79
  Other Related Operations...............................................  83
  Marketing and Sales....................................................  84
  Distribution...........................................................  84
  Customers..............................................................  85
  Coal Contracts.........................................................  85
  Competition............................................................  85
  Employees and Labor Relations..........................................  85
  Legal Proceedings......................................................  86
  Regulation.............................................................  87
MANAGEMENT OF NEW FLUOR..................................................  91
  New Fluor Board of Directors...........................................  91
  Committees of the New Fluor Board......................................  92
  Compensation Committee Interlocks and Insider Participation............  94
  Compensation of New Fluor Directors....................................  94
  New Fluor Executive Officers...........................................  95
  Compensation of New Fluor Executive Officers...........................  96
  Treatment of Outstanding Fluor Corporation Stock Awards to New Fluor
   Executive Officers....................................................  99
  Description of New Fluor Stock Plan.................................... 100
  Employment Contracts and Termination of Employment Arrangements for New
   Fluor Executive Officers.............................................. 107
NEW FLUOR CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................. 111

                                                                           Page
                                                                           ----
MANAGEMENT OF MASSEY...................................................... 112
  Massey Board of Directors............................................... 112
  Committees of Massey Board.............................................. 112
  Compensation Committee Interlocks and Insider Participation............. 113
  Compensation of Massey Directors........................................ 113
  Massey Executive Officers............................................... 114
  Compensation of Massey Executive Officers............................... 115
  Change of Control Provisions in Fluor Corporation Stock Plans........... 120
  Treatment of Outstanding Fluor Corporation Stock Awards to Massey
   Executive Officers..................................................... 120
  Employment Contracts and Termination of Employment Arrangements for
   Massey Executive Officers.............................................. 120
MASSEY CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................... 123
SECURITY OWNERSHIP OF NEW FLUOR........................................... 124
SECURITY OWNERSHIP OF MASSEY.............................................. 127
SECURITY OWNERSHIP OF FLUOR CORPORATION................................... 129
DESCRIPTION OF NEW FLUOR CAPITAL STOCK.................................... 132
  General................................................................. 132
  Common Stock............................................................ 132
  Preferred Stock......................................................... 133
  Anti-Takeover Provisions of the New Fluor Charter and Bylaws and
   Delaware Law........................................................... 133
  Transfer Agent and Registrar............................................ 134
INDEMNIFICATION AND LIMITATION OF LIABILITY FOR NEW FLUOR DIRECTORS AND
 OFFICERS................................................................. 135
  Indemnification of Liability for Directors & Officers................... 135
  Limitation of Liability of Directors.................................... 135
SUBMISSION OF SHAREHOLDER PROPOSALS....................................... 137
AVAILABLE INFORMATION..................................................... 137
INDEX TO FINANCIAL STATEMENTS............................................. F-1

APPENDIX A
APPENDIX B

                             CAUTIONARY STATEMENTS

   This Proxy Statement/Information Statement (this "Proxy Statement") contains statements relating to future results of the newly created Fluor Corporation ("New Fluor") and Fluor Corporation, to be renamed Massey Energy Company in connection with the transaction described in this Proxy Statement ("Massey"), including certain projections and business trends, that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements regarding New Fluor's or Massey's expected future financial positions, results of operations, cash flows, dividends, financing plans, business strategies, budgets, projected costs and capital expenditures, competitive positions, growth opportunities for existing services, plans and objectives of management for future operations and markets for stock are forward-looking statements. Moreover, when used in this Proxy Statement with respect to New Fluor or Massey, the words "believe," "anticipate," "hope," "estimate," "project," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Although New Fluor and Massey believe the expectations reflected in the forward-looking statements are based on reasonable assumptions, no assurance can be given that the expectations will prove to have been correct. Any forward-looking statements contained in this Proxy Statement should not be relied upon as predictions of future events. These statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and may be incapable of being realized. Shareholders are hereby notified that such information reflects the opinions of New Fluor's and Massey's management as to the future. Shareholders should use their own judgment as to the significance of this information to their individual decisions.

   With respect to New Fluor, important factors that could cause actual results to differ materially from the expectations reflected in any forward-looking statements in this Proxy Statement include, among other things:

  .  risks relating to cost overruns

  .  project performance problems

  .  uncertainty of future contract awards

  .  uncertainty of timing of project revenues

  .  uncertainties relating to government contracts

  .  regulatory requirements

  .  global economic and political uncertainties

  .  foreign currency fluctuations and

  .  competitive forces

   With respect to Massey, important factors that could cause actual results to differ materially from the expectations reflected in any forward-looking statements in this Proxy Statement include, among other things:

  .  competition in the coal industry

  .  a decline in coal prices

  .  reduced demand for Massey's coal

  .  increased labor costs

  .  workforce disruptions

  .  transportation problems

  .  changes in transportation costs

  .  devaluation of foreign currencies and

  .  regulatory concerns

   For a further discussion of the matters listed above, see the section entitled "Risk Factors" contained in this Proxy Statement.

   Readers are cautioned not to place undue reliance on the forward-looking statements contained in this Proxy Statement, which speak only as of the date hereof. Neither New Fluor nor Massey will update that information except as required by law in the normal course of their respective public disclosure practices.

                               ----------------

   This Proxy Statement is first being mailed to shareholders of Fluor
Corporation on or about       , 2000.

                  QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

Q1: WHAT IS THE DISTRIBUTION?

A: The Distribution is the method by which Fluor Corporation will be separated into two publicly traded companies:

  . Fluor Corporation ("New Fluor"), a leading professional services company offering a diverse range of value-added, knowledge-based services, from traditional engineering, procurement and construction to total asset management

  . Massey Energy Company ("Massey"), a leader in the U.S. coal industry that produces high-quality, low sulfur coal for electric-generation, steel-making and a variety of industrial applications

    Pursuant to the Distribution, Fluor Corporation will distribute to its shareholders in a tax-free dividend one share of New Fluor Common Stock for every share of Fluor Corporation Common Stock held. Immediately after the Distribution, Fluor Corporation's shareholders will still own all of Fluor Corporation's current businesses, but they will own them through their investments in New Fluor and Massey.

Q2: WHAT IS NEW FLUOR?

A: New Fluor is a new company which will continue to operate the non-coal businesses currently at Fluor Corporation, which include a diverse range of value-added, knowledge-based services, from traditional engineering, procurement and construction to total asset management (the "New Fluor Business").

Q3: WHAT IS MASSEY?

A: Massey will be the corporation currently named Fluor Corporation, which will be renamed in connection with the Distribution. Massey will continue to produce high-quality, low sulfur coal for electric-generation, steel-making and a variety of industrial applications (the "Massey Business").

Q4: WHY IS FLUOR CORPORATION SEPARATING ITS BUSINESSES?

A: The management of Fluor Corporation believes that a separation of the New Fluor Business and the Massey Business will allow each business to focus on its respective markets and customers and allow each Business to respond more quickly to its particular changing competitive and economic conditions. A separation will allow management of New Fluor to focus on its core businesses. Moreover, the Massey Business will benefit greatly from management independence and by eliminating the need for approval from non-Massey entities for Massey's significant acquisitions and transactions. A separation will enable Massey to pursue capital investment and expansion opportunities based on the conditions in the coal industry, without unrelated constraints imposed by Fluor Corporation's other businesses.

Q5: WHY IS THIS TRANSACTION STRUCTURED AS A DISTRIBUTION?

A: The Distribution is the most tax-efficient means of separating Fluor Corporation's businesses. Fluor Corporation expects to receive a ruling from the Internal Revenue Service that for federal income tax purposes the Distribution of the shares of New Fluor Common Stock to Fluor Corporation shareholders will be tax-free to Fluor Corporation and its shareholders.

Q6: WHAT WILL FLUOR CORPORATION SHAREHOLDERS RECEIVE IN THE DISTRIBUTION?

A: In the Distribution, Fluor Corporation shareholders will receive one share of New Fluor Common Stock for every share of Fluor Corporation Common Stock they own. Immediately after the Distribution, Fluor

    Corporation's shareholders will still own their shares of Fluor Corporation Common Stock and the same shareholders will still own all of Fluor Corporation's businesses, but they will own them as two separate investments rather than as a single investment.

    Fluor Corporation intends to distribute the shares of New Fluor Common Stock by book entry. Instead of physical stock certificates, each New Fluor shareholder will receive a statement of his or her book entry account for the shares distributed to the shareholder. A shareholder may request physical stock certificates if desired. Instructions for making that request will be furnished with each shareholder's account statement.

Q7: WHAT WILL HAPPEN TO THE "OLD" FLUOR CORPORATION SHARE CERTIFICATES?

A: After the Distribution, the certificates representing the "old" Fluor Corporation Common Stock will represent a shareholder's interest in the Massey business.

Q8: WHAT DOES A FLUOR CORPORATION SHAREHOLDER NEED TO DO NOW?

A: Each Fluor Corporation shareholder, after reviewing this Proxy Statement, should indicate on the proxy card how he or she would like to vote and sign and mail it in the enclosed return envelope as soon as possible so that the shares will be represented at the Special Meeting. If a proxy card is signed and returned without an indication of how the shareholder would like to vote, the proxy will be counted as a vote in favor of the Distribution.

    THE BOARD OF DIRECTORS OF FLUOR CORPORATION UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE DISTRIBUTION.

    The Special Meeting will take place on       , 2000. Each Fluor Corporation
    shareholder may attend the Special Meeting and vote his or her shares in person rather than signing and returning a proxy card. In addition, a proxy can be revoked at any time up to and including the date of the Special
    Meeting by following the directions on page   .

Q9: WHERE CAN FLUOR CORPORATION SHAREHOLDERS GET MORE INFORMATION?

A:  Fluor Corporation shareholders with additional questions related to the
    Distribution should contact       , the Transfer Agent for the
    Distribution, at       ,      ,              , telephone number: (   )   -
          . Questions may also be directed to Investor Relations at Fluor Corporation at One Enterprise Drive, Aliso Viejo, California 92656, telephone number: (949) 349-2000. Information regarding the Distribution is also available at Fluor Corporation's web site located at www.fluor.com.

                                    SUMMARY

   This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the legal terms of the Distribution, you should read this entire document carefully, as well as the additional documents referred to in this summary and elsewhere. In this Proxy Statement, "Fluor Corporation" refers to Fluor Corporation on or prior to the Distribution Date, "New Fluor" refers to the newly created entity named Fluor Corporation whose shares are being distributed to shareholders in the Distribution, and "Massey" refers to A.T. Massey Coal Company, Inc., a subsidiary of Fluor Corporation prior to the Distribution, and to Fluor Corporation following the Distribution Date, which will change its name to Massey Energy Company.

                                   New Fluor

   New Fluor is a leading professional services company offering a diverse range of value-added, knowledge-based services, from traditional engineering, procurement and construction to total asset management. New Fluor will continue to provide these services to its customers globally through four strategic business enterprises:

  . Fluor Daniel(SM) provides design, engineering, procurement and construction services on a worldwide basis to an extensive range of infrastructure, industrial, commercial, utility, natural resource, chemical and energy clients.

  . Fluor Global Services(SM) provides outsourcing of maintenance services and asset operations, design and build-out services in the telecommunications market, equipment rental and sales, services to the U.S. government and temporary staffing for client projects and other staffing needs.

  . Fluor Constructors International, Inc. provides unionized construction management services to a wide variety of industrial businesses worldwide.

  . Fluor Signature Services(SM) provides business support services including information technology, real estate, safety consulting, transactional accounting and human resource support for New Fluor and potentially for outside clients.

   The wide range of services provided by New Fluor strategically positions and differentiates it as a full-service provider of exceptional industry expertise and technical knowledge. New Fluor provides these services through a global network of offices in more than 25 countries on 6 continents.

   In recent years, New Fluor has substantially restructured its business operations to lower its cost structure and sharpen its selling and marketing focus. New Fluor's business strategy is to build on its excellent reputation among global customers for project management capability and other professional services while maintaining its strong financial condition and operating flexibility.

                             Massey Energy Company

   Massey is the leading coal producer in the Central Appalachian area of the United States, a region containing substantial reserves of premium metallurgical coal demanded by steel manufacturers as well as low sulfur, high Btu coal desired by electricity providers. Over a number of years, Massey and its parent, Fluor Corporation, have consistently made substantial investments in the operating infrastructure to develop the 18 state-of-the-art mining complexes currently operated by Massey.

   Massey has a highly capable management team with a long and proven track record in the coal industry. This team has consistently achieved high levels of productivity while also achieving one of the best safety records in the industry. The Massey accident rate (non-fatal days lost) is less than one-half the coal industry average.

   Massey believes that its strategic location and consistent performance have led to a strong and diverse customer base. Its competitive position is enhanced by its strategic access to customers--via rail, rivers, the Great Lakes shipping routes and coastal shipping terminals for export--providing Massey the flexibility to supply different types of coal to meet the varying demands of its customers.

   Massey plans to maintain its disciplined growth strategy that has resulted in a threefold increase in coal reserves and a doubling of production over the past ten years. This strategy involves selectivity in acquiring new properties and efficiency in integrating acquired properties into existing infrastructure. Massey also intends to maintain its historically strong financial condition relative to its competitors.

                              The Special Meeting

   We will hold the special meeting on       , 2000 at 9:00 a.m., local time,
at the Fluor Daniel Engineering Campus, Building C, located at One Fluor Daniel Drive, Aliso Viejo, California.

                                  The Proposal

   At the Special Meeting, the shareholders of Fluor Corporation will vote on the following proposal:

  . To approve a special dividend (the "Distribution") to the holders of the outstanding shares of Fluor Corporation Common Stock of all outstanding shares of capital stock of New Fluor in accordance with the terms of a
     Distribution Agreement dated as of       , 2000 between New Fluor and
     Massey (the "Distribution Agreement").

                          Special Meeting Record Date

   The board of directors of Fluor Corporation has fixed the close of business
on       , 2000 as the record date (the "Special Meeting Record Date") for the determination of the holders of Fluor Corporation Common Stock entitled to receive notice of and to vote at the Special Meeting.

                                 Vote Required

   Each holder of record of Fluor Corporation Common Stock as of the Special Meeting Record Date is entitled to one vote for each share held. Approval of the Distribution requires the affirmative vote of the majority of the shares of Fluor Corporation Common Stock present in person or represented by proxy at the Special Meeting.

   As of       , 2000, there were       shares of Fluor Corporation Common
Stock outstanding and entitled to vote at the Special Meeting.

   For additional information relating to the Special Meeting, see the information set forth under the heading "The Special Meeting" in this Proxy Statement.

                                The Distribution

   The Distribution is the method by which Fluor Corporation will be separated into two publicly traded companies, New Fluor and Massey. In the Distribution, Fluor Corporation will distribute to its shareholders shares of New Fluor Common Stock, which will represent a continuing interest in Fluor Corporation's businesses other than the coal business and related operations conducted by Massey. After the Distribution, Fluor Corporation's only business will be the coal business and other related operations conducted by Massey, and the shares of Fluor Corporation Common Stock held by Fluor Corporation shareholders will represent a continuing interest only in that business. In connection with the Distribution, Fluor Corporation will change its name to "Massey Energy Company."

   You should note that notwithstanding the legal form of the Distribution described above whereby Fluor Corporation will spin off New Fluor, because of the relative significance of the New Fluor operations to Fluor Corporation, New Fluor will be treated as the "accounting successor" to Fluor Corporation for financial reporting purposes. Therefore, the historical financial information for New Fluor included in this Proxy Statement is that of Fluor Corporation and does not reflect the separation of New Fluor's business from Massey's business that will occur through the Distribution.

   The historical financial information for Massey has been prepared on a stand-alone basis as described in Note 1 to the financial statements of Massey included elsewhere in this Proxy Statement. Massey's historical financial information includes allocations of certain Fluor Corporation corporate assets, liabilities and expenses.

                             Effect on Shareholders

   Upon the Distribution, each Fluor Corporation shareholder will retain his or her shares of Fluor Corporation Common Stock and, for each share of Fluor Corporation Common Stock held by the shareholder on the Distribution Record Date (as defined below), will be entitled to receive one share of New Fluor Common Stock.

   We currently intend to use a book-entry system to distribute shares of New Fluor Common Stock. In a book-entry system, ownership of stock is recorded in the records maintained by New Fluor's transfer agent, but physical certificates are not issued unless the shareholder requests a physical certificate. Following the Distribution, each shareholder of record on the Distribution Record Date will receive a statement of the shares of New Fluor Common Stock credited to the shareholder's account, which will include instructions for requesting a physical certificate if desired.

   Following the Distribution, the certificates representing the "old" Fluor Corporation Common Stock will represent such shareholders' interests in the Massey business.

                          Recommendation of the Board

   The board of directors of Fluor Corporation believes that the Distribution will enhance shareholder value by allowing New Fluor and Massey to focus on their separate businesses and maximize their opportunities for growth. For a discussion of the factors considered by the board of directors in reaching its decision with respect to the Distribution, see "Background and Reasons for the Distribution--Reasons for the Recommendation of the Fluor Corporation Board of Directors."

   The board of directors unanimously recommends that shareholders vote in favor of the Distribution.

                    Certain Federal Income Tax Consequences

   Fluor Corporation has applied to the Internal Revenue Service for a ruling that the Distribution will be tax free to Fluor Corporation and its shareholders for U.S. federal income tax purposes. Fluor Corporation shareholders will apportion their tax basis in Fluor Corporation Common Stock held immediately before the Distribution among the Fluor Corporation Common Stock (which will represent shares of Massey after the Distribution) and the New Fluor Common Stock received in the Distribution based on the relative fair market values of the stock.

                              No Appraisal Rights

   Under Delaware law, Fluor Corporation shareholders have no right of appraisal of the value of their shares in connection with the Distribution.

                        Dividends After the Distribution

   Following the Distribution and in accordance with its past policies, New Fluor intends to pay an overall annual cash dividend equal to approximately 30 percent to 35 percent of New Fluor's long-term operating performance expectations. The declaration of dividends by Massey will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects. The payment and level of cash dividends by New Fluor and Massey will be subject to the discretion of their respective boards of directors.

                     Listing of New Fluor and Massey Stock

   The shares of New Fluor Common Stock to be issued in the Distribution are expected to be listed on the New York Stock Exchange under the symbol "FLR." There is currently no public trading market for these shares.

   Massey's common stock (i.e. the "old" Fluor Corporation Common Stock) will continue to trade on the New York Stock Exchange, but the symbol under which it trades will change from "FLR" to "MEE." However, because of the significant changes that will take place at Fluor Corporation as a result of the Distribution, the trading market for Massey's common stock may be significantly different from that for Fluor Corporation Common Stock prior to the Distribution.

                                  Risk Factors

   Shareholders should carefully evaluate the matters set forth under the section entitled "Risk Factors," in addition to the other matters described in this Proxy Statement, when deciding whether to approve the Distribution.

                               FLUOR CORPORATION

                             SUMMARY FINANCIAL DATA

   The following table summarizes certain financial data of Fluor Corporation as of and for the periods indicated. The information set forth below should be read in conjunction with, and is qualified in its entirety by, the information under "Fluor Corporation Selected Consolidated Financial Data," "Fluor Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations," "New Fluor Corporation Unaudited Consolidated Pro Forma Financial Statements" and Fluor Corporation's Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement.

                          For the Year Ended              For the Year Ended
                              October 31,                     October 31,          Nine Months Ended July 31, (unaudited)
                     ------------------------------- ----------------------------- -------------------------------------------
                              Historical                Unaudited Pro Forma (1)    Historical    Historical     Pro Forma (1)
                     ------------------------------- ----------------------------- ------------  ------------   -------------
                       1997       1998     1999 (2)    1997      1998      1999     1999 (2)      2000 (2)           2000
                     ---------  ---------  --------- --------- --------- --------- ------------  ------------   --------------
CONSOLIDATED
 STATEMENT OF
 EARNINGS DATA
 (in millions):
 Revenues........    $14,298.5  $13,504.8  $12,417.4 $13,220.6 $12,383.7 $11,341.3  $    9,544.8  $    8,458.9    $    7,666.4
 Net earnings....        146.2      235.3      104.2      49.3     132.2      23.7          28.3         136.6            77.8
EARNINGS PER
 SHARE
 Basic...........    $    1.76  $    2.99  $    1.38 $    0.61 $    1.72 $    0.32  $       0.38  $       1.81    $       1.06
 Diluted.........         1.75       2.97       1.37      0.60      1.71      0.32          0.37          1.79            1.06
Shares used in
 calculating
 earnings per
 share
 (in thousands):
 Basic...........       83,091     78,801     75,228    81,241    76,951    73,378        75,158        75,340          73,490
 Diluted.........       83,478     79,135     75,929    81,618    77,175    73,478        75,884        76,345          73,555

                      As of October 31,
                     --------------------
                         Historical                                                                 As of July 31, 2000
                     --------------------                                                        -----------------------------
                       1998       1999                                                           Historical     Pro Forma (1)
                     ---------  ---------                                                        ------------   --------------
                                                                                                        (unaudited)
CONSOLIDATED
 BALANCE SHEET DATA
 (in millions):
 Working capital
  (deficit)......    $  (218.4) $  (294.1)                                                        $     (271.6)   $     (285.8)
 Total assets....      5,019.2    4,886.1                                                              4,876.6         2,878.3
 Total debt......        731.0      565.5                                                                743.1           337.6
 Shareholders'
  equity.........      1,525.6    1,581.4                                                              1,645.9           692.3

-------
(1) See "New Fluor Corporation (Accounting Successor to Fluor Corporation) Unaudited Pro Forma Financial Statements."

(2) In March 1999, Fluor Corporation announced a new strategic direction, including a reorganization of the operating units and administrative functions of its engineering and construction segment. In connection with this reorganization Fluor Corporation recorded a pre-tax charge of $136.5 million to cover direct and other reorganization related costs. In October 1999 and April 2000, Fluor Corporation reversed into earnings $19.3 million and $17.9 million, respectively, due to changes in Fluor Corporation's reorganization plans.

                             MASSEY ENERGY COMPANY

                             SUMMARY FINANCIAL DATA

   The following table summarizes certain financial data for Massey for the periods indicated:

  . on a historical basis as Massey has operated as a subsidiary of Fluor Corporation, combined with the operations of Appalachian Synfuel, LLC, another subsidiary of Fluor Corporation, ownership of which will transfer to Massey in connection with the Distribution.

  . on a pro forma basis as if the transaction had occurred on July 31, 2000 for the unaudited combined pro forma balance sheet data and as of November 1 of the respective periods for unaudited combined pro forma statement of earnings data.

   The information set forth below should be read in conjunction with, and is qualified in its entirety by, the information under "Massey Energy Company Capitalization," "Massey Energy Company Selected Combined Financial Data," "Massey Energy Company Unaudited Pro Forma Combined Financial Information," "Massey Energy Company Management's Discussion and Analysis of Financial Condition and Results of Operations" and Massey Energy Company Combined Financial Statements and Notes thereto included elsewhere in this Proxy Statement.

                                                                       Nine Months Ended July 31,
                                   Year Ended October 31,                      (unaudited)
                          ---------------------------------------- -----------------------------------
                                  Historical         Pro Forma (1) Historical Historical Pro Forma (1)
                          -------------------------- ------------- ---------- ---------- -------------
                            1997     1998     1999       1999         1999       2000        2000
                          -------- -------- -------- ------------- ---------- ---------- -------------
                                                      (unaudited)
COMBINED STATEMENT OF
 EARNINGS DATA (in
 millions):
 Total revenue..........  $1,109.8 $1,154.0 $1,114.5   $1,114.5     $ 821.6    $ 844.1      $ 844.1
 Net earnings...........     119.0    128.3    103.4       74.3        74.5       77.1         53.5
UNAUDITED PRO FORMA
 EARNINGS PER SHARE (2):
 Basic..................  $   1.61 $   1.74 $   1.40   $   1.01     $  1.01    $  1.04      $  0.72
 Diluted................      1.61     1.74     1.40       1.01        1.01       1.04         0.72
SHARES USED IN
 CALCULATING UNAUDITED
 PRO FORMA EARNINGS PER
 SHARE (in thousands)
 (2):
 Basic..................    73,819   73,819   73,819     73,819      73,819     73,819       73,819
 Diluted................    73,829   73,826   73,826     73,826      73,825     73,820       73,820
OTHER DATA (in
 millions):
 EBITDA (3).............  $  286.1 $  320.6 $  306.9   $  306.9     $ 224.2    $ 221.7      $ 221.7

                                      As of October 31,   As of July 31, 2000
                                      ----------------- ------------------------
                                         Historical     Historical Pro Forma (1)
                                      ----------------- ---------- -------------
                                        1998     1999         (unaudited)
                                      -------- --------
COMBINED BALANCE SHEET DATA (in
 millions):
 Working capital (deficit)..........  $    4.0 $   43.9  $  128.3    $ (114.9)
 Total assets.......................   1,836.9  1,980.0   2,086.7     2,088.9
 Total debt.........................       --       --        --        530.0
 Shareholder's equity...............   1,181.2  1,277.4   1,391.1       854.6

-------
(1) See "Massey Energy Company Unaudited Pro Forma Combined Financial Information."
(2) Shares used to calculate basic pro forma earnings per share is based on the number of shares expected to be outstanding at the date of the Distribution (assumed to be equal to the 75,669,076 shares of Fluor Corporation common stock outstanding on July 31, 2000 less 1.85 million shares of common stock expected to be acquired upon the settlement of its forward purchase contract). Shares used to calculate diluted earnings per share is based on the number of shares expected to be issued in the Distribution and the dilutive effect of stock options and other stock-based instruments of Fluor Corporation, held by Massey employees, that will be converted to equivalent instruments in Massey Energy Company.
(3) EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's operating performance before debt expense and its cash flow. EBITDA does not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

                                  RISK FACTORS

   Shareholders should consider the following factors, as well as the other information set forth in this Proxy Statement, before voting on the Distribution.

Risks Relating to the Distribution

 Neither Massey nor New Fluor has a recent operating history as a separate company.

   Following the Distribution, New Fluor will own and operate all of Fluor Corporation's businesses other than the coal business and related businesses operated by Massey prior to the Distribution, which will be operated by Massey. Neither of these companies has a recent operating history as a separate company, and each has historically been able to rely on the earnings, assets and cash flow of the other.

 Following the Distribution, Massey will be substantially leveraged.

   On a historical basis, Massey was not allocated any of Fluor Corporation's debt. At the time of the Distribution, Massey expects to have approximately $530 million in indebtedness. Following the Distribution, Massey will be substantially more leveraged on a relative basis than Fluor Corporation was prior to the Distribution, and New Fluor will have significantly less debt than Fluor Corporation had prior to the Distribution. Assuming the Distribution had occurred on July 31, 2000, on a pro forma basis Massey would have had total long-term debt of $300 million and a shareholders' equity of $854.6 million and New Fluor would have had total long-term debt of $17.6 million and total shareholder's equity of $692.3 million. On a pro forma basis, Massey's annual interest expense would have been $37.8 million in fiscal 1999 had the Distribution occurred on November 1, 1998. See "Massey Energy Company Unaudited Pro Forma Combined Financial Information" and Massey's Combined Financial Statements and Notes thereto included in this Proxy Statement.

 There may be substantial changes in Massey's shareholder base.

   Many investors holding Fluor Corporation Common Stock may hold that stock because of a decision to invest in a company in the professional services industry. Following the Distribution, the shares of Fluor Corporation Common Stock held by those investors will represent an investment in an energy company. This may not be aligned with a holder's investment strategy, causing the investor to sell the shares. As a result, Massey may experience a dislocation of shareholders as shares of its stock are transferred to shareholders seeking an investment in the energy industry.

 There has been no prior trading market for the New Fluor Common Stock.

   There is not currently a public market for the New Fluor Common Stock, and there can be no assurance as to the prices the stock will trade at following the Distribution. Until the New Fluor Common Stock is fully distributed and an orderly trading market develops, the price at which the stock trades may fluctuate significantly. The marketplace will determine the prices for the New Fluor Common Stock based on many factors including the depth and liquidity of the market for the stock, developments affecting New Fluor's business and general economic and market conditions. New Fluor intends to file an application to list the New Fluor Common Stock on the New York Stock Exchange under the symbol "FLR."

 Holders of Massey Common Stock may experience price fluctuations following the Distribution.

   Massey Common Stock (i.e., the "old" Fluor Corporation Common Stock) will continue to trade on the New York Stock Exchange after the Distribution, but the symbol under which it trades will change from "FLR" to "MEE". However, because of the significant changes that will take place as a result of the Distribution, the trading market for Massey Common Stock after the Distribution may be significantly different from that for Fluor Corporation Common Stock prior to the Distribution. The market may view Massey as a

"new" company after the Distribution, and it may not be the subject of significant research analyst coverage. There can be no assurance as to the prices at which Massey Common Stock will trade before, on or after the Distribution Date and, until an orderly market develops in the Massey Common Stock, the price at which it trades may fluctuate significantly. Prices for Massey Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for Massey Common Stock, developments affecting the Massey Business and general economic and market conditions.

 There are tax risks relating to the Distribution.

   Fluor Corporation has applied to the Internal Revenue Service (the "IRS") for a ruling that the Distribution will qualify as a tax-free spin-off under
Section 355 of the Internal Revenue Code of 1986, as amended (the "Code").

   The IRS ruling, if issued, will be based on certain representations that have been made by Fluor Corporation. The ruling may not be relied upon if those representations are incorrect or incomplete in a material respect. Fluor Corporation is not aware of any facts or circumstances that would cause those representations to be incorrect or incomplete in a material respect.

   If the Distribution were not to qualify under Section 355 of the Code, then, in general, a corporate tax (which would be very substantial) would be payable by the consolidated group of which Fluor Corporation is the parent. This corporate tax would be based on the excess of the fair market value of the New Fluor stock at the time of the Distribution over Fluor Corporation's tax basis for such stock. The corporate tax, if incurred, would have a material adverse effect on the financial position, operations and cash flow of New Fluor and/or Massey, depending upon which corporation or corporations bear the burden of the tax.

   In addition, if the Distribution failed to qualify for tax-free treatment for the shareholders, each Fluor Corporation shareholder who receives the New Fluor stock in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of the New Fluor stock received. That distribution would be taxable as a dividend to the extent of Fluor Corporation's current and accumulated earnings and profits.

   Even if the Distribution otherwise qualifies for tax-free treatment under
Section 355 of the Code, the distribution may become taxable to Fluor Corporation pursuant to Section 355(e) of the Code if 50% or more of the stock of New Fluor or Massey (the renamed Fluor Corporation) is acquired, directly or indirectly, as part of a plan or series of related transactions that include the Distribution. For this purpose, acquisitions (including acquisitions which are neither planned nor accepted or recommended by the management of the company whose stock is acquired) of New Fluor's stock or Massey's stock within two years before or after the Distribution are presumed to be part of such a plan, although New Fluor or Massey may be able to rebut that presumption. If such an acquisition of New Fluor's stock or Massey's stock triggers the application of Section 355(e), Fluor Corporation would recognize taxable gain to the extent that the fair market value of New Fluor's stock at the time of the Distribution exceeds Fluor Corporation's tax basis for such stock. But the Distribution in such circumstances should generally remain tax-free to Fluor Corporation's shareholders. Under the Tax Sharing Agreement between New Fluor and Massey, Massey would be responsible for payment of the tax liability resulting from an acquisition of Massey's stock, and New Fluor would be required to reimburse Massey for the payment of any tax liability resulting from an acquisition of New Fluor's stock. Such tax liability would be substantial, and there is no assurance that New Fluor or Massey would be able to satisfy its obligation under the Tax Sharing Agreement. See "The Distribution--Federal Income Tax Consequences of the Distribution."

Risks Relating to New Fluor

 Some of New Fluor's contracts create significant cost overrun risks.

   New Fluor conducts its business under various types of contractual arrangements. In terms of dollar amount, the majority of contracts are of the cost-reimbursable type where the risk of cost increases belongs to the client. However, a significant percentage of New Fluor's contracts are guaranteed maximum, lump sum or unit priced contracts, where New Fluor bears all or a significant portion of the risk for cost overruns. Contract prices are established in part on estimates which are subject to a number of assumptions, such as assumptions regarding future economic conditions, price and availability of labor, equipment and materials and other exigencies which may affect project schedule or cost. If these estimates prove inaccurate, or circumstances change, cost overruns may occur. New Fluor's results of operations and financial condition could be materially adversely affected by cost overruns.

 Project performance problems could result in additional costs.

   In certain instances, New Fluor guarantees to a customer that it will complete a project by a scheduled date or that the facility will achieve certain performance standards. If the project or facility subsequently fails to meet the schedule or performance standards, New Fluor could incur additional costs. Depending on the nature of the project performance problem, New Fluor may not be able to recover the additional costs incurred, which could exceed revenues realized from a project. Therefore, if New Fluor experiences a project performance problem, its results of operations and financial condition could be materially adversely affected.

 The receipt of future contract awards is uncertain.

   Estimates of future performance depend on, among other matters, New Fluor's estimates as to whether and when it will receive certain new contract awards. While these estimates are based upon good faith judgment, these estimates can be unreliable and may frequently change based on new facts as they become available. In the case of large-scale domestic and international projects where timing is often uncertain, it is particularly difficult to predict whether and when New Fluor will receive a contract award. The uncertainty of contract award timing can present difficulties in matching workforce size with contract needs. In some cases, New Fluor maintains and bears the cost of a ready workforce that is larger than called for under existing contracts in anticipation of future workforce needs under expected contract awards. If an expected contract award is delayed or not received, New Fluor would incur costs that could have a material adverse effect on its results of operations and financial condition.

 Timing of receipt of project revenues is uncertain.

   A number of factors outside of New Fluor's control can affect the time at which it receives revenue from engineering and construction projects. Depending upon external conditions, a client may either cancel a project, put it on hold or extend the schedule. Also, future economic conditions, price and availability of labor, equipment and materials, applicable law, weather delays, civil unrest or labor disruptions may impact the realization of revenues. If revenue that the Company expects to receive from a project is either delayed or not received, New Fluor's results of operations and financial condition could be materially adversely affected.

 Government contracts expose New Fluor to uncertainties.

   A number of New Fluor's contracts are government contracts. Typically, government contracts are subject to various restrictions and uncertainties such as oversight audits by government representatives and profit and cost controls. In some cases, government contracts are exposed to the uncertainties associated with Congressional funding. In addition, government contracts are subject to specific procurement regulations and a variety of other socio-economic requirements. New Fluor must comply with these government regulations and requirements, as well as various statutes related to employment practices, environmental protection, recordkeeping and accounting. Its failure to comply with any of these regulations, requirements and statutes could lead to suspension from government contracting or subcontracting for a period of time. If one of New Fluor's government contracts was terminated for any reason, or if New Fluor was suspended from government contract work, its results of operations and financial condition could be materially adversely affected.

 The amount of backlog is not indicative of future earnings.

   The dollar amount of New Fluor's backlog is not necessarily indicative of future earnings. Cancellations or scope adjustments may occur with respect to contracts reflected in New Fluor's backlog. If New Fluor experiences significant cancellations or scope adjustments in backlog contracts, its results of operations and financial condition could be materially adversely affected.

 Future environmental, safety and health requirements could affect New Fluor's financial condition.

   It is impossible to reliably predict the full nature and impact of future judicial, legislative or regulatory developments relating to the environmental protection, safety and health requirements applicable to New Fluor's operations. The requirements to be met, as well as the technology and length of time available to meet those requirements, continue to develop and change. To the extent that the costs associated with meeting those requirements are substantial, there could be a material adverse effect on New Fluor's results of operations and financial condition.

 Global economic and political conditions create uncertainties.

   New Fluor's businesses are subject to fluctuations in demand and to changing economic and political conditions, not only domestically, but internationally, which are beyond New Fluor's control. In particular, the engineering and construction businesses are global and are affected by market conditions outside of the United States. These businesses are often subject to, among other matters, foreign government policies and regulations, embargoes, U.S. government policies and international hostilities. Although New Fluor tries to reduce exposure to uncertain international market conditions, it is unable to completely predict or control the amount and mix of business and sales. To the extent that international businesses are affected by unexpected international market conditions, New Fluor's results of operations and financial condition could be materially adversely affected.

 Foreign currency fluctuations could adversely affect New Fluor's operating results.

   Because New Fluor's functional currency is the U.S. dollar, non-U.S. operations sometimes face the additional risk of fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. New Fluor attempts to limit its exposure to foreign currency fluctuations in contracts by requiring client payments in U.S. dollars or other currencies that correspond to the currency in which project costs are incurred. Changes in the value of foreign currencies could materially adversely affect New Fluor's results of operations and financial condition.

 Intense competition poses challenges to profitability.

   New Fluor serves markets that are highly competitive and in which a large number of multinational companies compete. In particular, the engineering and construction business is highly competitive and requires substantial resources and capital investment in equipment, technology and skilled personnel. Competition also impacts contract prices and profit margins. New Fluor expects intense competition to continue in this market, presenting New Fluor with significant challenges in its ability to maintain strong growth rates and acceptable profit margins. If New Fluor is unable to meet these competitive challenges, there could be a material adverse effect on the Company's results of operations and financial condition.

 Competition and other factors in AMECO's equipment rental business could impact New Fluor's operating results.

   AMECO, one of the subsidiaries in the Fluor Global Services strategic business enterprise, derives its revenues from equipment rental and sales. This industry is highly fragmented, competitive and is rapidly consolidating. Many of AMECO's competitors are more geographically diverse and have greater name recognition than AMECO. There can be no assurance that AMECO will not encounter increased competition from existing competitors or new market entrants that will be significantly larger or have greater marketing and other resources than AMECO. In addition, to the extent existing or future competitors seek to gain or retain market share by reducing prices, AMECO may be required to lower its prices and rates, thereby adversely affecting operating results. New Fluor's results of operations and financial condition could be materially adversely effected by such events.

Risks Relating to Massey

 Coal markets are highly competitive and affected by factors beyond Massey's control.

   Massey competes with coal producers in various regions of the United States for domestic sales and with both domestic and overseas producers for sales to international markets. Continued demand for Massey's coal and the prices that it will be able to obtain primarily will depend upon coal consumption patterns of the domestic electric utility industry and the domestic steel industry. Consumption by the domestic utility industry is affected by the demand for electricity, environmental and other governmental regulations, technological developments and the price of competing coal and alternative fuel supplies including nuclear, natural gas, oil and renewable energy sources, including hydroelectric power. Consumption by the domestic steel industry is primarily affected by the demand for U.S. steel. Massey's sales of metallurgical coal are dependent on the continued financial viability of domestic steel companies and their ability to compete with steel producers abroad. Reduced demand for Massey's coal could have a material adverse effect on Massey's business, financial condition and results of operations.

 A significant decline in coal prices could adversely affect Massey's operating results and cash flows.

   Massey's results of operations are highly dependent upon the prices it receives for its coal and its ability to improve productivity and reduce costs. Recent demand for coal has decreased because of the warm winters in the northeastern United States in 1998 and 1999. Prices for export coal also have declined because foreign currency fluctuations compared to the U.S. dollar have increased competitive pressures. This has caused pricing pressures within the coal industry and requires Massey to increase productivity and decrease costs in order to maintain its margins. If Massey is not able to do so, its operating results could be adversely affected. Price declines may adversely affect operating results for future periods and Massey's ability to generate cash flows necessary to improve productivity and expand operations. A decline in coal prices could have a material adverse effect on Massey's business, financial condition and results of operations.

 Massey depends on continued demand from its customers.

   Massey depends on the continued demand for coal by domestic utilities and domestic steel manufacturers in order to maintain its volume of sales. Reduced demand from Massey's largest customers could have an adverse impact on Massey's ability to achieve its projected revenues. When Massey's contracts with its customers reach expiration, there can be no assurance that the customers either will extend or enter into new long-term contracts or, in the absence of long-term contracts, that they will continue to purchase the same amount of coal as they have in the past or on terms, including pricing terms, as favorable as under existing agreements. The loss of customers or changes in the amounts of coal that they purchase from Massey or the terms on which they buy could have a material adverse effect on Massey's business, financial condition and results of operations.

 Union represented labor creates an increased risk of work stoppages and higher labor costs.

   Eight of Massey's coal processing plants and one of its smaller surface mines have a workforce that is represented by the United Mine Workers of America. In fiscal 1999, these eight processing plants handled approximately 25% of Massey's coal production. There may be an increased risk of strikes and other related work actions, in addition to higher labor costs, associated with these operations. At July 31, 2000 less than 5% of Massey's total workforce was represented by a union. The United Mine Workers of America has filed a petition for an election to represent the hourly workforce at Performance Coal Company's Upper Big Branch mine. Massey has also experienced other union organizing campaigns at some of its open shop facilities within the past five years. If some or all of Massey's current open shop operations were to become union represented, Massey could incur additional risk of work stoppages and higher labor costs. Increased labor costs or work stoppages could have a material adverse effect on Massey's business, financial condition and results of operations.

 Recent cost reduction initiatives could have an adverse effect on Massey's workforce.

   In 1999, Massey focused on cost reductions in order to maintain its profitability in the face of dropping coal prices. Massey began with negotiated price reductions from its vendors and then turned to internal cost savings initiatives. These initiatives included reduced salaries and wages, lowered bonuses and reduced benefits coverage. As a result of these efforts, Massey has experienced somewhat increased employee turnover. There can be no assurance that this trend will not continue in the near future. In addition, there may be an increased risk of labor disruption or union organizing efforts. These disruptions or activities could have a material adverse effect on Massey's business, financial condition and results of operations.

 Transportation disruptions could impair Massey's ability to sell coal.

   Massey's transportation providers are important in order to provide access to markets. Massey's major rail transportation providers, CSX Transportation, Inc. and Norfolk Southern Corporation, have experienced some operational difficulties in the past year due to the integration by each of a portion of Conrail's operations. In mid-1999, these providers' delays in service caused Massey to miss some of its shipments. There has been recent improvement by these carriers; however, Massey cannot be assured that these transportation providers will not face continued difficulties. Disruption of transportation services because of such problems or from weather-related problems, strikes, lockouts or other events could temporarily impair Massey's ability to supply coal to customers and could have a material adverse effect on its business, financial condition and results of operations.

 Fluctuations in transportation costs could affect the demand for Massey's coal.

   Transportation costs represent a significant portion of the delivered cost of coal and, as a result, the cost of delivery is a critical factor in a customer's purchasing decision. Increases in transportation costs could make coal a less competitive source of energy. Such increases could have a material adverse effect on Massey's ability to compete with other energy sources and on its business, financial condition and results of operations. On the other hand, significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country. For instance, coal mines in the western United States could become an attractive source of coal to consumers in the eastern part of the country if the costs of transporting coal from the west were significantly reduced. This increased competition could have a material adverse effect on Massey's business, financial condition and results of operations.

 Foreign currency fluctuations could adversely affect the competitiveness of Massey's coal abroad.

   Massey relies on customers in other countries for a portion of its sales, with shipments to countries in Europe, North America, South America and Asia. Massey competes in these international markets against coal produced in other countries. Coal is sold internationally in U.S. dollars. As a result, mining costs in competing producing countries may be reduced in U.S. dollar terms based on currency exchange rates, providing an advantage to foreign coal producers. Currency fluctuations in producing countries could adversely affect the competitiveness of U.S. coal in international markets and could have a material adverse effect on Massey's business, financial condition and results of operations.

 Coal mining is subject to inherent risks that are beyond Massey's control.

   Massey's operations are subject to certain events and conditions that are outside of its control which could disrupt operations, including fires and explosions from methane, natural disasters, equipment failures and maintenance problems, flooding, changes in geologic conditions, failure of reserve estimates to prove correct and inability to acquire mining rights or permits. Massey maintains business interruption insurance and property and general liability insurance policies that provide limited coverage for some, but not all, of these risks. Even where insurance coverage applies, there can be no assurance that these risks would be fully covered by Massey's insurance policies. Any disruption of Massey's operations could have a material adverse effect on Massey's business, financial condition and results of operations.

 Government regulations increase Massey's costs and may discourage customers from buying Massey's coal.

   Numerous governmental permits and approvals are required for coal mining operations. Massey may be required to prepare and present to federal, state and local authorities more extensive data describing the effect or impact that any proposed mining operations may have upon the environment. For example, the West Virginia Division of Environmental Protection is involved in litigation regarding its alleged failure to consider the hydrologic effects of mining operations in issuing mining permits. This suit could lead to additional requirements that Massey and other mining companies assess potential hydrologic risks. These and any other increased requirements may be costly and time-consuming and may delay commencement or continuation of mining operations.

   New legislation and new regulations may be adopted which could materially adversely affect Massey's mining operations, cost structure or its customers' ability to use coal. New legislation and new regulations may also require Massey or its customers to change operations significantly or incur increased costs. The U.S. Environmental Protection Agency (the "EPA") has undertaken broad initiatives aimed at increasing compliance with emissions standards and to provide incentives to customers for decreasing emissions, often by switching to an alternative fuel source. These efforts and continued stringent legislation, regulation and enforcement could have a material adverse effect on Massey's business, financial condition and results of operations.

 The Clean Air Act affects Massey's customers and could influence their purchasing decisions.

   The Clean Air Act and corresponding state laws extensively regulate emissions into the air of particulate matter and other substances, including sulfur dioxide, nitrogen oxides and mercury. In order to comply with limitations on emissions, Massey's customers may switch to other fuels or coal from other regions, which could have a material adverse effect on Massey's business, financial condition and results of operations.

   The Clean Air Act affects coal mining operations by requiring utilities that currently are major sources of nitrogen oxides in moderate or higher ozone nonattainment areas to install reasonably available control technology. In July 1997, the EPA adopted new, more stringent National Ambient Air Quality Standards for particulate matter and ozone which the EPA expects to implement by 2003. The adoption and implementation of these more stringent standards have been challenged in litigation and the outcome of that challenge is uncertain at this time. The specific provisions of these standards could be revised by the EPA.

   In October 1998, the EPA issued its final rule entitled "Finding of Significant Contribution and Rulemaking for Certain States in the Ozone Transport Assessment Group Region for Purposes of Reducing Regional Transport of Ozone" rule (the NOx SIP Call rule). In the final rule, the EPA found that sources in 22 states and the District of Columbia emit NOx in amounts that significantly contribute to nonattainment of National Ambient Air Quality Standards, or will interfere with maintenance of those standards, in one or more downwind states. The rule requires the 22 upwind states and the District of Columbia to submit state implementation plan revisions to prohibit specified amounts of emissions of oxides of nitrogen (NOx)--one of the precursors to ozone (smog) pollution--for the purpose of reducing NOx and ozone transport across state boundaries in the eastern half of the United States. Although states may choose any mix of pollution reduction measures that will achieve the required reductions, it is widely anticipated that states will target large utility and industrial boilers, which could materially reduce the demand for coal by these users.

   The EPA has filed suit against a number of leading electric utilities (including Massey customers) in U.S. District Court, asserting that these utilities must install new emission controls at plants previously "grandfathered" from the more stringent requirements now applicable under the Clean Air Act. The EPA is also pursuing an administrative proceeding against the Tennessee Valley Authority on the same basis. Installation of these controls would require very significant capital investment, and some utilities might choose to switch to non-coal generation rather than make such investment. This could materially decrease the demand for coal.

   No assurance can be given that the implementation of the Clean Air Act, the new National Ambient Air Quality Standards, the NOx SIP Call rule or any other future regulatory action will not materially adversely affect Massey's business, financial condition and results of operation.

 The passage of legislation responsive to the Framework Convention on Global Climate Change could have an adverse effect on Massey's business.

   The United States and more than 160 other nations are signatories to the 1992 Framework Convention on Global Climate Change ("Kyoto Protocol") which is intended to limit emissions of greenhouse gases, such as carbon dioxide. Although the U.S. Senate has not yet ratified the Kyoto Protocol and no comprehensive regulations controlling greenhouse gas emissions have been issued, efforts to control greenhouse gas emissions could result in reduced use of coal if electric power generators switch to lower carbon sources of fuel. Such restrictions could have a material adverse effect on Massey's business, financial condition and results of operations.

 Massey is subject to the Clean Water Act which imposes monitoring and reporting obligations.

   The federal Clean Water Act affects coal mining operations by imposing restrictions on discharge of pollutants into waters and dredging and filling of wetlands. Regular monitoring, as well as compliance with reporting requirements and performance standards, are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water. The requirements under the Clean Water Act may materially adversely affect Massey's business, financial condition and results of operations.

   On October 20, 1999, the U.S. District Court for the Southern District of West Virginia issued an injunction which prohibits the construction of valley fills over both intermittent and perennial stream segments as part of mining operations. While Massey is not a party to this litigation, virtually all mining operations (including Massey's) utilize valley fills to dispose of excess materials mined during coal production. This decision is now under appeal to the Fourth Circuit Court of Appeals and the district court has issued a stay of its decision pending the outcome of the appeal. If and to the extent that the district court's decision is upheld and legislation is not passed which limits the impact of the decision, all or a portion of Massey's mining operations could be affected which could have a material adverse effect on Massey's business, financial condition and results of operations.

 Deregulation of the electric utility industry could lead to efforts to reduce coal prices.

   Deregulation of the electric utility industry, when implemented, will enable industrial, commercial and residential customers to shop for the lowest cost supply of electricity. This fundamental change in the power industry may result in efforts to reduce coal prices, which could have a material adverse effect on Massey's business, financial condition and results of operations.

 Massey has significant obligations for legislatively mandated benefits programs.

   Under black lung benefits legislation, each coal mine operator is required to make payments of black lung benefits to current and former coal miners, survivors of a miner who dies from black lung disease and a trust fund for some qualified claimants. In addition to federal acts, Massey is also liable under various state statutes for black lung claims. Massey's unfunded black lung benefits liabilities totaled approximately $29.4 million at October 31, 1999.

   In recent years, legislation on black lung reform has been introduced but not enacted in Congress. It is possible that such legislation will be reintroduced for consideration by Congress. If any of the proposals included in such or similar legislation is passed, the number of claimants who are awarded benefits could significantly increase. There can be no assurance that any such changes in black lung legislation, if approved, will not have a material adverse effect on Massey's business, financial condition and results of operations.

   The U.S. Department of Labor has issued proposed amendments to the regulations implementing the federal black lung laws which, among other things, establish a presumption in favor of a claimant's treating physician and limit a coal operator's ability to introduce medical evidence regarding the claimant's medical condition. If adopted, the amendments could have an adverse effect on Massey, the extent of which cannot be accurately predicted.

   Additionally, Massey is required to compensate employees for work-related injuries. Its self-insured workers' compensation liabilities were $25.6 million at October 31, 1999. Several states in which Massey operates consider changes in workers' compensation laws from time to time. Such changes, if enacted, could adversely affect Massey's business, financial condition and results of operations.

 Massey has significant obligations for company-sponsored health and welfare benefit plans.

   Massey provides various health and welfare benefits to inactive and retired employees. These obligations have been estimated based on the assumptions described in Notes 3 and 5 of Massey's Notes to Combined Financial Statements. At October 31, 1999, these obligations include post retirement medical and life insurance ($62.7 million) and long-term disability ($6.9 million). If Massey's assumptions are proven inaccurate, cash expenditures and costs could be materially greater than those reflected in its financial statements. This could have a material adverse effect on Massey's business, financial condition and results of operations.

 Massey's acquisition strategy may not be realized or may require it to raise capital by incurring substantial debt or issuing additional equity.

   Massey intends to pursue growth through acquisitions. The coal industry is experiencing rapid consolidation, with many companies seeking to consummate acquisitions and increase their market share. Massey competes and will continue to compete with many other buyers for acquisitions. Massey cannot provide any assurance that future acquisitions will be available on attractive terms. Massey's ability to consummate any acquisition will be subject to various conditions, including the negotiation of satisfactory agreements, obtaining necessary regulatory approvals and financing. Failure to achieve its acquisition strategy could adversely affect Massey's business, financial condition and results of operations.

                              THE SPECIAL MEETING

Date, Time and Place of Special Meeting

   The Special Meeting of Fluor Corporation will be held on       , 2000 at
9:00 a.m., local time, at the Fluor Daniel Engineering Campus, Building C, located at One Fluor Daniel Drive, Aliso Viejo, California.

Matters for Consideration at Special Meeting

   At the Special Meeting, the shareholders of Fluor Corporation will be asked to consider and vote on the following proposal: to approve a special dividend (the "Distribution") to the holders of the outstanding shares of Fluor Corporation Common Stock of all outstanding shares of capital stock of New Fluor in accordance with the terms of a Distribution Agreement dated as of
      , 2000 between New Fluor and Massey (the "Distribution Agreement").

   THE BOARD OF DIRECTORS OF FLUOR CORPORATION UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DISTRIBUTION.

Special Meeting Record Date

   Fluor Corporation's board of directors has fixed the close of business on
      , 2000 as the Special Meeting Record Date for the determination of the holders of Fluor Corporation Common Stock entitled to receive notice of and to vote at the Special Meeting.

Vote Required

   Fluor Corporation believes that under Delaware law, which governs the Distribution, a vote of shareholders is not required in connection with the Distribution. Delaware law requires the approval of the holders of at least a majority of a corporation's outstanding shares entitled to vote thereon for a sale, lease or exchange of all or substantially all of the assets of the corporation. Fluor Corporation believes that a dividend, such as the Distribution, is not such a sale, lease or exchange. Although Fluor Corporation believes that shareholder approval is not required, it is seeking such approval because of the significance of the Distribution to its shareholders.

   Fluor Corporation is seeking approval of the Distribution by the holders of at least a majority of the shares present in person or by proxy at the Special Meeting. If the Distribution is not approved by the holders of at least a majority of the shares present at the Special Meeting, the Distribution will not be consummated. Each shareholder of record as of the Special Meeting Record Date is entitled at the Special Meeting to one vote for each share of Fluor Corporation Common Stock held. The presence, either in person or by properly executed proxy, of the holders of a majority of the shares of Fluor Corporation Common Stock outstanding on the Special Meeting Record Date is necessary to constitute a quorum at the Special Meeting.

   Abstentions and executed proxies returned by a broker holding shares of Fluor Corporation Common Stock in street name which indicate that the broker does not have discretionary authority as to certain shares to vote on one or more matters ("broker non-votes") will be considered present at the Special Meeting for purposes of establishing a quorum. Abstentions will not be voted. Broker non-votes will not be counted as votes cast for the Distribution. Since approval of the Distribution requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Special Meeting, abstentions and broker non-votes will have the effect of votes cast against the Distribution.

Voting and Revocation of Proxies

   Shares of Fluor Corporation Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF FLUOR CORPORATION COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE DISTRIBUTION.

   Fluor Corporation proxy holders may, in their discretion, vote shares to adjourn the Special Meeting to solicit additional proxies in favor of the Distribution. However, shares of Fluor Corporation Common Stock with respect to which a proxy is signed and returned indicating a vote against the Distribution will not be so voted to adjourn.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of Fluor Corporation prior to or at the Special Meeting, or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to
Fluor Corporation, c/o    ,     ,    ,         (the "Transfer Agent").
Attendance at a Special Meeting will not in and of itself constitute a revocation of a proxy.

   The board of directors of Fluor Corporation is not currently aware of any business to be acted upon at the Special Meeting other than as described in this Proxy Statement. If, however, other matters are properly brought before the Special Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

   Company shareholders will not be entitled to present any matters for consideration at the Special Meeting.

Solicitation of Proxies

   In addition to solicitation by mail, directors, officers and employees of Fluor Corporation, who will not be specifically compensated for such services, may solicit proxies from the shareholders of Fluor Corporation, personally or by telephone, telecopy or telegram or other forms of communication. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

   In addition, Fluor Corporation has retained Georgeson & Company Inc. to assist in the solicitation of proxies. The fees to be paid to such firm for such services by Fluor Corporation are not expected to exceed $ , plus reasonable out-of-pocket costs and expenses. Fluor Corporation will pay the costs incurred in printing this Proxy Statement.

                  BACKGROUND AND REASONS FOR THE DISTRIBUTION

   Fluor Corporation, directly and through its subsidiaries, currently engages in:

  . the provision of a diverse range of value-added, knowledge-based services, from traditional engineering, procurement and construction to total asset management and

  . the production of high-quality, low sulfur coal for electric-generation, steel-making and a variety of industrial applications.

   The board of directors of Fluor Corporation has decided, for the reasons set forth below, to distribute to Fluor Corporation's shareholders all of the outstanding stock of New Fluor. After the consummation of the Distribution, Fluor Corporation will conduct the New Fluor Business, and Fluor Corporation will be renamed "Massey Energy Company" and will conduct the Massey Business.

   During the period from January 2000 through May 2000, Fluor Corporation's management and legal and financial advisors considered various alternative transactions involving the Massey Business. The proposal to effect the Distribution was presented to and approved by the board of directors of Fluor Corporation on June 7, 2000. On June 8, 2000, Fluor Corporation publicly announced its intention to complete the Distribution and held a press conference in New York City. Thereafter, Fluor Corporation's management and legal and financial advisors continued to meet to resolve business issues and to prepare the necessary documentation.

Reasons for the Recommendation of the Fluor Corporation Board of Directors

   The board of directors of Fluor Corporation believes that the Distribution is in the best interests of Fluor Corporation and Fluor Corporation's shareholders and that the separation of New Fluor and Massey will enable the respective management teams to focus more closely on their businesses and provide flexibility for each of the separated companies to grow in the way best suited for its industry.

   After the separation, New Fluor and Massey will each be able to pursue the separate, and at times fundamentally different, business strategies that are appropriate in their respective industries. New Fluor, for example, may operate with minimal debt levels so as to be able to use its financial strength to augment its competitive position and to pursue other business opportunities. Massey may choose to assume more debt in order to take advantage of future coal industry consolidation. Massey, as an independent company, will also be in a better position to offer targeted incentives to its management and employees.

   The board of directors of Fluor Corporation considered all of these factors, as well as the advice of its financial advisors referred to below, in connection with its decision to proceed with the Distribution and recommend that shareholders vote in favor of the Distribution. In this regard, the board of directors of Fluor Corporation did not assign any particular weight to specific factors, and individual directors may have assigned different weights to different factors.

   FLUOR CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DISTRIBUTION TO BE VOTED UPON AT THE SPECIAL MEETING.

Review of Financial Advisors

   As described below, in connection with its evaluation of the Distribution, Fluor Corporation's board of directors received advice from its financial advisor, Salomon Smith Barney Inc. ("SSB"), and a solvency opinion from American Appraisal Associates.

 Financial Review of Salomon Smith Barney

   SSB reviewed with the board of directors, and assisted management in its evaluation of, certain financial aspects related to the potential separation of the coal business from the professional services business, including the stand-alone capital structures of each business and the potential advantages and disadvantages of various alternatives to the distribution. Among the alternatives considered by the board of directors, with the assistance of management and SSB, were a sale of the coal business, a public offering of the coal business, a joint venture between the coal business and another party, and a master limited partnership offering for the coal business. Evaluation criteria for each of these alternatives included its feasibility, the potential for the respective management teams to focus more closely on their core business and whether such alternative would provide the financial flexibility necessary for future growth for each business. Additionally, SSB reviewed with management and the board the trading prices and multiples of selected companies in the coal mining business and Fluor Corporation's other businesses and the terms of certain other spin-off transactions.

 Solvency Opinion

   In a written opinion delivered on       , 2000 (the "Solvency Opinion"),
American Appraisal Associates stated that, based upon the considerations set forth therein and on other factors it deemed relevant, it was of the opinion that, assuming the Distribution is consummated substantially as proposed: (a) the fair value of the aggregate assets of Fluor Corporation before consummation of the Distribution, and of each of New Fluor and Massey after consummation of the Distribution, will exceed their respective total liabilities (including contingent liabilities); (b) the present fair saleable value of the aggregate assets of Fluor Corporation before consummation of the Distribution, and of each of New Fluor and Massey after consummation of the Distribution, will be greater than their respective probable liabilities on their debts as such debts become absolute and matured; (c) each of New Fluor and Massey, after consummation of the Distribution, will be able to pay its respective debts and other liabilities (including contingent liabilities and other commitments) as they mature; (d) each of New Fluor and Massey, after consummation of the Distribution, will not have unreasonably small capital for the business in which it is engaged, as management of Fluor Corporation has indicated such businesses are now conducted and as management of New Fluor and Massey have indicated their businesses are proposed to be conducted following consummation of the Distribution; and (e) the excess of the fair value of aggregate assets of Fluor Corporation, before consummation of the Distribution, over the total identified liabilities (including contingent liabilities) of Fluor Corporation is equal to or exceeds the value of the Distribution to shareholders plus the stated capital of Fluor Corporation. The full text of the Solvency Opinion is set forth in Appendix G, and this summary is qualified in its entirety by reference to the text of such opinion.

   In rendering its opinion, American Appraisal Associates valued the aggregate assets of Fluor Corporation, before consummation of the Distribution, and of each of New Fluor and Massey, after consummation of the Distribution each on a consolidated basis and as a going concern. The valuation included the aggregate assets of Fluor Corporation's business enterprise (total invested capital excluding cash and equivalents) represented by the total net working capital, tangible plant, property and equipment, and intangible assets of the business enterprise before consummation of the Distribution, and that of New Fluor and Massey after consummation of the Distribution, each on a consolidated basis. American Appraisal Associates stated its belief that this is a reasonable basis to value each of Fluor Corporation, before, and New Fluor and Massey, after, consummation of the Distribution on a consolidated basis, and that nothing had come to its attention that caused it to believe that either New Fluor or Massey, on a consolidated basis, after giving effect to the Distribution, is not a going concern. For purposes of its opinion, the following terms have the meanings set forth below:

  (1) "Fair value" means the amount at which the aggregate assets would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both;

  (2) "Present fair saleable value" means the amount that may be realized if the aggregate assets are sold with reasonable promptness in an arms-length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise;

  (3) "Contingent liabilities" means the maximum estimated amount of contingent liabilities, of a specified entity and time, which contingent liabilities were identified to American Appraisal Associates by responsible officers and employees of Fluor Corporation, their respective accountants and financial advisors, and such other experts as American Appraisal Associates deemed necessary to consult, and
      valued by        after consultation with responsible officers and
      employees of Fluor Corporation and/or such industry, economic and other experts as American Appraisal Associates deemed necessary to consult (the valuation of contingent liabilities to be computed in light of all the facts and circumstances existing at the time of such valuation as the maximum amount that can reasonably be expected to become an actual or matured liability), which contingent liabilities may not meet the criteria for accrual under Statement of Financial Accounting Standards No. 5 and therefore may not be recorded as liabilities under GAAP;

  (4) "Able to pay its debts and other liabilities including contingent liabilities and other commitments, as they mature" means that assuming the Distribution has been consummated as proposed (and taking into consideration additional borrowing capacity under New Fluor's and Massey's borrowing facilities) during the period covered by the financial projections (the "Financial Projections") prepared by the managements of New Fluor and Massey, respectively, each of New Fluor and Massey will have positive cash flow after paying its scheduled anticipated indebtedness; the realization of current assets in the ordinary course of business will be sufficient to pay recurring current debt, short-term debt, long-term debt service and other contractual obligations, including contingent liabilities, as such obligations mature; and the cash flow will be sufficient to provide cash necessary to repay long-term indebtedness as such debt matures; and

  (5) "Will not have unreasonably small capital for the businesses in which it is engaged" means that an entity will not lack sufficient capital for the needs and anticipated needs for capital of the business, including contingent liabilities, as the managements of New Fluor and Massey have indicated that their businesses are proposed to be conducted following the consummation of the Distribution.

   The determination of the fair value and present fair saleable value of Fluor Corporation, before the consummation of the Distribution, and New Fluor and Massey after consummation of the Distribution was based on the generally accepted valuation principles used in the market and discounted cash flow approaches, described as follows:

   Market Approach--Based on correlation of: (a) current stock market prices of publicly held companies whose businesses are similar to that of Fluor Corporation, New Fluor and Massey and premiums paid over market price by acquirers of total or controlling ownership in such businesses; and (b) acquisition prices paid for total ownership positions in businesses whose lines of business are similar to that of Fluor Corporation, New Fluor and Massey.

   Discounted Cash Flow Approach--Based on the present value of Fluor Corporation's, New Fluor's and Massey's individual future debt-free operating cash flow as estimated by their respective managements, and contained in the Financial Projections. The present value is determined by discounting the projected operating cash flow at a rate of return that reflects the financial and business risks individually.

   In the course of its investigation of contingent liabilities, certain areas brought to American Appraisal Associates attention by management of Fluor Corporation, New Fluor and Massey included: (1) contracts and commitments; (2) consents and approvals; (3) tax audit exposure; (4) environmental exposure; (5) employee benefits programs; and (6) various lawsuits and claims filed and/or pending.

   Provisions for the ongoing expenses related to contingent liabilities, deemed to be material by the respective managements of Fluor Corporation, New Fluor and Massey, are included in the projections of income and expenses presented in the Financial Projections. American Appraisal Associates took these contingent liabilities into account in rendering its opinion and concluded that such liabilities do not require qualification of its opinion. American Appraisal Associates conclusion was based upon, among other things: (i) the opinion of the respective managements of Fluor Corporation, New Fluor and Massey that the issues concerning various lawsuits, claims and other identified contingent liabilities do not and are not reasonably likely to have a material adverse effect on their respective consolidated financial positions; and (ii) its discussions with respective managements of Fluor Corporation, New Fluor and Massey, their accountants, consultants and outside counsel concerning, and its investigation of, the contingent liabilities identified to it.

   In preparing its opinion, American Appraisal Associates relied on the accuracy and completeness of all information supplied or otherwise made available to it by Fluor Corporation, and did not independently verify such information or undertake any physical inspection or independent appraisal of the assets or liabilities of Fluor Corporation. Such opinion was based on business, economic, market and other conditions existing on the date such opinion was rendered.

   The Solvency Opinion is also based on, among other things, a review of the agreements relating to the Distribution, historical and pro forma financial information and certain business information relating to Fluor Corporation, including that contained in this Proxy Statement, as well as certain financial forecasts and other data provided by Fluor Corporation relating to the businesses and prospects of New Fluor and Massey. American Appraisal Associates also conducted discussions with Fluor Corporation's management with respect to the businesses and prospects of New Fluor and Massey and conducted such financial studies, analyses and investigations as it deemed appropriate in rendering its opinion.

   American Appraisal Associates was retained to render its opinion as to the solvency of Fluor Corporation, New Fluor and Massey because of its familiarity with the businesses and assets of Fluor Corporation and its qualifications and reputation in appraising and valuing companies.

   Fluor Corporation will pay American Appraisal Associates fees of $90,000 for services rendered in connection with the Distribution, including services it has conducted to render its opinion.

                                THE DISTRIBUTION

Introduction

   On June 7, 2000, the board of directors of Fluor Corporation announced a plan to separate New Fluor and Massey in a tax free distribution of New Fluor
to the shareholders of Fluor Corporation. On       , 2000, the Fluor
Corporation board of directors formally approved the Distribution and declared a dividend payable to each holder of record at the close of business on the Distribution Record Date of one share of New Fluor Common Stock for every share of Fluor Corporation Common Stock held by such holder at the close of business on the Distribution Record Date. Fluor Corporation has applied for a tax ruling from the IRS that the receipt by Fluor Corporation shareholders of the New Fluor Common Stock in the Distribution will be tax-free to such shareholders and Fluor Corporation for federal income tax purposes. On or before the Distribution Date, Fluor Corporation will deliver a global certificate representing all of the outstanding shares of New Fluor Common Stock to the
Transfer Agent for transfer and distribution will be made on or about       ,
2000. Questions relating to the Distribution prior to the Distribution Date or relating to transfers of New Fluor Common Stock after the Distribution Date
should be directed to:       ,      ,       ,       , telephone number: (  )  -
   .

Form of Transaction

   The Distribution is the method by which Fluor Corporation will be separated into two publicly traded companies, New Fluor and Massey. In the Distribution, Fluor Corporation will distribute to its shareholders shares of New Fluor Common Stock, which will represent a continuing interest in the New Fluor Business to be conducted by New Fluor. After the Distribution, Fluor Corporation's only business will be the Massey Business, and the shares of Fluor Corporation Common Stock held by Fluor Corporation shareholders will represent a continuing ownership interest only in that business. In connection with the Distribution, Fluor Corporation will change its name to "Massey Energy Company" (and therefore from and after the Distribution, Fluor Corporation Common Stock will be "Massey Common Stock"). Shareholders should note that notwithstanding the legal form of the Distribution described above whereby Fluor Corporation expects to spin off New Fluor, because of the relative significance of the New Fluor Business to Fluor Corporation, New Fluor will be treated as the "accounting successor" to Fluor Corporation for financial reporting purposes. Therefore, the historical financial information for New Fluor included in this Proxy Statement is that of Fluor Corporation. The historical financial information for Massey has been prepared on a stand-alone basis as described in Note 1 to the Massey Financial Statements included elsewhere in this Proxy Statement. Such historical financial information includes allocations of certain Fluor Corporation corporate headquarters assets, liabilities and expenses relating to Massey.

Manner of Effecting the Distribution

   The Distribution will be made on the Distribution Date to shareholders of record of Fluor Corporation at the close of business on the Distribution Record
Date. Based on the        shares of Fluor Corporation Common Stock outstanding
as of       , 2000, the Distribution will consist of        shares of New Fluor
Common Stock. Prior to the Distribution Date, Fluor Corporation will deliver a global certificate representing all outstanding shares of New Fluor Common Stock to the Transfer Agent for distribution. We currently intend to use a book-entry system to distribute shares of New Fluor Common Stock. In a book-entry system, ownership of stock is recorded in the records maintained by the Transfer Agent, but physical certificates are not issued unless the shareholder requests a physical certificate. Following the Distribution, each shareholder of record on the Distribution Record Date will receive a statement of the shares of New Fluor Common Stock credited to the shareholder's account. Fluor Corporation shareholders will not be required to pay for shares of New Fluor Common Stock received in the Distribution, or to surrender or exchange certificates representing shares of Fluor Corporation Common Stock in order to receive credit for shares of New Fluor Common Stock.

   IN ORDER TO BE ENTITLED TO RECEIVE SHARES OF NEW FLUOR COMMON STOCK IN THE DISTRIBUTION, FLUOR CORPORATION SHAREHOLDERS MUST BE SHAREHOLDERS AT THE CLOSE OF BUSINESS ON THE DISTRIBUTION RECORD DATE.

Federal Income Tax Consequences of the Distribution

   The following discussion summarizes certain of the material U.S. federal income tax consequences that should result from the Distribution. This discussion is based on provisions of the Code and the regulations promulgated thereunder, and on current administrative rulings and court decisions, all of which are subject to change.

   Fluor Corporation has applied to the IRS for a ruling that the Distribution will qualify as a tax-free spin-off under Section 355 of the Code.

   It is expected that the ruling, if issued, will provide, in part, that for U.S. federal income tax purposes:

  . no gain or loss will be recognized by Fluor Corporation on the distribution of the stock of New Fluor to the shareholders of Fluor Corporation;

  . no gain or loss will be recognized by (and no amount will be included in the income of) Fluor Corporation's shareholders on the Distribution;

  . the aggregate basis of the New Fluor and Massey stock in the hands of the shareholders of Fluor Corporation immediately after the Distribution will equal the aggregate basis of their Fluor Corporation stock immediately before the Distribution, with such aggregate basis being allocated between the New Fluor and the Massey stock in proportion to their respective fair market values; and

  . the holding period of the New Fluor stock received on the Distribution will include the holding period of the Fluor Corporation stock with respect to which the Distribution is made, provided that the Fluor Corporation stock is held as a capital asset on the date of the Distribution.

   The receipt of a ruling from the IRS confirming these conclusions is a condition to the Distribution. Fluor Corporation believes, and has been advised by its tax advisor, Ernst & Young LLP, that the rulings requested are consistent with the requirements for a tax-free spin-off under Section 355 of the Code and the rules and regulations promulgated thereunder. However, there can be no assurance that the IRS will issue a favorable ruling.

   The IRS ruling, if issued, will be based on certain representations that have been made by Fluor Corporation. The ruling may not be relied upon if those representations are incorrect or incomplete in a material respect. Fluor Corporation is not aware of any facts or circumstances that would cause those representations to be incorrect or incomplete in a material respect.

   New Fluor and Massey will agree in the Tax Sharing Agreement on certain restrictions on their future actions to provide assurances that Section 355 of the Code will apply to the Distribution.

   If the Distribution were not to qualify under Section 355 of the Code, then, in general, a corporate tax (which would be very substantial) would be payable by the consolidated group of which Fluor Corporation is the parent. This corporate tax would be based on the excess of the fair market value of the New Fluor stock at the time of the Distribution over Fluor Corporation's tax basis for such stock. Except under limited circumstances, the Tax Sharing Agreement requires New Fluor and Massey to share such corporate tax equally. See the discussion in "Relationship Between New Fluor and Massey After the Distribution--Tax Sharing Agreement" and the discussion of Code Section 355(e) below. The corporate tax, if incurred, would have a material adverse effect on the financial position, operations and cash flow of New Fluor and/or Massey, depending upon which corporation or corporations bear the burden of the tax.

   In addition, if the Distribution failed to qualify for tax-free treatment for the shareholders, each Fluor Corporation shareholder who receives the New Fluor stock in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of the New Fluor stock received. That distribution would be taxable as a dividend to the extent of Fluor Corporation's current and accumulated earnings and profits (as increased to reflect Fluor Corporation's gain on a taxable Distribution as discussed above). If the amount of the Distribution exceeds Fluor Corporation's current and accumulated earnings and profits (as so increased), each shareholder's allocable share of such excess (based on the number of shares held) would generally be treated first as a non-taxable reduction in the tax basis of the shareholder's Fluor Corporation stock to the extent of such basis, and thereafter as short-term or long-term capital gain, provided that the Fluor Corporation stock were held by the shareholder as a capital asset on the date of the Distribution. Upon such a taxable distribution, the shareholder's tax basis in the New Fluor stock received in the Distribution would equal the fair market value of such stock on the date of the Distribution, and the shareholder's holding period for the shares of New Fluor stock would begin on the day after the date of the Distribution. Shareholders which are corporations may be subject to additional special provisions dealing with taxable distributions, such as the dividend received deduction and the extraordinary dividend rules. Such shareholders should consult their tax advisors with respect to such matters in the event that the Distribution fails to qualify for tax-free treatment under Section 355 of the Code.

   Even if the Distribution otherwise qualifies for tax-free treatment under
Section 355 of the Code, the Distribution may become taxable to Fluor Corporation pursuant to Section 355(e) of the Code if 50% or more of the stock of New Fluor or Massey (the renamed Fluor Corporation) is acquired, directly or indirectly, as part of a plan or series of related transactions that include the Distribution. For this purpose, acquisitions (including acquisitions which are neither planned nor accepted or recommended by the management of the company whose stock is acquired) of New Fluor's stock or Massey's stock within two years before or after the Distribution are presumed to be part of such a plan, although New Fluor or Massey may be able to rebut that presumption. If such an acquisition of New Fluor's stock or Massey's stock triggers the application of Section 355(e), Fluor Corporation would recognize taxable gain to the extent that the fair market value of New Fluor's stock at the time of the Distribution exceeds Fluor Corporation's tax basis for such stock. But the Distribution in such circumstances should generally remain tax-free to Fluor Corporation's shareholders. Under the Tax Sharing Agreement between New Fluor and Massey, Massey would be responsible for payment of the tax liability resulting from an acquisition of Massey's stock, and New Fluor would be required to reimburse Massey for the payment of the tax liability resulting from an acquisition of New Fluor's stock. Such tax liability would be substantial, and there is no assurance that New Fluor or Massey would be able to satisfy its obligation under the Tax Sharing Agreement.

   U.S. Treasury regulations require each Fluor Corporation shareholder that receives shares of New Fluor stock in the Distribution to attach to the shareholder's U.S. federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate to show the applicability of Section 355 of the Code to the Distribution. Subsequent to the Distribution, Fluor Corporation will provide its shareholders who receive New Fluor stock pursuant to the Distribution with the information necessary to comply with such requirement.

   THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY. THE SUMMARY DOES NOT ADDRESS THE EFFECTS OF ANY STATE, LOCAL OR FOREIGN TAX LAWS. MOREOVER, THE SUMMARY MAY NOT BE APPLICABLE TO CERTAIN FLUOR SHAREHOLDERS WHO, AMONG OTHER CIRCUMSTANCES, ARE EXEMPT FROM FEDERAL INCOME TAX OR WHO ARE NEITHER CITIZENS NOR RESIDENTS OF THE UNITED STATES. ACCORDINGLY, EACH FLUOR CORPORATION SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Listing and Trading of New Fluor Common Stock and Massey Common Stock

   Prior to the date hereof, there has not been any established trading market for New Fluor Common Stock. We have applied for listing of New Fluor Common Stock on the New York Stock Exchange under the symbol "FLR", and trading is expected to commence prior to the Distribution. On the first New York Stock Exchange trading day following the Distribution Date, "when-issued" trading (i.e., a trade which is completed only if the subject security is actually issued) in respect of the New Fluor Common Stock will end and "regular-way" trading (i.e., normal New York Stock Exchange trading) will begin. We can not provide any assurance as to the prices at which the New Fluor Common Stock will trade before, on or after the Distribution Date. Until the New Fluor Common Stock is fully distributed and an orderly market develops in the New Fluor Common Stock, the price at which it trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the New Fluor Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for New Fluor Common Stock, developments affecting the New Fluor Business generally and general economic and market conditions.

   Shares of New Fluor Common Stock distributed to Fluor Corporation shareholders will be freely transferable, except for shares of New Fluor Common Stock received by persons who may be deemed to be "affiliates" of New Fluor under the Securities Act of 1933, as amended. Persons who may be deemed to be affiliates of New Fluor after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, New Fluor, and may include certain officers and directors of New Fluor, as well as principal shareholders of New Fluor. Persons who are affiliates of New Fluor will be permitted to sell their shares of New Fluor Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption for the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

   Massey Common Stock (i.e., the "old" Fluor Corporation Common Stock) will continue to trade on the New York Stock Exchange after the Distribution, but the symbol under which it trades will change from "FLR" to "MEE." However, because of the significant changes that will take place as a result of the Distribution, the trading market for Massey Common Stock after the Distribution may be significantly different from that for Fluor Corporation Common Stock prior to the Distribution. The market may view Massey as a "new" company after the Distribution, and it may not be the subject of significant research analyst coverage. There can be no assurance as to the prices at which Massey Common Stock will trade before, on or after the Distribution Date and until an orderly market develops in the Massey Common Stock, the price at which it trades may fluctuate significantly. Prices for Massey Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for Massey Common Stock, developments affecting the Massey Business and general economic and market conditions.

Financing

   New Fluor. In connection with the Distribution, it is expected that New Fluor will put in place a commercial paper program supported by a bank credit agreement. Borrowings under the new commercial paper program are expected to be
approximately $    million at the time of the Distribution.

   Massey. Massey expects to retain the $300 million of outstanding 6.95% Senior Notes. In addition, Massey expects to incur approximately $230 million of borrowings in the commercial paper market and to enter into a customary new bank credit facility to support its commercial paper program.

                   RELATIONSHIP BETWEEN NEW FLUOR AND MASSEY
                             AFTER THE DISTRIBUTION

   New Fluor is presently wholly owned by Fluor Corporation, and the results of operations of entities that are or will be its subsidiaries have been included in Fluor Corporation's consolidated financial results. After the Distribution, Fluor Corporation (which will change its name to "Massey Energy Company") will not have any ownership interest in New Fluor, and New Fluor will be an independent public company. In addition, after the Distribution, New Fluor will not have any ownership interest in Massey, and Massey will be an independent public company. Furthermore, except as described below, all contractual relationships existing prior to the Distribution between Fluor Corporation and New Fluor will be terminated except for contracts specifically set forth in a schedule to the Distribution Agreement.

   Prior to the Distribution, Fluor Corporation and New Fluor will enter into certain agreements, described below, governing the relationship between Massey and New Fluor subsequent to the Distribution and providing for the allocation of tax, employee benefits and certain other liabilities and obligations arising from periods prior to the Distribution. In addition, there will be individuals on the Board of Directors of New Fluor and Massey who will also serve on the Board of Directors of the other company. See "Management of New Fluor --New Fluor Board of Directors" and "Management of Massey--Massey Board of Directors." Copies of the forms of the agreements entered into between New Fluor and Massey have been filed as exhibits to this Proxy Statement. These agreements may be amended by Fluor Corporation on or prior to the Distribution Date.

   The following description summarizes certain terms of the agreements, but is qualified by reference to the text of the agreements, which are incorporated herein by reference.

Distribution Agreement

   Fluor Corporation and New Fluor will enter into the Distribution Agreement providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements between Massey and New Fluor subsequent to the Distribution.

   In particular, the Distribution Agreement defines the assets and liabilities which are being allocated to and assumed by New Fluor and those which will remain with Massey. The Distribution Agreement also defines what constitutes the "New Fluor Business" and what constitutes the "Massey Business."

   Pursuant to the Distribution Agreement, Fluor Corporation is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the New Fluor Business and other assets not specifically included in the Massey Business to New Fluor and New Fluor is obligated to transfer or cause to be transferred all its right, title and interest, if any, in the assets comprising the Massey Business to Fluor Corporation. All assets are being transferred without any representation or warranty, "as is-where is." Each party also agrees to exercise its respective commercially reasonable efforts promptly to obtain any necessary consents and approvals and to take such actions as may be reasonably necessary or desirable to carry out the purposes of the Distribution Agreement.

   In general, pursuant to the terms of the Distribution Agreement, all assets of Fluor Corporation prior to the Distribution Date, other than those relating to the Massey Business, will become assets of New Fluor. The Distribution Agreement also provides for assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for all liabilities arising out of or in connection with the New Fluor Business to New Fluor and all liabilities arising out of or in connection with the Massey Business to Massey. In addition, New Fluor will indemnify Massey for liabilities relating to past divestitures made by Fluor Corporation and for liabilities relating to certain litigation in which Fluor

Corporation is involved. For a discussion of the respective businesses of New Fluor and Massey, see "Business of New Fluor" and "Business and Properties of Massey."

   In the event that any transfers contemplated by the Distribution Agreement are not effected on or prior to the Distribution Date, the parties will be required to cooperate to effect such transfers as promptly as practicable following the Distribution Date, and pending any such transfers, to hold any asset not so transferred in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), and to retain any liability not so transferred for the account of the party by whom such liability is to be assumed.

   Under the Distribution Agreement, each of Fluor Corporation and New Fluor agrees to provide to the other party, subject to certain conditions, access to certain corporate records and information.

   Massey maintains separate welfare and pension benefit plans for its employees and Fluor Corporation maintains separate welfare and pension plans for employees of the New Fluor Business. The assets of the pension benefit plans of both companies are held in a single master trust. Upon completion of the Distribution, the assets of the master trust will be partitioned into two separate trusts; one for the Massey pension benefit plans and one for the New Fluor pension benefit plans.

   Sponsorship of those welfare and pension benefit plans which cover employees of the New Fluor Business will be transferred to New Fluor. Massey will indemnify New Fluor for any liabilities arising from the Massey welfare and pension benefit plans and New Fluor will indemnify Massey for any liabilities arising from the New Fluor welfare and pension benefit plans.

Tax Sharing Agreement

   Effective as of the Distribution Date, New Fluor and Massey will enter into a Tax Sharing Agreement which will set forth each party's rights and obligations with respect to tax matters for periods before and after the Distribution Date.

   Currently, Fluor Corporation and its subsidiaries file consolidated federal income tax returns separate from the consolidated federal income tax returns filed by A.T. Massey Coal Company, Inc. and its subsidiaries. Depending on the timing of the Distribution, A.T. Massey Coal Company, Inc. and its subsidiaries may join Fluor Corporation and its subsidiaries in a single consolidated federal income tax return for a portion of the year ending October 31, 2000, and also for a portion of the year ending October 31, 2001.

   The Tax Sharing Agreement will provide that, if A.T. Massey Coal Company, Inc. and its subsidiaries are included in Fluor Corporation's consolidated federal income tax return for the year ending October 31, 2000, New Fluor will be responsible for the tax that would have been incurred had A.T. Massey Coal Company, Inc. and its subsidiaries not been so included, and Massey will be responsible for the balance of the tax. If New Fluor and A.T. Massey Coal Company, Inc. and their subsidiaries are included in the same consolidated federal income tax return for the year ending October 31, 2001, Massey will be responsible for the tax that would have been incurred had New Fluor and its subsidiaries not been so included, and New Fluor will be responsible for the balance of the tax.

   The Tax Sharing Agreement will detail New Fluor and Massey's responsibilities relating to tax payments and refunds, the filing of returns and the conduct of audits. The Tax Sharing Agreement also will provide for cooperation with respect to certain tax matters and for the exchange of information and retention of records which may affect the tax liability of either party.

   The Tax Sharing Agreement will allocate the federal income tax liability which may arise if the Distribution of New Fluor's stock is found to be a taxable transaction. Generally, New Fluor and Massey will share such corporate tax liability equally, except where the liability is attributable to one party's breach of a covenant or to a change of ownership, as described in
Section 355(e) of the Code, with respect to one party's stock. In any such event, the party that has breached the covenant or with respect to which the change of ownership has occurred will bear the entire corporate tax liability.

   Since the Distribution will be implemented only following receipt of a favorable tax ruling, it is not anticipated that the IRS will challenge the tax-free status of the Distribution unless the provisions of Section 355(e) were to apply. See the discussion of Section 355(e) in "The Distribution-- Federal Income Tax Consequences of the Distribution."

   Each corporation included as a member of a consolidated federal income tax return group is jointly and severally liable for all of the federal income tax associated with such return. Although the Tax Sharing Agreement will allocate between the parties the tax liabilities with respect to consolidated returns which include Fluor Corporation and A.T. Massey Coal Company, Inc., New Fluor and Massey may each be liable for all of the federal income tax with respect to such returns, if the party upon whom the Tax Sharing Agreement imposes responsibility for all or a portion of such tax fails to discharge that responsibility.

   Although valid as between New Fluor and Massey, the Tax Sharing Agreement will not be binding on the IRS or other taxing authorities.

                               DIVIDEND POLICIES

   Following the Distribution and in accordance with its past policies, New Fluor intends to pay an overall annual cash dividend equal to approximately 30% to 35% of New Fluor's long-term operating performance expectations. The declaration of dividends by Massey will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects. The payment and level of cash dividends by New Fluor and Massey will be subject to the discretion of their respective boards of directors.

                             NEW FLUOR CORPORATION
                  (Accounting Successor to Fluor Corporation)

                                 CAPITALIZATION

   The following table sets forth the capitalization of Fluor Corporation as of July 31, 2000:

  .  on an actual basis

  .  on an as adjusted basis to reflect:

    .  The retention by Massey of $300 million of Senior Notes.

    . The transfer from Massey to New Fluor of $230 million, $131.0 million of which will be used to reduce Fluor Corporation's commercial paper outstanding, and $99.0 million of which will be used to settle Fluor Corporation's forward purchase contract to buy back 1.85 million shares of its common stock.

    . The retirement of $25.5 million of Fluor Corporation commercial paper held by Massey through issuance to third party investors.

    . The elimination of Fluor Corporation's net equity in Massey resulting from the Distribution.

   This information should be read in conjunction with Fluor Corporation's Consolidated Financial Statements and Notes thereto and other information contained elsewhere in this proxy statement. See "Cautionary Statements."

                                                            July 31, 2000
                                                        ----------------------
                                                                        As
                                                          Actual     Adjusted
                                                        ----------  ----------
                                                           (In thousands)
Short-term debt:
  Commercial paper..................................... $  273,527  $  167,973
  Note payable to affiliate............................    122,338     122,338
  Notes payable to banks...............................     27,528      27,528
  Trade notes payable..................................      2,136       2,136
Long-term debt.........................................    317,569      17,569
                                                        ----------  ----------
    Total debt.........................................    743,098     337,544
                                                        ----------  ----------
Shareholders' equity:
  Capital stock
    Preferred-authorized 20,000,000 shares without par
     value, none issued................................        --          --
    Common-authorized 150,000,000 shares of $0.625 par
     value 75,669,076 issued and outstanding,
     historical, $0.01 par value 73,819,076 issued and
     outstanding, as adjusted (1)......................     47,293         738
  Additional capital...................................    210,144     157,704
  Retained earnings....................................  1,454,924     595,924
  Unamortized executive stock plan expense.............    (26,062)    (21,712)
  Accumulated other comprehensive income...............    (40,370)    (40,370)
                                                        ----------  ----------
    Total shareholders' equity.........................  1,645,929     692,284
                                                        ----------  ----------
    Total capitalization............................... $2,389,027  $1,029,828
                                                        ==========  ==========

--------
(1) Excludes 6,383,822 shares of common stock issuable upon the exercise of options outstanding with a weighted average exercise price of $46 per share. 3,407,379 of these options were exercisable at July 31, 2000 and the balance are subject to future vesting requirements.

                               FLUOR CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data of Fluor Corporation have been derived from the consolidated financial statements of Fluor Corporation, which financial statements as of and for each of the five years ending October 31, 1999, (not presented separately herein as to 1995 and 1996) have been audited by Ernst & Young LLP, independent auditors. The selected financial data as of and for the nine month periods ending July 31, 1999 and 2000 are unaudited and have been derived from the unaudited interim financial statements of Fluor Corporation contained elsewhere in this Proxy Statement. The unaudited financial data includes adjustments that management considers necessary for a fair presentation of this data in accordance with generally accepted accounting principles. The consolidated statement of earnings data for the nine months ended July 31, 2000 are not necessarily indicative of the results to be expected for the full fiscal year ended October 31, 2000 or any future period. Also, the consolidated selected financial data does not reflect the separation of New Fluor and Massey that will occur through the Distribution. The information in the following table should be read in conjunction with "Fluor Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations," "New Fluor Corporation Unaudited Consolidated Pro Forma Financial Statements" and Fluor Corporation's Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement.

                                                                                                  Nine Months Ended
                                                           Fiscal Year Ended                          July 31,
                                           -----------------------------------------------------  ------------------
                                             1995       1996       1997       1998      1999(1)   1999(1)   2000(1)
                                           ---------  ---------  ---------  ---------  ---------  --------  --------
                                                                                                     (unaudited)
                                                     (amounts in millions, except per share amounts)
CONSOLIDATED STATEMENTS OF EARNINGS DATA:
Revenues.................................  $ 9,301.4  $11,015.2  $14,298.5  $13,504.8  $12,417.4  $9,544.8  $8,458.9
Earnings before taxes....................      362.2      413.2      255.3      362.6      185.7      83.9     194.4
Net earnings.............................      231.8      268.1      146.2      235.3      104.2      28.3     136.6
Basic earnings per share.................       2.82       3.24       1.76       2.99       1.38      0.38      1.81
Diluted earnings per share...............       2.81       3.21       1.75       2.97       1.37      0.37      1.79
Return on average shareholders' equity...       17.6%      17.4%       8.7%      14.5%       6.8%      6.1%     13.3%
Cash dividends per common share..........  $    0.60  $    0.68  $    0.76  $    0.80  $    0.80  $   0.60  $   0.75

CONSOLIDATED BALANCE SHEET DATA:
Current assets...........................  $ 1,411.6  $ 1,796.8  $ 2,213.4  $ 2,277.2  $ 1,910.2  $2,034.0  $1,823.2
Current liabilities......................    1,238.6    1,645.5    1,978.2    2,495.6    2,204.3   2,304.3   2,094.8
                                           ---------  ---------  ---------  ---------  ---------  --------  --------
Working capital (deficit)................      173.0      151.3      235.2     (218.4)    (294.1)   (270.3)   (271.6)
Property, plant and equipment, net.......    1,435.8    1,677.7    1,938.8    2,147.3    2,223.0   2,191.3   2,314.8
Total assets.............................    3,228.9    3,951.7    4,685.3    5,019.2    4,886.1   4,897.8   4,876.6
Capitalization
 Short-term debt(2)......................       60.8       67.2       88.8      430.7      247.9     299.8     425.5
 Long-term debt..........................        2.9        3.0      300.5      300.4      317.5     317.5     317.6
 Shareholders' equity....................    1,430.8    1,669.7    1,741.1    1,525.6    1,581.4   1,514.3   1,645.9
                                           ---------  ---------  ---------  ---------  ---------  --------  --------
Total capitalization.....................  $ 1,494.5  $ 1,739.9  $ 2,130.4  $ 2,256.7  $ 2,146.8  $2,131.6  $2,389.0
Total debt as a percent of total
 capitalization..........................        4.3%       4.0%      18.3%      32.4%      26.3%     29.0%     31.1%
Shareholders' equity per common share....      17.20      19.93      20.79      20.19      20.80     19.96     21.75
Common shares outstanding at period end..       83.2       83.8       83.7       75.6       76.0      75.9      75.7

OTHER DATA:
New awards...............................  $10,257.1  $12,487.8  $12,122.1  $ 9,991.9  $ 6,789.4  $4,923.7  $6,360.4
Backlog at period end....................   14,724.9   15,757.4   14,370.0   12,645.3    9,142.0   9,124.9   8,792.5
Capital expenditures and acquisitions....      335.1      484.5      647.4      612.9      504.3     362.4     385.7
Cash provided by operating activities....      366.4      406.9      328.6      702.5      464.9     304.5      90.3

--------
(1) In March 1999, Fluor Corporation announced a new strategic direction, including a reorganization of the operating units and administrative functions of its engineering and construction segment. In connection with this reorganization Fluor Corporation recorded a pre-tax charge of $136.5 million to cover direct and other reorganization related costs. In October 1999 and April 2000, Fluor Corporation reversed into earnings $19.3 million and $17.9 million, respectively, due to changes in Fluor Corporation's reorganization plans.
(2) Includes commercial paper, loan notes, a note payable to affiliate, miscellaneous trade notes payable and the current portion of long-term debt.

                             NEW FLUOR CORPORATION
                  (Accounting Successor to Fluor Corporation)

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   The following unaudited pro forma financial statements have been prepared giving effect to the Distribution and related transactions as if it occurred on July 31, 2000 for the unaudited pro forma balance sheet and as of November 1 of the respective periods for the unaudited pro forma statements of earnings for the years ended October 31, 1999, 1998 and 1997 and nine months ended July 31, 2000. The pro forma balance sheet and statements of earnings set forth below do not purport to represent what New Fluor's financial position actually would have been had the Distribution occurred on the dates indicated or to project New Fluor's operating results for any future period. The pro forma adjustments are based upon available information and certain assumptions that Fluor Corporation management believes are reasonable. The unaudited pro forma financial statements set forth below should be read in conjunction with, and are qualified in their entirety by, the information under "Fluor Corporation Selected Consolidated Financial Data," "Fluor Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations" and Fluor Corporation's Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement.

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

                                          Year Ended October 31, 1999
                                ---------------------------------------------------
                                  Fluor       Massey     Pro Forma
                                Historical  Historical  Adjustments   Pro Forma (1)
                                ----------  ----------  -----------   -------------
                                   (in millions, except share and per share
                                                   amounts)
Revenues......................  $12,417.4   $(1,076.1)                  $11,341.3
Costs and expenses
  Cost of revenues............   12,026.7      (936.7)                   11,090.0
  Special provision...........      117.2                                   117.2
  Corporate administrative and
   general expense............       55.3                                    55.3
  Interest income.............      (18.4)       14.4      (12.8)(2)        (16.8)
  Interest expense............       50.9        (0.8)      (6.6)(3)         22.6
                                                           (20.9)(4)
                                ---------   ---------                   ---------
   Total costs and expenses...   12,231.7      (923.1)                   11,268.3
                                ---------   ---------                   ---------
Earnings before taxes.........      185.7      (153.0)                       73.0
Income tax expense............       81.5       (49.6)      14.1 (5)         49.3
                                                             3.3 (6)
                                ---------   ---------                   ---------
Net earnings..................  $   104.2   $  (103.4)                  $    23.7
                                =========   =========                   =========
Earnings per share
  Basic.......................  $    1.38                               $    0.32
                                =========                               =========
  Diluted.....................  $    1.37                               $    0.32
                                =========                               =========
Shares used to calculate
 earnings per share
 (in thousands)
  Basic.......................     75,228                 (1,850)(7)       73,378
                                =========                 ======        =========
                                                          (1,850)(7)
  Diluted.....................     75,929                   (601)(8)       73,478
                                =========                 ======        =========

--------
(1) Management estimates that one-time pretax expenditures of approximately $20 to $25 million will be required to complete the Distribution. These costs have not been reflected in the consolidated pro forma financial statements.
(2) Represents the elimination of interest income earned by Massey on its intercompany loans to Fluor Corporation and investment in Fluor Corporation commercial paper.
(3) Reduced interest expense arising from the repayment of $131.0 million of commercial paper at a weighted average effective interest rate of 5 percent.
(4) Reduced interest expense arising from the elimination of $300 million of Senior Notes at 6.95% that will remain with Massey. See "Financing."
(5) The impact of the pretax pro forma adjustments on income tax expense, at the federal statutory tax rate of 35 percent.
(6) Reversal of the tax benefit of the operating losses and tax credits of Appalachian Synfuel, LLC due to the Distribution.
(7) Represents a reduction in the number of shares outstanding resulting from Fluor Corporation's anticipated buyback of 1.85 million shares of its common stock upon the settlement of its forward purchase contract in connection with the completion of the Distribution.
(8) The elimination of dilutive shares associated with the Fluor Corporation forward purchase contract and Massey employee stock options.

                             NEW FLUOR CORPORATION
                  (Accounting Successor to Fluor Corporation)

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

                                     Year Ended October 31, 1998
                           ---------------------------------------------------
                             Fluor       Massey     Pro Forma
                           Historical  Historical  Adjustments   Pro Forma (1)
                           ----------  ----------  -----------   -------------
                              (in millions, except share and per share
                                              amounts)
Revenues.................. $13,504.8   $(1,121.1)                  $12,383.7
Costs and expenses
  Cost of revenues........  13,095.4      (951.0)                   12,144.4
  Corporate administrative
   and general expense....      22.6                                    22.6
  Interest income.........     (21.1)       16.1      (14.2)(2)        (19.2)
  Interest expense........      45.3        (0.5)      (7.9)(3)         16.0
                                                      (20.9)(4)
                           ---------   ---------                   ---------
    Total costs and
     expenses.............  13,142.2      (935.4)                   12,163.8
                           ---------   ---------                   ---------
Earnings before taxes.....     362.6      (185.7)                      219.9
Income tax expense........     127.3       (57.4)      16.8 (5)         87.7
                                                        1.0 (6)
                           ---------   ---------                   ---------
Net earnings.............. $   235.3   $  (128.3)                  $   132.2
                           =========   =========                   =========
Earnings per share
  Basic................... $    2.99                               $    1.72
                           =========                               =========
  Diluted................. $    2.97                               $    1.71
                           =========                               =========
Shares used to calculate
 earnings per share
 (in thousands)
  Basic...................    78,801                 (1,850)(7)       76,951
                           =========                 ======        =========
                                                     (1,850)(7)
  Diluted.................    79,135                   (110)(8)       77,175
                           =========                 ======        =========

--------
(1) Management estimates that one-time pretax expenditures of approximately $20 to $25 million will be required to complete the Distribution. These costs have not been reflected in the consolidated pro forma financial statements.

(2) Represents the elimination of interest income earned by Massey on its intercompany loans to Fluor Corporation and investment in Fluor Corporation commercial paper.

(3) Reduced interest expense arising from the repayment of $131.0 million of commercial paper at a weighted average effective interest rate of 6 percent.

(4) Reduced interest expense arising from the elimination of $300 million of Senior Notes at 6.95% that will remain with Massey. See "Financing."

(5) The impact of the pretax pro forma adjustments on income tax expense, at the combined federal/state net statutory tax rate of 39 percent.

(6) Reversal of the tax benefit of the operating losses of Appalachian Synfuel, LLC due to the Distribution.

(7) Represents a reduction in the number of shares outstanding resulting from Fluor Corporation's anticipated buyback of 1.85 million shares of its common stock upon the settlement of its forward purchase contract in connection with the completion of the Distribution.

(8) The elimination of dilutive shares associated with the Fluor Corporation forward purchase contract and Massey employee stock options.

                             NEW FLUOR CORPORATION
                  (Accounting Successor to Fluor Corporation)

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

                                    Year Ended October 31, 1997
                           --------------------------------------------------
                             Fluor       Massey     Pro Forma
                           Historical  Historical  Adjustments   Pro Forma (1)
                           ----------  ----------  -----------   ------------
                              (in millions, except share and per share
                                              amounts)
Revenues.................. $14,298.5   $(1,077.9)                 $13,220.6
Costs and expenses
  Cost of revenues........  14,022.6      (923.2)                  13,099.4
  Corporate administrative
   and general expense....      13.2                                   13.2
  Interest income.........     (23.3)       17.6      (15.8)(2)       (21.5)
  Interest expense........      30.7        (0.5)      (8.2)(3)         9.8
                                                      (12.2)(4)
                           ---------   ---------                  ---------
    Total costs and
     expenses.............  14,043.2      (906.1)                  13,100.9
                           ---------   ---------                  ---------
Earnings before taxes.....     255.3      (171.8)                     119.7
Income tax expense........     109.1       (52.8)      14.1 (5)        70.4
                           ---------   ---------                  ---------
Net earnings.............. $   146.2   $  (119.0)                 $    49.3
                           =========   =========                  =========
Earnings per share
  Basic................... $    1.76                              $    0.61
                           =========                              =========
  Diluted................. $    1.75                              $    0.60
                           =========                              =========
Shares used to calculate
 earnings per share (in
 thousands)
  Basic...................    83,091                 (1,850)(6)      81,241
                           =========                 ======       =========
                                                     (1,850)(6)
  Diluted.................    83,478                    (10)(7)      81,618
                           =========                 ======       =========

--------
(1) Management estimates that one-time pretax expenditures of approximately $20 to $25 million will be required to complete the Distribution. These costs have not been reflected in the consolidated pro forma financial statements.

(2) Represents the elimination of interest income earned by Massey on its intercompany loans to Fluor Corporation and investment in Fluor Corporation commercial paper.

(3) Reduced interest expense arising from the repayment of $131.0 million of short-term borrowings at a weighted average effective interest rate of 6.25 percent.

(4) Reduced interest expense arising from the elimination at the date of issue of $300 million of Senior Notes at 6.95% that will remain with Massey. See "Financing."

(5) The impact of the pretax pro forma adjustments on income tax expense, at the combined federal/state net statutory tax rate of 39 percent.

(6) Represents a reduction in the number of shares outstanding resulting from Fluor Corporation's anticipated buyback of 1.85 million shares of its common stock upon the settlement of its forward purchase contract in connection with the completion of the Distribution.

(7) The elimination of dilutive shares associated with Massey employee stock options.

                             NEW FLUOR CORPORATION
                  (Accounting Successor to Fluor Corporation)

                   UNAUDITED PRO FORMA STATEMENT OF EARNINGS

                                         Nine Months Ended July 31, 2000
                                   ---------------------------------------------
                                     Fluor      Massey    Pro Forma       Pro
                                   Historical Historical Adjustments   Forma (1)
                                   ---------- ---------- -----------   ---------
                                    (in millions, except share and per share
                                                    amounts)
Revenues.........................   $8,458.9   $ (792.5)               $ 7,666.4
Costs and expenses
  Cost of revenues...............    8,207.7     (696.9)                 7,510.8
  Special provision..............      (17.9)                              (17.9)
  Corporate administrative and
   general expense...............       45.3                                45.3
  Interest income................      (14.5)      19.8     (12.9)(2)       (7.6)
  Interest expense...............       43.9       (0.2)     (5.9)(3)       22.2
                                                            (15.6)(4)
                                    --------   --------                ---------
    Total costs and expenses.....    8,264.5     (677.3)                 7,552.8
                                    --------   --------                ---------
Earnings before taxes............      194.4     (115.2)                   113.6
Income tax expense...............       57.8      (38.1)     12.0 (5)       35.8
                                                              4.1 (6)
                                    --------   --------                ---------
Net earnings.....................   $  136.6   $  (77.1)               $    77.8
                                    ========   ========                =========
Earnings per share
  Basic..........................   $   1.81                           $    1.06
                                    ========                           =========
  Diluted........................   $   1.79                           $    1.06
                                    ========                           =========
Shares used to calculate earnings
 per share-
 (in thousands)
  Basic..........................     75,340               (1,850)(7)     73,490
                                    ========               ======      =========
                                                           (1,850)(7)
  Diluted........................     76,345                 (940)(8)     73,555
                                    ========               ======      =========

--------
(1) Management estimates that one-time pretax expenditures of approximately $20 to $25 million will be required to complete the Distribution. These costs have not been reflected in the consolidated pro forma financial statements.
(2) Represents the elimination of interest income earned by Massey on its intercompany loans to Fluor Corporation and investment in Fluor Corporation commercial paper.
(3) Reduced interest expense arising from the repayment of $131.0 million of commercial paper at a weighted average effective interest rate of 6 percent.
(4) Reduced interest expense arising from the elimination of $300 million of Senior Notes at 6.95% that will remain with Massey. See "Financing."
(5) The impact of the pretax pro forma adjustments on income tax expense, at the federal statutory tax rate of 35 percent.
(6) Reversal of the tax benefit of the operating losses and tax credits of Appalachian Synfuel, LLC due to the Distribution.
(7) Represents a reduction in the number of shares outstanding resulting from Fluor Corporation's anticipated buyback of 1.85 million shares of its common stock upon the settlement of its forward purchase contract in connection with the completion of the Distribution.
(8) The elimination of dilutive shares associated with the Fluor Corporation forward purchase contract and Massey employee stock options.

                             NEW FLUOR CORPORATION
                  (Accounting Successor to Fluor Corporation)

                       UNAUDITED PRO FORMA BALANCE SHEET

                                              As of July 31, 2000
                                  ----------------------------------------------
                                    Fluor      Massey     Pro Forma       Pro
                                  Historical Historical  Adjustments   Forma (1)
                                  ---------- ----------  ------------- ---------
                                                 (in millions)
Assets
Current Assets
 Cash and cash equivalents.......  $  105.6  $    (5.1)                $  100.5
 Accounts and notes receivable...     826.7     (168.2)                   658.5
 Contract work in progress.......     449.5                               449.5
 Deferred taxes..................     126.1       (7.5)                   118.6
 Inventory and other current
  assets.........................     315.3     (145.1)                   170.2
                                   --------  ---------                 --------
   Total current assets..........   1,823.2     (325.9)                 1,497.3
Net property, plant and
 equipment.......................   2,314.8   (1,548.6)                   766.2
Investments and goodwill.........     238.4                               238.4
Deferred taxes...................                            65.1  (2)     65.1
Other............................     500.2     (212.2)      (2.2) (3)    311.3
                                                             25.5  (4)
                                   --------  ---------                 --------
                                   $4,876.6  $(2,086.7)                $2,878.3
                                   ========  =========                 ========
Liabilities and Shareholders'
 Equity
Current Liabilities
 Trade accounts payable..........  $  709.8  $  (111.7)                $  598.1
 Short-term debt.................     425.5                  25.5  (4)    320.0
                                                           (131.0) (5)
 Advance billings on contracts...     443.9                               443.9
 Accrued salaries, wages and
  benefit plans..................     274.8      (22.9)                   251.9
 Other accrued liabilities.......     240.8      (63.0)      (8.7) (3)    169.1
                                   --------  ---------                 --------
   Total current liabilities.....   2,094.8     (197.6)                 1,783.0
Long-term debt due after one
 year............................     317.6                (300.0) (3)     17.6
Deferred taxes...................     182.3     (247.4)      65.1  (2)      --
Other noncurrent liabilities.....     636.0     (250.6)                   385.4
Shareholders' Equity
 Common stock....................      47.3                 (46.6) (6)      0.7
 Additional capital..............     210.2                  46.6  (6)    157.8
                                                            (99.0) (5)
 Retained earnings...............   1,454.9                 306.5  (3)    595.9
                                                            230.0  (5)
                                                         (1,391.1) (6)
                                                             (4.4) (7)
 Unamortized executive stock
  plan expense...................     (26.1)                  4.4  (7)    (21.7)
 Accumulated other comprehensive
  income.........................     (40.4)                              (40.4)
 Net investment by Fluor
  Corporation....................             (1,391.1)   1,391.1  (6)      --
                                   --------  ---------                 --------
   Total shareholders' equity....   1,645.9   (1,391.1)                   692.3
                                   --------  ---------                 --------
                                   $4,876.6  $(2,086.7)                $2,878.3
                                   ========  =========                 ========

--------
(1) Management estimates that one-time pretax expenditures of approximately $20 to $25 million will be required to complete the Distribution. These costs have not been reflected in the consolidated pro forma financial statements.
(2) Reclassification of remaining deferred tax balance to the appropriate balance sheet category.
(3) Represents the elimination of the $300 million of Fluor Corporation 6.95% Senior Notes due March 1, 2007 and related accrued interest. Following the Distribution the Notes will become an obligation of Massey.
(4) Fluor Corporation commercial paper held by Massey that will be retired at the time of the Distribution. Such amount will be funded by Fluor Corporation through the issuance of commercial paper to third party investors.
(5) At the effective time of the Distribution, Massey will issue approximately $230 million of commercial paper, the proceeds of which will be transferred to Fluor Corporation to repay existing Fluor Corporation indebtedness, primarily commercial paper ($131.0 million), and to settle Fluor Corporation's forward purchase contract to buy back 1.85 million shares of its common stock ($99.0 million). See "Financing."
(6) Adjustment of shareholders' equity balances to reflect the capital structure of Fluor Corporation.
(7) To eliminate restricted stock held by Massey employees.

                               FLUOR CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          NINE MONTHS ENDED JULY 31, 2000 COMPARED WITH JULY 31, 1999

   The following discussion and analysis is provided to increase understanding of, and should be read in conjunction with, the condensed consolidated financial statements and accompanying notes and Fluor Corporation's annual financial statements and the related management's discussion and analysis thereof contained elsewhere in this Proxy Statement. For purposes of reviewing this document "operating profit" is calculated as revenues less cost of revenues excluding: special provision; corporate administrative and general expense; interest expense; interest income; domestic and foreign income taxes; gain or loss on discontinued operations; the cumulative effect of a change in accounting principles; and certain other miscellaneous non-operating income and expense items which are immaterial.

   In this Proxy Statement, "Fluor Corporation" refers to Fluor Corporation on or prior to the Distribution Date, "New Fluor" refers to the newly created entity named Fluor Corporation whose shares are being distributed to shareholders in the Distribution, and "Massey" refers to A.T. Massey Coal Company, Inc., a subsidiary of Fluor Corporation prior to the Distribution, and to Fluor Corporation following the Distribution Date, which will change its name to Massey Energy Company.

Results of Operations

   Revenues for the nine month period ended July 31, 2000 decreased 11 percent compared with the same period of 1999. Net earnings for the nine month period ended July 31, 2000 were $136.6 million, compared with net earnings of $28.3 million for the same period of 1999. The 1999 net earnings include the effect of a $136.5 million pretax special provision ($119.8 million after tax, or $1.59 per diluted share). The special provision is not allocated to Fluor Corporation's business segments. Operating results for the nine months ended July 31, 2000 were impacted by several nonrecurring transactions. Nonrecurring credits of $12.0 million were recorded which related to the recovery of excise taxes paid on coal export sales by the Coal segment plus related interest of $5.3 million. The taxes were determined to be unconstitutional by a 1998 federal district court decision and the Internal Revenue Service has recently issued procedures for obtaining refunds of the excise taxes. Additionally, $17.9 million of the special provision recorded in 1999 was reversed into earnings as a result of the Company's decision to retain ownership and remain in its current office location in Camberley, U.K. Lastly, the Fluor Global Services segment recorded a nonrecurring charge in the amount of $19.3 million relating to the write-off of certain assets and the loss on the sale of a European-based consulting business. Excluding all nonrecurring items, net earnings from operations for the nine months ended July 31, 2000 were $125.8 million ($1.65 per diluted share), compared with $148.1 million ($1.96 per diluted share) for the 1999 period. As discussed in greater detail in the following section, the Fluor Daniel segment has recorded significant provisions for cost overruns on one project during 2000 and for process design problems on another project during 1999.

Fluor Daniel

   Revenues and operating profit for the Fluor Daniel segment for the nine month periods ended July 31, 1999 and 2000 are summarized as follows:

                                                                 1999     2000
                                                               -------- --------
                                                                 (in millions)
   Revenues................................................... $6,598.2 $5,444.2
   Operating profit........................................... $  128.2 $   82.4

   Revenues declined by 17 percent for the nine months ended July 31, 2000 compared with the same period of 1999, primarily due to a reduction in work performed which is consistent with the downward trend in new awards experienced during 1999 and 1998.

   During the nine months ended July 31, 2000, Fluor Daniel recorded a provision of $60 million, representing its equal share of cost overruns on a Duke/Fluor Daniel lump sum power project in Dearborn, Michigan. Duke/Fluor Daniel is a joint-venture partnership between Duke Energy and Fluor Daniel. The Dearborn project has been impacted by a number of adverse factors, including labor productivity and substantial scope of work changes.

   Operating profit for the nine months ended July 31, 1999 included a provision totaling $64 million for process design problems on the Murrin Murrin nickel cobalt project in Western Australia. Fluor Daniel anticipates recovering a portion of that amount and, accordingly, recorded $44 million in potential insurance recoveries during the same period. The result was a negative $20 million impact for the 1999 nine month period. Partially offsetting this was the recognition of $10 million of earnings from a project in Indonesia. Realization of these earnings had been in question primarily due to the uncertainty of collection of certain progress billings. The collection of the billings combined with the resolution of other normal project completion contingencies during the 1999 period, resulted in recognition of project earnings in accordance with contract accounting principles. Expressed as percentages of revenues, operating margins were 1.5 percent for the nine month period ended July 31, 2000, compared with 1.9 percent for the comparable period of 1999. Excluding the loss provisions and recoveries discussed above, operating margin has increased to 2.6 percent for the nine months ended July 31, 2000, compared with 2.1 percent during the corresponding 1999 period. This increase has resulted from improvements in both overhead cost management and project margins during 2000.

   New awards for the nine months ended July 31, 2000 and 1999 were $4.1 billion and $3.9 billion, respectively. Approximately 48 percent of the new awards for the nine months ended July 31, 2000 were for projects located outside of the United States. The increase in 2000 new awards compared with 1999 reflects substantial new awards in the Mining business unit, partially offset by lower new awards due to deferred capital spending in the chemicals industry.

   The following table sets forth backlog for each of the segment's business units:

                                                       July               July
                                                       31,   October 31,  31,
                                                       1999     1999      2000
                                                      ------ ----------- ------
                                                            (in millions)
   Chemicals & Life Sciences......................... $2,292   $1,964    $1,159
   Oil, Gas & Power..................................  2,530    2,583     2,825
   Mining............................................    716      657     1,002
   Manufacturing.....................................  1,282    1,170       865
   Infrastructure....................................    435      396       382
                                                      ------   ------    ------
   Total backlog..................................... $7,255   $6,770    $6,233
                                                      ======   ======    ======
   United States..................................... $3,032   $2,870    $2,939
   International.....................................  4,223    3,900     3,294
                                                      ------   ------    ------
   Total backlog..................................... $7,255   $6,770    $6,233
                                                      ======   ======    ======

   The decrease in total backlog compared with July 31, 1999 is consistent with the reduced levels of new awards in the prior two years, reflecting both the lingering impact of deferred capital spending by clients and Fluor Corporation's continuing emphasis on greater project selectivity. Although backlog reflects business which is considered to be firm, cancellations or scope adjustments may occur. Backlog is adjusted to reflect any known project cancellations, deferrals and revised project scope and cost, both upward and downward.

Fluor Global Services

   Revenues and operating profit for the Fluor Global Services segment for the nine month periods ended July 31, 1999 and 2000 are summarized as follows:

                                                                 1999     2000
                                                               -------- --------
                                                                 (in millions)
   Revenues................................................... $2,152.3 $2,203.6
   Operating profit........................................... $   56.4 $   71.4

   Revenues increased by 2 percent for the nine month period ended July 31, 2000 compared with the same period of 1999. Revenue gains by the Telecommunications and Operations & Maintenance business units during 2000 have more than offset declines experienced by the other business units.

   Operating profits have increased as the result of both higher project gross margins and reductions in overhead. Operating profit for the nine months ended July 31, 2000 includes a $19.3 million charge relating to the write-off of certain assets and a loss on the sale of a European-based consulting business. Excluding this 2000 impact, operating profit for the nine month period ended July 31, 2000 increased to $90.7 million from $56.4 million in the comparable period of 1999.

   New awards for the nine months ended July 31, 2000 and 1999 were $2.2 billion and $1.1 billion, respectively. Approximately 24 percent of the new awards for the nine months ended July 31, 2000 were for projects located outside of the United States. The increase in new awards during 2000 compared with 1999 is due to higher Telecommunications and Operations & Maintenance awards.

   The following table sets forth backlog for each of the segment's business units:

                                                  July 31, October 31, July 31,
                                                    1999      1999       2000
                                                  -------- ----------- --------
                                                          (in millions)
   Fluor Federal Services........................  $  326    $  710     $  178
   Telecommunications............................     585       525      1,017
   Operations & Maintenance......................     945     1,127      1,363
   Other.........................................      14        10          1
                                                   ------    ------     ------
     Total backlog...............................  $1,870    $2,372     $2,559
                                                   ======    ======     ======

   United States.................................  $1,657    $2,137     $1,984
   International.................................     213       235        575
                                                   ------    ------     ------
     Total backlog...............................  $1,870    $2,372     $2,559
                                                   ======    ======     ======

   The increase in total backlog is consistent with the growth in new awards. Although backlog reflects business which is considered to be firm, cancellations or scope adjustments may occur. Backlog is adjusted to reflect any known project cancellations, deferrals and revised project scope and cost, both upward and downward.

Coal

   Revenues and operating profit for the Coal segment for the nine month periods ended July 31, 1999 and 2000 are summarized as follows:

                                                                    1999   2000
                                                                   ------ ------
                                                                   (in millions)
   Revenues....................................................... $794.3 $797.3
   Operating profit............................................... $104.1 $101.5

   Revenues have remained essentially flat for the nine month period ended July 31, 2000 compared with the same period of 1999. The volume of steam coal sold has increased significantly during the current year (17 percent for the first nine months of 2000 compared with 1999). The volume of the higher priced metallurgical coal has decreased by 6 percent during that same period. The average realized prices for both steam and metallurgical coal have declined during the current year, by 6 percent for both types of coal compared with the same period in 1999. The metallurgical coal market continues to be adversely affected by a weak coal export market and the slow recovery of the domestic steel market. Demand is weak for U.S. coal exported to foreign markets as the U.S. dollar remains strong. The market for steam coal, which is used to fire electric-generating plants, continues to be adversely impacted by high customer inventory levels resulting from recent mild weather and competition from western coals, which is increasing its penetration of the traditional eastern coal market areas.

   Operating profit for the nine months ended July 31, 2000 includes a $12.0 million credit for excise taxes paid on coal export sales tonnage. The payment of excise taxes on export coal was determined to be unconstitutional by a 1998 federal district court decision and the Internal Revenue Service recently issued procedures for obtaining refunds related to such excise taxes.

   Cost of sales on a per ton of coal sold basis, excluding the excise tax credit, increased by approximately 1 percent during the nine months ended July 31, 2000 compared with the same period of 1999. The Coal segment has experienced recent operational problems and encountered adverse geologic conditions at several mines which have resulted in material increases in the cost per ton of coal sold. Such increases more than offset the cost reductions that had been achieved during the nine months ended July 31, 2000. Indirect costs (which include depreciation, depletion and amortization and administrative expenses) declined by 1 percent during the first nine months of 2000 compared with the same period of 1999 as the result of lower administrative expenses, due in part to reduced accruals related to long term executive compensation plans.

   Partially offsetting the impact of operational problems on operating profit has been an increase in gains from the sale or exchange of coal reserves in place. As the Coal segment manages its coal reserves, it regularly sells or exchanges non-strategic reserves for reserves located in more synergistic locations. During the first nine months of 2000, the Coal segment realized gains of $26.5 million from such transactions, compared with gains of $10.2 million during the first nine months of 1999.

   The geologic conditions encountered at one mine during the nine months ended July 31, 2000 may necessitate a charge of between $5 to $9 million during the final quarter of 2000, depending on an evaluation of mining conditions and the resulting recoverability of mine development costs.

   Harman Mining Corporation and certain of its affiliates (collectively "Harman") filed a breach of contract action against Wellmore Coal Corporation, a former Massey subsidiary, in Buchanan County, Virginia Circuit Court. In May 2000, in a trial to determine liability only, Harman received a jury verdict that Wellmore breached the contract. On August 24, 2000, as part of the damages phase of the trial, a jury awarded damages in the amount of $6 million. Massey intends to appeal the award and will defend the action vigorously.

Fluor Signature Services

   The Fluor Signature Services segment, which was created to provide business and administrative support services to the operating units with distinct profit-and-loss accountability, officially began operations at the start of fiscal 2000. External revenues during the first nine months of the year totaled $13.8 million. The segment reported an operating profit of $0.7 million during the nine months ended July 31, 2000.

Strategic Reorganization Costs

   In March 1999, Fluor Corporation announced a new strategic direction, including a reorganization of the operating units and administrative functions of its engineering and construction segment. In connection with this reorganization, Fluor Corporation recorded during the nine months ended July 31, 1999 a special provision of $136.5 million pretax to cover direct and other reorganization related costs, primarily for personnel, facilities and asset impairment adjustments. During the nine months ended July 31, 2000, $17.9 million of the special provision was reversed into earnings as a result of Fluor Corporation's decision to retain ownership and remain in its current office location in Camberley, U.K.

   Fluor Corporation continues to implement this reorganization plan. To date, slightly more than 5,000 jobs have been eliminated with additional separations to be completed by the end of the fiscal year. Two offices were closed during the nine months ended July 31, 2000. These closures and the decision to retain facilities in Camberley, bring total offices closed to 15 thus completing the office utilization initiatives under the reorganization plan.

   The special provision liability as of July 31, 2000 totaled $17.0 million and is comprised of $12.4 million for personnel costs and $4.6 million for lease termination costs. The remaining liability for personnel costs will be substantially utilized by year-end. The remaining liability associated with abandoned lease space will be amortized as an offset to lease expense over the remaining life of the respective leases starting on the date of abandonment.

Other

   Net interest expense for the nine month period ended July 31, 2000 increased by $5.5 million compared with the corresponding period of 1999 as the combined result of a decline in interest income resulting from lower average cash balances outstanding during 2000, higher levels of short-term debt, and an increase in interest rates for commercial paper during the latter part of the 2000 period. These factors were partially offset by a nonrecurring interest credit of $5.3 million associated with the Coal segment's excise tax recovery.

   Corporate administrative and general expense for the nine months ended July 31, 2000 was $4.8 million higher compared with the same period in 1999 as the net result of several factors. Development costs associated with Fluor Corporation's knowledge management and global sales development programs have increased current year expenses significantly. Costs related to Fluor Corporation's Enterprise Resource Management system, Knowledge@Work, totaled $15.8 million for the first nine months of 2000. Expenditures of $5.1 million for this program started during the third quarter of 1999. The Global Business Development organization had expenditures during the nine months ended July 31, 2000 of $14.8 million. Higher expenses in these areas were partially offset during the 2000 period by the reversal of previously recorded long-term (stock-based) incentive compensation expense as a result of the decline in trading prices of Fluor Corporation stock during the period.

   Fluor Corporation's effective tax rate during 1999 was significantly impacted by the special provision due to certain non-U.S. items that did not receive full tax benefit. The reversal of a portion of the reserve during the nine months ended July 31, 2000 had an offsetting positive impact on the effective tax rate. However, that benefit was substantially offset by the absence of a tax benefit on the nonrecurring charge for disposition of the European-based consulting business recorded by Fluor Global Services during the same period. The nonrecurring item recorded by the Coal segment and associated interest did not impact the effective tax rate. Excluding the impacts of the special provision in each year and the nonrecurring charge recorded by Fluor Global Services during the 2000 period, the effective tax rate in the nine month period ended July 31, 2000 was 29.5 percent, compared with 32.8 percent during the corresponding period of 1999. The current year decrease has resulted from the successful implementation of a number of tax reduction initiatives.

Financial Position and Liquidity

   At July 31, 2000, Fluor Corporation had cash and cash equivalents of $105.6 million and a total debt to total capital ratio of 31.1 percent, compared with cash and cash equivalents of $209.6 million and a total debt to total capital ratio of 26.3 percent at the end of fiscal year 1999.

   Cash flow provided by operating activities was $90.3 million during the nine month period ended July 31, 2000, compared with $304.5 million during the same period in 1999. This change is primarily due to an increase in net operating assets and liabilities associated with engineering and construction activities. The level of operating assets and liabilities is affected from period to period by the mix, stage of completion and commercial terms of engineering, procurement and construction projects.

   Cash utilized by investing activities totaled $299.4 million during the nine month period ended July 31, 2000 compared with $246.6 million during the same period in 1999. Capital expenditures increased by $23.2 million, including $47.0 million of capitalized costs for Knowledge@Work during the first nine months of 2000. Proceeds from the sale of property, plant and equipment were $21.3 million lower in the first nine months of 2000 compared with that same period in 1999, reflecting the cyclical nature of the equipment sale/rental business. Fluor Corporation completed the sale of its ownership interest in Fluor Daniel GTI, Inc. during the first quarter of 1999 and received proceeds totaling $36.3 million.

   Cash provided by financing activities totaled $105.1 million during the nine month period ended July 31, 2000 compared with cash utilized of $160.5 million for the same period in 1999. During the first nine months of fiscal year 2000, Fluor Corporation increased its short-term borrowings by $171.8 million, including increases in commercial paper of $159.8 million and notes payable to banks of $12.0 million. In addition, Fluor Corporation increased its note payable to affiliate by $9.0 million during the first nine months of fiscal year 2000. Dividends paid during the first nine months of 2000 were $57.0 million ($0.75 per share) compared with $45.5 million ($0.60 per share) for the same period in 1999. In connection with a stock buyback program approved by the Board of Directors on March 8, 2000, Fluor Corporation purchased 747,000 shares of its outstanding common stock for $23.0 million during the second quarter of 2000. Up to 7.5 million shares of common stock may be repurchased under the program. The repurchase program was suspended in the third quarter. The repurchase program is being funded from operating cash flow and supplemented by short-term credit facilities as repurchase opportunities arise.

   Fluor Corporation has on hand and access to sufficient sources of funds to meet its anticipated operating needs. Significant short- and long-term lines of credit are maintained with banks which, along with cash on hand, provide adequate operating liquidity. Liquidity is also provided by Fluor Corporation's commercial paper program.

Financial Instruments

   Fluor Corporation has a forward purchase contract for 1,850,000 shares of its common stock. The contract matures in October 2000 and gives Fluor Corporation the ultimate choice of settlement option, either physical settlement or net share settlement. As of July 31, 2000, the contract settlement cost per share exceeded the current market price per share by $23.70.

   If during the term of the contract, the price of Fluor Corporation's stock falls to certain levels, as defined in the contract, the holder of the contract has the right to require Fluor Corporation to register the shares or, if the price declines beyond a stated level, to settle the contract at Fluor Corporation's choice of settlement option.

   Fluor Corporation utilizes forward exchange contracts to hedge foreign currency transactions entered into in the ordinary course of business and not to engage in currency speculation. At July 31, 2000 and October 31, 1999, Fluor Corporation had forward foreign exchange contracts of less than eighteen months duration, to exchange principally Euros, British pounds, Australian dollars, Canadian dollars, Dutch guilders and German marks for U.S. dollars. The total gross notional amount of these contracts at July 31, 2000 and October 31, 1999 was $28 million and $124 million, respectively. Forward contracts to purchase foreign currency amounted to $1 million and $122 million at July 31, 2000 and October 31, 1999, respectively. Forward contracts to sell foreign currency totaled $27 million and $2 million at July 31, 2000 and October 31, 1999, respectively.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes new standards for recording derivatives in interim and annual financial statements. This statement, as amended, is effective for Fluor Corporation's fiscal year 2001. Management does not anticipate that the adoption of the new statement will have a significant impact on the results of operations or the financial position of Fluor Corporation.

                               FLUOR CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                       THREE YEARS ENDED OCTOBER 31, 1999

   The following discussion and analysis is provided to increase understanding of, and should be read in conjunction with, the consolidated financial statements and accompanying notes. For purposes of reviewing this document "operating profit" is calculated as revenues less cost of revenues excluding: corporate administrative and general expense; interest expense; interest income; domestic and foreign income taxes; gain or loss on discontinued operations; the cumulative effect of a change in accounting principles; and certain other miscellaneous non-operating income and expense items which are immaterial.

Results of Operations

   As a result of a strategic reorganization, during 1999 Fluor Corporation realigned its operating units into four business segments (which Fluor Corporation refers to as Strategic Business Enterprises): Fluor Daniel, Fluor Global Services, Coal and Fluor Signature Services. The Fluor Daniel segment provides design, engineering, procurement and construction services on a worldwide basis to an extensive range of industrial, commercial, utility, natural resources and energy clients. The Fluor Global Services segment, which includes American Equipment Company, TRS Staffing Solutions, Fluor Federal Services, Telecommunications, Operations & Maintenance and Consulting Services, provides outsourcing and asset management solutions to its customers. The Coal segment produces, processes and sells high-quality, low-sulfur steam coal for the utility industry as well as industrial customers, and metallurgical coal for the steel industry. Fluor Signature Services, which commenced operations on November 1, 1999, was created to provide business administration and support services for the benefit of the company and ultimately, to unaffiliated customers.

   To implement the reorganization, Fluor Corporation recorded a special provision of $117.2 million. See "Strategic Reorganization Costs" elsewhere in Management's Discussion and Analysis. The provision was not allocated to the business segments.

Fluor Daniel Segment

   Total 1997 new awards were $10.4 billion compared with $8.2 billion in 1998 and $4.8 billion in 1999. The following table sets forth new awards for each of the segment's business units:

                                                         Year Ended October
                                                                 31,
                                                        -----------------------
                                                         1997     1998    1999
                                                        -------  ------  ------
                                                            (in millions)
Chemicals & Life Sciences.............................. $ 4,166  $3,053  $1,211
                                                             40%     37%     25%
Oil, Gas & Power.......................................   2,814   2,302   2,599
                                                             27%     28%     55%
Mining.................................................   1,595     464      26
                                                             15%      6%      1%
Manufacturing..........................................   1,741   1,856     785
                                                             17%     23%     16%
Infrastructure.........................................      50     498     136
                                                              1%      6%      3%
                                                        =======  ======  ======
Total new awards....................................... $10,366  $8,173  $4,757
                                                            100%    100%    100%
                                                        =======  ======  ======
United States.......................................... $ 3,885  $4,112  $2,267
                                                             37%     50%     47%
International..........................................   6,481   4,061   2,490
                                                             63%     50%     53%
                                                        =======  ======  ======
Total new awards....................................... $10,366  $8,173  $4,757
                                                            100%    100%    100%
                                                        =======  ======  ======

   New awards in 1999 were lower compared with 1998, reflecting both the lingering impact of deferred capital spending by clients, primarily in the petrochemical and mining industries, and Fluor Corporation's continuing emphasis on greater project selectivity. The large size and uncertain timing of complex, international projects can create variability in the company's award pattern; consequently, future award trends are difficult to predict with certainty. However, given the improving global economic conditions, including significantly higher oil prices and the recent stabilizing of commodity prices, the company is optimistic about the level of new awards in 2000.

   Since 1997 the trend in new awards activity within each business unit reflects the impact of the economic conditions and operating strategies noted above. There were no individual new awards in excess of $550 million in either 1999 or 1998. New awards for the Chemicals & Life Sciences business unit in 1997 included the $1.9 billion Yanpet project, a petrochemical complex in Saudi Arabia. The Mining business unit's new awards are down significantly from 1997 primarily due to depressed commodity prices, thereby limiting new projects, as well as this unit's focus on project selectivity. The decrease in new awards in 1999 compared with 1998 and 1997 for the Manufacturing business unit is primarily the result of an increased focus on project selectivity.

   Backlog at October 31, 1997, 1998 and 1999 was $12.3 billion, $10.4 billion and $6.8 billion, respectively. The decrease in total backlog is consistent with the downward trend in new awards. Work performed on existing projects has exceeded new awards in both 1998 and 1999. The decrease in backlog from projects located outside the United States at October 31, 1999, resulted from work performed on international projects such as a copper and gold mine in Indonesia and the aforementioned petrochemical project in Saudi Arabia, in addition to a 39 percent decrease in international-related new awards. Although backlog reflects business which is considered to be firm, cancellations or scope adjustments may occur. Backlog is adjusted to reflect any known project cancellations, deferrals and revised project scope and cost, both upward and downward.

   Fluor Daniel revenues decreased to $8.4 billion in 1999 compared with $9.7 billion in 1998 and $10.2 billion in 1997, primarily due to a continuing decline in the volume of work performed. The decline in revenues is consistent with the downward trend in new awards, reflecting both deferred capital spending by clients as well as Fluor Corporation's emphasis on project selectivity. Fluor Daniel operating profit was $160 million in 1999, $161 million in 1998 and $70 million in 1997. Despite a 14 percent decline in revenues, operating margins for the year ended October 31, 1999 improved over the same period in 1998, primarily due to improved project execution. Operating results for the year ended October 31, 1997, reflect provisions totaling $118.2 million recorded for estimated losses on certain contracts and adjustments to project-related investments and accounts receivable. Results for 1997 also included charges totaling $25.4 million related to implementation of certain cost reduction initiatives.

   Results for the year ended October 31, 1999 for Fluor Daniel include a provision totaling $84 million for process design problems which arose on its Murrin Murrin Nickel Cobalt project located in Western Australia. Fluor Corporation anticipates recovering a portion of this amount and, accordingly, has recorded $64 million in expected insurance recoveries. The result on operating profit was a negative $20 million impact which reflects costs in excess of contract maximums and which are not otherwise recoverable from any insurance coverage. During the fourth quarter of 1999, Fluor Daniel completed a more definitive estimate of costs required to address the design problems and potential insurance recoveries. As a result of this effort, both the estimated cost and expected insurance recovery amounts discussed above include an upward revision of $20 million.

   The majority of Fluor Daniel's engineering and construction contracts provide for reimbursement of costs plus a fixed or percentage fee. In the highly competitive markets served by this segment, there is an increasing trend for cost-reimbursable contracts with incentive-fee arrangements and fixed or unit price contracts. In certain instances, Fluor Daniel has provided guaranteed completion dates and/or achievement of other performance criteria. Failure to meet schedule or performance guarantees or increases in contract costs can result in non-recoverable costs, which could exceed revenues realized from the project. Fluor Daniel continues to focus on improving operating margins by enhancing selectivity in the projects it pursues, lowering overhead costs and improving project execution.

   The Fluor Daniel segment made no significant business acquisitions during 1997, 1998 or 1999.

Fluor Global Services Segment

   Total new awards in each of 1997 and 1998 were $1.8 billion, compared with $2.0 billion in 1999. The following table sets forth new awards for each of the segment's business units:

                                                          Year Ended October
                                                                 31,
                                                         ----------------------
                                                          1997    1998    1999
                                                         ------  ------  ------
                                                            (in millions)
   Fluor Federal Services............................... $  497  $  451  $  582
                                                             28%     25%     29%
   Telecommunications...................................    277      30     646
                                                             16%      2%     32%
   Operations & Maintenance.............................    713   1,106     772
                                                             41%     61%     38%
   Consulting Services and Other........................    269     232      32
                                                             15%     12%      1%
                                                         ------  ------  ------
   Total new awards..................................... $1,756  $1,819  $2,032
                                                            100%    100%    100%
                                                         ======  ======  ======
   United States........................................ $1,558  $1,524  $1,928
                                                             89%     84%     95%
   International........................................    198     295     104
                                                             11%     16%      5%
                                                         ------  ------  ------
   Total new awards..................................... $1,756  $1,819  $2,032
                                                            100%    100%    100%
                                                         ======  ======  ======

   New awards in 1999 were higher compared with 1998, as a result of an increase in telecommunications projects. New awards in 1998 were slightly higher than 1997 primarily due to the renewal of facility management service contracts for IBM at various facilities located throughout the United States. Because of the nature of the services performed by Fluor Global Services, primarily related to American Equipment Company (AMECO) and TRS Staffing Solutions, a significant portion of this segment's activities are not includable in backlog.

   Backlog at October 31, 1997, 1998 and 1999 was $2.1 billion, $2.2 billion and $2.4 billion, respectively. The increase in total backlog is consistent with the increasing trend in new awards. The backlog of Fluor Global Services is concentrated in the United States, representing approximately 92 percent, 88 percent and 90 percent of the total backlog at the end of 1997, 1998 and 1999, respectively. Although backlog reflects business that is considered to be firm, cancellations or scope adjustments may occur. Backlog is adjusted to reflect any known project cancellations, deferrals and revised project scope and cost, both upward and downward.

   Fluor Global Services revenues increased to $2.9 billion in 1999 compared with $2.6 billion in 1998, as the result of higher revenues in its AMECO, Fluor Federal Services and Telecommunications business units. The decline in Fluor Global Services revenues from $3.0 billion in 1997 to $2.6 billion in 1998 was primarily due to a reduction in revenues related to its environmental strategies business which was phased out during 1998. Operating profit for the segment was $52 million in 1997, $81 million in 1998 and $92 million in 1999. Gross margin in 1999 declined to 9.4 percent from 11.2 percent in 1998 primarily due to the AMECO business unit, which is being adversely impacted by the increasingly competitive equipment sale and rental industry. Despite the lower gross margin, operating profit increased in 1999 compared with 1998 primarily due to the elimination of certain unprofitable operations which negatively impacted 1998. The improvement in operating results in 1998 as compared with 1997 is due primarily to losses incurred during 1997 by various unprofitable business units that were eliminated in 1998.

   The majority of Fluor Global Services' contracts provide for reimbursement of costs plus a fixed or percentage fee. Due to intense competitive market conditions, there is an increasing trend for contracts with incentive-fee arrangements or fixed or unit price contracts. In certain instances, contracts provide guaranteed completion dates and/or achievement of other performance criteria. Failure to meet schedule or performance guarantees or increases in contract costs can result in non-recoverable costs, which could exceed revenues realized from the project.

   In December 1996, TRS Staffing Solutions, the segment's temporary personnel services business unit, acquired the ConSol Group; in May 1997, AMECO acquired the SMA Companies; and, in June 1997, AMECO acquired J.W. Burress, Inc. These businesses, in addition to other smaller acquisitions, were purchased for a total of $142 million.

   All acquisitions have been accounted for under the purchase method of accounting and their results of operations have been included in Fluor Corporation's consolidated financial statements from the respective acquisition dates. If these acquisitions had been made at the beginning of 1997, pro forma consolidated results of operations would not have differed materially from actual results.

   In October 1998, Fluor Corporation entered into an agreement to sell its ownership interest in Fluor Daniel GTI, Inc. ("FD/GTI"), an environmental services company. Under terms of the agreement, Fluor Corporation sold its 4,400,000 shares in FD/GTI for $8.25 per share, or $36.3 million in cash, on December 3, 1998. This transaction did not have a material impact on Fluor Corporation's results of operations or financial position. In August 1997, Fluor Corporation completed the sale of ACQUION, a global provider of supply chain management services, for $12 million in cash, resulting in a pre-tax gain of $7 million.

Coal Segment

   Revenues and operating profit from Coal operations in 1999 were $1.08 billion and $147 million, respectively, compared with $1.13 billion and $173 million in 1998. Revenues and operating profit in 1997 were $1.08 billion and $155 million, respectively.

   Revenues decreased $44 million in 1999 compared with 1998 primarily due to the combination of a reduction in volume of the higher priced metallurgical coal and a decline in prices. Metallurgical coal volume decreased nearly 18 percent during 1999 compared with 1998. This decrease was more than offset by an increase in lower priced steam coal volume. Also contributing to the decline in coal revenues were lower realized prices for both steam and metallurgical coal. Steam coal prices declined 4 percent while metallurgical coal prices declined 2 percent. The metallurgical coal market continues to be adversely affected by steel imports from outside the United States and a weak U.S. coal export market. The imports have reduced demand for steel produced in the United States and thereby reduced U.S. demand for metallurgical coal, which is used in steel production. Demand is weak for U.S. coal exported to foreign markets as the U.S. dollar remains strong and the Asian economies slowly recover from their financial crises. Additionally, the market for steam coal, which is used to fire electric-generating plants, continues to be impacted by high customer inventory levels resulting from last year's mild winter and competition from western coals, which continue to penetrate the traditional eastern coal market areas. Gross profit for the year ended October 31, 1999 is down slightly from the same period in 1998 as a result of lower metallurgical coal sales volume and lower prices for both metallurgical and steam coal. Operating profit for 1999 is lower than 1998 due to higher fixed costs, primarily depreciation, depletion and amortization, as volume levels have remained relatively flat.

   The market conditions described above have placed pressure on both the sales volume and pricing outlook for 2000. Fluor Corporation continues to focus on reducing mining production costs through expansion of its surface mining capabilities and utilization of longwall mining.

   Revenues increased $46 million in 1998 compared with 1997 primarily due to increased sales volume of metallurgical coal, partially offset by lower steam coal prices. Metallurgical coal revenues increased 11 percent primarily due to higher demand by steel producers. Steam coal revenues were flat on steady volume in 1998 as compared with 1997, while steam coal prices declined approximately 3 percent as overall demand was down due to both a mild winter and summer in 1998. Gross profit increased by 15 percent and operating profit increased by 12 percent in 1998 compared with 1997, primarily due to reduced production costs and an increased proportion of higher margin metallurgical coal sales, partially offset by lower steam coal prices.

   Coal segment acquisitions during the three years ended October 31, 1999 were primarily focused on the purchase of additional low-sulfur coal reserves in areas adjacent to existing mine and mill operations. All acquisitions have been accounted for under the purchase method of accounting and their results of operations have been included in Fluor Corporation's consolidated financial statements from the respective acquisition dates. If these acquisitions had been made at the beginning of the respective year acquired, pro forma consolidated results of operations would not have differed materially from actual results.

Strategic Reorganization Costs

   As noted above, during 1999 Fluor Corporation reorganized its engineering and construction operations. Fluor Corporation recorded a special provision of $117.2 million ($100.5 million after-tax) to cover direct and other reorganization related costs, primarily for personnel, facilities and asset impairment adjustments. The provision was initially recorded during the second quarter at the then estimated amount of $136.5 million ($119.8 million after-tax). Total estimated personnel costs associated with the reorganization were reduced during the fourth quarter as both the actual number of employee terminations as well as the cost per employee termination were lower than originally estimated.

   Under the reorganization plan, approximately 5,000 jobs are expected to be eliminated. The provision includes amounts for personnel costs for certain affected employees that are entitled to receive severance benefits under established severance policies or by government regulations. Additionally, outplacement services may be provided on a limited basis to some affected employees. The provision also reflects amounts for asset impairment, primarily for property, plant and equipment; intangible assets (goodwill); and certain investments. The asset impairments were recorded primarily because of Fluor Corporation's decision to exit certain non-strategic geographic locations and businesses. The carrying values of impaired assets were adjusted to their current market values based on estimated sale proceeds, using either discounted cash flows or contractual amounts. Lease termination costs were also included in the special provision. Fluor Corporation anticipates closing 15 non-strategic offices worldwide as well as consolidating and downsizing other office locations. The closure or rationalization of these facilities is expected to be substantially complete by the end of fiscal year 2000.

   As of October 31, 1999, Fluor Corporation has reduced headcount by approximately 5,000 employees and has closed 13 offices. Fluor Corporation anticipates closing two additional offices within the next six months. The special provision liability as of October 31, 1999 totaled $58.5 million. The remaining liability for personnel costs ($25.2 million) and asset impairments ($23.3 million) will be substantially utilized by April 30, 2000. The remaining liability associated with abandoned lease space ($9.7 million) will be amortized as an offset to lease expense over the remaining life of the respective leases starting on the date of abandonment.

   Overhead beginning in 2000 is expected to be reduced by approximately $100 to $120 million annually as a result of the personnel reductions and office closures.

Other

   Net interest expense for 1999 increased by $8.4 million compared with 1998 primarily due to an increase in interest expense resulting from higher average outstanding short-term borrowings used to fund Fluor Corporation's share repurchase program, which was completed in 1998. In addition, interest income declined as a result of lower average cash balances outstanding during the year. Net interest expense for 1998 increased compared with 1997 primarily due to an increase in short-term borrowings required to fund Fluor Corporation's share repurchase program and a full year of interest related to the $300 million in long-term debt issued in March 1997.

   Corporate administrative and general expense for the year ended October 31, 1999 was $55.4 million compared with $22.6 million for the same period in 1998. The increase is due to higher stock-based compensation plan expense and an increase in consulting costs related to the development and implementation of Fluor Corporation's new strategic direction. Also included in corporate administrative and general expense for 1999 is approximately $8 million for the development of Fluor Corporation's Enterprise Resource Management system, Knowledge@Work. In addition, the year ended October 31, 1998 included a credit of approximately $10 million related to a long-term incentive compensation plan. Fluor Corporation accrues for certain long-term incentive awards whose ultimate cost is dependent on attainment of various performance targets set by the Organization and Compensation Committee (the "Committee") of the Board of Directors. Under the long-term incentive compensation plan referred to above, the performance target expired, without amendment or extension by the Committee, on December 31, 1997. Corporate administrative and general expense for the year ended October 31, 1998, increased as compared with 1997 due to costs associated with Fluor Corporation's strategic business planning effort, executive severance and recruiting costs. Also included was the $10 million credit noted above.

   The effective tax rate for year ended October 31, 1999 is significantly higher than the amount reported for the same period in 1998 primarily due to certain non-U.S. items included in the special provision which did not receive full tax benefit. The effective tax rate for the year ended October 31, 1998 was essentially the same as the U.S. federal statutory rate. In 1997, the effective tax rate was materially higher than the U.S. federal statutory tax rate primarily due to foreign-based project losses, other project-related investment losses and certain implementation costs for cost reduction initiatives incurred during the year which did not receive full tax benefit.

Discontinued Operations

   In October 1997, Fluor Corporation received $60 million representing a negotiated prepayment of the remaining amounts outstanding stemming from the 1994 sale of its Lead business. The amount received slightly exceeded the recorded discounted value of the receivable.

Financial Position and Liquidity

   The decrease in cash provided by operating activities in 1999, compared with 1998, is primarily due to lower net earnings (adjusted for the non-cash and unexpended amounts of the special provision in 1999) and an increase in project-related operating assets and liabilities. Also contributing to the decline was an increase in inventories, for both equipment for sale/rental and coal. The increase in inventories is the result of slowing markets. The receipt of a $30 million tax refund also positively impacted operating cash flow in 1998. The increase in cash provided by operating activities in 1998, compared with 1997, is primarily due to a net decrease in operating assets and liabilities (excluding the effects of business acquisitions and dispositions), primarily related to a decrease in the volume of work performed on engineering and construction contracts, and the aforementioned tax refund. Changes in operating assets and liabilities vary from year to year and are affected by the mix, stage of completion and commercial terms of engineering and construction projects.

   Cash utilized by investing activities totaled $375.2 million in 1999 compared with $563.3 million in 1998. The decrease resulted primarily from lower capital expenditures and acquisitions, net of proceeds from the sale of property, plant and equipment. Capital expenditures in 1999 were primarily for the Fluor Global Services segment, specifically for AMECO and directed toward acquiring machinery and equipment for its rental business, and for the Coal segment, which were directed toward developing existing reserves. In addition, capital expenditures in 1999 include approximately $26 million of costs associated with Knowledge@Work. Fluor Corporation also completed the sale of its ownership interest in FD/GTI during 1999 and received proceeds totaling $36.3 million. The increase in cash utilized by investing activities in 1998 compared with 1997, is primarily attributable to monies received in 1997 from notes receivable related to the ongoing collection of deferred amounts associated with Fluor Corporation's 1994 sale of its Lead business. Capital expenditures, net of proceeds from the sale of property, plant and equipment, increased in 1998 compared with 1997, primarily in the Fluor Global Services and Coal segments. Offsetting this increase was a significant decline in acquisitions, again primarily in the Fluor Global Services and Coal segments.

   Cash utilized by financing activities totaled $220.6 million in 1999 compared with $98.0 million in 1998. During 1999 Fluor Corporation reduced commercial paper and loan notes by $299.2 million partially offset by the issuance of a $113.4 million note payable to an affiliate. In addition, Fluor Corporation became obligated with respect to $17.6 million in long-term municipal bonds. Cash utilized by financing activities totaled $98.0 million in 1998 compared with 1997 during which time Fluor Corporation provided cash from financing activities of $235.7 million. In 1998, Fluor Corporation had short-term borrowings of $341.8 million to fund its 1997/1998 share repurchase program. Under this program, Fluor Corporation repurchased 8.3 million shares of its common stock for a total of $379.0 million. In 1997, Fluor Corporation issued $300 million of 6.95 percent senior notes due March 1, 2007. Proceeds were used to fund operating working capital, capital expenditures and the company's share repurchase program. During 1997, Fluor Corporation purchased
0.6 million shares of its common stock for a total of $34 million.

   In connection with the Distribution, Fluor Corporation's 6.95% Senior Notes due March 1, 2007 are expected to become an obligation of Massey. In addition, proceeds from commercial paper borrowings totaling $200 million at Massey will be used by Fluor to settle its forward purchase contract to buy back 1.85 million shares of its common stock for $97.5 million with the $102.5 million remainder used to reduce Fluor's outstanding commercial paper.

   Cash dividends decreased in 1999 to $60.7 million ($0.80 per share) from $63.5 million ($0.80 per share) in 1998 and $63.8 million ($0.76 per share) in 1997 as a consequence of the reduced number of shares outstanding that resulted from Fluor Corporation's share repurchase program. In December 1999, Fluor Corporation announced an increase in its quarterly cash dividend from $0.20 per share to $0.25 per share in 2000.

   The total debt to capitalization ratio at October 31, 1999, was 26.3 percent compared with 32.4 percent at October 31, 1998.

   Fluor Corporation has on hand and access to sufficient sources of funds to meet its anticipated operating needs. Significant short- and long-term lines of credit are maintained with banks which, along with cash on hand, provide adequate operating liquidity. Liquidity is also provided by Fluor Corporation's commercial paper program under which there was $113.7 million outstanding at October 31, 1999, compared with $245.5 million at October 31, 1998. In December 1998, Fluor Corporation expanded both its revolving credit facility and its commercial paper program from $400 million to $600 million. During January 1999, Fluor Corporation filed a shelf registration statement with the Securities and Exchange Commission for the sale of up to $500 million in debt securities.

   Although Fluor Corporation is affected by inflation and the cyclical nature of the industry, its engineering and construction operations are generally protected by the ability to fix costs at the time of bidding or to recover cost increases in most contracts. Coal operations produce a commodity that is internationally traded at prices established by market factors outside the control of Fluor Corporation. However, commodity prices generally tend over the long term to correlate with inflationary trends, and Fluor Corporation's substantial coal reserves provide a hedge against the long-term effects of inflation. Although Fluor Corporation has taken actions to reduce its dependence on external economic conditions, management is unable to predict with certainty the amount and mix of future business.

Financial Instruments

   In connection with its 1997/1998 share repurchase program, Fluor Corporation entered into a forward purchase contract for 1,850,000 shares of its common stock at a price of $49 per share. The contract matures in October 2000 and gives Fluor Corporation the ultimate choice of settlement option, either physical settlement or net share settlement. As of October 31, 1999, the contract settlement cost per share exceeded the current market price per share by $11.44.

   Although the ultimate choice of settlement option resides with Fluor Corporation, if the price of Fluor Corporation's common stock falls to certain levels, as defined in the contract, the holder of the contract has the right to require Fluor Corporation to settle the contract.

   Fluor Corporation's investment securities and substantially all of its debt instruments carry fixed rates of interest over their respective maturity terms. Fluor Corporation does not currently use derivatives, such as swaps, to alter the interest characteristics of its investment securities or its debt instruments. Fluor Corporation's exposure to interest rate risk on its $300 million senior notes, due in 2007, is not material given Fluor Corporation's strong balance sheet and creditworthiness which provides the ability to refinance.

   Fluor Corporation utilizes forward exchange contracts to hedge foreign currency transactions entered into in the ordinary course of business and not to engage in currency speculation. At October 31, 1999 and 1998, Fluor Corporation had forward foreign exchange contracts of less than eighteen months duration, to exchange principally Australian dollars, Canadian dollars, Korean won, Dutch guilders and German marks for U.S. dollars. In addition, Fluor Corporation has a forward foreign currency contract to exchange U.S. dollars for British pounds sterling to hedge annual lease commitments which expired December 1999. The total gross notional amount of these contracts at October 31, 1998 and 1999 was $106 million and $124 million, respectively. Forward contracts to purchase foreign currency represented $102 million and $122 million, and forward contracts to sell foreign currency represented $4 million and $2 million, at October 31, 1998 and 1999, respectively.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes new standards for recording derivatives in interim and annual financial statements. This statement, as amended, is effective for Fluor Corporation's fiscal year 2001. Management does not anticipate that the adoption of the new statement will have a significant impact on the results of operations or the financial position of Fluor Corporation.

                             BUSINESS OF NEW FLUOR

   In this section, "New Fluor" refers to the newly created entity whose shares are being distributed to shareholders in the Distribution and also to Fluor Corporation and its historical operation of the businesses that will be operated by New Fluor following the Distribution.

Overview

   New Fluor is a leading professional services company offering a diverse range of value-added, knowledge-based services, from traditional engineering, procurement and construction to total asset management. New Fluor will continue to provide these services to its customers globally through four strategic business enterprises:

  . Fluor DanielSM provides design, engineering, procurement and construction services on a worldwide basis to an extensive range of infrastructure, industrial, commercial, utility, natural resource, chemical and energy clients.

  . Fluor Global ServicesSM provides outsourcing of maintenance services and asset operations, design and build-out services in the telecommunications market, equipment rental and sales, services to the U.S. government and temporary staffing for client projects and other staffing needs.

  . Fluor Constructors International, Inc. provides unionized construction management services to a wide variety of industrial businesses worldwide.

  . Fluor Signature ServicesSM provides business support services including information technology, real estate, safety consulting, transactional accounting and human resource support for New Fluor and potentially for outside clients.

   The wide range of services provided by these enterprises strategically position and differentiate New Fluor as a full-service provider of exceptional industry expertise and technical knowledge. New Fluor provides these services through a global network of offices in more than 25 countries on 6 continents.

Industry Overview

 Design, Engineering, Construction and Maintenance Industries

   The industries served by New Fluor are diverse, sharing common characteristics and each also having unique characteristics. The common industry characteristics center around the need to design, build and maintain an efficiently operating industrial infrastructure. The unique characteristics of each industry are generally segmented by industry sector. Each industry sector generally requires a different type and degree of technical expertise to design, build and maintain its infrastructure. The contracting methods and means by which owners engage companies such as New Fluor also vary by industry sector.

   In 1999, according to Engineering News Record ("ENR"), the top 375 international design and construction firms accounted for approximately $400 billion of the design, build and maintenance revenues in the following industry sectors:(/1/)

      Industry Sector                                                 % of Total
      ---------------                                                 ----------
      Petroleum......................................................     13%
      Industrial ....................................................      6%
      Power..........................................................      6%
      Manufacturing..................................................      4%
      Hazardous Waste................................................      2%
      Transportation.................................................     19%
      Water & Sewer..................................................      7%
      Building.......................................................     36%
      Other..........................................................      7%
                                                                         ---
      Total..........................................................    100%
                                                                         ===

--------
(/1/The)sector definitions are established by ENR and are not the same as the industry definitions used by New Fluor in establishing the scope of industries served by each of its strategic business enterprises. The industries served by each strategic business enterprise are determined generally by marketing focus and technical and operational efficiencies.

   The petroleum sector includes oil and gas production, refineries, petrochemical plants, pipelines, offshore and underwater facilities. This includes facilities for the production (both onshore and offshore) and transport of crude oil, gas and LNG, including gas processing facilities, pumping stations, and terminals, as well as process plants that refine crude oil or are involved in the further processing of fractions from crude oil to improve their quality for use as fuels, asphalt, lubricants and similar products. Also included are plants that process a petroleum-derived gas or fraction into a finished petrochemical product, and plants for manufacture of chemical additives.

   The industrial sector includes process plants that prepare chemical raw material feedstocks, chemical intermediates and chemical end products. This sector also includes life sciences, agricultural, pharmaceuticals, biotech, R&D laboratories, consumer products, foods processing, pulp and paper plants and facilities for the production of steel and non-ferrous metals.

   The power sector includes production, transmission and distribution facilities for established utilities and Independent Power Producers (IPPs), consisting of fossil fuel, cogeneration, nuclear, geothermal and renewables.

   The manufacturing sector includes automobile assembly & parts fabrication, semiconductor and microelectronics fabrication, aerospace and textile plants.

   The hazardous waste sector includes hazardous chemical & soil remediation, nuclear waste, asbestos and lead abatement .

   The transportation sector includes highways, bridges, airports, mass transit, light rail and marine & port facilities. This includes new programs and modernization projects in the United States stimulated by AIR-21 (for airports) and TEA-21 (for highways) legislation.

   The water and sewer sector consists of water treatment, desalination, water transmission, aqueducts, dams, reservoirs and wastewater treatment, landfills and major sanitary/storm sewer projects.

   The building sector includes hotels, convention centers, distribution/warehousing, health care, government, correctional, commerical office, commercial retail, educational, sports, entertainment and multi-unit residential.

   The other sector category consists of telecommunications infrastructure, including communications transmissions systems, regional cellular and cable systems and communications systems. This category also includes metallurgical extraction facilities for the processing and production of copper, gold and aluminum.

 Construction Equipment Industry

   The construction equipment industry includes the provision of construction and industrial equipment, fleet maintenance and repairs, and tool services to international capital projects and plant operations for all industries. Included is the aftermarket parts and services businesses. Equipment maintenance includes repair, renovation, replacement, upgrade and preventive and predictive maintenance.

 Personnel Staffing Industry

   The personnel staffing industry consists of the provision of temporary, contract and direct-hire positions for all industries. Staffing categories generally consist of different skill types; professional and non-professional. Professional include information technology, accounting and finance, legal and engineering. Non-professional typically include secretarial services.

Strategy

   New Fluor will continue to focus on its strategic priorities to create shareholder value. These strategies include the following:

   Leveraging New Fluor's project management capabilities to better serve its global clients. New Fluor has a strong reputation among its global customers for project management capability in large complex or geographically challenging projects. By making substantial investments in knowledge-based execution, procurement and risk management tools and human resource development, New Fluor is enhancing its ability to shrink schedules, reduce costs and monitor and communicate status on projects. These investments will improve New Fluor's competitiveness and ability to earn higher margins.

   Focusing on clients, segments and projects where New Fluor's specific capabilities are valued. New Fluor has focused its marketing and selling effort on clients where growth prospects are high and where it delivers greater value through the capabilities of its member workforce, technology, scale, know-how and global alliances. This focus is designed to enhance margins and increase its volume of business with each targeted client.

   Investing in information technology. New Fluor is investing heavily in a new generation of information technology which will enable procurement cost reductions, improved cost estimation, reduced administrative cost and more timely and accurate project monitoring, review and oversight.

   Offering a broader array of services. New Fluor intends to capitalize on its success in providing services to its client base that do not relate to engineering and construction projects. New Fluor's clients require significant assistance and support throughout the life cycle of asset ownership. These expanded services include providing initial site selection, maintenance, operations, equipment leasing and rental and temporary support personnel. New Fluor will also focus on asset management alternatives, including development of and participation in structures for off-balance sheet ownership. Through Fluor Global Services, New Fluor will create new business units to develop, sell and execute against each of these identified opportunities.

   Utilizing New Fluor's financial strength for selective investments. New Fluor's strong financial condition, which is a critical differentiator to its clients, demonstrates New Fluor's staying power and offers significant new growth potential. New Fluor's expanding scope of business activities will offer a wide array of attractive investments in projects and joint ventures to manage technology or enhance geographic execution. These investments will provide improved financial returns, spread risk and enhance New Fluor's range of capabilities to improve client service levels.

Competitive Strengths

   New Fluor believes it is in a strong position to successfully execute its business strategy due to its many competitive strengths, which include the following:

   New Fluor is a recognized industry leader with demonstrated experience and global scope. New Fluor's global scope, experience and capabilities have positioned it as an industry leader with the ability to provide a complete value-added array of services to meet the full life cycle needs of its clients' asset base. A trusted global leader, with nearly 100 years of experience in executing projects for international customers across a diverse range of industries, New Fluor has developed specialized skills to manage large, complex capital projects on a global basis. New Fluor's depth of knowledge and expertise have been key to building a strong global reputation for delivering projects on schedule, including the ability to develop innovative approaches to meeting unique project requirements. Engineering News-Record consistently ranks New Fluor among the top three international design firms and international contractors.

   New Fluor has an excellent client base with strong long-term relationships. With nearly 100 years of world-class project experience, New Fluor has developed an excellent client base, including strong, long-term relationships with key global companies. Leveraging these relationships for repeat business opportunities and expanding the scope of value-added services provided offers important growth potential.

   New Fluor has a strong financial condition which is of critical importance to its clients and offers flexibility to capitalize on a variety of growth initiatives. Financial strength is a key differentiator to New Fluor's clients, providing confidence in its ability to complete its projects, as well as lending credibility and assistance for client projects seeking public financing. Additionally, New Fluor's financial strength provides the flexibility to invest in maintaining and enhancing its systems, services and work processes to ensure its capabilities are leading edge and provide unique added value for its clients.

   New Fluor has a high-quality work force. New Fluor has a highly talented, dedicated and experienced work force strategically located across the globe. Additionally, its compensation philosophy has long been directed at providing employee incentives and benefits designed to optimize performance and to ensure the company's ability to attract and retain a quality work force.

   New Fluor has an outstanding track record for safety performance. New Fluor has long been committed to fostering a strong safety culture across the entire scope of its business activities. New Fluor's safety performance, which continues to improve, is currently 60 times better than the national industry average. Achieving this level of safety performance translates into significant value in both cost savings and clients' valuation of New Fluor's key services.

   New Fluor is an expert in global project execution logistics. New Fluor has the logistical know-how to move, assemble and expedite components, sub-assemblies and necessary construction materials around the world in a highly accurate and timely manner, which few competitors can match. This is a key project management capability, especially where worldwide transportation and customs approvals are necessary for successful project execution.

   New Fluor's new strategic direction is well underway, with restructuring actions completed. While many of its competitors were slow or unwilling to recognize market changes, New Fluor undertook extensive restructuring, cost reduction and development of a new highly focused selling and marketing organization in the early stages of the last market downturn. As a result, New Fluor is particularly well positioned to capitalize on a cyclical upturn in key markets, as well as achieving growing success in penetrating new service-based growth opportunities.

Operations

   A summary of New Fluor's operations and activities by business segment and geographical area is set forth below.

 Fluor Daniel

   The Fluor Daniel strategic business enterprise ("Fluor Daniel") provides a full range of design, engineering, procurement, construction and other services to clients in a broad range of industrial and geographic markets on a worldwide basis. Fluor Daniel's operations are organized into five business units responsible for identifying and capitalizing on opportunities in their market segments on a global basis. The operations of Fluor Daniel are detailed below by business unit:

   Chemicals and Life Sciences: The Chemicals and Life Sciences business unit furnishes a full line of services to the following market segments: specialty and fine chemicals, petrochemicals, bulk pharmaceuticals, secondary pharmaceutical manufacturing and biotechnology. A representative sample of the projects being performed in this business unit include a film processing plant in China, a major petrochemical complex in the western province of Saudi Arabia and a pharmaceutical plant in Ireland. Life Sciences clients continue to concentrate their manufacturing capabilities in certain tax-advantaged locations including Puerto Rico, Ireland and Singapore where Fluor Daniel has an existing and expanding presence. In addition, the Chemicals and Life Sciences business unit is targeting development opportunities to leverage key customer relationships by matching available technologies with regional market needs and feedstock availability. For example, the Chemicals and Life Sciences business unit has recently partnered with Du Pont to license, design and construct industrial plants using Du Pont's PET technology for the production of polyethylene.

   Oil, Gas and Power: Fluor Daniel's Oil, Gas and Power business unit is an integrated service supplier providing a full range of design, engineering, procurement, construction and project management services in a broad spectrum of energy industries ranging from upstream production to refining to power generation. Typical oil and gas projects include new facilities, upgrades, revamps and expansions for refineries, pipeline installations and oil sands development projects. Current projects include development of an offshore oil field in the Timor Sea, various pipeline projects in the Caspian Sea region and a major oil sands project in Alberta, Canada. In power generation, this business unit designs, engineers and constructs power generation facilities predominantly in the fossil fuel power industry through Duke/Fluor Daniel, a partnership with Duke Energy. Duke/Fluor Daniel was awarded contracts for the development of seven new power generation facilities in fiscal year 1999.

   Mining: The Mining business unit operates internationally in a wide range of mineral markets providing services ranging from mine planning and development, project management, technical and engineering services, resource evaluation, geologic modeling, equipment selection, permitting, construction and remediation. Projects being performed include the design and installation of the longest single strand underground conveyor in the world in Colorado, engineering, procurement and construction services for a major copper and gold project in Indonesia, design and construction management of the world's largest "grass roots" copper concentrator on the island of Sumbawa and construction of the world's largest vanadium production facility located in Western Australia.

   Manufacturing: The Manufacturing business unit provides comprehensive engineering, architectural, construction, design, programming and management services to the general manufacturing, electronics, food, beverage and consumer products industries along with specialized construction management expertise for the pharmaceutical and biotechnology industries. This business unit strives to build longstanding business relationships with clients as best evidenced by its thirty year alliance with Procter & Gamble. Current projects of the Manufacturing business unit include wafer fabrication and processing facilities in Malaysia, a major electronics facility in the Philippines, a resort/hotel in Las Vegas, Nevada and a research and development and headquarters facility for a major pharmaceutical company in the northeastern United States.

   Infrastructure: The Infrastructure business unit provides design, engineering, procurement, construction and construction management services for the transportation industry. In highway construction, the business unit has completed numerous projects and the anticipated growth of public-private ventures should serve as a platform to increase its role in this area. For example, the business unit was recently selected by the South Carolina Department of Transportation to provide construction and management support for the statewide highway development program. Other localities are emulating this innovative approach and, in concert with U.S. government funding of over $200-plus billion from the TEA-21 transportation bill resulting in numerous new transportation opportunities domestically, this business unit is well-positioned to grow in this area. In the area of railroad construction, numerous public/private venture projects are now under development in Europe. The Infrastructure business unit has expanded into this area as exemplified by its recent joint venture with Mott MacDonald in the United Kingdom to be one of three primary suppliers of program management services to Britain's Railtrack for a multi-billion dollar improvement project on one of England's most heavily traveled rail lines. Finally, due to global increases in air traffic, there is a need for improvement and expansion of major airports. In this area, the Infrastructure business unit has managed numerous projects including its present involvement in a major expansion project at John F. Kennedy Airport in New York.

 Competition

   Fluor Daniel is one of the world's larger providers of engineering, procurement and construction services. The markets served by the business are highly competitive and for the most part require substantial resources, particularly highly skilled and experienced technical personnel. A large number of companies are competing in the markets served by the business. Competition is primarily centered on performance and the ability to provide the design, engineering, planning, management and project execution skills required to complete complex projects in a safe, timely and cost-efficient manner. Fluor Daniel's engineering, procurement and construction business derives its competitive strength from its diversity of projects, reputation for quality, technology, cost-effectiveness, worldwide procurement capability, project management expertise, strong safety record, geographic coverage and ability to meet client requirements by performing construction on either a union or an open shop basis.

 Fluor Global Services

   The Fluor Global Services strategic business enterprise ("Fluor Global Services") supplies a full array of business asset and operation management services outside the traditional engineering, procurement and construction value chain. Services provided by Fluor Global Services include operations, maintenance and consulting services; construction and rental equipment; contract and direct-hire staffing services and training; services to the U.S. government; and program and asset management services to industries on a global basis. This separate enterprise was created in order to better serve clients and to take advantage of a growing outsourcing market across a broad range of industries. Fluor Global Services' operations are organized into the following five business units:

   AMECO: AMECO sells, rents, services and outsources equipment for construction and industrial needs on a global basis. In order to better serve clients, AMECO has reorganized into three business lines: Fleet Services which provides outsourcing services to targeted industrial markets; Site Services which provides complete rental equipment and tool programs for capital construction projects; and Dealerships which provide new and used equipment sales, parts and services in targeted geographic regions.

   TRS Staffing Solutions: TRS Staffing Solutions is a global enterprise of staffing specialists that provides clients with assistance in temporary, contract and direct hire positions specializing in information technology, accounting and financing and engineering personnel. The temporary staffing unit affords clients flexibility and economies by providing temporary workers on a cost-effective basis. The contract and direct hire segment is focused on helping clients to effectively recruit and retain staff.

   Operations & Maintenance: Operations & Maintenance furnishes repair, renovation, replacement, predictive and preventative services to commercial, industrial, nuclear, fossil fuel, manufacturing and oil, gas and power facilities worldwide. In addition, it is a leading supplier of integrated facility management for commercial and government operations, providing on-location maintenance and operations support coupled with workplace consulting and facility management services. The services provided by this business unit are those that are typically outsourced by a client in that they are ancillary to the primary business of the client. By outsourcing these services, the client is better able to focus on its primary business activities. Many of these contracts are evergreen in nature and can be extended for many years.

   Fluor Federal Services: Fluor Federal ServicesSM is a leading provider of services to the U.S. government, especially with respect to the operation and environmental remediation of government facilities for the U.S. Department of Energy and Department of Defense. These projects tend to be extremely large, complex in nature and take many years to complete. Examples of activities being performed by Fluor Federal Services include environmental restoration, engineering, construction, site operations and maintenance at government sites located in Hanford, Washington and Fernald, Ohio.

   Telecommunications: The Telecommunications business unit is a leading provider of systems integration and project management services for the global telecommunications market. As an example, this business unit was recently named project manager of a $320 million project to build out a network of fiber optic cable and point of presence units for Level 3 Communications. Additionally, this unit was awarded a $465 million project to provide a new integrated radio and transmission communications network for the London underground subway system.

 Competition

   The markets served by each Fluor Global Services business unit, while containing some similarities, have discrete issues particularly impacting that unit. Each business unit has a large number of companies competing in its markets. With respect to American Equipment Company, which operates in numerous markets, the equipment rental industry is highly fragmented and very competitive, with most competitors operating in specific geographic areas. In the sales and service area, the equipment distribution market consists primarily of firms which operate dealerships representing equipment manufacturers. Competition in the equipment arena is driven primarily by price, service and locality to where the client's services are required. With respect to TRS Staffing Solutions, this is a highly fragmented industry with over 100 companies competing nationally. The key competitive factors in this segment are price, service quality, breadth of service and geographical coverage. Key competitive factors in both Fluor Federal Services and Telecommunications are primarily centered on performance and the ability to provide the design, engineering, planning, management and project execution skills required to complete complex projects in a safe, timely and cost-efficient manner. In the Operations & Maintenance sector, the barriers to entry are low, resulting in a highly fragmented competitive environment with no single company being dominant. Competition is generally driven by reputation, price and capacity to perform.

 Fluor Constructors

   Fluor Constructors is organized and operated separately from Fluor Daniel. Fluor Constructors provides unionized construction management, construction and maintenance services in the United States and Canada, both independently and as a subcontractor to Fluor Daniel and global support to all Fluor Daniel industry and regional groups.

 Fluor Signature Services

   The Fluor Signature Services strategic business enterprise ("Fluor Signature Services") commenced operations effective November 1, 1999. This strategic business enterprise was created primarily to provide traditional business services and business infrastructure support to Fluor Corporation's business enterprises, including human resource, finance, accounting, safety, information technology, knowledge management and office support services. Fluor Signature Services brings a new approach to doing business. By assuming responsibility for the delivery of business administration and support services, Fluor Signature Services will allow New Fluor's operating units to focus on their core businesses. The individual operating units will define and choose which services to purchase from Fluor Signature Services. Consolidation of these services into one organization should reduce costs and improve quality standards. Ultimately, such services may be marketed to external customers.

Properties

   Operations of New Fluor and its subsidiaries are conducted in both owned and leased properties totaling approximately 7.0 million square feet. In addition, certain owned or leased properties of New Fluor and its subsidiaries are leased or subleased to third party tenants. The following table describes the location and general character of the major existing facilities:

 Location                             Interest           Purpose
 --------                             --------           -------
 United States and Canada:
 Aliso Viejo, California............. Leased             Fluor Corporate Headquarters and
                                                         Fluor Daniel and Fluor Global Services Operations
 Calgary, Canada..................... Leased             Fluor Daniel Canada Operations
 Charlotte, North Carolina........... Leased             Duke/Fluor Daniel Operations
 Cincinnati, Ohio.................... Leased             Fluor Daniel Operations and
                                                         Procter & Gamble Alliance
 Greenville, South Carolina.......... Owned and Leased   Fluor Daniel, Fluor Global Services
                                                         and AMECO Operations
 Houston (Sugar Land office), Texas.. Owned              Fluor Daniel and Fluor Global
                                                         Services Operations
 Irvine, California.................. Leased             Fluor Signature Services Operations
 Richland, Washington................ Leased             Fluor Federal Services Operations
 Rumford, Rhode Island............... Leased             Fluor Daniel Operations
 San Juan, Puerto Rico............... Leased             Fluor Daniel Operations
 Vancouver, Canada................... Leased             Fluor Daniel Wright Operations
 Washington, D.C..................... Leased             Fluor Daniel Operations

The Americas:
Mexico City, Mexico..... Leased           ICA Fluor Daniel Operations
Monterey, Mexico........ Owned            AMECO Offices and Yard
Santiago, Chile......... Owned and Leased Fluor Daniel Chile and AMECO Operations
Buenos Aires,            Leased           Fluor Daniel Operations
 Argentina..............
Europe, Africa and
 Middle East:
Al Khobar, Saudi Arabia  Owned            Fluor Daniel Arabia Operations
 (Dhahran area).........
Asturias, Spain......... Owned            Fluor Daniel Espana Operations
Camberley, England...... Owned            Fluor Daniel Limited Operations
Haarlem, Netherlands.... Owned and Leased Fluor Daniel Operations
Sandton, South Africa... Leased           Fluor Daniel Southern Africa Operations
Gliwice, Poland......... Leased           Fluor Daniel Operations
Asia and Asia Pacific:
Jakarta, Indonesia...... Leased           Fluor Daniel Eastern, Inc. Operations
Manila, Philippines..... Owned and Leased Fluor Daniel Inc. Philippines Operations
Melbourne, Australia.... Leased           Fluor Daniel Pty Ltd. Operations
Perth, Australia........ Leased           Fluor Daniel Pty Ltd. Operations
New Dehli, India........ Leased           Fluor Daniel India Private Ltd. Operations

Legal Proceedings

   Disputes have arisen between a subsidiary of Fluor Daniel and its client, Anaconda Nickel, over the Murrin Murrin Nickel Cobalt project located in Western Australia. Both parties have initiated the dispute resolution process under the contract. Anaconda's primary contention is that the process design, through which pressurized and super heated metal slurry flows through a series of depressurization flash vessels, is defective and incapable of proper operation. Anaconda also contends that it has suffered other consequential losses, such as loss of profit, for which it seeks payment from New Fluor. Anaconda contends that New Fluor is liable to Anaconda in the total amount of A$1 billion, A$800 million of which is alleged consequential damages.

   New Fluor vigorously disputes and denies Anaconda's allegations. Among other things, New Fluor contends that Anaconda has and continues to improperly operate the facility causing the flash vessels to fail. When Anaconda complied with the written operating procedures, the flash vessels operated properly and continuously. Moreover, New Fluor contends that Anaconda has failed to supply the contractually guaranteed feedstock, adversely affecting the performance of the facility. New Fluor rejects Anaconda's claim of loss of profit, since New Fluor has complied with the applicable standards of care in the industry and otherwise, the contract between New Fluor and Anaconda contains a waiver of consequential damages, such as loss of profit.

   New Fluor has provided notice to all applicable insurance carriers of the disputes between the parties. If and to the extent that these problems are ultimately determined to be the responsibility of New Fluor, New Fluor anticipates recovering a substantial portion of this amount from available insurance. For additional discussion, see Contingencies and Commitments in the Notes to New Fluor's Consolidated Financial Statements contained elsewhere in this Proxy Statement.

   In addition, New Fluor and its subsidiaries, incident to their normal business activities, are parties to a number of other legal proceedings and other matters in various stages of development. While New Fluor cannot predict the outcome of these proceedings, based on reports of counsel, in its opinion any liability arising from these matters individually and in the aggregate will not have a material adverse effect upon the financial position or results of operations of New Fluor after giving effect to provisions already recorded.

                             MASSEY ENERGY COMPANY

                                CAPITALIZATION

   The following table sets forth the historical capitalization of Massey Energy Company as of July 31, 2000:

  .  on an actual basis

  .  on an as adjusted basis to reflect

    . The retention of $300 million of Fluor Corporation Senior Notes which will remain an obligation of Massey following the Distribution

    . The issuance of $230 million of commercial paper, the proceeds of which will be transferred to New Fluor

    .  The assumption by Massey of Fluor Corporation's capital structure.

   This information should be read in conjunction with Massey Energy Company's Combined Financial Statements and Notes thereto and other information contained elsewhere in this Proxy Statement. See "Cautionary Statements."

                                                            July 31, 2000
                                                        -----------------------
                                                          Actual    As Adjusted
                                                        ----------  -----------
                                                            (In thousands)
Short-term debt........................................ $      --   $  230,000
Long-term debt.........................................        --      300,000
                                                        ----------  ----------
    Total debt.........................................        --      530,000
                                                        ----------  ----------
Shareholder's equity
  Net investment by Fluor Corporation..................  1,646,048         --
  Due from Fluor Corporation...........................   (254,921)        --
  Capital stock
    Preferred--authorized 20,000,000 shares without par
     value, none issued................................        --          --
    Common--authorized 150,000,000 shares of $0.625 par
     value, 73,819,076 issued and outstanding, as
     adjusted (1)......................................        --       46,137
  Retained earnings....................................        --      812,840
  Unamortized executive stock plan expense.............        --       (4,350)
                                                        ----------  ----------
      Total shareholder's equity.......................  1,391,127     854,627
                                                        ----------  ----------
      Total capitalization............................. $1,391,127  $1,384,627
                                                        ==========  ==========

--------
(1) The as adjusted shares outstanding represent the number of shares expected to be outstanding at the date of the Distribution, which is assumed to be equal to the 75,669,076 shares of Fluor Corporation common stock outstanding at July 31, 2000 less 1.85 million shares of common stock expected to be acquired upon the settlement of its equity derivative contract.

                             MASSEY ENERGY COMPANY

                        SELECTED COMBINED FINANCIAL DATA

   The following selected combined financial data of Massey have been derived from the audited combined financial statements of Massey, which financial statements as of and for each of the five years ending October 31, 1999, (not presented separately herein as to 1995 and 1996) have been audited by Ernst & Young LLP, independent auditors. The selected financial data of Massey as of July 31, 2000, and for the nine months ended July 31, 1999 and 2000, have been derived from the unaudited interim combined financial statements of Massey included elsewhere in this Proxy Statement, and, in the opinion of management, include all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles.

   The financial data included herein may not necessarily reflect the results of operations and financial position of Massey in the future or what they would have been had it been a separate entity. The information set forth below should be read in conjunction with the information under "Massey Energy Company Capitalization," "Massey Energy Company Unaudited Pro Forma Combined Financial Information," "Massey Energy Company Management's Discussion and Analysis of Financial Condition and Results of Operations" and Massey Energy Company Combined Financial Statements and Notes thereto included elsewhere in this Proxy Statement.

                                                                         Nine Months Ended
                                For the Year Ended October 31,               July 31,
                         ----------------------------------------------- -----------------
                           1995      1996      1997      1998     1999     1999   2000(1)
                         --------  --------  --------  -------- -------- -------- --------
                             (in millions, except per share, per ton and number of
                                               employees amounts)
                                                                            (unaudited)
COMBINED STATEMENT OF
 EARNINGS DATA:
  Net sales............. $  846.8  $  957.8  $1,077.9  $1,121.1 $1,076.1 $  790.1 $  792.5
  Other revenue (2).....     17.7      18.0      31.9      32.8     38.4     31.5     51.6
  Income from
   operations...........    111.0     134.5     154.8     170.1    139.4     99.4     95.6
  Net earnings..........    107.3     107.6     119.0     128.3    103.4     74.5     77.1
  Pro forma earnings per
   share (3)
    Basic and diluted
     (unaudited)........     1.45      1.46      1.61      1.74     1.40     1.01     1.04

COMBINED BALANCE SHEET
 DATA:
  Working capital
   (deficit)............ $  (27.6) $   (5.3) $   (2.4) $    4.0 $   43.9 $   98.4 $  128.3
  Total assets..........  1,204.2   1,398.9   1,641.6   1,836.9  1,980.0  1,941.5  2,086.7
  Shareholder's equity..    824.2     905.2   1,054.8   1,181.2  1,277.4  1,326.7  1,391.1

OTHER DATA:
  EBIT (4).............. $  111.0  $  134.5  $  154.8  $  170.1 $  139.4 $   99.4 $   95.6
  EBITDA (4)............    194.7     239.9     286.1     320.6    306.9    224.2    221.7
  Tons sold.............     27.4      31.1      35.6      37.6     37.9     27.6     29.7
  Tons produced.........     27.4      31.2      36.6      38.0     38.4     28.3     30.4
  Average cost per ton.. $  23.71  $  22.99  $  22.47  $  21.36 $  20.39 $  20.70 $  20.13
  Average sales price
   per ton..............    30.89     30.81     30.24     29.83    28.40    28.63    26.64
  Capital expenditures.. $  181.8  $  225.7  $  305.2  $  307.9 $  230.0 $  175.4 $  169.2
  Number of employees...    2,479     2,809     2,968     3,094    3,190    3,113    3,470

-------
(1) Includes a $12.0 million excise tax refund and related interest of $5.3 million.
(2) Other revenue consists of royalties, rentals, miscellaneous income and gains on the sale of non-strategic assets.
(3) Shares used to calculate basic pro forma earnings per share is based on the number of shares expected to be outstanding at the date of Distribution (assumed to be equal to the 75,669,076 shares of Fluor Corporation common stock outstanding on July 31, 2000 less 1.85 million shares of common stock expected to be acquired upon the settlement of its forward purchase contract). Shares used to calculate diluted earnings per share is based on the number of shares expected to be issued in the Distribution and the dilutive effect of stock options and other stock-based instruments of Fluor Corporation, held by Massey employees, that will be converted to equivalent instruments in Massey Energy Company.
(4) EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating Massey because they are widely used in the coal industry as measures to evaluate a company's operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent income and cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBIT and EBITDA are not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBIT and EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

                             MASSEY ENERGY COMPANY

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma combined financial information has been prepared giving effect to the Distribution as if it occurred on July 31, 2000 for the pro forma combined balance sheet and as of November 1 of the respective periods for the pro forma combined statements of earnings for the year ended October 31, 1999 and nine months ended July 31, 2000. The pro forma combined balance sheet and statements of earnings set forth below do not purport to represent what Massey's financial position actually would have been had the Distribution occurred on the dates indicated or to project Massey's operating results for any future period. The pro forma adjustments are based upon available information and certain assumptions that Fluor Corporation management believes are reasonable. The pro forma combined financial statements set forth below should be read in conjunction with, and are qualified in their entirety by, the information under "Massey Energy Company Selected Combined Financial Data," "Massey Energy Company Management's Discussion and Analysis of Financial Condition and Results of Operations" and Massey Energy Company's Combined Financial Statements and Notes thereto included elsewhere in this Proxy Statement.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

                                              Year Ended October 31, 1999
                                          ------------------------------------
                                                      Pro Forma
                                          Historical Adjustments  Pro Forma(1)
                                          ---------- -----------  ------------
                                            (in millions, except share and
                                                  per share amounts)
Net sales................................  $1,076.1                 $1,076.1
Other revenue............................      38.4                     38.4
                                           --------                 --------
Total revenue............................   1,114.5                  1,114.5
Costs and expenses
 Cost of revenues........................     774.8                    774.8
 Depreciation, depletion and
  amortization...........................     167.6                    167.6
 Selling, general and administrative
  expense................................      32.7                     32.7
                                           --------                 --------
   Total costs and expenses..............     975.1                    975.1
                                           --------                 --------
Income from operations...................     139.4                    139.4
Interest income..........................      14.4     (11.7)(2)        2.7
Interest expense.........................      (0.8)    (16.1)(3)      (37.8)
                                                        (20.9)(4)
                                           --------                 --------
Earnings before taxes....................     153.0                    104.3
Income tax expense.......................      49.6     (17.0)(5)       30.0
                                                         (2.6)(6)
                                           --------                 --------
Net earnings.............................  $  103.4                 $   74.3
                                           ========                 ========
Pro forma earnings per share
 Basic...................................  $   1.40                 $   1.01
                                           ========                 ========
 Diluted.................................  $   1.40                 $   1.01
                                           ========                 ========
Shares used to calculate pro forma
 earnings per share (in thousands) (7)
 Basic...................................    73,819                   73,819
                                           ========                 ========
 Diluted.................................    73,826                   73,826
                                           ========                 ========

--------
(1) Management estimates that one-time pretax expenditures of approximately $20 to $25 million will be required to complete the Distribution. These costs have not been reflected in the pro forma combined financial statements.
(2) The reduction of interest income resulting from the elimination of net intercompany receivables from Fluor Corporation.
(3) Additional interest expense arising from the issuance of $230 million of commercial paper at an assumed interest rate of 7 percent.
(4) Additional interest expense arising from $300 million of Senior Notes assuming an interest rate of 6.95 percent. See "Financing."
(5) The impact of the pretax pro forma adjustments on income tax expense, at the federal statutory tax rate of 35 percent.
(6) Tax benefit of the operating losses of Appalachian Synfuel, LLC realizable due to the Distribution.
(7) Shares used to calculate basic pro forma earnings per share is based on the number of shares expected to be outstanding at the date of the Distribution (assumed to be equal to the 75,669,076 shares of Fluor Corporation common stock outstanding on July 31, 2000 less 1.85 million shares of common stock expected to be acquired upon the settlement of its forward purchase contract). Shares used to calculate diluted earnings per share is based on the number of shares expected to be issued in the Distribution and the dilutive effect of stock options and other stock-based instruments of Fluor Corporation, held by Massey employees, that will be converted to equivalent instruments in Massey Energy Company.

                             MASSEY ENERGY COMPANY

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

                                             Nine Months Ended July 31, 2000
                                             ---------------------------------
                                                         Pro Forma       Pro
                                             Historical Adjustments   Forma (1)
                                             ---------- -----------   --------
                                             (in millions, except share and
                                                   per share amounts)
Net sales..................................   $ 792.5                 $ 792.5
Other revenue..............................      51.6                    51.6
                                              -------                 -------
Total revenue..............................     844.1                   844.1
                                              -------                 -------

Costs and expenses
  Cost of revenues.........................     600.5                   600.5
  Depreciation, depletion and
   amortization............................     126.0                   126.0
  Selling, general and administrative
   expense.................................      22.0                    22.0
                                              -------                 -------
    Total costs and expenses...............     748.5                   748.5
                                              -------                 -------
Income from operations.....................      95.6                    95.6

Interest income............................      19.8     (11.7) (2)      8.1
Interest expense...........................      (0.2)    (12.1) (3)    (27.9)
                                                          (15.6) (4)
                                              -------                 -------
Earnings before taxes......................     115.2                    75.8
Income tax expense.........................      38.1     (13.8) (5)     22.3
                                                           (2.0) (6)
                                              -------                 -------
Net earnings...............................   $  77.1                 $  53.5
                                              =======                 =======

Pro forma earnings per share
  Basic....................................   $  1.04                 $  0.72
                                              =======                 =======
  Diluted..................................   $  1.04                 $  0.72
                                              =======                 =======

Shares used to calculate pro forma earnings
 per share (in thousands) (7)
  Basic....................................    73,819                  73,819
                                              =======                 =======
  Diluted..................................    73,820                  73,820
                                              =======                 =======

--------
(1) Management estimates that one-time pretax expenditures of approximately $20 to $25 million will be required to complete the Distribution. These costs have not been reflected in the pro forma combined financial statements.

(2) The reduction of interest income resulting from the elimination of net intercompany receivables from Fluor Corporation.

(3) Additional interest expense arising from the issuance of $230 million of commercial paper at an assumed interest rate of 7 percent.

(4) Additional interest expense arising from $300 million of Senior Notes assuming an interest rate of 6.95 percent. See "Financing."

(5) The impact of the pretax pro forma adjustments on income tax expense, at the federal statutory tax rate of 35 percent.

(6) Tax benefit of the operating losses of Appalachian Synfuel, LLC realizable due to the Distribution.

(7) Shares used to calculate basic pro forma earnings per share is based on the number of shares expected to be outstanding at the date of the Distribution (assumed to be equal to the 75,669,076 shares of Fluor Corporation common stock outstanding on July 31, 2000 less 1.85 million shares of common stock expected to be acquired upon the settlement of its forward purchase contract). Shares used to calculate diluted earnings per share is based on the number of shares expected to be issued on the Distribution and the dilutive effect of stock options and other stock-based instruments of Fluor Corporation, held by Massey employees, that will be converted to equivalent instruments in Massey Energy Company.

                             MASSEY ENERGY COMPANY

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                    As of July 31, 2000
                                             ----------------------------------
                                                         Pro Forma       Pro
                                             Historical Adjustments   Forma (1)
                                             ---------- ------------- ---------
                                                       (in millions)
Assets
Current assets
 Cash and cash equivalents..................  $    5.1                $    5.1
 Accounts receivable........................     168.2                   168.2
 Inventories................................      92.1                    92.1
 Prepaid expenses and other.................      60.5                    60.5
                                              --------                --------
   Total current assets.....................     325.9                   325.9
                                              --------                --------
Net property, plant and equipment...........   1,548.6                 1,548.6
Other assets
 Pension assets.............................      63.7                    63.7
 Other......................................     148.5       2.2  (2)    150.7
                                              --------                --------
Total other assets..........................     212.2                   214.4
                                              --------                --------
                                              $2,086.7                $2,088.9
                                              ========                ========
Liabilities and Shareholder's Equity
Current liabilities
 Accounts and notes payable and bank
  overdrafts................................  $  111.7                $  111.7
 Commercial paper...........................       --      230.0  (3)    230.0
 Payroll and employee benefits..............      22.9                    22.9
 Other current liabilities..................      63.0       8.7  (2)     76.2
                                                             4.5  (4)
                                              --------                --------
   Total current liabilities................     197.6                   440.8
                                              --------                --------
Long-term debt due after one year...........       --      300.0  (2)    300.0
Noncurrent liabilities
 Deferred taxes.............................     247.4      (4.5) (4)    242.9
 Other noncurrent liabilities...............     250.6                   250.6
                                              --------                --------
   Total noncurrent liabilities.............     498.0                   493.5
                                              --------                --------
Shareholder's equity
 Common stock...............................       --       46.1  (5)     46.1
 Retained earnings..........................       --     (306.5) (2)    812.9
                                                          (230.0) (3)
                                                         1,345.0  (5)
                                                             4.4  (6)
 Unamortized executive stock plan expense...                (4.4) (6)     (4.4)
 Net investment by Fluor Corporation........   1,391.1  (1,391.1) (5)      --
                                              --------                --------
   Total shareholder's equity...............   1,391.1                   854.6
                                              --------                --------
                                              $2,086.7                $2,088.9
                                              ========                ========

--------
(1) Management estimates that one-time pretax expenditures of approximately $20 to $25 million will be required to complete the Distribution. These costs have not been reflected in the pro forma combined financial statements.

(2) The $300 million of Fluor Corporation 6.95% Senior Notes due March 1, 2007 will be an obligation of Massey following the Distribution.

(3) At the effective time of the Distribution, Massey will issue approximately $230 million of commercial paper, the proceeds of which will be transferred to New Fluor. See "Financing."

(4) Represents federal income tax relating to the change in ownership of Appalachian Synfuel, LLC that becomes payable as a result of the Distribution.

(5) Adjustment of shareholder's equity balances to reflect the new capital structure of Massey.

(6) To reflect restricted stock held by Massey exmployees.

                             MASSEY ENERGY COMPANY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Massey is the leading coal producer in the Central Appalachian area of the United States, a region containing substantial reserves of premium metallurgical coal demanded by steel manufacturers as well as low sulfur, high Btu coal desired by electricity providers. Over a number of years, Massey and its parent, Fluor Corporation, have consistently made substantial investments in the operating infrastructure to develop the 18 state-of-the-art mining complexes currently operated by Massey.

   Massey has a highly capable management team with a long and proven track record in the coal industry. This team has consistently achieved high levels of productivity while also achieving one of the best safety records in the industry. The Massey accident rate (non-fatal days lost) is less than one-half the coal industry average.

   Massey believes that its strategic location and consistent performance have led to a strong and diverse customer base. Its competitive position is enhanced by its strategic access to customers--via rail, rivers, the Great Lakes shipping routes and coastal shipping terminals for export--providing Massey the flexibility to supply different types of coal to meet the varying demands of its customers.

   Massey plans to maintain its disciplined growth strategy that has resulted in a threefold increase in coal reserves and a doubling of production over the past ten years. This strategy involves selectively acquiring new properties and efficiently integrating acquired properties into existing infrastructure. Massey also intends to maintain its historically strong financial condition relative to its competitors.

Results of Operations

 Nine months ended July 31, 2000 compared with the nine months ended July 31,
 1999

   Net sales increased slightly to $792.5 million for the nine months ended July 31, 2000 compared with $790.1 million for the nine months ended July 31, 1999 as a result of three factors:
  . The volume of steam coal sold has increased significantly during the current year (17 percent for the first nine months of 2000 compared with 1999).
  . The volume of the higher priced metallurgical coal has declined by 6 percent for the first nine months of 2000 compared with the corresponding period of 1999.

  . The average realized prices for both steam and metallurgical coal have declined during the current year by 6 percent for the first nine months of 2000 compared with the same period in 1999.

  The metallurgical coal market continues to be adversely affected by a weak coal export market and the slow recovery of the domestic steel market. Demand is weak for U.S. coal exported to foreign markets as the U.S. dollar remains strong. The market for steam coal continues to be adversely impacted by two factors: (1) recent mild weather and (2) competition from western coals, which is increasing its penetration of traditional eastern coal market areas.

   Other revenue, which consists of royalties, rentals, miscellaneous income and gains on the sale of non-strategic assets, increased 64 percent to $51.6 million for the 2000 period compared with $31.5 million for the 1999 period. The increase was primarily due to an increase in income from dispositions of non-strategic mineral reserves which generated $26.5 million in the 2000 period compared with $10.2 million in the 1999 period. As part of its management of coal reserves, Massey regularly sells non-strategic reserves or exchanges them for reserves located in more synergistic locations.

   Cost of sales increased 5 percent to $600.5 million for the 2000 period from $572.8 million in the 1999 period. This was primarily due to the increase in tons sold by 8 percent from 27.6 million tons in the 1999 period to 29.7 million tons in the 2000 period. Cost of sales for the nine months ended July 31, 2000 includes a $12.0 million refund related to excise taxes paid on coal export sales tonnage. The payment of excise taxes on exported coal was determined to be unconstitutional by a 1998 federal district court decision. During the third quarter, the Internal Revenue Service issued procedures for obtaining refunds related to such excise taxes. Cost of sales on a per ton of coal sold basis, excluding the excise tax refund, increased by approximately 1 percent in the 2000 period compared with the corresponding period in 1999 as operational problems and adverse geologic conditions encountered during the third quarter of 2000 more than offset cost reductions that had been achieved in previous quarters of the 2000 period.

   Depreciation, depletion and amortization slightly increased to $126.0 million for the 2000 period from $124.9 million in the 1999 period. The increase of $1.1 million was primarily due to capital expenditures made in recent years.

   Selling, general and administrative expenses decreased 11 percent to $21.9 million for the 2000 period compared with $24.6 million for the 1999 period, due in part to reduced accruals related to long-term executive compensation plans.

   Interest income increased to $19.8 million for the 2000 period compared with $10.5 million for the 1999 period. This increase of $9.3 million was primarily due to the additional interest income of $5.3 million related to the excise tax refunds discussed above and a general increase in the floating interest rate on a note receivable from Fluor Corporation.

   Income taxes increased 10.1 percent to $38.1 million for the 2000 period compared with $34.6 million in the 1999 period. The increase primarily reflects the increased earnings in the 2000 period compared with the 1999 period. The effective tax rate was 33.1 percent for the 2000 period compared with 31.7 percent for the 1999 period.

 1999 Compared with 1998

   Net sales for 1999 decreased 4 percent to $1,076.1 million from $1,121.1 million for 1998. Sales decreased $45.0 million in 1999 compared with 1998 primarily due to the combination of a reduction in volume of the higher priced metallurgical coal and a decline in prices. Metallurgical coal volume decreased nearly 18 percent during 1999 compared with 1998. This decrease was more than offset by an increase in lower priced steam coal volume. Also contributing to the decline in coal revenues were lower realized prices for both steam and metallurgical coal. Steam coal prices declined 4 percent while metallurgical coal prices declined 2 percent. The metallurgical coal market was adversely affected by steel imports from outside the United States and a weak U.S. coal export market. The imports reduced demand for steel produced in the U.S. and thereby reduced U.S. demand for metallurgical coal, which is used in steel production. Demand was weak for U.S. coal exported to foreign markets as the U.S. dollar was strong and the Asian economies slowly recover from their financial crises. Additionally, the market for steam coal continued to be impacted by two factors: (1) a mild winter in 1998 and (2) competition from western coals, which have continued to penetrate the traditional eastern coal market areas.

   Other revenue, which consists of royalties, rentals miscellaneous income and gains on the sale of non-strategic assets, increased 17 percent to $38.4 million for 1999 compared with $32.8 million for 1998. The increase of $5.6 million was primarily due to an increase in rebates received from railroads.

   Cost of sales decreased 4 percent to $774.8 million for 1999 from $805.8 million in 1998 as a result of lower production costs. Cost reductions were achieved which lowered the cost per ton of coal sold during the period by 5 percent from $21.36 per ton in 1998 to $20.39 in 1999. Massey continues to focus on reducing mining production costs through expansion of its surface mining capabilities and utilization of longwall mining.

   Depreciation, depletion and amortization increased 11 percent to $167.6 million for 1999 from $150.5 million in 1998. The increase of $17.1 million was primarily due to the start-up of Appalachian Synfuel, LLC's synthetic fuel plant and the development of a new surface mine and a new longwall mine.

   Selling, general and administrative expenses increased 19 percent to $32.7 million for 1999 compared with $27.6 million for 1998 as a result of a long-term retention agreement negotiated with Massey's Chief Executive Officer.

   Interest income decreased to $14.4 million for 1999 compared with $16.1 million for 1998. This decrease of $1.7 million was primarily due to a lower outstanding balance on the note receivable from Fluor Corporation caused by capital spending exceeding cash generated from operations.

   Income taxes decreased 14 percent to $49.6 million for 1999 compared with $57.4 million in 1998. The $7.8 million decrease reflects decreased earnings in 1999 compared with 1998. The effective tax rate was 32.4 percent for 1999 compared with 30.9 percent for 1998.

 1998 Compared with 1997

   Net sales for 1998 increased 4 percent to $1,121.1 million from $1,077.9 million for 1997. Sales increased in 1998 compared with 1997 primarily due to increased sales volume of metallurgical coal, partially offset by lower steam coal prices. Metallurgical coal revenues increased 11 percent primarily due to higher demand by steel producers. Steam coal revenues were flat on steady volume in 1998 as compared with 1997, while steam coal prices declined approximately 3 percent as overall demand was down due to both a mild winter and summer in 1998.

   Other revenue, which consists of royalties, rentals, miscellaneous income and gains on the sale of non-strategic assets, remained flat at $32.8 million for 1998 compared with $31.9 million for 1997.

   Cost of sales increased 1 percent to $805.8 million for 1998 from $801.4 million in 1997 as a result of increased sales volume of 37.6 million tons in 1998 compared with 35.6 million tons in 1997. The average cost per ton sold decreased by 5 percent to $21.36 in 1998 from $22.47 in 1997 as a result of increased production from low cost surface and longwall mines.

   Depreciation, depletion and amortization increased 15 percent to $150.5 million for 1998 from $131.3 million in 1997. The increase of $19.2 million was primarily due to the upgrading of several coal preparation plants, development of several new underground mines and a major new surface mine.

   Selling, general and administrative expenses increased 23 percent to $27.6 million for 1998 compared with $22.4 million for 1997 as a result of increased payroll costs associated with the expansion of Massey's field services office in West Virginia and increased outside professional fees related to information technology and legal costs.

   Interest income decreased to $16.1 million for 1998 compared to $17.5 million for 1997. This decrease of $1.4 million was primarily due to a decrease in the balance of Massey's note receivable from Fluor Corporation caused by capital spending exceeding cash generated from operations.

   Income taxes increased 9 percent to $57.4 million for 1998 compared to $52.8 million in 1997. The $4.6 million increase reflects increased earnings in 1998 compared with 1997. The effective tax rate was 30.9 percent for 1998 compared with 30.7 percent for 1997.

Liquidity and Capital Resources

   Massey's cash and cash equivalents were $5.1 million at July 31, 2000. The cash flow provided by operating activities was $255.7 million in 1997, $285.5 million in 1998 and $236.5 million in 1999 and $100.6 million in the nine months ended July 31, 2000. Cash provided by operating activities reflect net earnings adjusted for non-cash charges and changes in working capital requirements. Net cash used in investing activities was $284.9 million in 1997, $282.3 million in 1998, $223.6 million in 1999 and $139.8 million in the nine months ended July 31, 2000. The cash used in investing activities reflects expenditures for replacement of mining equipment, the expansion of mining capacity and projects to improve the efficiency of mining operations. Financing activities primarily reflect changes in the note receivable from Fluor Corporation.

   Massey is expected to have approximately $530 million in debt at the time of the Distribution. Fluor Corporation's $300 million of 6.95% Senior Notes due March 1, 2007 will remain an obligation of Massey following the Distribution. In addition, it is expected that Massey will have a commercial paper program that will provide up to $400 million of operating liquidity. Initially, it is expected that approximately $230 million of commercial paper borrowing will be outstanding at the time of the Distribution.

   Massey generally has satisfied its working capital requirements and funded its capital expenditures from cash generated from operations. Massey believes that cash generated from operations and its borrowing capacity will be sufficient to meet its working capital requirements, anticipated capital expenditures (other than major acquisitions), scheduled debt payments and anticipated dividend payments for at least the next several years. Nevertheless, the ability of Massey to satisfy its debt service obligations, to fund planned capital expenditures or pay dividends will depend upon its future operating performance, which will be affected by prevailing economic conditions in the coal industry and financial, business and other factors, some of which are beyond Massey's control. Massey frequently evaluates potential acquisitions. In the past, Massey has funded acquisitions primarily with cash generated from operations, but Massey may consider a variety of other sources, depending on the size of any transaction, including debt or equity financing. There can be no assurance that such additional capital resources will be available to Massey on terms which Massey finds acceptable, or at all.

Inflation

   Inflation in the United States has been relatively low in recent years and did not have a material impact on Massey's results of operations for the years presented.

New Accounting Standards

   Accounting for Derivative Instruments and Hedging Activities. In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

   In June 1999, FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133 for all fiscal quarters of all fiscal years beginning after June 15, 2000. Massey does not expect adoption to have a significant impact on Massey's financial position, results of operations or liquidity.

Recent Results

   In the fourth quarter of 2000, Massey may provide $5 to $9 million for the impairment of certain mine development costs at the Upper Cedar Grove longwall mine, which is part of the Independence resource group. The roof conditions encountered on a recently completed panel were very poor and may not improve in the adjacent panel. Evaluation of the mining conditions and the resulting recoverability of mine development costs is expected to be completed in the fourth quarter.

   Harman Mining Corporation and certain of its affiliates (collectively "Harman") filed a breach of contract action against Wellmore Coal Corporation, a former Massey subsidiary, in Buchanan County, Virginia Circuit Court. In May 2000, in a trial to determine liability only, Harman received a jury verdict that Wellmore breached the contract. On August 24, 2000, as part of the damages phase of the trial, a jury awarded damages in the amount of $6 million. Massey intends to appeal the award and will defend the action vigorously.

                       BUSINESS AND PROPERTIES OF MASSEY

Overview

   Massey is one of the foremost coal producers in the United States. In the Energy Ventures Analysis ranking of coal companies by 1999 revenues, Massey is the fifth largest coal company in the United States, and the largest in the Central Appalachian region. Massey produces, processes and sells bituminous, low sulfur coal of steam and metallurgical grades through its 18 processing and shipping centers, called "resource groups," many of which receive coal from multiple coal mines. Massey currently operates more than 50 coal mines in West Virginia, Kentucky and Virginia. Its steam coal is primarily purchased by utilities and industrial clients as fuel for power plants. Its metallurgical coal is used primarily to make coke for use in the manufacture of steel.

   Massey was originally incorporated in Richmond, Virginia in 1920 as a coal brokering business. In the late 1940s, Massey expanded its business to include coal mining and processing. In 1974, St. Joe Minerals acquired a majority interest in Massey. St. Joe Minerals was then acquired by Fluor Corporation in 1981. Since 1987, Massey has been wholly owned by Fluor Corporation and has operated as one of Fluor Corporation's principal business segments.

Industry Overview

   Coal is one of the world's most abundant, efficient, and affordable fuels. A major contributor to the world energy supply, coal currently represents approximately 26% of the world's primary energy consumption. The primary use for coal is to fuel electrical power generation. In 1999, coal was used to generate 53% of electricity demand in the United States and 37% worldwide.

   The United States is the second largest coal producer in the world, exceeded only by China. Other leading coal producers include India, South Africa, and Australia. The United States is the largest holder of coal reserves in the world, with over 250 years supply at current production rates. U.S. coal reserves are more plentiful than oil or natural gas, with coal representing approximately 95% of the nation's fossil fuel reserves.

   U.S. coal production has more than doubled during the last 30 years. In 1999, total coal production was 1.08 billion tons. The primary producing regions were the West (45%), Central Appalachia (25%), Midwest (15%), and Northern Appalachia (13%). Approximately 62% of U.S. coal is produced by surface mining methods. The remaining 38% is produced by underground mining methods that include room and pillar mining and longwall mining.

   Coal is used by utilities to generate electricity, by steel companies to make steel products with blast furnaces, and by a variety of industrial users to heat and power foundries, cement plants, paper mills, chemical plants and other manufacturing and processing facilities. Significant quantities of coal are also exported from both east and west coast terminals. The breakdown of 1999 U.S. coal demand, as estimated by Resource Data International, Inc. ("RDI"), is as follows:

   End Use                                            Tons (millions) % of Total
   -------                                            --------------- ----------
   Electric generation...............................        919         85.0%
   Industrial users..................................         70          6.5%
   Exports...........................................         59          5.5%
   Steel making......................................         26          2.5%
   Residential & commercial..........................          7          0.5%
                                                           -----        ------
   Total.............................................      1,081        100.0%
                                                           =====        ======

   Coal has long been favored as the electrical generating fuel of choice because of its basic economic advantage. The largest cost component in electrical generation is fuel. This fuel cost, normally measured in dollars per million Btu, is typically lower for coal than competing fuels such as oil and natural gas. The

National Mining Association estimated the relative cost of coal versus other electrical generating fuels in 1999 as follows:

      Electrical Generation Fuel Type   Cost per million Btu Cost versus Coal
      -------------------------------   -------------------- ----------------
               Natural Gas                     $3.81          2.8 times coal
               Residual Oil                    $2.46          1.8 times coal
               Wood & waste                    $1.88          1.4 times coal
               Coal                            $1.37          1.0 times coal

   The American Coal Foundation has determined that 23 of the 25 lowest operating cost electric generation power plants in the United States are fueled by coal. Coal used as fuel to generate electricity is commonly referred to as "steam coal."

   There are several factors other than fuel cost that influence each utility's choice of electrical generation mode, including facility construction cost, access to fuel transportation infrastructure, environmental restrictions, and other factors. The breakdown of U.S. electrical generation by fuel source in 1999, as estimated by RDI, is as follows:

         Electrical Generation Source         % of Total Electrical Generation
         ----------------------------         --------------------------------
                 Coal                                        53%
                 Nuclear                                     21%
                 Natural Gas                                 13%
                 Hydro                                        8%
                 Oil                                          3%
                 Other                                        2%
                                                            ---
                 Total                                      100%
                                                            ===

   RDI projects that generators of electricity will increase their demand for coal as demand for electricity increases. Because coal-fired generation is used in most cases to meet base load requirements, coal consumption has generally grown at the pace of electricity demand growth. Demand for electricity has historically grown in proportion to U.S. economic growth.

   The United States ranks second among worldwide exporters of coal. Australia is the largest exporter, with other major exporters including South Africa, Indonesia, Canada, Taiwan, and Colombia. U.S. exports have decreased by over 40% since 1992 as a result of increased international competition and the U.S. dollar's strength in comparison to foreign currencies. According to RDI, the usage breakdown for 1999 U.S. exports of 59 million tons was 46% for electrical generation and 54% for steel making. U.S. coal exports were shipped to more than 40 countries. The largest purchaser of steam coal exports was Canada, which took 16 million tons or 59% of total steam exports. The largest purchaser of metallurgical coal exports was Europe, which represented 19 million tons or 61% of total metallurgical exports.

   The type of coal used in domestic steel making is referred to as metallurgical coal, and is distinguished by special quality characteristics that include high carbon content, low expansion pressure, low sulfur content, and various coal chemistry attributes. These metallurgical coal reserves are also high in heat content, and therefore are desirable to utilities as fuel for electrical generation. Consequently, metallurgical coal producers have the ongoing opportunity to select the market that provides maximum revenue. The premium price offered by steel makers for the metallurgical quality attributes is typically higher than the price offered by utility coal buyers that value only the heat content. The primary concentration of U.S. metallurgical coal reserves is located in the Central Appalachian region. RDI estimates that the Central Appalachian region supplied 83% of domestic metallurgical coal and 92% of U.S. exported metallurgical coal during 1999.

   Industrial users of coal typically purchase high Btu products with the same type of quality focus as utility coal buyers. The primary goal is to maximize heat content, with other specifications like ash content, sulfur content, and size varying considerably among different customers. Because most industrial coal consumers use considerably less tonnage than electric generating stations, they typically prefer to purchase coal that is screened and sized to specifications that streamline coal handling processes. Due to the more stringent size and quality specifications, industrial customers often pay a premium above utility coal pricing (on comparable quality) of $2.00 to $4.00 per ton. According to RDI, the largest buyer of industrial coals is the cement industry, which represented 10 million tons or 14% of total U.S. industrial shipments in 1999. The largest regional supplier to the industrial market sector has historically been Central Appalachia, which supplied 39% of all U.S. industrial coal demand in 1999.

   Coal shipped for North American consumption is typically sold at the mine loading facility with transportation costs being borne by the purchaser. Offshore export shipments are normally sold at the ship-loading terminal, with the purchaser paying the ocean freight. According to the National Mining Association, approximately two-thirds of U.S. coal production is shipped via railroads. Final delivery to consumers often involves more than one transportation mode. A significant portion of U.S. production is delivered to customers via barges on the inland waterway system and ships loaded at Great Lakes ports.

Strategy

   Massey's primary objective is to continue to enhance its position as one of the premier coal companies in the United States, building upon its leading position in Central Appalachia and its other competitive strengths. Specifically, Massey intends to pursue its strategy in the following ways:

   Enhancing Profitability Through Continued Safety Improvement, Productivity Gains and Cost Measurement. Massey has implemented three major initiatives that have enhanced its profitability.

  . Its "S-1" program ("Safety is Job One") prescribes rigorous safety standards for all of Massey's operating facilities. Management believes that Massey is one of the leaders in the industry with respect to its safety requirements, which include measures that are more stringent than the industry standard. To ensure that all Massey operations are pursuing compliance with the S-1 safety measures, unannounced safety audits are conducted using third party professionals. These safety measures improve Massey's profitability by lowering workers compensation costs and reducing job inefficiencies caused by using less-skilled substitute workers.

  . Its "P-2" program ("Productivity is Job Two") involves the application of best practices, including ideal mining sequence, staffing levels and equipment configuration, at each of Massey's operations. A well-focused time study program is used to continually refine and improve the P-2 guidelines and to confirm effective implementation throughout the organization. These productivity improvement initiatives have been instrumental in allowing Massey mines to achieve productivity performance in thin coal seams that is virtually unprecedented in the Central Appalachian coal industry.

  . Its "M-3" program ("Measurement is Job Three") is designed to measure performance, cost and usage, and to clearly and concisely communicate that data to managers who can identify and correct problems. The M-3 program is responsive to the Massey philosophy that supervisors can only effectively manage costs that are measured. Accurate and complete reporting is essential to the M-3 process. Reports include daily profit/loss statements, daily production reports and extremely detailed budgets, in addition to the standard monthly, quarterly and annual financial reporting. Massey employees, who are referred to as members, have the information they need to make objective management decisions. Such information is required to be accurate, timely, accessible and easy to understand while maintaining adequate security and confidentiality.

   Investing in New Development Projects. Massey seeks opportunities to maximize the use of its properties and invest in promising development projects.

  . Development of the long-term Aracoma longwall mine is now underway in Logan County, West Virginia. In 1998, Massey acquired an idle preparation plant in an acquisition unrelated to the Aracoma reserves. The availability of that plant, which considerably reduced the required project capital, has made it feasible for Massey to develop high capacity, low cost production from this low sulfur coal reserve on the CSX railway system.

  . Facilities have been upgraded to begin production at the recently acquired Delbarton Mining complex, Massey's newest operation, located in Mingo County, West Virginia. New underground mine developments will service Norfolk Southern railway customers with high quality, low sulfur coal.

   These and similar efforts in the planning stages should enable Massey to increase production, better serve its customers and enhance its position in Central Appalachia.

   Expanding Use of More Productive Mining Techniques. Massey is engaged in each of the three types of coal mining techniques: "room and pillar" mining (with continuous mining machines), longwall mining and surface mining. Each method is employed where appropriate throughout Massey's operations. Because longwall mining and large-scale surface mining are high-productivity, low-cost mining methods, Massey seeks to increase its use of those methods. A further benefit to Massey's increased use of longwall and surface mining methods is increased reserve recovery, with recovery levels at 70% and 90%, respectively, as compared to 55% recovery for room and pillar mining. Massey has been successful in using longwall mining on thinner coal seams and smaller reserve areas that have historically been mined only with continuous mining techniques. Massey intends to continue to increase its use of these mining methods to further enhance its productivity levels.

   Forming Strategic Partnerships with Major Customers. Massey works closely with its customers to develop opportunities for cooperation in order to benefit both Massey and the customer. Massey feels that these initiatives strengthen its relationships with its customers and provide opportunities to increase sales. For example, Massey has worked with some of its industrial clients to assist them in upgrading their coal handling facilities in order to lower their freight and coal handling costs. In return for this assistance, Massey receives coal handling fees and the opportunity to negotiate a coal supply agreement with these customers. Massey also works with its steel manufacturing customers and industrial customers to develop delivery arrangements that lower working capital requirements, primarily by stockpiling coal near a customer's operating facility and delivering on demand. Massey intends to continue to work with its customers to find solutions that benefit both parties.

   Pursuing Acquisitions within Central Appalachia. Massey believes that the coal industry in Central Appalachia will undergo increasing consolidation over the coming years. Massey plans to capitalize on its position as the largest low-cost producer by pursuing growth through the acquisition of additional mining facilities. Massey's acquisition strategy has been highly selective, with an emphasis on purchasing properties near Massey's existing facilities in order to take advantage of infrastructure already in place. Massey intends to continue to expand its business through this focused growth strategy.

Competitive Strengths

   Massey believes that it is in a strong position to successfully execute its business strategy due to the following competitive strengths:

   Massey is the leading producer in Central Appalachia. Massey is the leading coal company in its region with a proven reputation as a skilled, long-term operator. This is an advantage with customers, who look for a reliable supplier, and with land owners, who seek to lease their land to operators likely to develop production from the reserves and generate royalty income. Massey feels that it benefits from concentrating its coal mining activities in Central Appalachia. The region contains the primary U.S. reserves of premium, high volatile metallurgical coal demanded by steel manufacturers. It also holds low sulfur, high Btu coal desired by utilities and industrial customers. Massey is able to produce both types of coal for a wide range of customers.

   Massey has developed highly productive operations with an excellent safety record. One of the keys to Massey's success in developing its coal production business has been its ability to reach high levels of productivity at its mines while placing primary emphasis on safety. Massey's coal production rose from approximately 20 million tons in 1993 to approximately 38 million tons in 1999. During the same time, Massey has achieved one of the best safety records in the coal industry. Its accident rate (non-fatal days lost) is less than one-half the industry average. These achievements are attributable to the tangible safety improvements that Massey puts in place at each of its facilities.

   Massey has a highly capable management team with a proven track record. Massey has a highly capable management team that is familiar with the region in which Massey operates, the mining environment and trends in the industry. Under this leadership, Massey has achieved a strong safety record, expanded its mining facilities, increased production at existing mines, reduced production costs and increased overall profitability. This management team has demonstrated its ability to acquire and integrate new operations and maintain consistent performance at all of its mining facilities.

   Massey has demonstrated its ability to successfully execute and integrate acquisitions. Massey has adopted a disciplined acquisition strategy that has helped it to avoid difficulties often associated with rapid expansion. Massey makes selective purchases of mines and reserves that are close to its existing operations. This allows it to use existing infrastructure as the new operations are developed. For example, 18 Massey processing/shipping facilities handle the production from more than 50 mines. Once an operation is acquired, Massey uses its "P-2" strategy to apply its proven productivity-improvement practices to the new facility. This standardized approach allows successful turnaround of acquired operations in a relatively short time frame.

   Massey has a strong financial position relative to its competitors and an extended record of profitability. Massey's financial position following the Distribution will support an investment grade credit rating and position Massey as one of the most conservatively capitalized companies in its industry. In addition, Massey has lower employee benefit liabilities than is common in its industry due to its prudent acquisition strategy and effective management of inactive employee benefit costs. Massey's financial position has been strengthened by its long record of substantial profitability. It has achieved earnings growth by holding its margins steady (largely by reducing costs) while expanding its output.

   Massey has substantial operating expertise. Massey is the largest underground mining company in the United States in terms of the number of mines operated. Through its many operations, it has developed substantial knowledge and expertise regarding the most effective mining, processing and shipping methods. This knowledge base has been effectively applied through the development of Massey's "P-2" initiative. Standards for best practices have been implemented at each facility to allow each facility to operate at optimal levels. These standards are continually being revised to incorporate additional experiences and technological developments.

   Massey has a large, high-quality reserve base. Massey estimates that, at the beginning of fiscal 2000, Massey's reserve base was approximately 2.1 billion tons, a three-fold increase over the past ten years. During that ten-year period, Massey acquired 1.3 billion tons of reserves and only mined 277 million tons of reserves. Management estimates that approximately 68% of Massey's reserves are made up of coal containing less than 1% sulfur. Low sulfur coal is critically important to utility customers seeking to reduce emissions and lower their costs of compliance with the Clean Air Act. In addition, Massey's reserves contain large stores of metallurgical coal, which is required by steel manufacturers for their production.

   Massey is a major producer of both steam and metallurgical coal. An advantage of Massey's large reserve base is its ability to process and sell coal of both steam and metallurgical grade. This allows Massey to adjust to changing market conditions and sustain high sales volume by supplying a wide range of customers.

   Massey has strong customer relationships. Massey has developed good working relationships with its broad base of customers. Approximately two-thirds of its sales volume is pursuant to contracts with terms of more than one year. Massey's largest customer, Duke Energy, has been a customer for more than 30 years and in fiscal 1999 accounted for 12% of Massey's total sales revenues.

   Massey is not dependent on coal contracts priced above market. Although Massey has a strong base of long-term, coal supply commitments, it is not dependent upon agreements priced materially above the current market. (Long-term commitments are agreements with a term exceeding one year.) Several of Massey's prominent competitors derive the majority of current earnings from coal supply contracts negotiated in the late 1970's and early 1980's when customers were willing to pay a premium for long term tonnage commitments. Those competitors face significant cost reduction pressure over the next few years as their agreements expire. Massey has generally taken the lead in renegotiating agreements of this nature by providing the customer with price relief in exchange for extended term or increased tonnage commitments. Additionally, Massey's contract negotiation strategy over the last several years has been to secure market share without subjecting the customer to price risks in a rapidly changing market. Recent coal supply agreements typically include "price re-opener" language that is designed to keep contract prices in line with the current market while providing the coal producer with certainty of committed sales. The combination of these efforts has resulted in Massey having a substantial level of contracted sales (currently projected at 72% for fiscal year 2000 and 56% for fiscal year 2001), but with Massey customers having prices that generally reflect the current market.

Coal Reserves

   Massey estimates that, as of October 31, 1999, Massey had total recoverable reserves of approximately 2.1 billion tons of proven and probable reserves. Reserves are coal deposits that could be economically and legally extracted or produced. "Recoverable" reserves means coal that is recoverable using existing equipment and methods under federal and state laws currently in effect. Approximately 1.4 billion tons of Massey's reserves are classified as proven reserves. This means that these deposits have been substantiated by adequate information, including information derived from exploration, current and previous mining operations, outcrop data and knowledge of mining conditions. The remaining approximately 700 million tons of Massey's reserves are classified as probable reserves. These are deposits of coal which are based on information of a more preliminary or limited extent or character, but which are considered likely.

   Massey's reserve estimates are prepared by the engineering and accounting departments of Massey's various operating subsidiaries using technical standards and geologic criteria that are then further adjusted by Massey's internal reserve guidelines.

   Reserve estimates are updated annually using geologic data taken from drill holes, adjacent mine workings, outcrop prospect openings and other sources. Coal tonnages are categorized according to coal quality, seam thickness, mineability and location relative to existing mines and infrastructure. In accordance with applicable industry standards, proven reserves are those for which reliable data points are spaced no more than 2,700 feet apart. Probable reserves are those for which reliable data points are spaced 2,700 feet to 7,900 feet apart. Further scrutiny is applied using geological criteria and other factors related to profitable extraction of the coal. These criteria include seam height, roof and floor conditions, yield and marketability.

   The following table provides reserve data by state as follows:

                                                             Tons    % of Total
                                                          ---------- ----------
                                                          (millions)
Southern West Virginia...................................   1,670        80%
Eastern Kentucky.........................................     328        16
Southwestern Virginia....................................      55         3
Southeastern Tennessee...................................      34         1
                                                            -----       ---
Total....................................................   2,087       100%
                                                            =====       ===

   When categorized by sulfur content, the reserve breakdown is as follows:

                                                              Tons    % of Total
                                                           ---------- ----------
                                                           (millions)
Sulfur Content
Compliance sulfur or less.................................     954        46%
Greater than compliance and less than 1%..................     452        22
Greater than 1% sulfur and less than 2%...................     631        30
Greater than 2% sulfur....................................      50         2
                                                             -----       ---
Total.....................................................   2,087       100%
                                                             =====       ===

   Massey's reserve holdings include premium quality, high volatile, metallurgical coal reserves. Properties in Massey's operating region are widely recognized as containing metallurgical coal quality with attributes that are in significant demand by the U.S. steel industry. Although these metallurgical coal reserves receive the highest selling price in the current coal market when marketed to steel-making customers, they also represent significant value as an ultra high Btu, low sulfur steam coal for electrical generation. If future market dynamics ever favor the latter alternative, Massey will be well positioned to take advantage of the opportunity. The categorization of Massey's coal reserves as utility/industrial or metallurgical quality is as follows:

                                                              Tons    % of Total
                                                           ---------- ----------
                                                           (millions)
Coal Type
High volatile metallurgical...............................     795        38%
Low volatile metallurgical................................      73         3
Utility or industrial markets.............................   1,219        59
                                                             -----       ---
Total.....................................................   2,087       100%
                                                             =====       ===

   As with most coal-producing companies in Central Appalachia, the majority of Massey's coal reserves are controlled pursuant to leases from third party landowners. These leases convey mining rights to the coal producer in exchange for a per ton royalty payment to the lessor. However, a significant portion of Massey's reserves holdings are owned and require no royalty or per ton payment to other parties. The following table summarizes the portion of Massey reserves controlled by ownership versus lease:

                                                              Tons    % of Total
                                                           ---------- ----------
                                                           (millions)
Method of Reserve Control
Owned reserves............................................     523        25%
Leased reserves...........................................   1,564        75
                                                             -----       ---
Total.....................................................   2,087       100%
                                                             =====       ===

   Massey properties have been extensively explored, drilled, analyzed and mapped using cutting-edge computer technology and advanced geological evaluation techniques. The result is a relatively high level of confidence that Massey has accurately measured and identified the reserve quantities, quality specifications and potential geologic risks. This confidence translates to greater consistency and dependability in projecting operating performance and contributes significantly to Massey's ability to operate low cost mining operations.

Mining Methods

   Massey produces coal using three distinct mining methods: underground room and pillar, underground longwall and surface/highwall mining.

   Use of continuous miner machines in the room and pillar method of underground mining represented approximately 58% of Massey's 1999 production. Massey is a proven leader in the use of this common coal mining technique and has achieved unprecedented productivity performance in relatively thin coal seams.

   Production from underground longwall mining operations constituted about 14% of Massey's 1999 production. Massey's Upper Big Branch Mine is ranked (per 1999 Department of Labor productivity statistics) as the most productive longwall mine in the Eastern United States. Massey began operating two additional longwall mines in 1999 and 2000 and has a fourth projected for start up in early 2001.

   Surface mining represented approximately 28% of Massey's 1999 coal production. Massey has invested significant capital in establishing state-of-the-art, large-scale surface mines in Boone and Nicholas counties of West Virginia. Using 53-cubic-yard electric shovels for excavation, and 320-ton rock trucks for haulage, these mines clearly demonstrate Massey's ability to produce high volumes of low cost, high quality, surface-mined coal. Other Massey surface mines are smaller in scale. Massey surface mines also use cutting-edge highwall mining systems to produce low cost coal from high overburden areas. Massey has established record-breaking productivity in the use of these highwall mining systems, as confirmed by the manufacturer.

Mining Operations

   Massey currently has eighteen distinct resource groups or mining complexes, including thirteen in West Virginia, four in Kentucky and one in Virginia. These complexes receive, blend, process and ship coal that is produced from one or more mines, with a single complex handling the coal production of as many as eight distinct underground or surface mines. These mines have been developed at strategic locations in close proximity to the Massey preparation plants and rail shipping facilities. Coal is transported from Massey's mining complexes to customers by means of railroad cars or trucks, with rail shipments representing approximately 92% of 1999 coal shipments.

   The following table provides key summary information on all Massey mining complexes that were active in 1999.

                             Massey Resource Groups

                                                 1999          1999                                       Year Established
  Resource Group Name         Location       Production(1) Shipments(1)     Coal Quality       Reserves     or Acquired
  -------------------    ------------------- ------------- ------------ --------------------- ----------- ----------------
                                                (000's        (000's                            (000's
                                               of Tons)      of Tons)                         of Tons)(2)
Delbarton............... Mingo County, WV            0             0    Low Sulfur Utility       259,000        1999
                                                                        Low Sulfur Industrial
Eagle Energy............ Boone County, WV          860           860    High Vol Met               4,000        1996
Elk Run................. Boone County, WV        4,700         7,600    High Vol Met             160,000        1978
                                                                        Low Sulfur Utility
                                                                        Low Sulfur Industrial
Green Valley............ Nicholas County, WV       540           540    High Vol Met               8,000        1996
                                                                        Low Sulfur Utility
                                                                        Low Sulfur Industrial
Independence............ Boone County, WV        4,500         2,600    High Vol Met              62,000        1994
                                                                        Low Sulfur Utility
                                                                        Low Sulfur Industrial
Knox Creek.............. Tazewell County, VA       800           800    High Vol Met              51,000        1997
                                                                        Low Sulfur Utility
                                                                        Low Sulfur Industrial
Logan County............ Logan County, WV          510           510    Low Sulfur Utility        92,000        1998
                                                                        Low Sulfur Industrial
Long Fork............... Pike County, KY             0         1,400    Low Sulfur Utility        62,000        1991
                                                                        Low Sulfur Industrial
Marfork................. Raleigh County, WV      2,700         7,300    High Vol Met             115,000        1993
                                                                        Low Sulfur Utility
                                                                        Low Sulfur Industrial
Martin County........... Martin County, KY       3,900         3,900    Low Sulfur Utility        79,000        1969
                                                                        Low Sulfur Industrial
New Ridge............... Pike County, KY             0           320    Low Sulfur Utility             0        1992
                                                                        Low Sulfur Industrial
Nicholas Energy......... Nicholas County, WV     2,100         2,100    High Vol Met             119,000        1997
                                                                        Low Sulfur Utility
                                                                        Low Sulfur Industrial
Omar.................... Boone County, WV            0           290    Low Sulfur Utility        35,000        1954
                                                                        Low Sulfur Industrial
Performance............. Raleigh County, WV      5,300         1,600    High Vol Met              48,000        1994
Progress................ Boone County, WV        3,500         1,400    Low Sulfur Utility        79,000        1998
                                                                        Low Sulfur Industrial
Rawl.................... Mingo County, WV        2,900         2,400    High Vol Met              95,000        1974
                                                                        Low Sulfur Utility
                                                                        Low Sulfur Industrial
Sidney.................. Pike County, KY         5,200         3,680    Low Sulfur Utility       133,000        1984
                                                                        Low Sulfur Industrial
Stirrat................. Logan County, WV            0           360    High Vol Met              42,000        1993
                                                                        Low Sulfur Utility
                                                                        Low Sulfur Industrial
Other/Unassigned........ N/A                       N/A           240    N/A                      641,000         N/A
                                                ------        ------                           ---------
 Total..................                        37,510        37,900                           2,087,000
                                                ======        ======                           =========

--------
(1) For purposes of this table, coal production has been allocated to the Resource Group where the coal is mined, rather than the Resource Group where the coal is processed and shipped. Several Massey Resource Groups provide processing and rail shipping services for coal mined at other nearby Massey operations.
(2) Reserves allocated to individual mining complexes include both assigned reserves and unassigned reserves that are accessible from the established operations.

   Most Massey mining operations have been designed to avoid trucking and allow direct conveyor transportation of coal from the mine face or surface pit to the coal processing plant. These conveyor transportation systems are well designed, computer monitored, high capacity structures with very low operating cost. While trucking of coal remains an integral part of the transportation system for some operations, Massey has made a focused effort, and invested considerable capital, to minimize use of coal trucks on public highways. In many instances, production from one Massey operating subsidiary is directed to another operating subsidiary of closer proximity for processing in order to avoid trucking or re-handling of coal. The obvious reasons to minimize use of coal trucks include both improving public safety and eliminating avoidable cost.

 West Virginia Resource Groups

   Delbarton. The Delbarton complex processes coal produced by an underground room and pillar mine in the Lower Cedar Grove seam. Production from this mine, located adjacent to the Delbarton complex, is transported to the Delbarton preparation plant via overland conveyor. The Delbarton preparation plant can process 800 tons per hour of raw coal. The clean coal product is shipped to customers via the Norfolk Southern railway in unit trains of up to 110 railcars.

   Eagle Energy. The Eagle Energy complex is currently inactive but has historically processed coal production from the adjacent underground longwall mine in the Eagle seam. The economically accessible Eagle seam reserves were depleted in January 2000 and the operation was idled. The Eagle Energy preparation plant is a modern facility with a rated feed capacity of 750 tons per hour. Customers can be served via CSX railway shipments loaded in unit trains of up to 90 railcars. Plans are now under review to re-activate this complex using production from new mines in seams above the Eagle seam.

   Elk Run. The Elk Run complex is Massey's largest shipper of coal. Elk Run produces coal from five underground room and pillar mines that are belted directly to the preparation plant. Elk Run also has a large surface mine that ships direct to customers via the Kanawha River docks. Additionally, the Elk Run complex processes coal for shipment that is produced from two other Massey resource groups. The Independence mines shipped from Elk Run include one longwall in the Upper Cedar Grove seam and a continuous miner section in the Hernshaw seam. The Twilight surface mine in the Progress resource group transports all of its production to the Elk Run facilities via underground conveyor system. The Elk Run preparation plant has a processing capacity of 2200 tons per hour. Customer shipments are loaded on the CSX rail system in unit trains of up to 150 railcars.

   Green Valley. The Green Valley complex specializes in premium quality coals servicing industrial customers in a variety of industries. The Green Valley preparation plant receives coal via truck that is produced from two underground room and pillar mines in the Sewell seam. The Green Valley preparation plant has a processing capacity of 600 tons per hour. The rail loading facility services customers on the CSX rail system with unit train shipments of up to 75 railcars.

   Independence. The Independence complex processes coal from one large underground longwall mine and one room and pillar mine. Production from both mines is transported via underground conveyor system directly to the Independence preparation plant. Independence has five additional underground mining operations that produce coal for processing and shipment by other Massey resource groups. The Independence plant has a processing capacity of 1400 tons per hour. Customers are served via rail shipments on the CSX rail system in unit trains of up to 150 railcars.

   Logan County. The Logan County complex processes coal through the Bandmill preparation plant from four surface mining operations and one underground mine. All four surface mines deliver coal to the Bandmill plant via truck. The Aracoma underground mine, which belts coal directly to the Bandmill plant, currently produces with two continuous miner sections but plans call for a future longwall installation. The Bandmill preparation plant completed a major renovation this year and has a processing capacity of 1200 tons per hour. The rail loading facility services customers via the CSX rail system with unit train shipments of up to 150 cars.

   Marfork. The Marfork complex is Massey's leading shipper of premium metallurgical coal. The largest production source for the Marfork complex is the Upper Big Branch underground longwall mine of Massey's Performance resource group. Other production sources for the Marfork complex include five underground room and pillar mines. All Marfork production sources are belted directly to the preparation plant via conveyor systems. The Marfork preparation plant is a unique, high capacity, processing facility that processes 2300 tons per hour. All customers are serviced via the CSX rail system with unit trains of up to 150 railcars.

   Nicholas Energy. The Nicholas Energy complex processes coal from two large surface mines and two underground room and pillar mines. All coal from the underground mines, as well as the portion of surface mined coal requiring processing, is transported to the Power Mountain preparation plant via overland conveyor system. The Power Mountain plant was upgraded in 1999, and currently has a processing capacity of 1200 tons per hour. All coal shipments are loaded into rail cars for delivery via the Norfolk Southern railway in unit trains of up to 140 railcars.

   Omar. The Omar mining complex processes coal from adjacent mining operations of Massey's Independence and Elk Run resource groups. All production sources are transported via underground conveyor system to the Omar preparation plant. The Omar plant can process 800 tons per hour. A new rail loading facility was completed in May 2000. Omar can now service its CSX rail system customers with unit train shipments of up to 150 railcars.

   Performance. The Performance mining complex includes the Upper Big Branch Mine and the Goals preparation plant. The Upper Big Branch underground mine is a highly successful longwall operation in the Eagle seam, with most production being processed and shipped from Massey's Marfork resource group. The Goals preparation plant processes the balance of the Upper Big Branch mine's production, as well as production from adjacent underground mines of Massey's Independence resource group. The Goals preparation plant can process 800 tons per hour. The rail loading facility services CSX railway customers with unit trains of up to 90 railcars.

   Progress. The Progress mining complex includes the Twilight MTR surface mine, coal handling system and stoker plant. All production is processed through a high-tech coal handling system and transported via underground conveyor to Massey's Elk Run resource group for rail shipment.

   Rawl. The Rawl complex includes five underground room and pillar mines and the Sprouse Creek Processing plant. Four mines transport coal to the Sprouse Creek plant--three via trucks and one via short-tagged rail cars. The fifth mine produces coal that is processed for shipment by Massey's Stirrat resource group. The Sprouse Creek preparation plant has a throughput capacity of 1450 tons per hour. Customers are serviced via the Norfolk Southern railway with unit trains of up to 150 railcars.

   Stirrat. The Stirrat complex processes coal produced by the adjacent Diamond Energy underground mine of Massey's Rawl resource group. The Diamond Energy production is transported via truck to the Stirrat preparation plant. The plant has a rated capacity of 500 tons per hour. Customers are serviced via the CSX rail system with unit trains of up to 100 railcars.

 Kentucky Resource Groups

   Long Fork. The Long Fork complex processes coal produced by the adjacent Solid Energy mine of Massey's Sidney resource group. All production is transported via overland conveyor system to the Long Fork preparation plant. The Long Fork plant has a rated capacity of 1100 tons per hour. The rail loading facility services customers on the Norfolk Southern railway with unit trains of up to 150 railcars.

   Martin County. Production at the Martin County complex is sourced from two surface mines and one underground room and pillar mine. Approximately 70% of all surface mined production is saleable without processing and is shipped to customers at the Ohio/Big Sandy river docks via truck. Both the underground mine production and the portion of surface mine production requiring processing are transported to the preparation plant via underground conveyor system. The Martin County preparation plant has a throughput capacity of 1500 tons per hour. All coal processed through the preparation plant is shipped via the Norfolk Southern railway in unit trains of up to 125 railcars.

   New Ridge. The New Ridge complex processes coal that is transported via truck from mining operations of Massey's Sidney resource group. The New Ridge preparation plant has a throughput capacity of 800 tons per hour. All coal is loaded for shipment to customers via the CSX rail system in unit trains of up to 100 railcars.

   Sidney. The Sidney complex includes five underground room and pillar mines and the Big Creek preparation plant. All mines transport production via underground conveyor to the Big Creek plant, except one mine that belts coal to Massey's Long Fork resource group for processing and shipment. The Big Creek preparation plant has a throughput capacity of 1500 tons per hour. The Sidney rail loading facility services customers on the Norfolk Southern rail system with unit trains of up to 140 railcars.

 Virginia Resource Group

   Knox Creek. The Knox Creek complex processes coal from two underground room and pillar mines. Production from the Tiller No. 1 mine is belted directly to the Knox Creek preparation plant, whereas production from the Kennedy mine is transported via truck. The Knox Creek plant has a feed capacity of 850 tons per hour. The rail loading facility services customers on the Norfolk Southern rail system with unit trains of up to 100 railcars.

Other Related Operations

   Massey has other related operations and activities in addition to its normal coal production and sales business. The following business activities are included in this category:

   Appalachian Synfuel Plant: Appalachian Synfuel, LLC ("Appalachian Synfuel") has a synthetic fuel manufacturing facility located adjacent to Massey's Marfork complex in Boone County, West Virginia. This facility converts coal products to synthetic fuel and has operated since June 1998. Appalachian Synfuel has obtained a private letter ruling from the IRS that production from this synfuel facility qualifies the owner for tax credits pursuant to Section 29 of the Code. Massey's Marfork subsidiary sells the coal feedstock to Appalachian Synfuel, and also operates the synthetic fuel manufacturing facility pursuant to a contract with Appalachian Synfuel. Massey's sales organization markets the synthetic fuel and coordinates shipments to Appalachian Synfuel's customers. Synthetic fuel sales during fiscal year 1999 were approximately 300,000 tons. Certain process enhancements initiated in June 2000 may allow manufacture of synthetic fuel at a significantly increased rate. Appalachian Synfuel is owned 95% by Fluor Corporation and 5% by Marfork. Fluor Corporation's ownership interest will be transferred to Massey in conjunction with the proposed separation of the coal business from its core businesses.

   Westvaco Coal Handling Facility: Massey subsidiaries own and operate the coal unloading, storage and conveying facilities at Westvaco Corporation's paper manufacturing facility in Covington, Virginia ("Westvaco CHF"). The Westvaco CHF was constructed by Massey in 1992 as a means of reducing coal transportation and handling costs for Westvaco Corporation, a long term industrial coal customer. The Westvaco CHF operating agreement extends through 2007, and provides that Massey be paid a per ton fee (annually adjusted) for coal handling services. The annual coal throughput is approximately 500,000 tons.

   Other: In addition to the business activities described above, Massey has two regional land management offices that focus on opportunities to generate income from non-strategic coal reserves and other assets. Most of these non-strategic assets have been acquired by Massey as incidental items connected to larger coal property transactions. The primary activities include:

  . Leasing of non-strategic lands and/or coal reserves to other coal companies.

  .  Sale of coal reserves to third parties.

  . Sale of timber, gas & oil rights, and surface properties to third parties.

   Massey also generates ongoing income through ownership of over 80 natural gas wells in Southern West Virginia.

Marketing and Sales

   The Massey marketing and sales force is based in the corporate office at Richmond, Virginia. Total staffing of 22 members includes sales managers, distribution/traffic managers, technical support and administrative personnel. Sales management is organized along product lines of utility, metallurgical and industrial sales--as opposed to the geographic segregation of responsibilities that is more common among Massey competitors.

   During the fiscal year ended October 31, 1999, Massey sold 37.9 million tons of produced coal for total revenues of $1.08 billion. The breakdown by market served was 52% utility, 39% metallurgical and 9% industrial. Sales were concluded with over 140 customers. Export shipments (including Canada) represented approximately 15% of 1999 tonnage sold. Massey's 1999 export shipments serviced customers in 12 countries across North America, South America, Europe and Asia.

   Technical guidance on optimizing coal blends and other coal consumption issues is provided to customers by Massey's technical group. The technical specialists work directly with the sales force to meet the needs of current and potential customers. These highly skilled individuals have established credentials in petrography, coal chemistry and coal analysis techniques. Customers often seek input from Massey's technical group on issues such as improving coke oven performance or identifying lower cost coals to meet a particular market opportunity.

   The Massey marketing and sales group has established several highly successful partnering arrangements with customers wherein services other than coal supply are provided on an ongoing basis. Examples of such partnership arrangements include:

  . At the Westvaco paper manufacturing plant in Covington, Virginia, a Massey subsidiary owns and operates the coal unloading and storage facilities. As consideration for performing this service, the Massey subsidiary receives a per ton fee and also secures the right to supply 100% of the coal required by this plant.

  . At two large steel companies, one synthetic fiber manufacturer and one tobacco processing plant, a Massey subsidiary coordinates shipment of coal to the customer's stockpile, maintains ownership of the coal inventory on site and sells tonnage to the customer as it is consumed.

   Other such partnering services are provided periodically in response to the current needs of each individual customer.

Distribution

   Massey employs transportation specialists who negotiate freight and terminal agreements with various providers, including railroads, barge lines, steamship lines, bulk motor carriers and terminal facilities. Transportation specialists also coordinate with customers, mining facilities and transportation providers to establish shipping schedules that meet the customer's needs. These specialists assist the company in providing quality service to its customers.

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

   Massey's 1999 shipments of 37.9 million tons were loaded from 18 mining complexes. Rail shipments constituted 92% of total shipments, with 37% loaded on the Norfolk Southern and 55% loaded on the CSX. The 8% balance was shipped from Massey mining complexes via truck.

   Approximately 18% of Massey's production is delivered via the inland waterway system. Coal is transported by rail or truck to docks on the Ohio, Big Sandy and Kanawha Rivers and then ultimately transported by barge to electric utilities, integrated steel producers and industrial consumers served by the inland waterway system. Massey also moves approximately 15% of its production to Great Lakes Ports for transport beyond to various U.S. and Canadian customers.

Customers

   Massey has coal supply commitments with a wide range of electric utilities, steel manufacturers and industrial customers. The majority of Massey's customers purchase coal for terms of one year or longer, but Massey also supplies coal on a spot basis for some of its customers. Massey's biggest client, Duke Energy, accounted for 12% of Massey's total 1999 revenues. Massey has been serving this customer for over thirty years and has agreements in place to continue to supply coal through June 2003.

Coal Contracts

   As is customary in the coal industry, Massey has entered into long-term contracts (of terms exceeding one year) with many of its customers. These arrangements allow customers to secure a supply for their future needs and provide Massey with greater predictability of sales volume and sales prices. During fiscal years 2000 and 2001, Massey's sales pursuant to long-term sales arrangements are projected to be 72% and 56%, respectively.

   By offering coal of both metallurgical and steam grades, Massey is able to serve a diverse customer base. This market diversity allows Massey to adjust to changing market conditions and sustain high sales volumes.

   The terms of Massey's long-term contracts are a result of extensive negotiations with the customer. As a result, the terms of these contracts vary with respect to price adjustment mechanisms, pricing terms, permitted sources of supply, force majeure provisions, quality adjustments and other parameters. Most of the contracts contain price adjustment mechanisms that allow for changes to prices based on statistics from the U.S. Department of Labor. Contracts contain specifications for coal quality, which may be especially stringent for steel customers. Many of these contracts also specify the approved locations from which the coal is to be mined.

   Massey is continuously engaged in efforts to renew or extend contracts that are scheduled to expire. Although Massey cannot guarantee that it will be able to renew or extend these contracts, Massey has frequently been successful in doing so in the past. Many of the principal terms of the contracts are adjusted in the negotiation of the renewal or extension.

Competition

   The coal industry in the United States is highly competitive. Massey competes with other large producers and many small coal producers. Massey competes with other producers primarily on the basis of price, coal quality, transportation cost and reliability of supply. Continued demand for coal is also dependent on factors outside Massey's control, including demand for electricity, environmental and governmental regulations, technological developments and the availability of alternative fuel sources.

Employees and Labor Relations

   As of July 31, 2000, Massey had 3,470 employees, including 141 employees affiliated with the United Mine Workers of America. Relations with employees are generally good, and there have been no material work stoppages in the past ten years.

Legal Proceedings

   Massey is involved in numerous legal proceedings in the ordinary course of its business. Except as described below, Massey does not believe that the outcome of any of these legal proceedings could have a material adverse effect on its business, financial condition or results of operations.

 Big Sandy Dispute

   Sidney Coal Company, Inc. ("Sidney"), a wholly-owned subsidiary of Massey, is the sublessee of Cliffs Mining Company ("Cliffs") under two coal leases from Big Sandy Company, L.P. ("Big Sandy"). The leases cover coal reserves in Pike County, Kentucky, and include active mining areas and reserves for Sidney's Clean Energy and Freedom Energy Mines. Big Sandy claims that Sidney breached the terms of the leases by underpaying certain coal royalties and that Big Sandy has terminated both leases. Sidney and Cliffs deny that Big Sandy was underpaid any royalties and deny that Big Sandy has terminated, or is entitled to terminate, the leases. Big Sandy filed an action in the Fayette Circuit Court, Lexington, Kentucky, seeking a declaration that the leases have been terminated and seeking to recover unpaid royalties in the amount of approximately $100,000 with interest through December 31, 1996, plus additional royalties and interest through the date of judgment. Cliffs successfully sought an order compelling arbitration and the case is currently pending before a panel of three arbitrators. Sidney has continued to mine and pay royalties throughout the controversy based upon its interpretation of the leases. Big Sandy has made no effort to evict Sidney from the property or to compel it to cease mining although Big Sandy obtained an order from the Fayette Circuit Court permitting it to pay the royalties received from Sidney into escrow pending the outcome of the arbitration. The matter is scheduled for hearing before the arbitration panel in October 2000. Sidney believes that it has paid all royalties in accordance with the terms of the leases and that it has good defenses to the claim that the leases have been terminated.

 Harman Litigation

   Harman Mining Corporation and certain of its affiliates (collectively "Harman") have instituted two civil actions against Massey or its present or former subsidiaries. In June 1998, Harman filed a breach of contract action against Wellmore Coal Corporation ("Wellmore"), a former Massey subsidiary, in Buchanan County, Virginia Circuit Court. Harman claims that Wellmore breached a coal supply agreement, pursuant to which Harman sold coal to Wellmore, by declaring a force majeure event and reducing the amount of coal to be purchased from Harman as a result thereof. Wellmore claimed force majeure when its major customer was forced to close its Pittsburgh coke plant due to regulatory action. In May 2000, in a trial to determine liability only, Harman received a jury verdict that Wellmore breached the contract. The damages phase of the trial was held in August 2000. On August 24, 2000, Harman received a jury verdict against Wellmore assessing $6 million in damages. Massey's subsidiary, Knox Creek Coal Corporation, has assumed the defense of this action under the terms of the stock purchase agreement by which it sold the stock of Wellmore. The adverse determination on liability and damages will be appealed. Massey believes that it has several grounds for reversal on appeal.

   Additionally, Harman and its sole shareholder, Hugh Caperton, filed a separate action against Massey and certain subsidiaries in Boone County, West Virginia Circuit Court, alleging that Massey and its subsidiaries tortiously interfered with Harman's contract with Wellmore and, as a result, caused Harman to go out of business. Massey has filed a notice to remove this action to federal court. The plaintiffs seek unspecified compensatory damages and punitive damages. Massey believes that compensatory damages, if any, are duplicative of any damages that may be awarded in the contract action, and are limited by the same factors as in the contract action. Massey is defending this action vigorously and believes that it has numerous valid defenses to the claims.

 Environmental Protection Order

   On June 27, 2000, the West Virginia Division of Environmental Protection issued an administrative order to one of Massey's subsidiaries, Elk Run Coal Company, requiring Elk Run either to suspend operations for

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

three days beginning July 17, 2000 or expend $100,000 on local community improvement projects. The order was based on alleged violations of the surface mining laws relating to dust, and Elk Run has appealed and has obtained a stay of the order pending appeal.

Regulation

   The coal mining industry is subject to regulation by federal, state and local authorities. Massey tries to conduct its operations in compliance with all applicable federal, state and local laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations are not unusual in the industry and, notwithstanding compliance efforts, Massey does not believe such violations can be eliminated completely. None of the violations to date or the monetary penalties assessed have been material.

   While it is not possible to quantify the costs of compliance with all applicable federal and state laws, those costs have been significant and Massey expects them to continue to be significant. Compliance with these laws has substantially increased the cost of coal mining, but is, in general, a cost common to all domestic coal producers.

   Mining Permits and Approvals. Numerous governmental permits or approvals are required for mining operations. Massey may be required to prepare and present to federal, state or local authorities extensive data pertaining to the effect or impact that any proposed mining operations may have upon the environment. The requirements imposed by any of these authorities may be costly and time-consuming and may delay commencement or continuation of mining operations. Future legislation and regulations, as well as future interpretations of existing laws, may result in substantial increases in equipment and operating costs and delays, interruptions or a termination of operations, the extent of which cannot be predicted.

   Mine Health and Safety Laws. Stringent safety and health standards have been imposed by federal legislation since 1969 when the Federal Coal Mine Health and Safety Act of 1969 was adopted. The Federal Mine Safety and Health Act of 1977, which significantly expanded the enforcement of health and safety standards of the Mine Health and Safety Act of 1969, imposes comprehensive safety and health standards on all mining operations. In addition, as part of the Mine Health and Safety Act of 1969 and the Mine Safety and Health Act of 1977, the Black Lung Act requires payments of benefits by all businesses conducting current mining operations to coal miners with black lung and to some survivors of a miner who dies from this disease. Most of the states in which Massey operates have state programs for mine safety and health regulation and enforcement. In combination, federal and state safety and health regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee safety and health affecting any segment of U.S. industry. This regulation has a significant effect on Massey's operating costs. However, Massey's competitors in all of the areas in which it operates are subject to the same degree of regulation.

   One of Massey's goals is to achieve excellent health and safety performance as measured by accident frequency rates and other measures. Massey believes that attainment of this goal is inherently tied to the attainment of productivity and financial goals. Massey tries to achieve this goal by:

  .  training employees in safe work practices;

  .  openly communicating with employees;

  .  establishing, following and improving safety standards;

  .  involving employees in establishing safety standards; and

  . recording, reporting and investigating all accidents, incidents and losses to avoid reoccurrences.

   Black Lung Legislation. The Black Lung Act levied a tax on production of $1.10 per ton for deep-mined coal and $0.55 per ton for surface-mined coal, but not to exceed 4.4% of the sales price, in order to compensate miners who are totally disabled due to black lung and some survivors of miners who died from the disease and

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

who were last employed as miners prior to 1970 or subsequently where no responsible coal mine operator has been identified for claims. In addition, the Black Lung Act provides that some claims for which coal operators had previously been responsible will be obligations of the government trust funded by the tax. For miners last employed as miners after 1969 who are determined to have contracted black lung, Massey self insures against potential cost using actuarially determined estimates of the cost of present and future claims. Massey is also liable under state statutes for black lung claims.

   In the past, legislation that would favor black lung claimants in various ways has been introduced in Congress, but not enacted. If this or similar legislation is passed, the number of claimants who are awarded benefits could significantly increase. Massey cannot provide any assurance that such proposed legislation or other proposed changes in black lung legislation will not have an adverse effect on its business.

   The U.S. Department of Labor has issued proposed amendments to the regulations implementing the federal black lung laws which, among other things, establish a presumption in favor of a claimant's treating physician and limit a coal operator's ability to introduce medical evidence regarding the claimant's medical condition. If adopted, the amendments could have an adverse impact on Massey, the extent of which cannot be accurately predicted.

   Workers' Compensation. Massey is required to compensate employees for work-related injuries. Several states in which Massey operates consider changes in workers compensation laws from time to time. Such changes, if enacted, could adversely affect Massey's financial condition and results of operations.

   Surface Mining Control and Reclamation Act. The Surface Mining Control and Reclamation Act establishes operational, reclamation and closure standards for all aspects of surface mining as well as many aspects of deep mining. The act requires that comprehensive environmental protection and reclamation standards be met during the course of and upon completion of mining activities. Permits for surface mining operations must be obtained from the federal Office of Surface Mining Reclamation and Enforcement or, where state regulatory agencies have adopted federally approved state programs under the act, the appropriate state regulatory authority. All states in which Massey's active mining operations are located have achieved primary jurisdiction for enforcement of the act through approved state programs.

   The Surface Mining Control and Reclamation Act and similar state statutes require, among other things, that mined property be restored in accordance with specified standards and approved reclamation plans. The act generally requires Massey to restore the surface to approximate the original contours as contemporaneously as practicable with the completion of surface mining operations. Federal law and some states also impose on mine operators the responsibility for repairing or compensating for damage occurring on the surface as a result of subsidence due to underground mining. In addition, the Abandoned Mine Lands Act, which is part of the Surface Mining Control and Reclamation Act, imposes a tax on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on underground-mined coal. Massey accrues for the costs of final mine closure, including the cost of treating mine water discharge where necessary, over the estimated useful mining life of the property and for current mine disturbance which will be reclaimed prior to final mine closure. The reclamation costs, mine-closing costs and other environmental liability accruals were $98.9 million at October 31, 1999. The amount that was included as an operating expense for the year ended October 31, 1999 was $10.3 million, while the related cash expenditure for such liability in such period was $11.4 million. Although Massey's management believes it is making adequate provisions for all expected reclamation and other costs associated with mine closures, future operating results would be adversely affected if such accruals were later determined to be insufficient.

   Under the Surface Mining Control and Reclamation Act, responsibility for unabated violations, unpaid civil penalties and unpaid reclamation fees of independent contract mine operators can be imputed to other companies which are deemed, according to the regulations, to have "owned" or "controlled" the contract mine operator. Sanctions against the "owner" or "controller" are quite severe and can include being blocked from

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

receiving new permits and revocation of any permits that have been issued since the time of the violations or, in the case of civil penalties and reclamation fees, since the time such amounts became due. Massey is not aware of any currently pending or asserted claims relating to the "ownership" or "control" theories discussed above. However, Massey cannot provide any assurance that claims will not develop in the future.

   The Ohio River Valley Environmental Coalition, Inc. and the Hominy Creek Preservation Association, Inc. filed suit against the West Virginia Division of Environmental Protection ("DEP") in the Southern District of West Virginia, in Ohio River Valley Environmental Coalition, Inc., et. al. v. Michael C. Castle, Civil Action No. 3:00-0058, U. S. District Court, S. D. W.V., alleging that the DEP issues permits to mining operations without complying with the Surface Mining Control and Reclamation Act. Particularly, the plaintiffs allege that DEP does not properly consider the hydrologic effects of mining operations in issuing permits and request that no further permits be issued for the Hominy Creek and Island Creek watersheds until this deficiency is remedied by requiring more thorough Cumulative Hydrologic Impact Assessments. Massey has mining operations in these watersheds and could be adversely affected by a long-term delay in permitting if the court rules against DEP. On June 22, 2000, the court temporarily enjoined a permit for refuse disposal at one of Massey's subsidiaries in Hominy Creek, but allowed another refuse disposal permit for the same operation to go forward on a conditional basis. The permit that was allowed to go forward should allow Massey an additional 18 to 24 months of refuse disposal before more permitted refuse area is needed. Massey is not a defendant in the lawsuit, but its subsidiary intervened to protect its interests in the injunction proceedings. The court should reach a decision on the merits of the case in the latter part of 2000 or in the first half of 2001.

   Clean Air Act. The Clean Air Act and corresponding state laws extensively regulate emissions into the air of particulate matter and other substances, including sulfur dioxide, nitrogen oxides and mercury. In order to comply with limitations on emissions, Massey's customers may switch to other fuels or coal from other regions, which could have a material adverse effect on Massey's business, financial condition and results of operations.

   The Clean Air Act affects coal mining operations by requiring utilities that currently are major sources of nitrogen oxides in moderate or higher ozone nonattainment areas to install reasonably available control technology. In July 1997, the U.S. EPA adopted new, more stringent National Ambient Air Quality Standards for particulate matter and ozone which the EPA expects to implement by 2003. In May 1999, the U.S. Court of Appeals for the District of Columbia Circuit remanded both standards to the EPA, finding that the EPA relied on an interpretation of the Clean Air Act that reflects an unconstitutional delegation of power. The court also found that the EPA erred when it refused to consider the "disbenefits" associated with the ozone standard. The court vacated the revised particulate matter standard on the ground that the EPA's choice of a coarse particulate matter indicator was arbitrary. In May 2000, the U.S. Supreme Court granted petitions for a writ of certiorari on the unconstitutional delegation and enforcement issues and on consideration of cost benefits analysis in setting National Ambient Air Quality Standards. The specific provisions of these standards could be revised by the EPA.

   In October 1998, the EPA issued its final rule entitled "Finding of Significant Contribution and Rulemaking for Certain States in the Ozone Transport Assessment Group Region for Purposes of Reducing Regional Transport of Ozone" rule (the NOx SIP Call rule). In the final rule, the EPA found that sources in 22 states and the District of Columbia emit NOx in amounts that significantly contribute to nonattainment of the 1-hour and 8-hour ozone National Ambient Air Quality Standards, or will interfere with maintenance of the 8-hour ozone National Ambient Air Quality Standards, in one or more downwind states. The rule requires the 22 upwind states and the District of Columbia to submit state implementation plan revisions to prohibit specified amounts of emissions of oxides of nitrogen (NOx)--one of the precursors to ozone (smog) pollution--for the purpose of reducing NOx and ozone transport across state boundaries in the eastern half of the United States. Although states may choose any mix of pollution reduction measures that will achieve the required reductions, it is widely anticipated that states will target large utility and industrial boilers, which could materially reduce the demand for coal by these industries.


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

   On March 3, 2000, the U.S. Court of Appeals for the District of Columbia in Michigan v. EPA, No. 98-1497 (D.C. Cir. 2000), generally upheld the NOx SIP Call. On June 22, 2000, the D.C. Circuit lifted the stay of the deadline for the states to submit their NOx state implementation plans ("SIPs") and directed the states to submit their SIPs. The time period for the states and industry to seek review in the U.S. Supreme Court has not begun to run. It is not clear whether or not the states and industry will do so.

   The EPA has filed suit against a number of leading electric utilities (including Massey customers) in U.S. District Court, asserting that these utilities must install new emission controls at plants previously "grandfathered" from the more stringent requirements now applicable under the Clean Air Act. The EPA is also pursuing an administrative proceeding against the Tennessee Valley Authority on the same basis. Installation of these controls would require very significant capital investment, and some utilities might choose to switch to non-coal generation rather than make such investment. This could materially decrease the demand for coal.

   No assurance can be given that the implementation of the Clean Air Act, the new National Ambient Air Quality Standards, the NOx SIP Call rule or any other future regulatory action will not materially adversely affect Massey's business, financial condition and results of operation.

   Framework Convention On Global Climate Change. The United States and more than 160 other nations are signatories to the 1992 Framework Convention on Global Climate Change (the "Kyoto Protocol") which is intended to limit or reduce emissions of greenhouse gases, such as carbon dioxide. In the Kyoto Protocol, the signatories to the Framework Convention on Global Climate Change established a binding set of emissions targets for developed nations. The specific limits vary from country to country. Under the terms of the Kyoto Protocol, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. The Clinton Administration signed the protocol in November 1998. Although the U.S. Senate has not yet ratified the Kyoto Protocol and no comprehensive regulations focusing on greenhouse gas emissions have been issued, efforts to control greenhouse gas emissions could result in reduced use of coal if electric power generators switch to lower carbon sources of fuel. These restrictions, if established through regulation or legislation, could have a material adverse effect on Massey's business, financial condition and results of operations.

   Clean Water Act. The federal Clean Water Act affects coal mining operations by imposing restrictions on effluent discharge into waters. Regular monitoring, as well as compliance with reporting requirements and performance standards, are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water.

   On October 20, 1999, the U.S. District Court for the Southern District of West Virginia issued an injunction which prohibits the construction of valley fills over both intermittent and perennial stream segments as part of mining operations. While Massey is not a party to this litigation, virtually all mining operations (including Massey's) utilize valley fills to dispose of excess materials mined during coal production. This decision is now under appeal to the Fourth Circuit Court of Appeals and the district court has issued a stay of its decision pending the outcome of the appeal. If and to the extent that the district court's decision is upheld and legislation is not passed which limits the impact of the decision, all or a portion of Massey's mining operations could be affected which could have a material adverse effect on Massey's business, financial condition and results of operations.

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

                            MANAGEMENT OF NEW FLUOR

New Fluor Board of Directors

   The business of New Fluor will be managed under the direction of its board
of directors. The current directors of New Fluor are       ,       and       .
Prior to the effective date of the Distribution, Fluor Corporation, as sole shareholder of New Fluor, plans to reconstitute the New Fluor board of directors so that the twelve persons listed in the table below will constitute the entire New Fluor board as of the effective date of the Distribution. Each person listed in the table below is currently a director of Fluor Corporation and, except for Don L. Blankenship, is expected to resign as a director of Fluor Corporation as of the effective date of the Distribution. Similar to the current Fluor Corporation board of directors, the New Fluor board of directors will be divided into three classes. Directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for such class expires and will serve thereafter for three years.

                                                                    Initial Term
Name                                                      Age Class   Expires
----                                                      --- ----- ------------
The Honorable Carroll A. Campbell, Jr....................  60   II      2001
Mr. Philip J. Carroll, Jr................................  62    I      2003
Mr. Peter J. Fluor.......................................  53  III      2002
Dr. David P. Gardner.....................................  67    I      2003
Mr. Thomas L. Gossage....................................  66    I      2003
Admiral Bobby R. Inman...................................  69  III      2002
Ms. Vilma S. Martinez....................................  57    I      2003
Mr. Dean R. O'Hare.......................................  58    I      2003
Lord Robin W. Renwick, KCMG..............................  62   II      2001
Mr. James O. Rollans.....................................  58  III      2002
Dr. Martha R. Seger......................................  68   II      2001
Mr. James C. Stein.......................................  57   II      2001

   Set forth below is information concerning each person expected to serve as a director of New Fluor after the Distribution. The year set forth in the parentheses is the year each director was originally elected to the board of directors of Fluor Corporation. For information concerning Messrs. Carroll, Rollans and Stein, see "--New Fluor Executive Officers" below.

   The Honorable Carroll A. Campbell, Jr. is president and chief executive officer of the American Council of Life Insurance. He is a former two-term Governor of South Carolina, served in the U.S. House of Representatives and was a member of the Appropriations and Ways and Means committees. He was a chairman of the National Governors' Association from 1993 to 1994. Governor Campbell is a director of AVX Corporation, Norfolk Southern Corporation and Wackenhut Corporation. (1995)

   Peter J. Fluor is president and chief executive officer of Texas Crude Energy, Inc., and served as Fluor Corporation's non-executive chairman of the board during fiscal 1998. He also serves as a director of Ocean Energy Corporation and Chase Bank of Texas, N.A. (1984)

   Dr. David P. Gardner recently retired as president of the William and Flora Hewlett Foundation and is a former president of both the University of California and the University of Utah. Dr. Gardner is a director of United Funds, First Security Corporation, Digital Ventures and Charitableway.com.
(1998)

   Thomas L. Gossage is the retired chairman and former president and chief executive officer of Hercules Incorporated. Mr. Gossage also serves as a director of The Dial Corporation and Alliant Techsystems Inc. (1997)

   Admiral Bobby R. Inman U.S. Navy (retired), served as Director of the National Security Agency and Deputy Director of Central Intelligence. He is also a director of Science Applications International Corporation, SBC Communications Inc., Temple-Inland Inc. and Xerox Corporation. (1985)

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

   Vilma S. Martinez is a partner with the law firm of Munger, Tolles & Olson LLP, and the former president and general counsel for the Mexican-American Legal Defense and Educational Fund. Ms. Martinez is also a director of Anheuser-Busch Companies, Inc., Sanwa Bank California, Shell Oil Company and Burlington Northern Santa Fe Corporation, and serves on a variety of advisory boards and community organizations. (1993)

   Dean R. O'Hare is chairman and chief executive officer of the Chubb Corporation. He is chairman of the Coalition of Service Industries, chairman of the U.S.-India Business Council and a member of the White House Advisory Committee for Trade Policy & Negotiations and the U.S. Trade Representative's Investment and Services Policy Advisory Committee. (1997)

   Lord Robin W. Renwick is a deputy chairman of the merchant bank Robert Fleming, and a director of British Airways. During his 30-year career in the British Foreign Service, he served in senior posts in New Delhi, Paris and London, and was British Ambassador to South Africa from 1987 to 1991 and British Ambassador to the United States from 1991 to 1995. He was appointed to the House of Lords by Prime Minister Blair in 1997. (1997)

   Dr. Martha R. Seger is a distinguished visiting professor of Finance at Adrian College and a former member of the Board of Governors of the Federal Reserve System. She is also a director of Kroger Company, Tucson Electric Power Company and Xerox Corporation. (1991)

Committees of the New Fluor Board

   The standing committees of the New Fluor board of directors will consist of an Audit Committee, Executive Committee, Finance Committee, Governance Committee, Organization and Compensation Committee and Public Policy Committee.

 Audit Committee

   The principal duties of the Audit Committee are as follows:

  . to nominate the firm of independent outside auditors for appointment by the board;

  . to meet with New Fluor's financial management, internal audit management and independent outside auditors to review matters relating to New Fluor's internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the outside auditors and other matters relating to the financial condition of New Fluor;

  . to review New Fluor's annual report to shareholders, proxy materials and annual report on Form 10-K for filing with the Securities and Exchange Commission; and

  . to report to the board periodically any recommendations the Audit Committee may have with respect to the foregoing matters.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

   The members of the Audit Committee are expected to be Peter J. Fluor, David
P. Gardner, Bobby R. Inman, Vilma S. Martinez and Martha R. Seger, none of whom is a current or former officer or employee of New Fluor or any of its subsidiaries.

 Executive Committee

   When the New Fluor board is not in session, the Executive Committee will have all of the power and authority of the board except with respect to:

  .  amending New Fluor's Restated Certificate of Incorporation and Bylaws;

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

  .  adopting an agreement of merger or consolidation;

  . recommending to the shareholders the sale, lease or exchange of all or substantially all of New Fluor's property and assets;

  . recommending to the shareholders a dissolution of New Fluor or a revocation of such dissolution;

  .  declaring a dividend; or

  .  issuing stock.

   The members of the Executive Committee are expected to be Philip J. Carroll, Peter J. Fluor, David P. Gardner, Bobby R. Inman and Martha R. Seger.

 Finance Committee

   The function of the Finance Committee is as follows:

  . to review and make recommendations to the board regarding New Fluor's financing needs and plans and dividend policy;

  . to review and, where delegated by the board, approve new debt financings, acquisitions and dispositions of business units and major capital assets;

  . to review the financial performance of acquisitions and equity investments and to monitor the investment policy and performance of New Fluor's employment and other benefit trust funds; and

  . to review New Fluor's risk management activities, including insurance coverage.

   The members of the Finance Committee are expected to be Martha R. Seger, Carroll A. Campbell, Thomas L. Gossage and Robin W. Renwick.

 Governance Committee

   The function of the Governance Committee is as follows:

  . to seek out, evaluate and recommend to the board qualified nominees for election as directors of New Fluor;

  . to recommend directors of New Fluor for election as members of committees of the board; and

  . to consider other matters including the size and composition of the board and committees and other issues of corporate governance.

   The members of the Governance Committee are expected to be David P. Gardner, Carroll A. Campbell, Peter J. Fluor, Thomas L. Gossage, Bobby R. Inman, Vilma
S. Martinez, Dean R. O'Hare, Robin W. Renwick and Martha R. Seger.

 Organization and Compensation Committee

   The principal duties of the Organization and Compensation Committee are as follows:

  .  to review corporate organizational structures;

  .  to review key employee compensation policies, plans and programs;

  . to monitor performance and compensation of employee-directors and officers of New Fluor and other key employees;

  . to prepare recommendations and periodic reports to the board concerning such matters; and

  . to function as the committee which administers the long-term incentive programs referred to in "--Compensation of New Fluor Executive Officers" below.

   The members of the Organization and Compensation Committee are expected to be Bobby R. Inman, Peter J. Fluor, David P. Gardner, Thomas L. Gossage and Dean
R. O'Hare, none of whom is a current or former officer or employee of New Fluor or its subsidiaries.

 Public Policy Committee

   The Public Policy Committee will review and make recommendations regarding domestic and international policies, programs, positions and strategies in relation to:

  .  significant public issues;

  .  political, social and environmental trends;

  .  business, charitable, educational and political organizations; and

  . employment and workplace policies and practices relating to nondiscrimination, diversity and occupational health and safety.

   The members of the Public Policy Committee are expected to be Vilma S. Martinez, David P. Gardner, Bobby R. Inman, Robin W. Renwick and Martha R. Seger.

Compensation Committee Interlocks and Insider Participation

   None of New Fluor's executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of New Fluor's Organization and Compensation Committee.

Compensation of New Fluor Directors

   Following the Distribution, New Fluor will implement director compensation programs as described in this section. Nine of the twelve persons expected to serve as directors of New Fluor will not be salaried employees of New Fluor or its subsidiaries. For their services, these non-employee directors will be paid a retainer at the annual rate of $30,000 or, in the case of directors also serving as chairman of board committees, $34,000, plus a fee of $2,000 per day for each day upon which one or more board or board committee meetings are attended. Each director will receive a $2,000 annual California tax allowance. Salaried employees will receive no additional compensation for their services as directors. Directors are permitted to defer receipt of directors' fees until their retirement or other termination of status as a director. Amounts deferred at the election of the director either accrue interest at rates fixed from time to time by the Executive Committee or are valued as if having been invested in New Fluor Common Stock.

   Under the New Fluor Stock Plan for Non-Employee Directors, referred to as the Director Stock Plan, directors who are not, and have never been, employees of New Fluor or its subsidiaries will be eligible to receive, when they become
directors,    shares of restricted common stock and restricted units in an amount determined by the Organization and Compensation Committee which are payable in cash to assist in satisfying related income tax liabilities. Awards are made on a date determined by the Organization and Compensation Committee following appointment. Restrictions lapse on 20% of the shares on March 14 next following the date of the initial award. Restrictions lapse on the balance of the shares in four equal increments on each succeeding March 14.

   In addition to benefits available under the Director Stock Plan, directors who are not, and have never been, employees of New Fluor or its subsidiaries will be eligible to receive grants of restricted common stock under the New Fluor Restricted Stock Plan for Non-Employee Directors, referred to as the Director Restricted Stock Plan. The Director Restricted Stock Plan provides for annual grants of 500 shares of restricted stock to each eligible director, which grants are made as of the first board meeting in any calendar year during which such director serves as a member of the board. Restrictions on all stock granted under the plan lapse once such stock has been held for at least six months, the applicable director has served on the board for at least six years and the director either attains the age for mandatory retirement (72 years) or becomes permanently and totally disabled.

New Fluor Executive Officers

   The following table lists the nine persons who are expected to serve as executive officers of New Fluor immediately following the Distribution. Each person named below is currently an executive officer of Fluor Corporation and is expected to resign his position with Fluor Corporation as of the effective date of the Distribution.

 Name                     Age                 Expected Position
 ----                     --- -------------------------------------------------
 Philip J. Carroll, Jr...  62 Chairman of the Board and Chief Executive Officer

 Alan L. Boeckmann.......  52 President and Chief Executive Officer of Fluor
                              Daniel

 Lawrence N. Fisher......  56 Senior Vice President, Law and Secretary

 Ralph F. Hake...........  51 Executive Vice President and Chief Financial
                              Officer

 James O. Rollans........  58 President and Chief Executive Officer of Fluor
                              Signature Services

 James C. Stein..........  57 President and Chief Executive Officer of Fluor
                              Global Services

 Stephen M. Johnson......  49 Senior Vice President, Global Development,
                              Marketing & Strategy

   Set forth below is information concerning each person expected to serve as an executive officer of New Fluor after the Distribution.

   Philip J. Carroll, Jr. has been a director and Chairman of the Board and Chief Executive Officer of Fluor Corporation since July 1998. Mr. Carroll was formerly President and Chief Executive Officer of Shell Oil Company from 1993, and held other positions with Shell Oil Company for more than 37 years. Mr. Carroll is also a director of Boise Cascade Corporation and Vulcan Materials Company.

   Alan L. Boeckmann has been President and Chief Executive Officer of Fluor Daniel since March 1999. Mr. Boeckmann was formerly Group President, Energy and Chemicals of Fluor Daniel from January 1996 and President, Plastics and Fibers of Fluor Daniel from 1994. Mr. Boeckmann joined Fluor Corporation in 1979 with previous service from 1974 to 1977.

   Lawrence N. Fisher has been Senior Vice President, Law and Secretary of Fluor Corporation since 1996. Mr. Fisher was formerly Vice President, Corporate Law from 1984. Mr. Fisher joined Fluor Corporation in 1974.

   Ralph F. Hake has been Executive Vice President and Chief Financial Officer of Fluor Corporation since June 1999. Mr. Hake was formerly Senior Executive Vice President and Chief Financial Officer of Whirlpool Corporation from 1997; Senior Executive Vice President of Global Operations from 1996; and Executive Vice President, North American Appliance Group from 1992. Mr. Hake joined Fluor Corporation in 1999.

   James O. Rollans has been a director of Fluor Corporation since December 1997 and President and Chief Executive Officer of Fluor Signature Services since March 1999. Mr. Rollans was formerly Senior Vice President and Chief Financial Officer of Fluor Corporation from 1998 to June 1999 and 1992 to 1994; Senior Vice President and Chief Administrative Officer of Fluor Corporation from 1994 to 1998; and Vice President, Corporate Communications of Fluor Corporation 1982 to 1992. Mr. Rollans joined Fluor Corporation in 1982. Mr. Rollans is also a director of Flowserve Corporation.

   James C. Stein has been a director of Fluor Corporation since December 1997 and President and Chief Executive Officer of Fluor Global Services since March 1999. Mr. Stein was formerly President and Chief Operating Officer of Fluor Daniel from 1997 to March 1999; Group President, Diversified Services of Fluor Daniel from 1994; President, Business Units, of Fluor Daniel from 1993; and President, Industrial Sector, of Fluor Daniel from 1986. Mr. Stein joined Fluor Corporation in 1964.

   Stephen M. Johnson has been Senior Vice President, Global Development, Marketing and Strategy of Fluor Corporation since March 2000. Mr. Johnson was formerly Vice President, Global Development from November 1999 to March 2000; and Vice President, Sales of Fluor Daniel from 1995 to November 1999.

Compensation of New Fluor Executive Officers

   The following table provides information concerning aggregate cash compensation, stock-based compensation and other compensation paid by Fluor Corporation for services rendered to it in the fiscal year ended October 31, 1999 by New Fluor's Chief Executive Officer and each of the persons who are anticipated to be one of New Fluor's four other most highly compensated executive officers following the Distribution, collectively referred to as the named executive officers. During the period presented, the named executive officers were compensated in accordance with Fluor Corporation's plans and policies. Stock-based compensation described in the following table is expressed in shares of Fluor Corporation Common Stock. Upon consummation of the Distribution, each outstanding Fluor Corporation stock-based item of compensation held by the named executive officers will be converted into a New Fluor stock-based item of compensation of a similar nature. See "--Treatment of Outstanding Fluor Corporation Stock Awards to New Fluor Executive Officers."

     Summary Compensation Table for Services Rendered to Fluor Corporation

                                                               Long Term Compensation
                                                           -------------------------------
                                    Annual Compensation           Awards          Payouts
                                 ------------------------- --------------------- ---------
                                                    Other
                                                   Annual  Restricted Securities Long-Term
                                                   Compen-   Stock    Underlying Incentive  All Other
Name and Principal        Fiscal Salary  Bonus ($) sation  Awards ($)  Options/   Payouts  Compensation
Position with New Fluor    Year  ($) (1)    (1)    ($) (2)    (3)      SARs (#)     ($)      ($) (4)
-----------------------   ------ ------- --------- ------- ---------- ---------- --------- ------------
Philip J. Carroll, Jr...   1999  900,000 1,000,000 27,158   484,488     57,940        0     1,061,001
 Chairman and Chief
 Executive Officer

James C. Stein..........   1999  565,021   300,000 48,968   247,389     30,000        0       249,856
 President and Chief
 Executive Officer,
 Fluor Global Services

Alan L. Boeckmann.......   1999  456,278   375,000 20,097    94,325     11,500        0       199,223
 President and Chief
 Executive Officer,
 Fluor Daniel

James O. Rollans........   1999  490,000   300,000 61,878   154,779     18,800        0       196,871
 President and Chief
 Executive Officer,
 Fluor Signature
 Services

Ralph F. Hake...........   1999  159,628   175,000 70,656   423,938     58,000        0        47,119
 Executive Vice
 President and Chief
 Financial Officer

--------
(1) Amounts shown include cash compensation earned and received by the named executive officers as well as amounts earned but deferred at the election of those officers.

(2) Amounts shown in this column represent restricted unit payments for the benefit of each named executive officer to compensate for federal and state withholding taxes arising from the lapse of restrictions on restricted stock held by such officer.

(3) The amount reported in the table includes restricted stock and shadow stock, and represents the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. In fiscal year 1999, Fluor Corporation awarded 33,380 shares of restricted stock and 0 shares of shadow stock to all named executive officers as a group. With respect to shares of restricted stock granted in fiscal year 1999, 33,380 shares of restricted stock vest at the rate of 10% per year. As of the end of fiscal year 1999, the aggregate restricted and shadow stock holdings for each of the named executive officers consisted of the following: Mr. Carroll, 158,804 shares with a value of $6,302,534; Mr. Stein, 14,091 shares with a value of $559,237; Mr. Boeckmann, 5,569 shares with a value of $221,020; Mr. Rollans, 17,782 shares with a value of $705,723; Mr. Hake, 7,875 shares with a value of $312,539. Holders of restricted stock are entitled to receive dividends paid on common stock.

(4) The total amount shown in this column for Mr. Carroll consists of the following: $141,791--Fluor Corporation contributions and allocations to defined contribution plans and related excess benefit plans; $610,000-- benefit attributable to Fluor Corporation-owned life insurance policy; $200,000--non-discretionary bonus; $108,210--personal use of chartered aircraft and related tax gross up. The total amount shown for Mr. Stein consists of the following: $109,686--Fluor Corporation contributions and other allocations to defined contribution plans and related excess benefit plans; $80,256--benefit attributable to Fluor Corporation-owned life insurance policy; $10,532--reimbursement under home buy/sale policy; $25,000--relocation expenses; $24,200--personal use of chartered aircraft and related tax gross up. The total amount shown for Mr. Boeckmann consists of the following: $71,061--Fluor Corporation contributions and other allocations to defined contribution plans and related excess benefit plans; $43,664--benefit attributable to Fluor Corporation-owned life insurance policy; $72,999--reimbursement under home buy/sale policy; $11,499-- personal use of chartered aircraft and related tax gross up. The total amount shown for Mr. Rollans consists of the following: $129,000--Fluor Corporation contributions and other allocations to defined contribution plans and related excess benefit plans; $63,374--benefit attributable to Fluor Corporation-owned life insurance policy; $4,497--personal use of chartered aircraft and related tax gross up. The total amount shown for Mr. Hake consists of the following: $35,766--reimbursement under home buy/sale policy; $11,353-- miscellaneous relocation.

  Option Grants in Last Fiscal Year to Purchase Fluor Corporation Common Stock

   The following table provides information concerning fiscal year 1999 grants of stock options and stock appreciation rights, or SARs, to purchase shares of Fluor Corporation Common Stock to New Fluor's named executive officers under Fluor Corporation's long-term incentive program. Options to purchase Fluor Corporation Common Stock will be converted into options to purchase New Fluor Common Stock. See "--Treatment of Outstanding Fluor Corporation Stock Awards to New Fluor Executive Officers."

                                    Individual Grants (1) (2)
                           --------------------------------------------
                            Number of   % of Total                       Grant
                           Securities  Options/SARs Exercise             Date
                           Underlying   Granted to  Price(s)            Present
                             Options   Employees in  ($/SH)  Expiration  Value
Name                       Granted (1) Fiscal Year    (2)       Date    ($) (3)
----                       ----------- ------------ -------- ---------- -------
Philip J. Carroll, Jr.....   57,940        4.8       42.875   12/08/08  805,945
James C. Stein............   30,000        2.5       42.875   12/08/08  417,300
Alan L. Boeckmann.........   11,500        1.0       42.875   12/08/08  159,965
James O. Rollans..........   18,800        1.6       42.875   12/08/08  261,508
Ralph F. Hake.............   58,000        4.8       40.375    6/16/09      TBD

--------
(1) The named executive officers received only grants of options in fiscal year 1999; SARs were granted to other members of Fluor Corporation's management.

(2) Options were granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant. All options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment, and vest in four equal annual installments commencing 12 months after the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions. The vesting of these options may accelerate upon termination of employment following a change of control of Fluor Corporation.

(3) The Grant Date Present Value is computed using the Black-Scholes option pricing model based on the following general assumptions: (a) an expected option term of six years for options that expire ten years from the date of grant which reflects a reduction of the actual 10-year life of the option based on historical data regarding the average length of time an executive officer holds an option before exercising; (b) a risk-free interest rate that represents the interest rate on a U.S. Treasury Strip with a maturity date corresponding to that of the expected option term; (c) stock price volatility which is calculated using daily stock prices over a three-year period preceding the grant date; and (d) a dividend yield which is calculated using yields over a three-year period preceding the grant date. The specific option pricing model assumptions for the grants were as follows: $42.875 exercise price; 4.43% risk-free interest rate; 33.4% stock price volatility; and 1.37% dividend yield. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken. The option value was discounted by approximately 3% for risk of forfeiture during the vesting period. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive officer will be at or near the amount shown.

  Aggregate Fluor Corporation Option Exercises in Last Fiscal Year and Fiscal
                                      Year
                             End Option/SAR Values

   The following table provides information concerning the exercise of Fluor Corporation options by New Fluor's named executive officers during fiscal year 1999 and the number and value of securities underlying unexercised Fluor Corporation options and SARs held by New Fluor's named executive officers as of the end of fiscal year 1999. Options to purchase Fluor Corporation Common Stock will be converted into options to purchase New Fluor Common Stock. See "-- Treatment of Outstanding Fluor Common Stock Awards to New Fluor Executive Officers."

                                                 Number of Securities
                                                Underlying Unexercised   Value of Unexercised In-
                            Shares              Options/SARs at Fiscal   the-Money Options/SARs at
                          Acquired on  Value         Year End (#)         Fiscal Year End ($) (1)
                           Exercise   Realized ------------------------- -------------------------
Name                          (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
----                      ----------- -------- ----------- ------------- ----------- -------------
Philip J. Carroll, Jr...         0          0     80,000      177,940            0            0
James C. Stein..........    10,872     77,655    100,657       84,573      258,541      240,621
Alan L. Boeckmann.......         0          0     47,192       44,078      139,581      139,581
James O. Rollans........         0          0    128,770       66,745      227,395      201,574
Ralph F. Hake...........         0          0     14,500       43,500            0            0

--------
(1) Market value of underlying securities at fiscal year-end, minus the exercise price.

     Long-Term Fluor Corporation Incentive Plan Awards in Last Fiscal Year

   The following table provides information concerning cash incentive awards made to New Fluor's named executive officers during fiscal year 1999 under Fluor Corporation's Long-Term Incentive Award Program. Each award under the Long-Term Incentive Award Program represents the right to receive an amount in cash if earnings targets for a specified period, as established by Fluor Corporation's Organization and Compensation Committee, are achieved. If earnings fall below the threshold amount, no award is payable. If earnings fall between the threshold amount and the target amount or between the target amount and the maximum amount then the amount of the award is prorated accordingly. Payments made under the Long-Term Incentive Program are reported in the Summary Compensation Table in the year of payout, if any.

                                          Performance Estimated Future Payouts
                                           or Other     Under Non-Stock Price
                                            Period        Based Plans ($)
                                             Until    -------------------------
                                          Maturation            Middle
Name                                       or Payout  Threshold Target  Maximum
----                                      ----------- --------- ------- -------
Philip J. Carroll, Jr....................   3 years        0    240,000 480,000
James C. Stein...........................   3 years        0    105,000 210,000
Alan L. Boeckmann........................   3 years        0    110,000 220,000
James O. Rollans.........................   3 years        0     68,000 136,000
Ralph F. Hake............................       N/A      N/A        N/A     N/A

Treatment of Outstanding Fluor Corporation Stock Awards to New Fluor Executive Officers

   Upon consummation of the Distribution, each outstanding Fluor Corporation stock-based element of incentive compensation, such as options, restricted shares and units, stock appreciation rights and shadow stock, which are held by executive officers and other key employees of New Fluor will be converted into New Fluor options, restricted shares and units, stock appreciation rights and shadow stock, respectively. The methodology to be used in making the conversion will be based on the opening per share price of the New Fluor Common Stock on the first day of trading after the Distribution relative to the closing per share price of Fluor Corporation stock on the last trading day before the Distribution. For example, if the closing per share price of Fluor

Corporation stock was $31 and the opening per share price for New Fluor Common Stock was $25.25, then the conversion ratio would be 1.2272. For options, the number of New Fluor shares covered by each option grant would be increased by this ratio, the per share purchase price for each share of the grant would be decreased by the same ratio and the aggregate purchase price for the grant would remain the same. For restricted shares and units, stock appreciation rights and shadow stock, the number of shares, units, rights or shadow shares covered by each grant will be adjusted by the same ratio.

Description of New Fluor Stock Plan

   Prior to the Distribution, Fluor Corporation, as sole shareholder of New Fluor, will approve the adoption by New Fluor of the New Fluor 2000 Executive Performance Incentive Plan, referred to as the Incentive Plan. The Incentive Plan is designed to enable New Fluor to attract, retain and motivate its management and other key employees, and to further align the interests of such employees with those of the shareholders of New Fluor, by providing for or increasing the proprietary interest of such employees in New Fluor.

   The Incentive Plan authorizes the grant and issuance of awards that may take the form of stock options, restricted stock, incentive awards and stock units. The Incentive Plan has various provisions so that awards granted under it may, but need not, qualify for an exemption from the "short swing liability" provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 and/or qualify as "performance-based compensation" that is exempt from the $1 million limitation on the deductibility of compensation under Section 162(m) of the Code.

   Eligibility. Any person who is an employee and an officer, key employee or member of New Fluor's executive management team, or a prospective employee who is to be an officer, key employee or member of the executive management team, or a consultant or advisor of New Fluor or any of its affiliates is eligible to be selected as a recipient of an award under the Incentive Plan. Currently,
there are approximately        members of the executive management team covered
under the Incentive Plan.

   Administration. The Incentive Plan will be administered by the Organization and Compensation Committee and/or one or more other committees of New Fluor's board of directors. With respect to any award that is not intended to satisfy the conditions of Rule 16b-3 of the Exchange Act or Section 162(m)(4)(C) of the Code, the committee may delegate all or any of its responsibilities to one or more directors or officers of New Fluor, including individuals who participate in the Incentive Plan.

   Subject to the express provisions of the Incentive Plan, the Committee has broad authority to administer and interpret the Incentive Plan, including, without limitation, authority to:

  .  determine who is eligible to participate in the Incentive Plan;

  .  determine to whom and when awards are granted under the Incentive Plan;

  .  make and determine the terms of awards;

  . determine the number of shares of common stock subject to awards and the exercise or purchase price of such shares under an award;

  . establish and verify the extent of satisfaction of any performance goals applicable to awards;

  . prescribe and amend the terms of the agreements or other documents evidencing awards made under the Incentive Plan; and

  . make all other determinations deemed necessary or advisable for the administration of the Incentive Plan.

   Stock Subject to the Incentive Plan. The aggregate number of shares of New Fluor Common Stock that can be issued under the Incentive Plan may not exceed
      . Of the        shares authorized
under the Incentive Plan, the aggregate number of shares that can be issued pursuant to all incentive awards, restricted stock awards and stock units (other than stock units issued upon exercise of options) under the Incentive
Plan may not exceed       . The number of shares subject to the Incentive Plan
and to outstanding awards under the Incentive Plan will be appropriately adjusted by the board of directors if the New Fluor Common Stock is affected through a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than quarterly cash dividends) or other distribution, stock split, spin-off or sale of substantially all of New Fluor's assets. For purposes of calculating the aggregate number of shares issued under the Incentive Plan, only the number of shares actually issued upon exercise or settlement of an award and not returned to New Fluor upon cancellation, expiration or forfeiture of an award or in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an award will be counted.

   Awards. The Incentive Plan authorizes the grant and issuance of the following types of awards: stock options, restricted stock, incentive awards and stock units.

   Stock Option Awards. Subject to the express provisions of the Incentive Plan and as discussed in this paragraph, the Committee has discretion to grant options and to determine:

  .  the vesting schedule of options;

  .  the events causing an option to expire;

  .  the number of shares subject to any option;

  .  the restrictions on transferability of an option; and

  . such further terms and conditions, in each case not inconsistent with the Incentive Plan, as may be determined from time to time by the Committee.

   Options granted under the Incentive Plan may be either incentive stock options qualifying under Section 422 of the Code, referred to as incentive stock options, or options which are not intended to qualify as incentive stock options, referred to as non-qualified stock options. The exercise price for options may not be less than 100% of the fair market value of New Fluor's stock on the date the option is granted, except that the exercise price of such options may be above or below the fair market value of New Fluor's stock on the date the option is granted if the options are granted in assumption and substitution of options held by employees of a company acquired by New Fluor or to the extent that an optionee foregoes current cash compensation in exchange for an option grant. The exercise price of an option may be paid through various means specified by the Committee, including in cash or check, by delivery to New Fluor of shares of New Fluor stock, by a reduction in the number of shares issuable pursuant to such option, or by a promissory note or other commitment to pay (including such a commitment by a stock broker). The Committee may, but need not, provide that the holder of an award has a right (such as a stock appreciation right) to receive a number of shares or cash, or a combination thereof, the amount of which is determined by reference to the value of the award. Unless approved by shareholders, outstanding options may not be amended to reduce the exercise price.

   Restricted Stock Awards. Restricted stock is an award of shares, the grant, issuance, retention and/or vesting of which is subject to such performance and other conditions as are specified by the Committee. Subject to the express provisions of the Incentive Plan and as discussed in this paragraph, the Committee has discretion to determine the terms of any restricted stock award, including:

  . the number of shares subject to a restricted stock award or a formula for determining such;

  . the performance criteria and level of achievement versus these criteria which determine the number of shares granted, issued, retainable and/or vested;

  . the period as to which performance will be measured for determining achievement of performance;

  .  forfeiture provisions;

  .  the effect of termination of employment for various reasons; and

  . such further terms and conditions, in each case not inconsistent with the Incentive Plan, as may be determined from time to time by the Committee.

   The performance criteria upon which restricted stock is granted, issued, retained and/or vested may be based on financial performance, personal performance evaluations and/or completion of service by the participant. However, no restricted stock award will first vest within one year from its date of grant, other than upon death, disability, a change of control or upon satisfaction of such performance requirements deemed appropriate by the Committee. Notwithstanding the foregoing, for any restricted stock that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code, the performance criteria will be a measure based on one or more "qualifying performance criteria," as described below. Notwithstanding satisfaction of any completion of service or performance goals, the number of shares granted, issued, retainable and/or vested under a restricted stock award may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion will determine.

   Incentive Awards. The Incentive Plan authorizes the grant of incentive awards pursuant to which a participant may become entitled to receive an amount, which may be paid in cash, stock or stock units, based on satisfaction of such performance criteria as are specified by the Committee. Subject to the express provisions of the Incentive Plan and as discussed in this paragraph, the Committee has discretion to determine the terms of any incentive award, including:

  .  the target;

  . minimum and maximum amount payable to a participant as an incentive award;

  . the performance criteria (which may be based on financial performance and/or personal performance evaluations) and level of achievement versus these criteria which determines the amount payable under an incentive award;

  . the fiscal year(s) as to which performance will be measured for determining the amount of any payment;

  .  the timing of any payment earned by virtue of performance;

  . restrictions on the alienation or transfer of an incentive award prior to actual payment;

  .  forfeiture provisions; and

  . such further terms and conditions, in each case not inconsistent with the Incentive Plan, as the Committee may determine from time to time.

   All or any portion of an incentive award may be designed to qualify as "performance-based compensation" that is exempt from the $1 million limit on deductible compensation under Section 162(m) of the Code. The performance criteria for any portion of an incentive award that is intended to satisfy the requirements for "performance-based compensation" will be a measure based on one or more "qualifying performance criteria," as described below. Notwithstanding satisfaction of any performance goals, the amount paid under an incentive award may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion will determine.

   Stock Unit Awards. A "stock unit" is a bookkeeping entry representing an amount equivalent to the fair market value of one share of common stock, also referred to as "restricted units" or "shadow stock." Stock units may be settled in common stock or cash. The grant, issuance, retention and/or vesting of stock units will be subject to such performance conditions and to such further terms and conditions as the Committee deems appropriate. Each stock unit award will reflect:

  . the number of stock units subject to such award or a formula for determining such;

  . the performance criteria and level of achievement versus these criteria which will determine the number of stock units granted, issued, retainable and/or vested;

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

  . the period as to which performance will be measured for determining achievement of performance;

  .  forfeiture provisions; and

  . such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee.

   Stock units may also be issued upon exercise of stock options, may be granted in payment and satisfaction of incentive awards and may be issued in lieu of any other compensation that the Committee elects to be paid in the form of stock units.

   The grant, issuance, retention and or vesting of each stock unit will be subject to such performance criteria and level of achievement versus these criteria as the Committee may determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the participant. However, no stock unit will first vest within one year from its date of grant, other than upon death, disability, a change of control or upon satisfaction of such performance requirements as deemed appropriate by the Committee. Notwithstanding anything to the contrary in this paragraph, the performance criteria for any stock unit that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code will be a measure based on one or more "qualifying performance criteria" selected by the Committee and specified at the time the stock unit is granted.

   The Committee will determine the timing of award of any stock unit. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a participant to elect for the award or vesting of any stock unit to be deferred to a specified date or event. The Committee may provide for a participant to have the option for his or her stock unit, or such portion thereof as the Committee may specify, to be granted in whole or in part in shares. The Committee may provide for stock units to be settled in cash or shares (at the election of New Fluor or the participant, as specified by the Committee) and to be made at such other times as it determines appropriate or as it permits a participant to choose. Notwithstanding satisfaction of any completion of service or performance goals, the number of stock units granted, issued, retainable and/or vested under a stock unit award may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion will determine.

   Qualifying Performance Criteria and Section 162(m) Limits. Subject to shareholder approval of the Incentive Plan, the performance criteria for any restricted stock, incentive award or stock unit that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either New Fluor as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the award:

  .  cash flow;
  . earnings (including gross margin, earnings before interest and taxes, or EBIT, earnings before taxes, or EBT, and net earnings);
  .  earnings per share;
  .  growth in earnings or earnings per share;
  .  stock price;
  .  return on equity or average stockholders' equity;
  .  total stockholder return;
  .  return on capital;
  .  return on assets or net assets;
  .  return on investment;
  .  revenue;
  .  income or net income;
  .  operating income or net operating income;

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  .  operating profit or net operating profit;
  .  operating margin;
  .  return on operating revenue;
  .  market share;
  .  contract awards or backlog;
  .  overhead or other expense reduction;
  . growth in stockholder value relative to the two-year moving average of the S&P 500 Index;
  . growth in stockholder value relative to the two-year moving average of the Dow Jones Heavy Construction Index;
  .  credit rating;
  .  strategic plan development and implementation;
  .  succession plan development and implementation;
  .  retention of executive talent;
  .  improvement in workforce diversity;
  . return on average stockholders' equity relative to the ten-year Treasury yield;
  .  improvement in safety records;
  .  capital resource management plan development and implementation;
  .  improved financial controls plan development and implementation;
  .  corporate tax savings;
  .  corporate cost of capital reduction;
  .  investor relations program development and implementation;
  .  corporate relations program development and implementation;
  . executive performance plan development and implementation; and . tax provision rate for financial statement purposes.

   The Committee will appropriately adjust any evaluation of performance under a qualifying performance criteria to exclude any of the following events that occurs during a performance period:

  .  asset write-downs;

  .  litigation or claim judgments or settlements;

  . the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results;

  .  accruals for reorganization and restructuring programs; and

  . any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in New Fluor's annual report to stockholders for the applicable year.

   The aggregate number of shares subject to options granted under the Incentive Plan during any calendar year to any one participant may not exceed 500,000. The aggregate number of shares issued or issuable under any incentive awards, restricted stock awards or stock unit awards (other than stock units issued or issuable upon exercise of options) granted under the Incentive Plan during any calendar year to any one participant may not exceed 75,000. The maximum amount payable pursuant to that portion of an incentive award granted for any fiscal year to any person that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code may not exceed $3 million.

   Change of Control. The Committee may provide that in connection with a change of control, awards will become exercisable, payable, vested, paid or canceled, and may provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an award which would be effective only if, upon the announcement of a transaction intended or reasonably expected to result in a change of control, no provision is made under the terms of such transaction for the holder of an award to realize the full benefit of the award.


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   A change of control of New Fluor shall be deemed to have occurred if (1) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of New Fluor having twenty-five percent or more of the total number of votes that may be cast for the election of directors of New Fluor or (2) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, the persons who were directors of New Fluor before such transaction shall cease to constitute a majority of the board of directors of New Fluor or any successor to New Fluor.

   Transferability of Awards. Generally, awards granted under the Incentive Plan may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable to the award, other than by will or the laws of descent and distribution, except that the Committee may permit an award to be transferable to a member or members of the participant's family or to entities owned or established for the benefit of a participant's family.

   Amendments and Termination. The board may amend, alter or discontinue the Incentive Plan or any agreement evidencing an award made under the Incentive Plan, but no such amendment may, without the approval of the shareholders of New Fluor:

  . materially increase the maximum number of shares of common stock for which awards may be granted under the Incentive Plan;

  . reduce the price at which stock options may be granted below the price specified in the Incentive Plan;

  . take any action to reduce or adjust downward the exercise price of outstanding stock options;

  . after the date of a change of control, impair the rights of any award holder, without such holder's consent, under any award granted prior to the date of any change of control;

  .  extend the term of the Incentive Plan; or

  .  change the class of persons eligible to be participants.

   No stock option award, restricted stock award or incentive award granted under the Incentive Plan may be granted pursuant to the Incentive Plan more than ten years after the date of the board's adoption of the Incentive Plan.

   Federal Income Tax Consequences. The following discussion of the federal income tax consequences of the Incentive Plan is intended to be a summary of applicable federal law as currently in effect. State and local tax consequences may differ and may be amended or interpreted differently during the term of the Incentive Plan or of options granted under the Incentive Plan. Because the federal income tax rules governing options and related payments are complex and subject to frequent change, optionees are advised to consult their tax advisors prior to exercise of options or dispositions of stock acquired pursuant to option exercise.

   Incentive stock options and non-qualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Code. Non-qualified stock options need not comply with such requirements.

   An optionee is not taxed on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be taken into account for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an incentive stock option for at least two years following the option grant date and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an incentive stock option before satisfying the one- and two-year holding periods described above, the optionee may recognize both ordinary income and capital gain in the year of disposition. The amount of the

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

ordinary income will be the lesser of the amount realized on disposition or the fair market value of the stock on the exercise date reduced in both instances by the exercise price. The excess of the consideration received on such a disposition over the lesser of the amount realized on disposition or the fair market value of the stock on the exercise date will generally be long-term capital gain if the stock had been held for more than one year following exercise of the incentive stock option. New Fluor is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, New Fluor will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

   An optionee is not taxed on the grant of a non-qualified stock option. On exercise, however, the optionee recognizes ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price. New Fluor is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is long-term capital gain if the shares are held for more than one year following exercise. New Fluor does not receive a deduction for this gain.

   An employee who receives restricted stock subject to restrictions which create a "substantial risk of forfeiture" (within the meaning of Section 83 of the Code) will normally realize taxable income on the date the shares become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of common stock on the date such restrictions lapse (or any earlier date on which the shares become transferable or are disposed of) exceeds their purchase price, if any.

   An employee may elect, however, to include in income in the year of grant the excess of the fair market value of the shares of common stock (without regard to any restrictions) over their purchase price, if any, on the date of grant.

   Upon accelerated exercisability of options and accelerated lapsing of restrictions upon restricted stock in connection with a change of control of New Fluor, certain amounts associated with such awards could, depending upon the individual circumstances of the recipient participant, constitute "excess parachute payments" under the golden parachute provisions of the Code. Pursuant to these provisions a participant will be subject to a 20% excise tax on any excess parachute payment and New Fluor will be denied any deduction with respect to such excess parachute payment. The limit on the deductibility of compensation under Section 162(m) of the Code is also reduced by the amount of any excess parachute payments. Whether amounts constitute excess parachute payments depends upon, among other things, the value of the awards accelerated and the past compensation of the participant.

   As described above, options granted under the Incentive Plan may qualify as "performance-based compensation" under Section 162(m) of the Code in order to preserve federal income tax deductions by New Fluor with respect to annual compensation required to be taken into account under Section 162 of the Code that is in excess of $1 million and paid to a "covered employee" (as defined under the Section 162 regulations). To so qualify, options must have an exercise price at least equal to the fair market value of the underlying shares on the date of grant, be awarded by a committee consisting solely of two or more "outside directors" (as defined under the Section 162 regulations) and satisfy the Incentive Plan's limit on the total number of shares subject to options that may be awarded to any one participant during any calendar year.

   Initial Grants. To date, no awards have been granted under the Incentive Plan. The Committee has full discretion to determine the timing and recipients of any stock option grants under the Incentive Plan and the number of shares subject to any such options which may be granted under the Incentive Plan, subject to an annual limitation on the total number of options that may be granted to any optionee. Therefore, the benefits

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

and amounts that will be received by each of the named executive officers, the executive officers as a group, the non-employee directors as a group and all other key employees under the Incentive Plan are not presently determinable. It is not possible to determine the benefits that participants would have received had the Incentive Plan been in effect in the last fiscal year.

Employment Contracts and Termination of Employment Arrangements for New Fluor Executive Officers

   Following the Distribution, New Fluor will assume the employment agreements and retention arrangements between Fluor Corporation and New Fluor's named executive officers as described below. In addition, following the Distribution, it is the intention of New Fluor to implement executive compensation programs which mirror the executive compensation programs of Fluor Corporation. The descriptions of the employment agreements and retention arrangements in this section give effect to the assumption and implementation by New Fluor of these employment agreements, retention arrangements and executive compensation programs.

 Employment Contracts

   Effective as of July 1, 1998, Fluor Corporation entered into an employment agreement with Mr. Carroll, which New Fluor will assume, as Chairman and Chief Executive Officer for a term commencing July 15, 1998 and ending July 14, 2003. Mr. Carroll's employment agreement provides for a starting base salary of $900,000 per year, subject to adjustment in accordance with compensation practice for senior management employees to be established by New Fluor. Mr. Carroll is eligible for an annual bonus with a target level of not less than $825,000, prorated for partial years of employment. Consistent with the annual bonus program to be established by New Fluor, the bonus may range from zero up to two times the target level, based on performance measured against specific criteria established by New Fluor's Organization and Compensation Committee. Mr. Carroll received a bonus of $1,000,000 in fiscal year 1999 from Fluor Corporation.

   In addition, Mr. Carroll is to receive a non-discretionary annual incentive bonus of $100,000, which Fluor Corporation's Organization and Compensation Committee decided to increase to $200,000 for fiscal year 1999, prorated for partial years of employment, and which was deferred under Fluor Corporation's Executive Deferred Compensation Program. New Fluor will assume the Executive Deferred Compensation Program following the Distribution.

   Mr. Carroll is eligible for a cash long-term incentive award for the 1999-2001 three-year performance cycle at a target level of not less than $240,000. Under the Long-Term Incentive Program to be established by New Fluor, this award may range from zero up to two times the target level, based on New Fluor's performance over the performance cycle.

   Upon commencement of his duties, Mr. Carroll was granted an option to purchase 200,000 shares of Fluor Corporation Common Stock which became exercisable with respect to 20% of the shares on the date of grant and becomes exercisable with respect to 20% of the shares on each of the next four anniversaries of the grant date. A portion of this grant, 10,925 shares, was granted as an incentive stock option within the meaning of Section 422 of the Code. The agreement also provided for an additional grant of stock options, restricted stock and restricted units, which was made on December 8, 1998, for 57,940 options, 11,300 shares of restricted stock and 6,500 restricted units. The additional options will vest 25% on each of the next four anniversaries of the date of grant, and the restricted stock and units vest 10% on each of the next ten anniversaries of the grant date.

   At the same time Mr. Carroll was also granted 148,634 shadow stock units which become exercisable if Mr. Carroll remains continuously employed through the full term of the agreement, or if Mr. Carroll's employment terminates due to death or disability, is terminated by New Fluor without "cause," is terminated by Mr. Carroll for "good reason," or is terminated following a "change of control" (as such terms are defined in the agreement). In the event Mr. Carroll's employment terminates prior to the expiration of the term for any

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

reason other than the foregoing, the units will become exercisable as of the date of termination as to a pro rata amount, prorated daily during the term. All items of Fluor Corporation stock-based compensation granted to Mr. Carroll described in this paragraph and the preceding paragraph will be converted into similar items of New Fluor stock-based compensation as described in "-- Treatment of Outstanding Fluor Corporation Stock Awards to New Fluor Executive Officers."

   Mr. Carroll has also been provided with a loan in the principal amount of $5,000,000 to facilitate the purchase of a residence in the Southern California area in connection with his relocation from Houston, Texas. The loan, which will be transferred from Fluor Corporation to New Fluor upon the Distribution, and which is secured by a first trust deed on the residence, provides for an interest rate of 5.68%, payable annually, with a balloon payment of the entire amount due on January 15, 2004. The loan is subject to acceleration in the event of Mr. Carroll's termination of employment for any reason prior to the expiration of the term of the agreement.

   The agreement also confirms Mr. Carroll's participation in various incentive and employee benefit plans and programs as may be in effect from time to time with respect to executives employed by Fluor Corporation, including, but not limited to, automobile use and expense reimbursement, reimbursement of relocation expenses, and participation in Fluor Corporation's deferred compensation program, retirement plans, group health insurance plans and executive health care plan. New Fluor will assume these executive compensation programs or implement similar programs. Mr. Carroll is also entitled to reimbursement for certain legal, accounting and tax preparation services as well as reimbursement of certain country club expenses. In addition, the agreement provides Mr. Carroll a death benefit under Fluor Corporation's Executive Supplemental Benefit Plan, which has been set at $5,000,000 and which will be assumed by New Fluor. For purposes of the plan, termination of Mr. Carroll's employment by New Fluor without "cause" or by Mr. Carroll for "good reason" shall constitute an approved early retirement.

   New Fluor may terminate Mr. Carroll's employment at any time for "cause" if a majority of the non-employee members of the New Fluor Board vote in favor of such termination or without "cause" on 30 days notice by New Fluor. Mr. Carroll may terminate his employment at any time for "good reason." "Good reason" includes, among other things, a reduction in Mr. Carroll's base salary or other benefit levels, a significant diminution in Mr. Carroll's duties and responsibilities and the assignment to Mr. Carroll of duties and responsibilities inconsistent with his position as Chairman and Chief Executive Officer. Mr. Carroll may also terminate his employment at any time on 30 days notice, but such termination would not be considered for "good reason" unless the specific requirements for "good reason" were met.

   The agreement also provides for stipulated payments in connection with the termination of Mr. Carroll's employment. Upon termination for any reason, New Fluor will be obligated to pay Mr. Carroll as a minimum amount all accrued and unpaid base salary, any unpaid bonus and certain other unpaid amounts, and will provide Mr. Carroll title to the automobile provided under the agreement, provided that Mr. Carroll was employed for at least two years prior to the termination of his employment.

   In the event of Mr. Carroll's termination of employment upon disability, New Fluor will be obligated to pay Mr. Carroll, in addition to the minimum amount:

  .  his base salary for a period of one year following such termination;

  . a prorated portion of the target bonus for the year in which the termination occurs;

  . a prorated portion of the long-term incentive award for each performance cycle in which such termination of employment occurs; and

  . long-term disability payments equal to 60% of his base salary beginning one year after such termination and continuing for two years, or until his death or attainment of age 65, whichever occurs first.

Mr. Carroll's reduced base salary payments and long-term disability payments will be reduced by any long-term disability payments he receives from any disability plan or programs contributed to by New Fluor.

   If Mr. Carroll's employment is terminated by New Fluor without "cause" or by Mr. Carroll for "good reason," New Fluor will be obligated to pay Mr. Carroll, in addition to the minimum amount:

  . his base salary for the lesser of three years or the remaining term of the agreement;

  . annual bonuses equal to the target bonus for the year of his termination for the lesser of three years or the remaining term of the agreement, including a prorated bonus for any partial year;

  . long-term incentive awards equal to the target award for each performance cycle for the lesser of three years or the remaining term of the agreement, also prorated; and

  . a lump-sum cash payment amount equal to the excess, if any, of (1) a pro-rata amount, prorated daily during the term, of Mr. Carroll's $5,000,000 residence loan, over (2) the value at the date of termination of the 148,634 shadow stock units awarded to Mr. Carroll at the commencement of his employment.

   This conditional amount is only payable in the event of termination by New Fluor without "cause" or termination by the executive for "good reason." In addition, if a "change of control" occurs within two years after such a termination, Mr. Carroll will be entitled to receive a lump-sum payment of the foregoing amounts.

 Retention Arrangements

   In order to strengthen the retention of the services of Mr. Stein, currently the President and Chief Executive Officer of Fluor Global Services, Mr. Rollans, currently the President and Chief Executive Officer of Fluor Signature Services, and Mr. Boeckmann, currently the President and Chief Executive Officer of Fluor Daniel, Messrs. Stein, Rollans and Boeckmann were provided with retention arrangements whereby each officer can earn $1,743,159, $1,122,424 and $2,500,000, respectively (plus investment return on amounts conditionally credited to him on a pro rata basis during the term of his arrangement), if he remains continuously employed until October 31, 2001, or January 1, 2004 in the case of Mr. Boeckmann. These retention arrangements will be assumed by New Fluor following the Distribution. The amounts under the arrangements will be credited into the officers' accounts in New Fluor's Deferred Compensation Program if they remain continuously employed until October 31, 2001, or January 1, 2004 in the case of Mr. Boeckmann, or their employment terminates prior to that date due to death or disability or a company-initiated reduction in force, or following a change of control. In the event their employment terminates prior to such vesting date for any reason other than the foregoing, then all of the amount will be forfeited.

   Under the retention arrangements, Messrs. Stein and Rollans were also provided with loans in the amount of $1,006,841 and $1,627,576, respectively. The loans, which will be assumed by New Fluor and which are secured by deeds of trust on their residences, each provide for an interest rate of 4.52%, compounded annually with a balloon payment of the entire amount due on termination of employment. The loans are subject to acceleration in the event of the officers' termination of employment for any reason prior to October 31, 2001. The loans will be forgiven upon their termination of employment on or after October 31, 2001, or if their employment terminates prior to that date due to death or disability or any termination by New Fluor other than for cause, or following a change of control.

   Mr. Boeckmann's retention arrangement also includes an incentive portion, pursuant to which Mr. Boeckmann has been granted 60,600 shares of restricted stock and 40,400 tandem-restricted units. The earnings of these shares and units will be based upon the achievement of pre-established annual performance

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

objectives to be determined annually by the Organization and Compensation Committee of the New Fluor board. The award will be earned in 25% increments if established objectives for each of the four fiscal years beginning October 31, 2000 are achieved. If the annual objective is not achieved in any fiscal year, then that portion of the award is forfeited. The earned restricted stock and units will vest at the end of the four-year performance period on January 1, 2004. The entire award, both earned and unearned portions, will be forfeited if Mr. Boeckmann voluntarily terminates his employment or is terminated for cause prior to January 1, 2004.

 Loans

   In December 1997, Mr. Stein received an interest-free loan in the amount of $1,000,000 which Mr. Stein used to purchase his new residence in connection with Mr. Stein's relocation to Fluor Corporation's California headquarters. The loan requires payment of principal in yearly installments equal to 50% of Mr. Stein's after-tax proceeds from his annual incentive compensation award commencing February 1, 2000, with the remaining balance due February 1, 2006. The loan is secured by a deed of trust on Mr. Stein's residence. New Fluor will assume this loan following the Distribution.

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                        NEW FLUOR CERTAIN RELATIONSHIPS
                            AND RELATED TRANSACTIONS

   Since the beginning of the fiscal year ended October 31, 1997, Fluor Corporation has engaged in the following transactions with persons expected to serve as New Fluor's directors and executive officers after the Distribution.

   In addition to the loans described above in "Management of New Fluor-- Employment Contracts and Termination of Employment Arrangements for New Fluor Executive Officers," Fluor Corporation has made interest-free housing loans to the following persons expected to be executive officers of New Fluor in the amounts indicated: Mr. Ralph F. Hake, Executive Vice President and Chief Financial Officer of New Fluor--$2,000,000; and Mr. Alan L. Boeckmann, President and Chief Executive Officer of Fluor Daniel--$350,000. The loan advanced to Mr. Hake is payable in five equal annual installments commencing in 2000; and the loan advanced to Mr. Boeckmann is payable in four equal annual installments commencing in 2000. New Fluor will assume both loans following the Distribution.

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

                              MANAGEMENT OF MASSEY

Massey Board of Directors

   The business of Massey will be managed under the direction of its board of directors. The persons listed in the table below are expected to serve as the directors of Massey after the Distribution. Similar to the current Fluor Corporation board of directors, the Massey board of directors will be divided into three classes. Directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for such class expires and will serve thereafter for three years.

Name  Age Class Initial Term Expires
----  --- ----- --------------------

   Set forth below is information concerning each person expected to serve as a director of Massey after the Distribution.

Committees of Massey Board

   The standing committees of the Massey board of directors will consist of an Audit Committee, a Compensation Committee and an Executive Committee.

 Audit Committee

   The principal duties of the Audit Committee are as follows:

  . to nominate the firm of independent outside auditors for appointment by the board;

  . to meet with Massey's financial management, internal audit management and independent outside auditors to review matters relating to Massey's internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the outside auditors and other matters relating to the financial condition of Massey;

  . to review Massey's annual report to shareholders, proxy materials and annual report on Form 10-K for filing with the Securities and Exchange Commission; and

  . to report to the board periodically any recommendations the Audit Committee may have with respect to the foregoing matters.

   The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

   The members of the Audit Committee are expected to be       ,       ,
      ,        and       , none of whom is a current or former officer or
employee of Massey or any of its subsidiaries.

 Compensation Committee

   The principal duties of the Compensation Committee are as follows:

  .  to review corporate organizational structures;

  .  to review key employee compensation policies, plans and programs;

  . to monitor performance and compensation of employee-directors and officers of Massey and other key employees;

  . to prepare recommendations and periodic reports to the board concerning such matters; and

  . to function as the committee which administers the long-term incentive programs referred to in "--Compensation of Massey Executive Officers" below.

   The members of the Compensation Committee are expected to be       ,       ,
      ,        and       , none of whom is a current or former officer or
employee of Massey or its subsidiaries.

 Executive Committee

   When the Massey board is not in session, the Executive Committee will have all of the power and authority of the board except with respect to:

  .  amending Massey's Restated Certificate of Incorporation and Bylaws;

  .  adopting an agreement of merger or consolidation;

  . recommending to the shareholders the sale, lease or exchange of all or substantially all of Massey's property and assets;

  . recommending to the shareholders a dissolution of Massey or a revocation of such dissolution;

  .  declaring a dividend; or

  .  issuing stock.

   The members of the Executive Committee are expected to be       ,       ,
      ,        and       .

Compensation Committee Interlocks and Insider Participation

   None of Massey's executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of Massey's Compensation Committee.

Compensation of Massey Directors

   Following the Distribution, Massey will implement director compensation
programs as described in this section.        of the        persons expected to
serve as directors of Massey will not be salaried employees of Massey or its subsidiaries. For their services, these non-employee directors will be paid a
retainer at the annual rate of $       or, in the case of directors also
serving as chairman of board committees, $      , plus a fee of $       per day
for each day upon which one or more board or board committee meetings are attended. Salaried employees will receive no additional compensation for their services as directors. Directors are permitted to defer receipt of directors' fees until their retirement or other termination of status as a director. Amounts deferred at the election of the director either accrue interest at rates fixed from time to time by the Executive Committee or are valued as if having been invested in Massey Common Stock.

   Under the Massey Stock Plan for Non-Employee Directors, referred to as the Director Stock Plan, directors who are not employees of Massey or its subsidiaries will be eligible to receive, when they become directors, shares of restricted common stock and restricted units in an amount determined by the Compensation Committee which are payable in cash to assist in satisfying related income tax liabilities. Awards are made on a date determined by the Compensation Committee following appointment. Restrictions lapse on % of the
shares on      next following the date of the initial award. Restrictions lapse
on the balance of the shares in four equal increments on each succeeding     .

   In addition to benefits available under the Director Stock Plan, directors who are not employees of Massey or its subsidiaries will be eligible to receive grants of restricted common stock under the Massey Restricted Stock Plan for Non-Employee Directors, referred to as the Director Restricted Stock Plan. The
Director Restricted Stock Plan provides for annual grants of        shares of
restricted stock to each eligible director, which grants are made as of the first board meeting in any calendar year during which such director serves as a member of the board. Restrictions on all stock granted under the plan lapse once such stock has been held for at least six months, the applicable director has served on the board for at least six years and the director either attains
the age for mandatory retirement (   years) or becomes permanently and totally
disabled.

Massey Executive Officers

   The following table lists the seven persons who are expected to serve as executive officers of Massey immediately following the Distribution.

Name                     Age Expected Position
----                     --- -----------------
Don L. Blankenship......  50 Chairman, Chief Executive Officer and President
Bennett K. Hatfield.....  43 Executive Vice President and Chief Operating Officer
H. Drexel Short.........  44 Senior Vice President, Group Operations
Roger L. Nicholson......  40 Vice President, Secretary and General Counsel
Jeffrey M. Jarosinski...  40 Vice President, Finance and Chief Financial Officer
Baxter F. Phillips,
 Jr.....................  53 Vice President, Purchasing and Administration
Madeleine M. Curle......  41 Vice President, Human Resources

   Set forth below is information concerning each person expected to serve as an executive officer of Massey after the Distribution. For information
concerning Messrs.       ,        and       , see "--Massey Board of Directors"
above.

   Don L. Blankenship has been a director of Fluor Corporation since 1996 and the President and Chief Executive Officer of A.T. Massey Coal Company, Inc.(/1/) since 1992. Mr. Blankenship was formerly the President and Chief Operating Officer of A.T. Massey Coal Company from 1990 and President of Massey Coal Services, Inc.(/2/) from 1989. Mr. Blankenship joined Rawl Sales & Processing Co.(/3/) in 1982.

   Bennett K. Hatfield has been Executive Vice President and Chief Operating Officer of A.T. Massey Coal Company, Inc.(/1/) since June 1998. Mr. Hatfield was formerly Senior Vice President and Chief Administrative Officer of A.T. Massey from December 1997 to May 1998, Vice President--Planning of A.T. Massey from November 1994 to November 1997, and Executive Vice President and Chief Coordinating Officer, NS Region of Massey Coal Services, Inc.(/2/) from 1991. Mr. Hatfield joined A.T. Massey in 1979.

   H. Drexel Short has been Senior Vice President, Group Operations of A.T. Massey since May 1995. Mr. Short was formerly Chairman of the Board and Chief Coordinating Officer of Massey Coal Services from April 1991 to April 1995. Mr. Short joined A.T. Massey in 1981.

   Roger L. Nicholson has been Vice President and General Counsel of A.T. Massey since February 2000. Mr. Nicholson joined A.T. Massey in 1995 as Assistant General Counsel. Prior to joining A.T. Massey, Mr. Nicholson was associated with the law firm of Robinson & McElwee in Lexington, Kentucky. Prior to that, Mr. Nicholson served as chief real estate counsel for Arch Mineral Corporation and as vice president, secretary and general counsel of its land-holding subsidiary, Ark Land Company.

   Jeffrey M. Jarosinski has been Vice President, Finance and Chief Financial Officer of A.T. Massey since September 1998. Mr. Jarosinski was formerly Vice President, Taxation of A.T. Massey from 1997 to August 1998 and Assistant Vice President, Taxation of A.T. Massey from 1993 to 1997. Mr. Jarosinski joined A.T. Massey in 1988. Prior to joining A.T. Massey, Mr. Jarosinski held various positions in accounting, most recently as Manager at Womack, Burke & Associates, CPAs in Richmond, Virginia.

   Baxter F. Phillips, Jr. has been Vice President, Purchasing and Administration of A.T. Massey since 1994. Mr. Phillips joined A.T. Massey in 1981 and has served in various capacities with A.T. Massey, including Corporate Treasurer, Manager of Export Sales, Corporate Human Resources Manager and Vice President of Benefits. Prior to joining A.T. Massey, Mr. Phillips held various positions in banking and investments.

   Madeleine M. Curle has been Vice President, Human Resources of A.T. Massey since May 2000. Ms. Curle was formerly Vice President, Benefits from December 1995 to April 2000, Assistant Vice President, Benefits Planning and Administration from May 1995 to November 1995, and Director, Medical and Retirement Programs from January 1995 to April 1995. Ms. Curle joined A.T. Massey in October 1993. Prior to joining A.T. Massey, Ms. Curle served as an employee benefits consultant at Foster Higgins, a national consulting firm (recently merged with William M. Mercer, Inc.).
--------
(1) A.T. Massey Coal Company, Inc., or A.T. Massey, is an indirectly wholly-owned subsidiary of Fluor Corporation, which, along with A.T. Massey's subsidiaries, conducts A.T. Massey's coal-related businesses.
(2) Massey Coal Services, Inc. is a wholly-owned subsidiary of A.T. Massey.
(3) Rawl Sales & Processing Co. is a wholly-owned subsidiary of A.T. Massey.

Compensation of Massey Executive Officers

   The following table provides information concerning aggregate cash compensation, stock-based compensation and other compensation paid by Fluor Corporation for services rendered to it in the fiscal year ended October 31, 1999 by Massey's Chief Executive Officer and each of the persons who are anticipated to be one of Massey's four other most highly compensated executive officers following the Distribution, collectively referred to as the named executive officers. During the period presented, the named executive officers were compensated in accordance with Fluor Corporation's plans and policies. Stock-based compensation described in the following table is expressed in shares of Fluor Corporation Common Stock. Upon consummation of the Distribution, each outstanding Fluor Corporation stock-based item of compensation held by the named executive officers will be converted into a Massey stock-based item of compensation of a similar nature. See "--Treatment of Outstanding Fluor Corporation Stock Awards to Massey Executive Officers."

     Summary Compensation Table for Services Rendered to Fluor Corporation

                                                             Long Term Compensation
                                                         -------------------------------
                                   Annual Compensation          Awards          Payouts
                                 ----------------------- --------------------- ---------
                                                  Other
                                                 Annual  Restricted Securities Long-Term
                                                 Compen-   Stock    Underlying Incentive  All Other
Name and Principal        Fiscal Salary   Bonus  sation  Awards ($)  Options/   Payouts  Compensation
Position with New Fluor    Year  ($) (1) ($) (1) ($) (2)    (3)      SARs (#)     ($)      ($) (4)
-----------------------   ------ ------- ------- ------- ---------- ---------- --------- ------------
Don L. Blankenship......   1999  691,690 625,000 58,060  3,404,729    16,260    134,700    178,476
 President and Chief
 Executive Officer, A.T.
 Massey Coal Company,
 Inc.
Bennett K. Hatfield.....
 Executive Vice
 President and Chief
 Operating Officer, A.T.
 Massey Coal Company,
 Inc.
H. Drexel Short.........
 Senior Vice President,
 Group Operations, A.T.
 Massey Coal Company,
 Inc.
Jeffrey M. Jarosinski...
 Vice President, Finance
 and Chief Financial
 Officer, A.T. Massey
 Coal Company, Inc.
Baxter F. Phillips, Jr..
 Vice President,
 Purchasing and
 Administration, A.T.
 Massey Coal Company,
 Inc.

--------
(1) Amounts shown include cash compensation earned and received by the named executive officers as well as amounts earned but deferred at the election of those officers.

(2) Amounts shown in this column represent restricted unit payments for the benefit of each named executive officer to compensate for federal and state withholding taxes arising from the lapse of restrictions on restricted stock held by such officer.

(3) The amount reported in the table includes restricted stock and shadow stock, and represents the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such
    stock. In fiscal year 1999, Fluor Corporation awarded        shares of
    restricted stock and        shares of shadow stock to all named executive
    officers as a group. With respect to shares of restricted stock granted in
    fiscal year 1999,        shares of restricted stock vest at the rate of 10%
    per year and        shares of restricted stock vest at the rate of 33 1/3%
    per year. With respect to shares of shadow stock granted in fiscal year 1999, 60,000 shares granted to Mr. Blankenship will vest upon completion of the term of his employment agreement or sooner in certain events related to termination of his employment. As of the end of fiscal year 1999, the aggregate restricted and shadow stock holdings for each of the named executive officers consisted of the following: Mr. Blankenship, 148,501
    shares with a value of $5,893,633;       ,        shares with a value of
    $      ;       ,        shares with a value of $      ;       ,
    shares with a value of $      ;       ,        shares with a value of
    $      . Holders of restricted stock are entitled to receive dividends paid on common stock.

(4) The total amount shown for Mr. Blankenship consists of the following:
    $27,619--benefit attributable to Fluor Corporation-owned life insurance policy; $101,068--Fluor Corporation contributions and other allocations to defined contribution plans and related excess benefit plans; $2,557-- childcare expenses; $36,343--personal use of Fluor Corporation plane and related tax gross up; $11,071--miscellaneous expenses. The total amount
    shown for        consists of the following:       . The total amount shown
    for        consists of the following:       . The total amount shown for
           consists of the following:       . The total amount shown for
    consists of the following:       .

        Option Grants in Last Fiscal Year to Purchase Fluor Corporation
                                  Common Stock

   The following table provides information concerning fiscal year 1999 grants of stock options and stock appreciation right, or SARs, to purchase shares of Fluor Corporation Common Stock to Massey's named executive officers under Fluor Corporation's long-term incentive program. Options to purchase Fluor Corporation Common Stock will be converted into options to purchase Massey Common Stock. See "--Treatment of Outstanding Fluor Corporation Stock Awards to Massey Executive Officers."

                                   Individual Grants (1)(2)
                         ---------------------------------------------
                          Number of   % of Total
                         Securities  Options/SARs
                         Underlying   Granted to  Exercise              Grant Date
                           Options   Employees in Price(s)  Expiration   Present
Name                     Granted (1) Fiscal Year  ($/SH)(2)    Date    Value ($)(3)
----                     ----------- ------------ --------- ---------- ------------
Don L. Blankenship......   16,260        1.4       42.875    12/08/08    226,177
Bennett K. Hatfield.....
H. Drexel Short.........
Jeffrey M. Jarosinski...
Baxter F. Phillips,
 Jr.....................

--------
(1) The named executive officers received only grants of options in fiscal year 1999; SARs were granted to other members of Fluor Corporation's management.

(2) Options were granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant. All options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment, and vest in four equal annual installments commencing 12 months after the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions. The vesting of these options may accelerate upon termination of employment following a change of control of Fluor Corporation. See "--Change of Control Provisions in Fluor Corporation Stock Plans."

(3) The Grant Date Present Value is computed using the Black-Scholes option pricing model based on the following general assumptions: (a) an expected option term of six years for options that expire ten years from the date of grant which reflects a reduction of the actual 10-year life of the option based on historical data regarding the average length of time an executive officer holds an option before exercising; (b) a risk-free interest rate that represents the interest rate on a U.S. Treasury Strip with a maturity date corresponding to that of the expected option term; (c) stock price volatility which is calculated using daily stock prices over a three-year period preceding the grant date; and (d) a dividend yield which is calculated using yields over a three-year period preceding the grant date. The specific option pricing model assumptions for the grants were as follows: $42.875 exercise price; 4.43% risk-free interest rate; 33.4% stock price volatility; and 1.37% dividend yield. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken. The option value was discounted by approximately 3% for risk of forfeiture during the vesting period. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive officer will be at or near the amount shown.

  Aggregate Fluor Corporation Option Exercises in Last Fiscal Year and Fiscal
                                      Year
                             End Option/SAR Values

   The following table provides information concerning the exercise of Fluor Corporation options by Massey's named executive officers during fiscal year 1999 and the number and value of securities underlying unexercised Fluor Corporation options and SARs held by Massey's named executive officers as of the end of fiscal 1999. Options to purchase Fluor Corporation Common Stock will be converted into options to purchase Massey Common Stock. See "--Treatment of Outstanding Fluor Common Stock Awards to Massey Executive Officers."

                                                Number of Securities
                                               Underlying Unexercised   Value of Unexercised In-
                           Shares              Options/SARs at Fiscal   the-Money Options/SARs at
                         Acquired on  Value         Year End (#)         Fiscal Year End ($)(1)
                          Exercise   Realized ------------------------- -------------------------
Name                         (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Don L. Blankenship......       0         0      77,965       352,205      146,449      146,449
Bennett K. Hatfield.....
H. Drexel Short.........
Jeffrey M. Jarosinski...
Baxter F. Phillips,
 Jr.....................

--------
(1) Market value of underlying securities at fiscal year-end, minus the exercise price.

Long-Term Fluor Corporation Incentive Plan Awards in Last Fiscal Year

   The following table provides information concerning cash incentive awards made to Massey's named executive officers during fiscal year 1999 under Fluor Corporation's Long-Term Incentive Award Program. Each award under the Long-Term Incentive Award Program represents the right to receive an amount in cash if earnings targets for a specified period, as established by Fluor Corporation's Organization and Compensation Committee, are achieved. If earnings fall below the threshold amount, no award is payable. If earnings fall between the threshold amount and the target amount or between the target amount and the maximum amount then the amount of the award is prorated accordingly. Payments made under the Long-Term Incentive Program are reported in the Summary Compensation Table in the year of payout, if any.

                                                    Estimated Future Payouts
                                                      Under Non-Stock Price
                          Performance or Other         Based Plans ($)(1)
                         Period Until Maturation -------------------------------
Name                            or Payout        Threshold Middle Target Maximum
----                     ----------------------- --------- ------------- -------
Don L. Blankenship......         3 years              0       67,400     134,800
Bennett K. Hatfield.....
H. Drexel Short.........
Jeffrey M. Jarosinski...
Baxter F. Phillips,
 Jr.....................

--------
(1) Awards are payable if certain thresholds are met based on consolidated earnings before interest, taxes, depreciation and amortization of A.T. Massey rather than Fluor Corporation earnings.

                                 Pension Plans

   The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the A.T. Massey Coal Company, Inc. defined benefit pension plans, or the A.T. Massey Pension Plans, as well as a non-qualified supplemental pension that provides benefits that would otherwise be denied participants by reason of certain Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with A.T. Massey and its subsidiaries.

                                            Years of Service
                         -------------------------------------------------------
Remuneration                10       15       20       25       30    35 or More
------------             -------- -------- -------- -------- -------- ----------
$200,000................ $ 30,000 $ 45,000 $ 60,000 $ 75,000 $ 90,000  $105,000
$250,000................ $ 37,500 $ 56,250 $ 75,000 $ 93,750 $112,500  $131,250
$300,000................ $ 45,000 $ 67,500 $ 90,000 $112,500 $135,000  $157,500
$350,000................ $ 52,500 $ 78,750 $105,000 $131,250 $157,500  $183,750
$400,000................ $ 60,000 $ 90,000 $120,000 $150,000 $180,000  $210,000
$450,000................ $ 67,500 $101,250 $135,000 $168,750 $202,500  $236,250
$500,000................ $ 75,000 $112,500 $150,000 $187,500 $225,000  $262,500
$550,000................ $ 82,500 $123,750 $165,000 $206,250 $247,500  $288,750
$600,000................ $ 90,000 $135,000 $180,000 $225,000 $270,000  $315,000
$650,000................ $ 97,500 $146,250 $195,000 $243,750 $292,500  $341,250
$700,000................ $105,000 $157,500 $210,000 $262,500 $315,000  $367,500
$750,000................ $112,500 $168,750 $225,000 $281,250 $337,500  $393,750
$800,000................ $120,000 $180,000 $240,000 $300,000 $360,000  $420,000
$850,000................ $127,500 $191,250 $255,000 $318,750 $382,500  $446,250
$900,000................ $135,000 $202,500 $270,000 $337,500 $405,000  $472,500
$950,000................ $142,500 $213,750 $285,000 $356,250 $427,500  $498,750

   A participant's remuneration covered by the A.T. Massey Pension Plans is his average salary and bonus (as reported in the Summary Compensation Table) for the highest 60 consecutive months prior to the determination date. As of the end of the last calendar year, Mr. Blankenship's covered compensation under the A.T. Massey Pension Plans was $160,000, and his covered compensation under the non-qualified supplemental pension was $781,774 for a combined covered compensation amount of $941,774; he had been credited with seventeen years of
service. As of the end of the last calendar year,       's covered compensation
under the A.T. Massey Pension Plans was $      , and his covered compensation
under the non-qualified supplemental pension was $       for a combined covered
compensation amount of $      ; he had been credited with        years of
service. As of the end of the last calendar year,       's covered compensation
under the A.T. Massey Pension Plans was $      , and his covered compensation
under the non-qualified supplemental pension was $       for a combined covered
compensation amount of $      ; he had been credited with        years of
service. As of the end of the last calendar year,       's covered compensation
under the A.T. Massey Pension Plans was $      , and his covered compensation
under the non-qualified supplemental pension was $       for a combined covered
compensation amount of $      ; he had been credited with        years of
service. As of the end of the last calendar year,       's covered compensation
under the A.T. Massey Pension Plans was $      , and his covered compensation
under the non-qualified supplemental pension was $       for a combined covered
compensation amount of $      ; he had been credited with        years of
service. Benefits shown are computed as a ten year certain and life annuity beginning at age 65 with no deduction for Social Security or other offset amounts.

Change of Control Provisions in Fluor Corporation Stock Plans

   Under Fluor Corporation's stock plans, which provide for stock options, restricted stock and SARs, restrictions on exercisability and transferability which are premised on continued service with Fluor Corporation or its subsidiaries lapse if the holder's employment is terminated for any reason within two years following a change of control of Fluor Corporation. A change of control of Fluor Corporation shall be deemed to have occurred if (1) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of Fluor Corporation having twenty-five percent or more of the total number of votes that may be cast for the election of directors of Fluor Corporation or (2) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, the persons who were directors of Fluor Corporation before such transaction shall cease to constitute a majority of the board of directors of Fluor Corporation or any successor to Fluor Corporation.

Treatment of Outstanding Fluor Corporation Stock Awards to Massey Executive Officers

   Upon consummation of the Distribution, each outstanding Fluor Corporation stock-based element of incentive compensation, such as options, restricted shares and units, stock appreciation rights and shadow stock, which are held by executive officers and other key employees of Massey will be converted into Massey options, restricted shares and units, stock appreciation rights and shadow stock, respectively. The methodology to be used in making the conversion will be based on the opening per share price of the Massey Common Stock on the first day of trading after the Distribution relative to the closing per share price of Fluor Corporation stock on the last trading day before the Distribution. For example, if the closing per share price of Fluor Corporation stock was $31 and the opening per share price for Massey Common Stock was $10.25, then the conversion ratio would be 3.0244. For options, the number of Massey shares covered by each option grant would be increased by this ratio, the per share purchase price for each share of the grant would be decreased by the same ratio and the aggregate purchase price for the grant would remain the same. For restricted shares and units, stock appreciation rights and shadow stock, the number of shares, units, rights or shadow shares covered by each grant will be adjusted by the same ratio.

Employment Contracts and Termination of Employment Arrangements for Massey Executive Officers

   To strengthen the retention of the services of Mr. Blankenship as President and Chief Executive Officer of A.T. Massey Coal Company, Inc., or A.T. Massey, Fluor Corporation entered into an employment agreement with Mr. Blankenship, effective October 1, 1998, for a term ending October 31, 2001.

   Mr. Blankenship is entitled to receive a base salary of $650,000 per year, with adjustments to $700,000 per year on January 1, 1999, $800,000 per year on January 1, 2000, and $900,000 per year on January 1, 2001.

   Mr. Blankenship's agreement provides for annual bonuses in fiscal years 1998, 1999, 2000 and 2001 with target amounts of not less than $540,000, $625,000, $650,000 and $700,000, respectively, which are based on meeting predetermined performance goals and objectives established and mutually agreed to by the Chairman and Chief Executive Officer of Fluor Corporation and Mr. Blankenship. For 1998 and 1999, Mr. Blankenship received the target bonus. Award payments are made in accordance with standard practices of A.T. Massey.

   Mr. Blankenship is also eligible for a long-term incentive award under Fluor Corporation's Long-Term Incentive Program. Mr. Blankenship's award for each three-year performance cycle which commences during the term will have a target value of $450,000, consisting of a cash element which will have a target value of $67,350, 16,260 stock options, 3,170 shares of restricted stock and 1,820 restricted units.

   Mr. Blankenship was granted 60,000 shadow stock units on October 1, 1998 and 1999, respectively, and will be granted 60,000 units on October 1, 2000 and 2001, respectively. The units become vested if Mr. Blankenship remains continuously employed by A.T. Massey through the expiration of the term, or his employment terminates due to termination by Fluor Corporation without "cause" or terminates following a "change of control" (as such terms are defined in the agreement).

   Upon vesting, the value of these units will be credited to Mr. Blankenship's account under Fluor Corporation's Executive Deferred Compensation Program. In the event Mr. Blankenship's employment terminates prior to the expiration of the term due to death or disability, then any previously granted units will become vested and the units not yet granted would be forfeited. In the event Mr. Blankenship's employment terminates prior to the expiration of the term for any reason other than the foregoing, then all of the units terminate and are forfeited.

   Mr. Blankenship was also granted 300,000 stock appreciation rights, or SARs, which will vest if Mr. Blankenship remains continuously employed by A.T. Massey through the expiration of the term, or if his employment with A.T. Massey terminates either due to termination by Fluor Corporation without "cause" or following a "change of control." In each of these cases, the value of the SARs upon vesting will be credited to Mr. Blankenship's account in Fluor Corporation's Executive Deferred Compensation Program. In the event
Mr. Blankenship's employment terminates prior to the expiration of the term due to death or disability, then a portion of the SARs (25% upon grant and an additional 25% on each of the next three anniversaries of the grant) will vest and be credited to Mr. Blankenship's account in Fluor Corporation's Executive Deferred Compensation Program and the unvested SARs would be forfeited. In the event Mr. Blankenship's employment terminates prior to the expiration of the term for any reason other than the foregoing, then all of the SARs terminate and are forfeited.

   Fluor Corporation will also provide Mr. Blankenship with an after-tax reimbursement of up to $360,000 of certain home construction costs which become earned and payable upon the occurrence of the same events which would cause the vesting of the SARs. In the event that Mr. Blankenship's employment with A.T. Massey terminates prior to the expiration of the term due to death or disability, then payment of a portion (25% upon award and an additional 25% on each of the next three anniversaries of the award) of the amount will be made.

   The agreement also provides for certain payments in connection with the termination of Mr. Blankenship's employment. Upon termination, Fluor Corporation will be obligated to pay Mr. Blankenship as a minimum amount all accrued and unpaid base salary, any unpaid bonus, any benefits to which he is entitled under Fluor Corporation's Executive Deferred Compensation Program and Long-Term Incentive Award Program. Under the Long-Term Incentive Award Program, if Mr. Blankenship's employment with A.T. Massey is terminated due to death or disability, or within two years following a "change of control" as defined in the program, the stock options, restricted stock and restricted units will become fully vested, and a pro rata portion of the cash component will become payable. In the event Mr. Blankenship's employment terminates for any reason other than the foregoing, then such stock-based awards will be forfeited to the extent they are unvested and the cash component will be forfeited entirely.

   If Mr. Blankenship's employment is terminated by A.T. Massey without cause, A.T. Massey and/or Fluor Corporation will be obligated to pay Mr. Blankenship, in addition to the minimum amount, base salary for the remaining term of the agreement, annual bonuses for the remaining term (including a pro rata bonus for any partial year) and the house construction cost reimbursement amount.

   Mr. Blankenship is also a party to the Special Successor Development and Retention Program adopted by Fluor Corporation in September 1998. Pursuant to the program, Mr. Blankenship can earn up to $1,000,000 (plus investment return on amounts conditionally credited to Mr. Blankenship on a pro rata basis during the term of the program), if he remains continuously employed by A.T. Massey until July 1, 2001 and if A.T. Massey achieves certain financial objectives and Mr. Blankenship develops an acceptable successor and senior executive management team. Fifty percent of the award is related to the financial objective and 25% of the award is related to each of the acceptable successor and acceptable senior executive management team. Pursuant to the program, Mr. Blankenship was also granted 11,829 shares of restricted stock and 6,861 restricted units in December 1998 and 9,538 shares of restricted stock and 5,365 restricted units in March 1999. The restricted shares and the restricted units will vest 33% on each of the next three anniversaries of the grant dates.

   The cash amount under the program will be credited into Mr. Blankenship's account in Fluor Corporation's Executive Deferred Compensation Program if Mr. Blankenship remains continuously employed until July 1, 2001, or Mr. Blankenship's employment terminates due to death or disability, or following a change of control. In the event Mr. Blankenship's employment terminates prior to such vesting dates for any reason other than the foregoing, then all of the cash amount and the unvested restricted stock and units will be forfeited.

   Also, Fluor Corporation is obligated upon Mr. Blankenship's retirement to provide Mr. Blankenship with title to a company-owned residence and associated property in Sprigg, West Virginia, and to pay an amount to reimburse him for any income taxes owed by him as a result of such title transfer. The residence was valued at approximately $250,000 in 1998. Upon the recommendation of the Chief Executive Officer of Fluor Corporation, Fluor Corporation's Organization and Compensation Committee may authorize such transfer before retirement so long as it is after July 1, 2001. Also under the program, Fluor Corporation's Organization and Compensation Committee agreed to approve Mr. Blankenship's early retirement at age 55 for the purposes of Fluor Corporation's Executive Supplemental Benefit Plan.

                          MASSEY CERTAIN RELATIONSHIPS
                            AND RELATED TRANSACTIONS

   Since the beginning of the fiscal year ended October 31, 1999, Fluor Corporation has engaged the following transactions with persons expected to serve as Massey's directors and executive officers after the Distribution.

   In February 1995, Massey loaned $175,000 to Mr. Bennett K. Hatfield in connection with Mr. Hatfield's relocation from Williamson, West Virginia to Richmond, Virginia. The loan bore interest at a rate of 6% per annum. Mr. Hatfield repaid $135,000 of the loan and accrued interest in January 2000. The remainder of the loan was settled by treating the balance as reimbursed moving expenses which will be included in Mr. Hatfield's 2000 compensation.

                        SECURITY OWNERSHIP OF NEW FLUOR

Stock Ownership and Stock-Based Holdings of Executive Officers and Directors

   All of the outstanding shares of New Fluor Common Stock are currently held by Fluor Corporation. The following table sets forth as of June 30, 2000 the number of shares of New Fluor Common Stock that are expected to be beneficially owned after the Distribution (including restricted shares, shares which may be acquired within 60 days pursuant to the exercise of stock options and interests in shares held as of June 30, 2000 in New Fluor's Savings Investment Plan, Retirement Plan and Performance Plan by executive officers, with respect to which such officers have sole voting and investment power) by:

  . each of New Fluor's directors;

  . each of New Fluor's named executive officers; and

  . all New Fluor directors and executive officers as a group.

   Except as otherwise noted, each individual or his or her family members will have sole voting and investment power with respect to such shares. The last column of the table combines beneficial ownership of shares of New Fluor Common Stock with holdings of:

  . deferred directors' fees (which are payable in cash and described at page
    94 hereof) held in an account economically equivalent to New Fluor Common
    Stock as of       , 2000 by certain non-employee directors;

  . restricted stock units held by directors and executive officers (which are payable in cash upon vesting of tandem restricted stock); and

  . shadow stock units held by certain named executive officers (which are payable in cash).

   This column indicates the alignment of the named individuals and group with the interests of New Fluor's shareholders because the value of their total holdings will increase or decrease correspondingly with the price of New Fluor Common Stock.

                                     New Fluor Shares    New Fluor Stock-Based
Name of Beneficial Owner           Beneficially Owned(1)       Holdings
------------------------           --------------------- ---------------------
New Fluor Class I Directors:
Phillip J. Carroll, Jr............
David P. Gardner..................
Thomas L. Gossage.................
Vilma S. Martinez.................
Dean R. O'Hare....................
New Fluor Class II Directors:
Carroll A. Campbell, Jr...........
Robin W. Renwick..................
Martha R. Seger...................
James C. Stein....................
New Fluor Class III Directors:
Peter J. Fluor....................
Bobby R. Inman....................
James O. Rollans..................
Other New Fluor Named Executive
 Officers:
Alan L. Boeckmann.................
Ralph F. Hake.....................

All New Fluor directors and
 executive officers as a group
 (9 persons)......................

--------
(1) Each individual will own less than    % and the group will own
    approximately    % of the outstanding shares of New Fluor Common Stock.
    Included in the number of shares beneficially owned by Messrs.
          ,      ,       ,       and        and all directors and executive
    officers as a group are       ,      ,       ,      ,        and
    shares, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of stock options.

(2) This individual is also a named executive officer.

Stock Ownership of Certain Beneficial Owners

   Management of Fluor Corporation knows of no person, except as set forth below, who is projected to be the beneficial owner of more than 5% of New Fluor Common Stock. The following table sets forth information known to New Fluor as of June 30, 2000, with percentage of ownership calculated using the number of outstanding shares on June 30, 2000.

                                                New Fluor
                                           Shares Beneficially
Name of Beneficial Owner                          Owned        Percent of Class
------------------------                   ------------------- ----------------
Fidelity International Limited...........       9,285,647(1)         12.2
FMR Corp. and related entities...........       9,285,647(1)         12.2
Capital Research and Management Company..       5,100,000(2)          6.7
Morgan Stanley Dean Witter & Co..........       4,273,917(3)          6.1
Morgan Stanley Dean Witter Advisors
 Inc. ...................................       4,273,917(3)          6.1
Dodge & Cox, Inc.........................       4,459,500(4)          5.8

--------
(1) Based the Schedule 13G amendment jointly filed by FMR Corp. ("FMR"), Edward
    C. Johnson 3d ("Mr. Johnson"), Abigail P. Johnson ("Mrs. Johnson") and Fidelity International Limited ("FIL") on May 10, 2000 with the Securities and Exchange Commission. The Schedule 13G amendment indicates that Fidelity Management & Research Company ("Fidelity") is the beneficial owner of 7,766,658 shares as the result of acting as investment advisor to various investment companies (the "funds"), and that Mr. Johnson, FMR and the funds each has sole power to dispose of the 7,766,658 shares, but that neither FMR nor Mr. Johnson has sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds' boards of trustees and is carried out by Fidelity. The Schedule 13G amendment further indicates that Fidelity Management Trust Company ("FMTC") is the beneficial owner of 742,019 shares as a result of its serving as investment manager of institutional accounts, and that Mr. Johnson and FMR each has sole dispositive power over the 742,019 shares and sole power to vote 271,119 shares. The Schedule 13G amendment indicates that FIL is the beneficial owner of 776,970 shares and has sole power to vote and dispose of such shares. The Schedule 13G amendment further indicates that although FMR Corp. and FIL are separate and independent corporate entities, each entity may be deemed to have beneficial ownership of the shares held by the other entity. The address of FMR, Mr. Johnson, Mrs. Johnson, Fidelity and FMTC is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.

(2) Based on information contained in the Schedule 13G filed by Capital Research and Management Company on February 11, 2000. The Schedule 13G indicates that Capital Research and Management Company is a registered investment advisor having sole power to vote the 5,100,000 shares and no voting power relative to the 5,100,000 shares. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

(3) Based on information contained in the Schedule 13G jointly filed by Morgan Stanley Dean Witter & Co. and Morgan Stanley Dean Witter Advisors Inc. with the Securities and Exchange Commission on February 4, 2000. The Schedule 13G indicates that Morgan Stanley Dean Witter & Co. and Morgan Stanley Dean Witter Advisors Inc. are registered investment advisors having shared voting and dispositive power relative to the 4,273,917 shares. The address of Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036. The address of Morgan Stanley Dean Witter Advisors Inc. is Two World Trade Center, New York, New York 10048.

(4) Based on the Schedule 13G amendment filed by Dodge & Cox, Inc. with the Securities and Exchange Commission on February 14, 2000. The Schedule 13G amendment indicates that Dodge & Cox is a registered investment advisor having sole power to vote 4,077,900 shares, shared voting power relative to 37,500 shares and sole power to dispose of 4,459,500 shares. The address of Dodge & Cox is One Sansome Street, 35th Floor, San Francisco, California 94104.

                          SECURITY OWNERSHIP OF MASSEY

Stock Ownership and Stock-Based Holdings of Executive Officers and Directors

   After the Distribution, shares of Fluor Corporation Common Stock will be shares of Massey Common Stock. The following table sets forth as of June 30, 2000 the number of shares of Massey Common Stock that are expected to be beneficially owned after the Distribution (including restricted shares, shares which may be acquired within 60 days pursuant to the exercise of stock options by executive officers, with respect to which such officers have sole voting and investment power) by:

  .  each of Massey's directors;

  .  each of Massey's named executive officers; and

  .  all Massey directors and executive officers as a group.

   Except as otherwise noted, each individual or his or her family members will have sole voting and investment power with respect to such shares. The second column of the table combines beneficial ownership of shares of Massey Common Stock with holdings of:

  . restricted stock units held by directors and executive officers (which are payable in cash upon vesting of tandem restricted stock); and

  . shadow stock units held by certain named executive officers (which are payable in cash).

This column indicates the alignment of the named individuals and group with the interests of Massey's shareholders because the value of their total holdings will increase or decrease correspondingly with the price of Massey Common Stock.

                                Massey Shares Beneficially Massey Stock-Based
Name of Beneficial Owner                Owned (1)               Holdings
------------------------        -------------------------- ------------------
Massey Class I Directors:



Massey Class II Directors:



Massey Class III Directors:



Other Massey Named Executive
 Officers:



All Massey directors and
 executive officers as a group
 (  persons)...................

--------
(1) Each individual will own less than   % and the group will own approximately
      % of the outstanding shares of Massey Common Stock. Included in the
    number of shares beneficially owned by Messrs.       ,       ,       ,
           and        and all directors and executive officers as a group are
          ,       ,       ,       ,        and        shares, respectively,
    which such persons have the right to acquire within 60 days pursuant to the exercise of stock options.

(2) This individual is also a Massey named executive officer.

Stock Ownership of Certain Beneficial Owners

   Management of Fluor Corporation knows of no person, except as set forth below, who is projected to be the beneficial owner of more than 5% of Massey Common Stock. The following table sets forth information known to Fluor Corporation as of June 30, 2000, with percentage of ownership calculated using the number of outstanding shares on June 30, 2000.

                                              Massey Shares
Name of Beneficial Owner                    Beneficially Owned Percent of Class
------------------------                    ------------------ ----------------
Fidelity International Limited.............    9,285,647 (1)         12.2
FMR Corp. and related entities.............    9,285,647 (1)         12.2
Capital Research and Management Company....    5,100,000 (2)          6.7
Morgan Stanley Dean Witter & Co. ..........    4,273,917 (3)          6.1
Morgan Stanley Dean Witter Advisors Inc....    4,273,917 (3)          6.1
Dodge & Cox, Inc. .........................    4,459,500 (4)          5.8

--------
(1) Based the Schedule 13G amendment jointly filed by FMR Corp. ("FMR"), Edward
    C. Johnson 3d ("Mr. Johnson"), Abigail P. Johnson ("Mrs. Johnson") and Fidelity International Limited ("FIL") on May 10, 2000 with the Securities and Exchange Commission. The Schedule 13G amendment indicates that Fidelity Management & Research Company ("Fidelity") is the beneficial owner of 7,766,658 shares as the result of acting as investment advisor to various investment companies (the "funds"), and that Mr. Johnson, FMR and the funds each has sole power to dispose of the 7,766,658 shares, but that neither FMR nor Mr. Johnson has sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds' boards of trustees and is carried out by Fidelity. The Schedule 13G amendment further indicates that Fidelity Management Trust Company ("FMTC") is the beneficial owner of 742,019 shares as a result of its serving as investment manager of institutional accounts, and that Mr. Johnson and FMR each has sole dispositive power over the 742,019 shares and sole power to vote 271,119 shares. The Schedule 13G amendment indicates that FIL is the beneficial owner of 776,970 shares and has sole power to vote and dispose of such shares. The Schedule 13G amendment further indicates that although FMR Corp. and FIL are separate and independent corporate entities, each entity may be deemed to have beneficial ownership of the shares held by the other entity. The address of FMR, Mr. Johnson, Mrs. Johnson, Fidelity and FMTC is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.

(2) Based on information contained in the Schedule 13G filed by Capital Research and Management Company on February 11, 2000. The Schedule 13G indicates that Capital Research and Management Company is a registered investment advisor having sole power to vote the 5,100,000 shares and no voting power relative to the 5,100,000 shares. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

(3) Based on information contained in the Schedule 13G jointly filed by Morgan Stanley Dean Witter & Co. and Morgan Stanley Dean Witter Advisors Inc. with the Securities and Exchange Commission on February 4, 2000. The Schedule 13G indicates that Morgan Stanley Dean Witter & Co. and Morgan Stanley Dean Witter Advisors Inc. are registered investment advisors having shared voting and dispositive power relative to the 4,273,917 shares. The address of Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036. The address of Morgan Stanley Dean Witter Advisors Inc. is Two World Trade Center, New York, New York 10048.

(4) Based on the Schedule 13G amendment filed by Dodge & Cox, Inc. with the Securities and Exchange Commission on February 14, 2000. The Schedule 13G amendment indicates that Dodge & Cox is a registered investment advisor having sole power to vote 4,077,900 shares, shared voting power relative to 37,500 shares and sole power to dispose of 4,459,500 shares. The address of Dodge & Cox is One Sansome Street, 35th Floor, San Francisco, California 94104.

                    SECURITY OWNERSHIP OF FLUOR CORPORATION

Stock Ownership and Stock-Based Holdings of Executive Officers and Directors

   The following table sets forth as of June 30, 2000 the number of shares of Fluor Corporation Common Stock that were beneficially owned (including restricted shares, shares which may be acquired within 60 days pursuant to the exercise of stock options and interests in shares held as of June 30, 2000 in Fluor Corporation's Savings Investment Plan, Retirement Plan and Performance Plan by executive officers, with respect to which such officers have sole voting and investment power) by:

  .  each of Fluor Corporation's directors;

  .  each of Fluor Corporation's named executive officers; and

  .  all Fluor Corporation directors and executive officers as a group.

   Except as otherwise noted, each individual or his or her family members will have sole voting and investment power with respect to such shares. The second column of the table combines beneficial ownership of shares of Fluor Corporation Common Stock with holdings of:

  . deferred directors' fees (which are payable in cash, held in an account economically equivalent to Fluor Corporation Common Stock as of December 31, 1999 by certain non-employee directors);

  . restricted stock units held by directors and executive officers (which are payable in cash upon vesting of tandem restricted stock); and

  . shadow stock units held by certain named executive officers (which are payable in cash).

   This column indicates the alignment of the named individuals and group with the interests of Fluor Corporation's shareholders because the value of their total holdings will increase or decrease correspondingly with the price of Fluor Corporation Common Stock.

                                          Fluor Corporation  Fluor Corporation
                                         Shares Beneficially    Stock-Based
Name of Beneficial Owner                      Owned (1)          Holdings
------------------------                 ------------------- -----------------
Fluor Corporation Class I Directors:
  Philip J. Carroll, Jr.(2).............       207,585             373,269
  David P. Gardner......................         6,215              13,154
  Thomas L. Gossage.....................         3,500               3,728
  Vilma S. Martinez.....................         3,016               9,263
  Dean R. O'Hare........................         4,500               6,682
Fluor Corporation Class II Directors:
  Carroll A. Campbell, Jr...............         2,861               7,372
  Lord Robin W. Renwick.................         3,000               4,700
  Martha R. Seger.......................         4,002               4,594
  James C. Stein(2).....................       140,995             150,480
Fluor Corporation Class III Directors:
  Don L. Blankenship....................       113,694             251,373
  Peter J. Fluor........................        23,487              55,202
  Bobby R. Inman........................         5,560               5,560
  James O. Rollans(2)...................       163,638             173,527
Other Fluor Corporation Named Executive
 Officers:
  Alan L. Boeckmann.....................        67,912              73,448
All Fluor Corporation directors and
 executive officers as a group (21
 persons)...............................       956,905           1,249,116

--------
(1) Each individual owns less than 0.3% and the group owns approximately 1.2% of the outstanding shares of Fluor Corporation Common Stock. Included in the number of shares beneficially owned by Messrs. Carroll, Stein, Blankenship, Rollans and Boeckmann and all directors and executive officers as a group are 94,485, 108,157, 82,030, 133,470, 50,067 and 606,604 shares, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of stock options.
(2) This individual is also a named executive officer of Fluor Corporation.

Stock Ownership of Certain Beneficial Owners

   Management of Fluor Corporation knows of no person, except as set forth below, who is the beneficial owner of more than 5% of Fluor Corporation's common stock. The following table sets forth information known to New Fluor as of June 30, 2000, with percentage of ownership calculated using the number of outstanding shares on June 30, 2000.

                           Fluor Corporation
                          Shares Beneficially
Name of Beneficial Owner         Owned        Percent of Class
------------------------  ------------------- ----------------
Fidelity International
 Limited................     9,285,647 (1)          12.2
FMR Corp. and related
 entities...............     9,285,647 (1)          12.2
Capital Research and
 Management Company.....     5,100,000 (2)           6.7
Morgan Stanley Dean
 Witter & Co............     4,273,917 (3)           6.1
Morgan Stanley Dean
 Witter Advisors Inc....     4,273,917 (3)           6.1
Dodge & Cox, Inc........     4,459,500 (4)           5.8

--------
(1) Based the Schedule 13G amendment jointly filed by FMR Corp. ("FMR"), Edward
    C. Johnson 3d ("Mr. Johnson"), Abigail P. Johnson ("Mrs. Johnson") and Fidelity International Limited ("FIL") on May 10, 2000 with the Securities and Exchange Commission. The Schedule 13G amendment indicates that Fidelity Management & Research Company ("Fidelity") is the beneficial owner of 7,766,658 shares as the result of acting as investment advisor to various investment companies (the "funds"), and that Mr. Johnson, FMR and the funds each has sole power to dispose of the 7,766,658 shares, but that neither FMR nor Mr. Johnson has sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds' boards of trustees and is carried out by Fidelity. The Schedule 13G amendment further indicates that Fidelity Management Trust Company ("FMTC") is the beneficial owner of 742,019 shares as a result of its serving as investment manager of institutional accounts, and that Mr. Johnson and FMR each has sole dispositive power over the 742,019 shares and sole power to vote 271,119 shares. The Schedule 13G amendment indicates that FIL is the beneficial owner of 776,970 shares and has sole power to vote and dispose of such shares. The Schedule 13G amendment further indicates that although FMR Corp. and FIL are separate and independent corporate entities, each entity may be deemed to have beneficial ownership of the shares held by the other entity. The address of FMR, Mr. Johnson, Mrs. Johnson, Fidelity and FMTC is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.
(2) Based on information contained in the Schedule 13G filed by Capital Research and Management Company on February 11, 2000. The Schedule 13G indicates that Capital Research and Management Company is a registered investment advisor having sole power to vote the 5,100,000 shares and no voting power relative to the 5,100,000 shares. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.
(3) Based on information contained in the Schedule 13G jointly filed by Morgan Stanley Dean Witter & Co. and Morgan Stanley Dean Witter Advisors Inc. with the Securities and Exchange Commission on February 4, 2000. The Schedule 13G indicates that Morgan Stanley Dean Witter & Co. and Morgan Stanley Dean Witter Advisors Inc. are registered investment advisors having shared voting and dispositive power relative to the 4,273,917 shares. The address of Morgan Stanley Dean Witter & Co. is 1585 Broadway,

  New York, New York 10036. The address of Morgan Stanley Dean Witter Advisors Inc. is Two World Trade Center, New York, New York 10048.

(4) Based on the Schedule 13G amendment filed by Dodge & Cox, Inc. with the Securities and Exchange Commission on February 14, 2000. The Schedule 13G amendment indicates that Dodge & Cox is a registered investment advisor having sole power to vote 4,077,900 shares, shared voting power relative to 37,500 shares and sole power to dispose of 4,459,500 shares. The address of Dodge & Cox is One Sansome Street, 35th Floor, San Francisco, California 94104.

                     DESCRIPTION OF NEW FLUOR CAPITAL STOCK

   The following description of New Fluor capital stock is based on the Amended and Restated Certificate of Incorporation of New Fluor, or the New Fluor Charter, and the Amended and Restated Bylaws of New Fluor, or the New Fluor Bylaws, which are to take effect as of the effective date of the Distribution. The following description is qualified in its entirety by reference to the New Fluor Charter and the New Fluor Bylaws.

General

   As of the effective date of the Distribution, the New Fluor Charter will authorize the issuance of 150 million shares of New Fluor Common Stock and 20 million shares of New Fluor preferred stock. Based on approximately
shares of Fluor Corporation Common Stock outstanding as of     , 2000 and a
distribution ratio of one share of New Fluor Common Stock for each share of
Fluor Corporation Common Stock, approximately        shares of New Fluor Common
Stock will be distributed to Fluor Corporation shareholders on the effective
date of the Distribution. Based on approximately        holders of record of
Fluor Corporation Common Stock as of     , 2000, there will be approximately
       holders of record of New Fluor Common Stock on the effective date of the Distribution.

Common Stock

 Voting Rights

   Holders of New Fluor Common Stock will be entitled to one vote per share on all matters voted on generally by shareholders, except the election of directors as to which the New Fluor Charter will grant cumulative voting rights to shareholders. Except as otherwise required by law or with respect to any outstanding series of New Fluor preferred stock, the holders of common stock will possess all voting power. Pursuant to the New Fluor Bylaws, shareholder action is effective upon majority vote. However, an affirmative vote of at least 80% of the outstanding shares will be required to:

  .  amend or repeal the bylaws;

  . merge or consolidate with another corporation, which together with its affiliates, beneficially owns more than 5% of the outstanding shares of New Fluor, such other corporation and its affiliates referred to as a related corporation;

  . sell or exchange substantially all of its assets or business to or with a related corporation; or

  . issue or deliver any stock or securities in exchange or payment for any assets or property of or securities issued by a related corporation;

unless such actions are approved by New Fluor's board of directors.

   Furthermore, 80% of the outstanding shares must approve changes to provisions in the New Fluor Charter relating to:

  .  amendment of the New Fluor Charter or Bylaws;

  .  classification of New Fluor's board of directors;

  .  prohibition of shareholder action without a meeting;

  .  cumulative voting; and

  .  appraisal rights.

 Dividend Rights; Rights Upon Liquidation

   Subject to any preferential rights of holders of any New Fluor preferred stock that may be outstanding, holders of shares of New Fluor Common Stock will be entitled to receive dividends on such stock out of assets legally available for distribution when, as and if authorized and declared by the New Fluor board and to share ratably in the assets of New Fluor legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up.

 Classification of the New Fluor Board

   The New Fluor board will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the directors will be elected each year. New Fluor believes that a classified board will help to assure the continuity and stability of its board, and its business strategies and policies as determined by its board, because a majority of the directors at any given time will have prior experience as directors at New Fluor. This provision should also help to ensure that New Fluor, if confronted with an unsolicited proposal from a third party that has acquired a block of New Fluor's voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders.

   A classified board could prevent a third party who acquires control of a majority of the outstanding voting stock from obtaining control of the New Fluor board until the second annual shareholders meeting following the date the third party obtains the controlling stock interest. This could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of New Fluor and could thus increase the likelihood that incumbent directors will retain their positions. In addition, the classified board provision in tandem with cumulative voting could make it difficult for New Fluor shareholders to concentrate their vote so as to successfully elect any director in an election of directors.

 Miscellaneous

   Holders of New Fluor Common Stock will have no preferences or preemptive, conversion or exchange rights. Shares of New Fluor Common Stock will not be liable for further calls or assessments by New Fluor, and the holders of New Fluor Common Stock will not be liable for any liabilities of New Fluor.

Preferred Stock

   The New Fluor Charter will authorize the New Fluor board to provide for the issuance, from time to time, of New Fluor preferred stock in series, and to fix the voting rights, designations, powers, preferences and the relative participating, optional or other rights of the shares, if any, of each such series and any qualifications, limitations or restrictions with respect to such series. Because the New Fluor board will have the power to establish the preferences and rights of the shares of any such series of New Fluor preferred stock, holders of any New Fluor preferred stock may be afforded voting rights and preferences, powers and rights senior to the rights of holders of New Fluor Common Stock in a way which could adversely affect the rights of holders of New Fluor Common Stock. No shares of New Fluor preferred stock will be outstanding immediately following the effective date of the Distribution.

Anti-Takeover Provisions of the New Fluor Charter and Bylaws and Delaware Law

 General

   Certain provisions of the New Fluor Charter, the New Fluor Bylaws and
Section 203 of the Delaware General Corporation Law may have the effect of impeding the acquisition of control of New Fluor by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the New Fluor board. These provisions are designed to reduce, or have the effect of reducing, the vulnerability of New Fluor to an unsolicited proposal for the restructuring or sale of all or substantially all the assets of New Fluor or an unsolicited takeover attempt which is unfair to New Fluor shareholders.

 Charter and Bylaw Provisions

   Under the New Fluor Charter, the New Fluor board will have the authority, without further shareholder approval, to issue New Fluor preferred stock in series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions with respect to such series. Pursuant to this authority, the New Fluor board could create and issue a series of New Fluor preferred stock with rights, preferences or restrictions which have the effect of discriminating against an existing or prospective holder of such securities as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of New Fluor Common Stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult for, or discourage an attempt by, a potential acquiror to obtain control of New Fluor by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of New Fluor's management. The issuance of such shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of New Fluor without any further action by the shareholders of New Fluor.

   Other provisions of the New Fluor Charter and New Fluor Bylaws that may make replacing the New Fluor board more difficult include:

  . 80% supermajority voting requirements to approve certain extraordinary corporate transactions or certain amendments to the New Fluor Charter and New Fluor Bylaws as described under "--Common Stock--Voting Rights";

  . classification of the New Fluor Board as described under "--Common
    Stock--Classification of the New Fluor Board";

  . prohibition on shareholders calling a meeting or acting by written consent;

  . requirements for advance notice for raising business or making nominations at shareholder meetings; and

  . the ability of the New Fluor board to increase the size of the board and fill vacancies on the board.

 Section 203 of the Delaware General Corporation Law

   New Fluor will be subject to Section 203 of the Delaware General Corporation Law. The provisions of Section 203 prohibit New Fluor from engaging in certain "business combinations" with an "interested shareholder" for a period of three years after the date that the person became an interested shareholder, unless one of the following conditions is satisfied:

  . Prior to the date that the person became an interested shareholder, the transaction or business combination that resulted in the person becoming an interested shareholder is approved by the board of directors;

  . Upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of New Fluor's outstanding voting stock; or

  . On or after the date that the person became an interested shareholder, the business combination is approved by New Fluor's board of directors and by the holders of at least two-thirds of New Fluor's outstanding voting stock, excluding voting stock owned by the interested shareholder.

   Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an "interested shareholder" is a person who together with that person's affiliates and associates owns, or within the previous three years did own, 15% or more of New Fluor's voting stock.

Transfer Agent and Registrar

          will act as transfer agent and registrar for the New Fluor Common
Stock.

           INDEMNIFICATION AND LIMITATION OF LIABILITY FOR NEW FLUOR
                             DIRECTORS AND OFFICERS

   Set forth below is a description of provisions of the New Fluor Charter and Delaware law that serve to indemnify or limit the liability of New Fluor's officers and directors for monetary damages to New Fluor. Such description is intended as a summary only and is qualified in its entirety by reference to the New Fluor Charter and the New Fluor Bylaws.

Indemnification of Liability for Directors & Officers

   New Fluor is a Delaware corporation. Article Nineteen of the New Fluor Charter provides that, subject to board approval, New Fluor shall indemnify and hold harmless its officers, directors and others serving the corporation in various capacities to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation has the power to indemnify officers and directors in certain circumstances.

   Under Section 145, a corporation may indemnify its directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, referred to as a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and
Section 145 requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

   Section 145 further provides that to the extent that a director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter within such action, suit or proceeding, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with such defense. Article Nineteen of the New Fluor Charter provides that the indemnification rights described above shall be contract rights and shall include the right to be paid expenses incurred in defending any proceeding in advance of its final disposition subject to any undertakings required under the Delaware General Corporation Law. Section 145 requires an undertaking to repay any such amount advanced if the director or officer receiving such amount is ultimately determined not to be entitled to indemnification.

   Indemnification provided for by Section 145 and Article Nineteen of the New Fluor Charter is not to be deemed exclusive of any other rights to which the indemnified party may be entitled. Both Section 145 and Article Nineteen permit New Fluor to maintain insurance on behalf of a director, officer or others against any liability asserted against such person and incurred by such person, whether or not New Fluor would have the power to indemnify such person against such liabilities under Section 145.

   Anyone claiming rights to indemnification under Article Nineteen of the New Fluor Charter may bring suit if such indemnification is not paid within thirty days. Article Nineteen further provides that New Fluor bears the burden of proving that the claimant has not met the standards of conduct required for indemnification under Section 145 if New Fluor elects to defend any such action.

Limitation of Liability of Directors

   Article Eighteen of the New Fluor Charter provides that, to the fullest extent permitted under the Delaware General Corporation Law, a director of New Fluor shall not be personally liable to New Fluor or its shareholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the Delaware

General Corporation Law permits a corporation to include in its certificate of incorporation provisions limiting the personal liability of its directors for monetary damages to the corporation except that directors shall remain personally liable for:

  . acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

  . the payment of dividends or the redemption of purchase of stock in violation of Delaware law;

  . any breach of the director's duty of loyalty to the corporation or its shareholders; or

  . any transaction from which the director derived an improper personal benefit.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

   Subject to consummation of the Distribution, it is expected that New Fluor's 2001 annual meeting of shareholders will be held on March 14, 2001. Any proposal of a shareholder intended to be presented at New Fluor's 2001 annual meeting of shareholders must be received by New Fluor no later than October 13, 2000 for inclusion in the proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, New Fluor may exercise discretionary voting authority at the 2001 annual meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to include in New Fluor's proxy statement pursuant to Rule 14a-8, unless New Fluor is notified about the proposal between December 14, 2000, and January 13, 2001, and the shareholder satisfies the other requirements of Rule 14a-4(c).

   Subject to consummation of the Distribution, it is expected that Massey's 2001 annual meeting of shareholders will be held on March 14, 2001. Any proposal of a shareholder intended to be presented at Massey's 2001 annual meeting of shareholders must be received by Massey no later than October 13, 2000 for inclusion in the proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, Massey may exercise discretionary voting authority at the 2001 annual meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to include in Massey's proxy statement pursuant to Rule 14a-8, unless Massey is notified about the proposal between December 14, 2000, and January 13, 2001, and the shareholder satisfies the other requirements of Rule 14a-4(c).

                             AVAILABLE INFORMATION

   Fluor Corporation is, and Massey will continue to be, subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements and other information may be examined without charge in the Public Reference Room maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. Copies of all or a portion of this proxy statement can be obtained from the Public Reference Room upon payment of prescribed fees. Fluor Corporation's filings with the Commission are also available to the public from commercial document retrieval services and at the Commission's web site at the address http://www.sec.gov. Reports and other information concerning Fluor Corporation can also be read and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York 10005.

   This Proxy Statement constitutes a part of the Registration Statement on Form 10, together with all amendments, supplements, schedules and exhibits to the Registration Statement, referred to as the Registration Statement, which New Fluor has filed with the Commission covering the shares of New Fluor Common Stock to be issued in connection with the Distribution. This Proxy Statement does not contain all of the information in the Registration Statement. Reference is made to the Registration Statement for further information about New Fluor and New Fluor's common stock. Each statement contained in this Proxy Statement as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a more complete description of the matter involved. The Registration Statement can be examined at the Commission's Public Reference Room.

   After the Distribution, New Fluor will become subject to the information and reporting requirements of the Exchange Act and will be required to file periodic reports, proxy statements and other information with the Commission. New Fluor will send an annual report to shareholders, containing audited financial statements, and any additional reports or statements required by the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
FLUOR CORPORATION CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Financial Statements (Unaudited):

  Condensed Consolidated Statement of Earnings for the Nine Months Ended
   July 31, 2000 and 1999.................................................  F-2

  Condensed Consolidated Balance Sheet at July 31, 2000 and October 31,
   1999...................................................................  F-3

  Condensed Consolidated Statement of Cash Flows for the Nine Months Ended
   July 31, 2000 and 1999.................................................  F-4

  Notes to Unaudited Condensed Consolidated Financial Statements..........  F-5

Independent Auditors' Report..............................................  F-8

Consolidated Financial Statements:

  Consolidated Statement of Earnings for the Three Years Ended October 31,
   1999...................................................................  F-9

  Consolidated Balance Sheet at October 31, 1999 and 1998................. F-10

  Consolidated Statement of Cash Flows for the Three Years Ended October
   31, 1999............................................................... F-11

  Consolidated Statement of Shareholders' Equity for the Three Years Ended
   October 31, 1999....................................................... F-12

  Notes to Consolidated Financial Statements.............................. F-13

Quarterly Results of Operations........................................... F-33

MASSEY ENERGY COMPANY COMBINED FINANCIAL STATEMENTS

Report of Independent Auditors............................................ F-34

Combined Financial Statements:

  Combined Statement of Earnings for the Nine Months Ended July 31, 2000
   and 1999 (Unaudited) and the Three Years Ended October 31, 1999........ F-35

  Combined Balance Sheet July 31, 2000 (Unaudited) and October 31, 1999
   and 1998............................................................... F-36

  Combined Statement of Cash Flows for the Nine Months Ended July 31, 2000
   and 1999 (Unaudited) and the Three Years Ended October 31, 1999........ F-37

  Combined Statement of Shareholder's Equity for the Nine Months Ended
   July 31, 2000 (Unaudited) and the Three Years Ended October 31, 1999... F-38

  Notes to Combined Financial Statements.................................. F-39

                               FLUOR CORPORATION

                  CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                    Nine Months Ended July 31, 2000 and 1999
                                  (Unaudited)

                                                            2000        1999
                                                         ----------  ----------
                                                           ($ in thousands,
                                                           except per share
                                                               amounts)
REVENUES................................................ $8,458,938  $9,544,816
COSTS AND EXPENSES
Cost of revenues........................................  8,207,817   9,259,978
Special provision.......................................    (17,919)    136,500
Corporate administrative and general expense............     45,278      40,504
Interest expense........................................     43,910      38,451
Interest income.........................................    (14,512)    (14,530)
                                                         ----------  ----------
  Total Costs and Expenses..............................  8,264,574   9,460,903
                                                         ----------  ----------
EARNINGS BEFORE INCOME TAXES............................    194,364      83,913
INCOME TAX EXPENSE......................................     57,732      55,575
                                                         ----------  ----------
NET EARNINGS............................................ $  136,632  $   28,338
                                                         ==========  ==========
EARNINGS PER SHARE
Basic................................................... $     1.81  $     0.38
                                                         ==========  ==========
Diluted................................................. $     1.79  $     0.37
                                                         ==========  ==========
DIVIDENDS PER COMMON SHARE.............................. $     0.75  $     0.60
                                                         ==========  ==========
SHARES USED TO CALCULATE
Basic earnings per share................................     75,340      75,158
                                                         ==========  ==========
Diluted earnings per share..............................     76,345      75,884
                                                         ==========  ==========



                            See Accompanying Notes.

                               FLUOR CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEET

                       July 31, 2000 and October 31, 1999
                                  (Unaudited)

                                                          July 31,    October
                                                            2000     31, 1999*
                                                         ----------  ----------
                                                           ($ in thousands)
                        ASSETS
                        ------

Current assets
  Cash and cash equivalents............................  $  105,638  $  209,614
  Accounts and notes receivable........................     826,664     850,557
  Contract work in progress............................     449,486     416,285
  Deferred taxes.......................................     126,142     105,502
  Inventory and other current assets...................     315,240     328,213
                                                         ----------  ----------
    Total current assets...............................   1,823,170   1,910,171
                                                         ----------  ----------
Property, plant and equipment (net of accumulated
 depreciation, depletion and amortization of $1,371,957
 and $1,245,644, respectively).........................   2,314,773   2,222,953
Investments and goodwill, net..........................     238,454     283,936
Other..................................................     500,186     469,057
                                                         ----------  ----------
                                                         $4,876,583  $4,886,117
                                                         ==========  ==========

         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------

Current liabilities
  Trade accounts payable...............................  $  709,824  $  793,465
  Short-term debt......................................     425,529     247,911
  Advance billings on contracts........................     443,861     565,373
  Accrued salaries, wages and benefit plans............     274,816     321,148
  Other accrued liabilities............................     240,789     276,413
                                                         ----------  ----------
    Total current liabilities..........................   2,094,819   2,204,310
                                                         ----------  ----------
Long-term debt due after one year......................     317,569     317,555
Deferred taxes.........................................     182,263     162,210
Other noncurrent liabilities...........................     636,003     620,670

Contingencies and commitments

Shareholders' equity
  Capital stock
   Preferred--authorized 20,000,000 shares without par
    value; none issued.................................
   Common--authorized 150,000,000 shares of $0.625 par
    value; issued and outstanding--75,669,076 shares
    and 76,034,296 shares, respectively................      47,293      47,521
  Additional capital...................................     210,144     217,844
  Retained earnings....................................   1,454,924   1,375,338
  Unamortized executive stock plan expense.............     (26,062)    (21,579)
  Accumulated other comprehensive income...............     (40,370)    (37,752)
                                                         ----------  ----------
    Total shareholders' equity.........................   1,645,929   1,581,372
                                                         ----------  ----------
                                                         $4,876,583  $4,886,117
                                                         ==========  ==========

--------
* Amounts at October 31, 1999 have been derived from audited financial statements.

                            See Accompanying Notes.

                               FLUOR CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                    Nine Months Ended July 31, 2000 and 1999
                                  (Unaudited)

                                                              2000       1999
                                                            ---------  ---------
                                                             ($ in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings............................................... $ 136,632  $  28,338
Adjustments to reconcile net earnings to cash provided by
 operating activities:
  Depreciation, depletion and amortization.................   229,365    236,712
  Deferred taxes...........................................     4,560     13,497
  Special provision, net of cash paid......................   (33,719)   118,261
  Asset write-off..........................................    17,762        --
  Changes in operating assets and liabilities, excluding
   effects of business acquisitions/dispositions...........  (251,364)   (47,478)
  Other, net...............................................   (12,887)   (44,815)
                                                            ---------  ---------
    Cash provided by operating activities..................    90,349    304,515
                                                            ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures.......................................  (385,653)  (362,437)
Proceeds from sale of subsidiary...........................       --      36,300
Proceeds from sale of property, plant and equipment........    70,956     92,295
Investments, net...........................................    27,039    (13,441)
Other, net.................................................   (11,755)   (17,360)
                                                            ---------  ---------
    Cash utilized by investing activities..................  (299,413)  (264,643)
                                                            ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in short-term borrowings...............   171,809   (185,156)
Proceeds from issuance of note payable to affiliate........     8,959     50,479
Proceeds from issuance of long-term debt...................       --      17,550
Cash dividends paid........................................   (57,046)   (45,484)
Stock options exercised....................................     5,829      4,161
Purchases of common stock..................................   (23,003)       --
Other, net.................................................    (1,460)    (2,080)
                                                            ---------  ---------
Cash provided (utilized) by financing activities...........   105,088   (160,530)
                                                            ---------  ---------
Decrease in cash and cash equivalents......................  (103,976)  (120,658)
Cash and cash equivalents at beginning of period...........   209,614    340,544
                                                            ---------  ---------
    Cash and cash equivalents at end of period............. $ 105,638  $ 207,871
                                                            =========  =========

                            See Accompanying Notes.

                               FLUOR CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

   (1) The condensed consolidated financial statements do not include footnotes and certain financial information normally presented annually under generally accepted accounting principles and, therefore, should be read in conjunction with the Company's October 31, 1999 annual report on Form 10-K. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the nine months ended July 31, 2000 are not necessarily indicative of results that can be expected for the full year.

   The condensed consolidated financial statements included herein are unaudited; however, they contain all adjustments (consisting of normal recurring accruals) which, in the opinion of the Company, are necessary to present fairly its consolidated financial position at July 31, 2000 and its consolidated results of operations and cash flows for the nine months ended July 31, 2000 and 1999.

   Certain 1999 amounts have been reclassified to conform with the 2000 presentation.

   (2) Inventories comprise the following:

                                                            July 31, October 31,
                                                              2000      1999
                                                            -------- -----------
                                                              ($ in thousands)
     Equipment for sale/rental............................. $ 75,008  $131,781
     Coal..................................................   73,005    72,070
     Supplies and other....................................   56,727    44,267
                                                            --------  --------
                                                            $204,740  $248,118
                                                            ========  ========

   (3) Short-term debt comprises the following:

                                                            July 31, October 31,
                                                              2000      1999
                                                            -------- -----------
                                                              ($ in thousands)
     Commercial paper...................................... $273,527  $113,746
     Note payable to affiliate.............................  122,338   113,379
     Notes payable to banks................................   27,528    15,500
     Trade notes payable...................................    2,136     5,286
                                                            --------  --------
                                                            $425,529  $247,911
                                                            ========  ========

   (4) Total comprehensive income represents the net change in shareholders' equity during a period from sources other than transactions with shareholders and as such, includes net earnings. For the Company, the only other component of total comprehensive income is the change in the cumulative foreign currency translation adjustments recorded in shareholders' equity.

   The components of comprehensive income, net of related tax, are as follows:

                                                                Nine Months
                                                                   Ended
                                                                  July 31,
                                                              -----------------
                                                                2000     1999
                                                              --------  -------
                                                              ($ in thousands)
     Net earnings............................................ $136,632  $28,338
     Foreign currency translation adjustment.................   (2,618)  (4,542)
                                                              --------  -------
       Comprehensive income.................................. $134,014  $23,796
                                                              ========  =======

                               FLUOR CORPORATION

   (5) Cash paid for interest was $40.8 million and $33.6 million for the nine month periods ended July 31, 2000 and 1999, respectively. Income tax payments, net of receipts, were $49.2 million and $46.4 million during the nine month periods ended July 31, 2000 and 1999, respectively.

   (6) The Company has a forward purchase contract for 1,850,000 shares of its common stock. The contract matures in October 2000 and gives the Company the ultimate choice of settlement option, either physical settlement or net share settlement. As of July 31, 2000, the contract settlement cost per share exceeded the current market price per share by $23.70.

   If during the term of the contract, the price of the Company's stock falls to certain levels, as defined in the contract, the holder of the contract has the right to require the Company to register the shares or, if the price declines beyond a stated level, to settle the contract at the Company's choice of settlement option.

   (7) In March 1999, the Company announced a new strategic direction, including a reorganization of the operating units and administrative functions of its engineering and construction segment. In connection with this reorganization, the Company recorded in the nine months ended July 31, 1999 a special provision of $136.5 million pretax to cover direct and other reorganization related costs, primarily for personnel, facilities and asset impairment adjustments. During the nine months ended July 31, 2000, $17.9 million of the special provision was reversed into earnings as a result of the Company's decision to retain ownership and remain in its current office location in Camberley, U.K.

   To date, the Company has eliminated slightly more than 5,000 jobs with additional separations to be completed by the end of the fiscal year. Two offices were closed during the nine months ended July 31, 2000. These closures and the decision to retain facilities in Camberley, bring total offices closed to 15 thus completing the office utilization initiatives under the reorganization plan.

   The following table summarizes the status of the Company's reorganization plan as of July 31, 2000:

                                                      Lease
                             Personnel    Asset    Termination
                               Costs   Impairments    Costs    Other  Total
                             --------- ----------- ----------- -----  ------
                                            ($ in millions)
   Balance at October 31,
    1999....................  $ 25.2     $ 23.4       $ 9.7    $ 0.2  $ 58.5
   Cash expenditures........   (10.7)       --         (5.1)     --    (15.8)
   Non-cash activities......    (2.1)      (5.5)        --      (0.2)   (7.8)
   Provision reversal.......     --       (17.9)        --       --    (17.9)
                              ------     ------       -----    -----  ------
   Balance at July 31,
    2000....................  $ 12.4     $  --        $ 4.6    $ --   $ 17.0
                              ======     ======       =====    =====  ======

   The special provision liability as of July 31, 2000 is included in other accrued liabilities. The liability for personnel costs will be substantially utilized by year-end. The liability associated with abandoned lease space will be amortized as an offset to lease expense over the remaining life of the respective leases starting on the date of abandonment.

   (8) In the fourth quarter of 1999, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). The statement establishes new standards for the way that business enterprises report information about operating segments as well as the related disclosures about products and services, geographical areas and major customers. The adoption of SFAS No. 131 did not affect the consolidated results of operations or financial position of the Company, but it did affect the business segments that are disclosed. Prior year disclosures have been restated to conform to the new basis of reporting.

                               FLUOR CORPORATION

   Operating Information by Segment--For the nine months ended July 31, 2000 and 1999:

                                               Fluor            Fluor
                                      Fluor    Global  Massey Signature
                                      Daniel  Services  Coal  Services   Total
                                     -------- -------- ------ --------- --------
                                                   ($ in millions)
   2000
     External revenues.............. $5,444.2 $2,203.6 $797.3   $13.8   $8,458.9
     Operating profit............... $   82.4 $   71.4 $101.5   $ 0.7   $  256.0

   1999
     External revenues.............. $6,598.2 $2,152.3 $794.3      --   $9,544.8
     Operating profit............... $  128.2 $   56.4 $104.1      --   $  288.7

   Reconciliation of Segment Information to Consolidated Amounts--For the nine months ended July 31, 2000 and 1999:

                                                                 2000    1999
                                                                ------  -------
                                                                    ($ in
                                                                  millions)
   Total segment operating profit.............................. $256.0  $ 288.7
   Special provision...........................................   17.9   (136.5)
   Corporate administrative and general expense................  (45.3)   (40.5)
   Interest (expense) income, net..............................  (29.4)   (23.9)
   Other items, net............................................   (4.8)    (3.9)
                                                                ------  -------
     Earnings before taxes..................................... $194.4  $  83.9
                                                                ======  =======

   (9) On June 7, 2000, the Company's Board of Directors approved a transaction that will separate the Company into two independent entities--Fluor and Massey Energy. This action will enable the management teams of Fluor and Massey Energy to focus more closely on their respective businesses and will provide each of the companies with the flexibility to grow in a way that is best suited to its industry. The transaction will be structured as a spin-off, resulting in the creation of two publicly held companies. At the time of the spin-off, Fluor shareholders will retain their existing Fluor stock, which will become Massey Energy shares, and will be issued an equal number of shares of "New" Fluor stock through a tax-free distribution. The "Old" Fluor's name will be changed to Massey Energy Company. The proposed transaction, which is expected to be completed by the end of the calendar year, is subject to shareholder approval, establishment of new capital structures, and a favorable ruling by the Internal Revenue Service.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders Fluor Corporation

   We have audited the accompanying consolidated balance sheet of Fluor Corporation as of October 31, 1999 and 1998, and the related consolidated statements of earnings, cash flows, and shareholders' equity for each of the three years in the period ended October 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fluor Corporation at October 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Orange County, California
November 19, 1999

                               FLUOR CORPORATION

                       CONSOLIDATED STATEMENT OF EARNINGS

                                               Year Ended October 31,
                                         -------------------------------------
                                            1999         1998         1997
                                         -----------  -----------  -----------
                                           (in thousands, except per share
                                                      amounts)
REVENUES
Engineering and construction services..  $11,334,355  $12,377,476  $13,217,515
Coal...................................    1,083,030    1,127,297    1,081,026
                                         -----------  -----------  -----------
  Total revenues.......................   12,417,385   13,504,773   14,298,541
                                         -----------  -----------  -----------

COST OF REVENUES
Engineering and construction services..   11,090,520   12,140,901   13,096,310
Coal...................................      936,173      954,535      926,260
                                         -----------  -----------  -----------
  Total cost of revenues...............   12,026,693   13,095,436   14,022,570

OTHER (INCOME) AND EXPENSES
Special provision......................      117,200          --           --
Corporate administrative and general
 expense...............................       55,350       22,598       13,230
Interest expense.......................       50,918       45,277       30,758
Interest income........................      (18,429)     (21,164)     (23,286)
                                         -----------  -----------  -----------
  Total cost and expenses..............   12,231,732   13,142,147   14,043,272
                                         -----------  -----------  -----------

EARNINGS BEFORE TAXES..................      185,653      362,626      255,269
INCOME TAX EXPENSE.....................       81,466      127,282      109,082
                                         -----------  -----------  -----------
NET EARNINGS...........................  $   104,187  $   235,344  $   146,187
                                         ===========  ===========  ===========

EARNINGS PER SHARE
Basic..................................  $      1.38  $      2.99  $      1.76
Diluted................................  $      1.37  $      2.97  $      1.75
                                         ===========  ===========  ===========

SHARES USED TO CALCULATE EARNINGS PER
 SHARE
Basic..................................       75,228       78,801       83,091
Diluted................................       75,929       79,135       83,478
                                         ===========  ===========  ===========

                See Notes to Consolidated Financial Statements.

                               FLUOR CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                           At October 31,
                                                        ----------------------
                                                           1999        1998
                                                        ----------  ----------
                                                           (in thousands)
                        ASSETS
                        ------

Current Assets
 Cash and cash equivalents............................. $  209,614  $  340,544
 Accounts and notes receivable.........................    850,557     959,416
 Contract work in progress.............................    416,285     596,983
 Inventories...........................................    248,118     198,645
 Deferred taxes........................................    105,502      81,155
 Other current assets..................................     80,095      64,108
 Net assets held for sale..............................        --       36,300
                                                        ----------  ----------
   Total current assets................................  1,910,171   2,277,151
                                                        ----------  ----------
Property, Plant and Equipment
 Land..................................................     71,664      69,779
 Buildings and improvements............................    352,883     352,653
 Machinery and equipment...............................  2,103,663   2,012,539
 Mining properties and mineral rights..................    858,965     788,978
 Construction in progress..............................     81,422      56,282
                                                        ----------  ----------
                                                         3,468,597   3,280,231
Less accumulated depreciation, depletion and
 amortization..........................................  1,245,644   1,132,923
                                                        ----------  ----------
Net property, plant and equipment......................  2,222,953   2,147,308
                                                        ----------  ----------
Other Assets
 Goodwill, net of accumulated amortization of $32,458
  and $33,766, respectively............................    116,045     139,091
 Investments...........................................    167,891     137,562
 Other.................................................    469,057     318,096
                                                        ----------  ----------
   Total other assets..................................    752,993     594,749
                                                        ----------  ----------
                                                        $4,886,117  $5,019,208
                                                        ==========  ==========

         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------

Current Liabilities
 Trade accounts and notes payable...................... $  798,751  $  972,096
 Commercial paper, loan notes and a note payable to
  affiliate of $113,379 in 1999........................    242,625     428,458
 Advance billings on contracts.........................    565,373     546,816
 Accrued salaries, wages and benefit plan
  liabilities..........................................    321,148     324,412
 Other accrued liabilities.............................    276,413     223,596
 Current portion of long-term debt.....................        --          176
                                                        ----------  ----------
   Total current liabilities...........................  2,204,310   2,495,554
                                                        ----------  ----------
   Long-Term Debt Due After One Year...................    317,555     300,428

Noncurrent Liabilities
 Deferred taxes........................................    162,210     105,515
 Other.................................................    620,670     592,102
                                                        ----------  ----------
   Total noncurrent liabilities........................    782,880     697,617
                                                        ----------  ----------

Contingencies and Commitments

Shareholders' Equity
 Capital stock
  Preferred--authorized 20,000,000 shares without par
   value, none issued
  Common--authorized 150,000,000 shares of $.625 par
   value; issued and outstanding in 1999--76,034,296
   shares and in 1998--75,572,537 shares...............     47,521      47,233
 Additional capital....................................    217,844     199,077
 Retained earnings.....................................  1,375,338   1,331,843
 Unamortized executive stock plan expense..............    (21,579)    (22,633)
 Accumulated other comprehensive income................    (37,752)    (29,911)
                                                        ----------  ----------
   Total shareholders' equity..........................  1,581,372   1,525,609
                                                        ----------  ----------
                                                        $4,886,117  $5,019,208
                                                        ==========  ==========

                See Notes to Consolidated Financial Statements.

                               FLUOR CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                    Year Ended October 31,
                                                 -------------------------------
                                                   1999       1998       1997
                                                 ---------  ---------  ---------
                                                        (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings...................................  $ 104,187  $ 235,344  $ 146,187
Adjustments to reconcile net earnings to cash
 provided by operating activities:
  Depreciation, depletion and amortization.....    318,204    288,870    248,353
  Deferred taxes...............................     29,268     28,780     25,428
  Special provision, net of cash payments......     85,410        --         --
  Provisions for impairment/abandonment of
   joint ventures and investments..............        --         --      22,962
  Gain on sale of business.....................        --         --      (7,222)
  Changes in operating assets and liabilities,
   excluding effects of business
   acquisitions/dispositions...................    (22,551)   168,576    (67,224)
  Other, net...................................    (49,642)   (19,051)   (39,860)
                                                 ---------  ---------  ---------
    Cash provided by operating activities......    464,876    702,519    328,624
                                                 ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures...........................   (504,334)  (600,933)  (466,202)
E&C businesses acquired........................        --         --    (141,718)
Coal businesses and reserves acquired..........        --     (12,004)   (39,482)
Proceeds from sales and maturities of
 marketable securities.........................        --      10,089     59,289
Investments, net...............................     (4,688)   (20,745)    (9,275)
Proceeds from sale of property, plant and
 equipment.....................................    105,154    125,493     50,996
Collection of notes receivable.................        --         --      77,496
Contributions to deferred compensation trusts..     (8,160)   (21,365)   (43,026)
Net assets held for sale, including cash.......     36,300    (26,375)       --
Proceeds from sale of business.................        --         --      11,992
Other, net.....................................        549    (17,477)   (12,041)
                                                 ---------  ---------  ---------
    Cash utilized by investing activities......   (375,179)  (563,317)  (511,971)
                                                 ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid............................    (60,692)   (63,497)   (63,750)
(Decrease) increase in short-term borrowings,
 net...........................................   (299,212)   341,809     21,692
Proceeds from issuance of note payable to
 affiliate.....................................    113,379        --         --
Proceeds from (payments on) long-term debt,
 net...........................................     16,951       (285)   295,719
Stock options exercised........................     10,760      9,935     16,007
Purchases of common stock......................        --    (378,979)   (33,924)
Other, net.....................................     (1,813)    (6,965)       (37)
                                                 ---------  ---------  ---------
    Cash (utilized) provided by financing
     activities................................   (220,627)   (97,982)   235,707
                                                 ---------  ---------  ---------
(Decrease) increase in cash and cash
 equivalents...................................   (130,930)    41,220     52,360
Cash and cash equivalents at beginning of
 year..........................................    340,544    299,324    246,964
                                                 ---------  ---------  ---------
    Cash and cash equivalents at end of year...  $ 209,614  $ 340,544  $ 299,324
                                                 =========  =========  =========

                See Notes to Consolidated Financial Statements.

                               FLUOR CORPORATION

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                           Unamortized  Accumulated
                                Common Stock                Executive      Other
                               ---------------  Additional Stock Plan  Comprehensive  Retained
                               Shares  Amount    Capital     Expense      Income      Earnings     Total
                               ------  -------  ---------- ----------- ------------- ----------  ----------
                                               (in thousands, except per share amounts)
BALANCE AT OCTOBER 31, 1996..  83,791  $52,369   $573,037   $(32,538)    $   (701)   $1,077,559  $1,669,726
                               ------  -------   --------   --------     --------    ----------  ----------
Comprehensive income
  Net earnings...............     --       --         --         --           --        146,187     146,187
  Foreign currency
   translation adjustment
   (net of deferred taxes of
   $3,867)...................     --       --         --         --        (6,503)          --       (6,503)
                                                                                                 ----------
   Comprehensive income......     --       --         --         --           --            --      139,684
Cash dividends ($0.76 per
 share)......................     --       --         --         --           --        (63,750)    (63,750)
Exercise of stock options,
 net.........................     415      260     15,747        --           --            --       16,007
Stock option tax benefit.....     --       --       3,528        --           --            --        3,528
Amortization of executive
 stock plan expense..........     --       --         --       8,183          --            --        8,183
Issuance of restricted stock,
 net.........................     161      101      9,006     (9,086)         --            --           21
Purchases of common stock....    (619)    (387)   (33,537)       --           --            --      (33,924)
Tax benefit from reduction of
 valuation allowance for
 deferred tax assets.........     --       --       1,575        --           --            --        1,575
                               ------  -------   --------   --------     --------    ----------  ----------
BALANCE AT OCTOBER 31, 1997..  83,748   52,343    569,356    (33,441)      (7,204)    1,159,996   1,741,050
                               ------  -------   --------   --------     --------    ----------  ----------
Comprehensive income
  Net earnings...............     --       --         --         --           --        235,344     235,344
  Foreign currency
   translation adjustment
   (net of deferred taxes of
   $14,439)..................     --       --         --         --       (22,707)          --      (22,707)
                                                                                                 ----------
   Comprehensive income......     --       --         --         --           --            --      212,637
Cash dividends ($0.80 per
 share)......................     --       --         --         --           --        (63,497)    (63,497)
Exercise of stock options,
 net.........................     268      167      9,768        --           --            --        9,935
Stock option tax benefit.....     --       --       2,425        --           --            --        2,425
Amortization of executive
 stock plan expense..........     --       --         --       7,343          --            --        7,343
Issuance of restricted stock,
 net.........................    (144)     (90)    (8,680)     3,465          --            --       (5,305)
Purchases of common stock....  (8,299)  (5,187)  (373,792)       --           --            --     (378,979)
                               ------  -------   --------   --------     --------    ----------  ----------
BALANCE AT OCTOBER 31, 1998..  75,573   47,233    199,077    (22,633)     (29,911)    1,331,843   1,525,609
                               ------  -------   --------   --------     --------    ----------  ----------
Comprehensive income
  Net earnings...............     --       --         --         --           --        104,187     104,187
  Foreign currency
   translation adjustment
   (net of deferred taxes of
   $4,910)...................     --       --         --         --        (7,841)          --       (7,841)
                                                                                                 ----------
   Comprehensive income......     --       --         --         --           --            --       96,346
Cash dividends ($0.80 per
 share)......................     --       --         --         --           --        (60,692)    (60,692)
Exercise of stock options,
 net.........................     304      190     10,570        --           --            --       10,760
Stock option tax benefit.....     --       --       1,989        --           --            --        1,989
Amortization of executive
 stock plan expense..........     --       --         --       7,517          --            --        7,517
Issuance of restricted stock,
 net.........................     157       98      6,208     (6,463)         --            --         (157)
                               ------  -------   --------   --------     --------    ----------  ----------
BALANCE AT OCTOBER 31, 1999..  76,034  $47,521   $217,844   $(21,579)    $(37,752)   $1,375,338  $1,581,372
                               ======  =======   ========   ========     ========    ==========  ==========

                See Notes to Consolidated Financial Statements.

                               FLUOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Major Accounting Policies

 Principles of Consolidation

   The financial statements include the accounts of the company and its subsidiaries. The equity method of accounting is used for investment ownership ranging from 20 percent to 50 percent. Investment ownership of less than 20 percent is accounted for on the cost method. All significant intercompany transactions of consolidated subsidiaries are eliminated. Certain 1998 and 1997 amounts have been reclassified to conform with the 1999 presentation.

 Use of Estimates

   The preparation of the financial statements of the company requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates.

 Engineering and Construction Contracts

   The company recognizes engineering and construction contract revenues using the percentage-of-completion method, based primarily on contract costs incurred to date compared with total estimated contract costs. Customer-furnished materials, labor and equipment, and in certain cases subcontractor materials, labor and equipment, are included in revenues and cost of revenues when management believes that the company is responsible for the ultimate acceptability of the project. Contracts are segmented between types of services, such as engineering and construction, and accordingly, gross margin related to each activity is recognized as those separate services are rendered. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Revenues recognized in excess of amounts billed are classified as current assets under contract work in progress. Amounts billed to clients in excess of revenues recognized to date are classified as current liabilities under advance billings on contracts. The company anticipates that substantially all incurred costs associated with contract work in progress at October 31, 1999 will be billed and collected in 2000.

 Depreciation, Depletion and Amortization

   Additions to property, plant and equipment are recorded at cost. Assets other than mining properties and mineral rights are depreciated principally using the straight-line method over the following estimated useful lives: buildings and improvements--three to 50 years and machinery and equipment--two to 30 years. Mining properties and mineral rights are depleted on the units-of-production method. Leasehold improvements are amortized over the lives of the respective leases. Goodwill is amortized on the straight-line method over periods not longer than 40 years.

 Exploration, Development and Reclamation

   Coal exploration costs are expensed as incurred. Development and acquisition costs of coal properties, when significant, are capitalized in mining properties and depleted. The company accrues for post-mining reclamation costs as coal is mined. Reclamation of disturbed surface acreage is performed as a normal part of the mining process.

 Income Taxes

   Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the company's financial statements or tax returns.

                               FLUOR CORPORATION

 Earnings per Share

   Basic earnings per share (EPS) is calculated by dividing net earnings by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the assumed conversion of all dilutive securities, consisting of employee stock options and restricted stock, and equity forward contracts.

   The impact of dilutive securities on the company's EPS calculation is as follows:

                                                         Year ended October 31,
                                                         -----------------------
                                                          1999    1998    1997
                                                         ------- ------- -------
     Employee stock options/ restricted stock........... 107,000 231,000 387,000
     Equity forward contracts........................... 594,000 103,000     --
                                                         ------- ------- -------
                                                         701,000 334,000 387,000
                                                         ======= ======= =======

 Inventories

   Inventories are stated at the lower of cost or market using specific identification or the average cost method. Inventories comprise:

                                                               At October 31,
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
                                                               (in thousands)
     Equipment for sale/rental............................... $131,781 $ 94,179
     Coal....................................................   72,070   52,628
     Supplies and other......................................   44,267   51,838
                                                              -------- --------
                                                              $248,118 $198,645
                                                              ======== ========

 Internal Use Software

   Effective for fiscal year 1999, the company adopted the American Institute of Certified Public Accountants' Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The statement requires capitalization of certain costs incurred in the development of internal-use software, including external direct material and service costs, employee payroll and payroll-related costs. Prior to the adoption of SOP 98-1, the company capitalized only purchased software which was ready for service; all other costs were expensed as incurred. The adoption of this statement did not have a material effect on the company's financial statements.

 Foreign Currency

   The company uses forward exchange contracts to hedge certain foreign currency transactions entered into in the ordinary course of business. The company does not engage in currency speculation. The company's forward exchange contracts do not subject the company to significant risk from exchange rate movements because gains and losses on such contracts offset losses and gains, respectively, on the assets, liabilities or transactions being hedged. Accordingly, the unrealized gains and losses are deferred and included in the measurement of the related foreign currency transaction. At October 31, 1999, the company had approximately $124 million of foreign exchange contracts outstanding relating to lease commitments and contract obligations. The forward exchange contracts generally require the company to exchange U.S. Dollars for foreign currencies at maturity, at rates agreed to at inception of the contracts. If the counterparties to the exchange contracts (AA rated banks) do not fulfill their obligations to deliver the contracted currencies, the company could be at

                               FLUOR CORPORATION
risk for any currency related fluctuations. The amount of any gain or loss on these contracts in 1999, 1998 and 1997 was immaterial. The contracts are of varying duration, none of which extend beyond December 2000. The company limits exposure to foreign currency fluctuations in most of its engineering and construction contracts through provisions that require client payments in U.S. Dollars or other currencies corresponding to the currency in which costs are incurred. As a result, the company generally does not need to hedge foreign currency cash flows for contract work performed. The functional currency of all significant foreign operations is the local currency.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes new standards for recording derivatives in interim and annual financial statements. This statement, as amended, is effective for the company's fiscal year 2001. Management does not anticipate that the adoption of the new statement will have a significant impact on the results of operations or the financial position of the company.

 Concentrations of Credit Risk

   The majority of accounts receivable and all contract work in progress are from engineering and construction clients in various industries and locations throughout the world. Most contracts require payments as the projects progress or in certain cases advance payments. The company generally does not require collateral, but in most cases can place liens against the property, plant or equipment constructed or terminate the contract if a material default occurs. Accounts receivable from customers of the company's coal operations are primarily concentrated in the steel and utility industries. The company maintains adequate reserves for potential credit losses and such losses have been minimal and within management's estimates.

 Stock Plans

   The company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for stock appreciation rights and performance equity units is recorded based on the quoted market price of the company's stock at the end of the period.

 Comprehensive Income

   Effective November 1, 1998, the company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of total comprehensive income and its components in financial statements. The adoption of this statement had no effect on the company's net earnings or total shareholders' equity.

   Total comprehensive income represents the net change in shareholders' equity during a period from sources other than transactions with shareholders and as such, includes net earnings. For the company, the only other component of total comprehensive income is the change in the cumulative foreign currency translation adjustments recorded in shareholders' equity. Prior period financial statements have been reclassified to conform with the provisions of the new standard.

                               FLUOR CORPORATION

Consolidated Statement of Cash Flows

   Securities with maturities of 90 days or less at the date of purchase are classified as cash equivalents. Securities with maturities beyond 90 days, when present, are classified as marketable securities and are carried at fair value. The changes in operating assets and liabilities as shown in the Consolidated Statement of Cash Flows comprise:

                                                   Year Ended October 31,
                                                ------------------------------
                                                  1999       1998      1997
                                                ---------  --------  ---------
                                                       (in thousands)
     Decrease (increase) in:
       Accounts and notes receivable........... $  25,972  $(84,394) $(113,454)
       Contract work in progress...............   180,698    73,575   (130,257)
       Inventories.............................   (49,473)  (23,197)   (40,303)
       Other current assets....................   (16,054)     (192)   (17,028)
     (Decrease) increase in:
       Accounts payable........................  (173,345)  127,229    130,992
       Advance billings on contracts...........    18,557    21,298     79,510
       Accrued liabilities.....................    (8,906)   54,257     23,316
                                                ---------  --------  ---------
         (Increase) decrease in operating
          assets and liabilities............... $ (22,551) $168,576  $ (67,224)
                                                =========  ========  =========
     Cash paid during the year for:
       Interest expense........................ $  47,558  $ 44,057  $  25,491
       Income tax payments, net................ $  52,025  $ 52,346  $  75,967

Business Acquisitions

   The following summarizes major engineering and construction related acquisitions completed during 1997. All of these acquisitions were in the Fluor Global Services segment. There were no major engineering and construction related acquisitions in 1999 and 1998.

  . ConSol Group, a privately held U.S. company headquartered in New
    Hampshire, that provides staffing personnel in the fields of information technology and allied health.

  . J.W. Burress, Inc., a privately held U.S. company headquartered in Virginia, that provides product support services and sells, rents and services new and used construction and industrial machinery.

  . SMA Companies, privately held U.S. companies headquartered in California and Georgia. These companies sell, rent and service heavy construction and industrial equipment and provide proprietary software to other equipment distributors throughout the U.S.

   These businesses and other smaller acquisitions were purchased for a total of $142 million. The fair value of assets acquired, including working capital of $42 million and goodwill of $67 million, was $196 million, and liabilities assumed totaled $54 million.

   In 1998, the company's coal segment, through its Massey Coal Company ("Massey"), acquired coal reserves for an aggregate cost of $12 million. Massey purchased two coal mining companies during 1997. The aggregate purchase price was $39 million and included the fair value of assets acquired, consisting of $55 million of property, plant and equipment, and mining rights, $13 million of working capital and other assets, net of other liabilities assumed of $29 million. These acquisitions, along with capital expenditures, have

                               FLUOR CORPORATION
been directed primarily towards acquiring additional coal reserves. There were no coal related acquisitions in 1999.

   All of the above acquisitions have been accounted for under the purchase method of accounting and their results of operations have been included in the company's consolidated financial statements from the respective acquisition dates. If these acquisitions had been made at the beginning of the respective year acquired, pro forma results of operations would not have differed materially from actual results.

   From time to time, the company enters into investment arrangements, including joint ventures, that are related to its engineering and construction business. During 1997 through 1999, the majority of these expenditures related to ongoing investments in an equity fund that focuses on energy related projects and a number of smaller, diversified ventures.

Business Dispositions

   On October 28, 1998, the company entered into an agreement to sell its ownership interest in Fluor Daniel GTI, Inc. (FD/GTI). Under terms of the agreement, the company sold its 4,400,000 shares in FD/GTI for $8.25 per share, or $36.3 million in cash, on December 3, 1998. The net assets of FD/GTI were reflected on the 1998 consolidated balance sheet at net realizable value and included $26.4 million in cash and cash equivalents. This transaction did not have a material impact on the company's results of operations or financial position.

   During 1997, the company completed the sale of ACQUION, a global provider of supply chain management services, for $12 million in cash, resulting in a pre-tax gain of $7 million.

Special Provision and Cost Reduction Initiatives

   In March 1999, the company announced a new strategic direction, including a reorganization of the operating units and administrative functions of its engineering and construction segment. In connection with this reorganization, the company recorded in the second quarter a special provision of $136.5 million pre-tax to cover direct and other reorganization related costs, primarily for personnel, facilities and asset impairment adjustments.

   Under the reorganization plan, approximately 5,000 jobs are expected to be eliminated. The provision includes amounts for personnel costs for certain affected employees that are entitled to receive severance benefits under established severance policies or by government regulations. Additionally, outplacement services may be provided on a limited basis to some affected employees. The provision also reflects amounts for asset impairment, primarily for property, plant and equipment; intangible assets (goodwill); and certain investments. The asset impairments were recorded primarily because of the company's decision to exit certain non-strategic geographic locations and businesses. The carrying values of impaired assets were adjusted to their current market values based on estimated sale proceeds, using either discounted cash flows or contractual amounts. Lease termination costs were also included in the special provision. The company anticipates closing 15 non-strategic offices worldwide as well as consolidating and downsizing other office locations. The closure or rationalization of these facilities is expected to be substantially completed by the end of fiscal year 2000.

   As of October 31, 1999, the company has reduced headcount by approximately 5,000 employees and has closed 13 offices. The company anticipates closing two additional offices within the next six months. In October 1999, $19.3 million of the special provision was reversed into earnings as a result of lower than anticipated severance costs for personnel reductions in certain overseas offices. Both the actual number of employee terminations as well as the cost per employee termination were lower than originally estimated.

                               FLUOR CORPORATION

   The following table summarizes the status of the company's reorganization plan as of October 31, 1999:

                                                         Lease
                               Personnel     Asset    Termination
                                 Costs    Impairments    Costs    Other    Total
                               ---------  ----------- ----------- ------  --------
     Special provision.......  $ 72,200    $ 48,800     $14,500   $1,000  $136,500
     Cash expenditures.......   (25,089)     (1,094)     (4,793)    (814)  (31,790)
     Non-cash activities.....    (2,576)    (24,360)        --       --    (26,936)
     Provision reversal......   (19,300)        --          --       --    (19,300)
                               --------    --------     -------   ------  --------
       Balance at October 31,
        1999.................  $ 25,235    $ 23,346     $ 9,707   $  186  $ 58,474
                               ========    ========     =======   ======  ========

   The special provision liability as of October 31, 1999 is included in other accrued liabilities. The liability for personnel costs and asset impairments will be substantially utilized by April 30, 2000. The liability associated with abandoned lease space will be amortized as an offset to lease expense over the remaining life of the respective leases starting on the date of abandonment.

   During 1997, the company recorded $25.4 million in charges related to the implementation of certain cost reduction initiatives. These charges provided for personnel and facility related costs. As of October 31, 1999, substantially all of these costs had been incurred.

Income Taxes

   The income tax expense (benefit) included in the Consolidated Statement of Earnings is as follows:

                                                     Year Ended October 31,
                                                    ---------------------------
                                                     1999      1998      1997
                                                    -------  --------  --------
                                                         (in thousands)
     Current:
       Federal..................................... $ 5,931  $ 38,700  $ 50,906
       Foreign.....................................  43,012    52,021    25,801
       State and local.............................   3,255     7,781     6,947
                                                    -------  --------  --------
         Total current.............................  52,198    98,502    83,654
                                                    -------  --------  --------
     Deferred:
       Federal.....................................  26,872    43,369    19,972
       Foreign.....................................  (2,641)  (19,295)    3,908
       State and local.............................   5,037     4,706     1,548
                                                    -------  --------  --------
         Total deferred............................  29,268    28,780    25,428
                                                    -------  --------  --------
         Total income tax expense.................. $81,466  $127,282  $109,082
                                                    =======  ========  ========

                               FLUOR CORPORATION

   A reconciliation of U.S. statutory federal income tax expense to the company's income tax expense on earnings is as follows:

                                                    Year Ended October 31,
                                                   ---------------------------
                                                    1999      1998      1997
                                                   -------  --------  --------
                                                        (in thousands)
     U.S. statutory federal tax expense........... $64,979  $126,919  $ 89,344
     Increase (decrease) in taxes resulting from:
       Items without tax effect, net..............  26,158       888    13,307
       State and local income taxes...............   5,048     7,868     5,337
       Depletion..................................  (9,625)  (12,273)  (10,051)
       Effect of non-U.S. tax rates...............    (396)    3,433    10,620
       Other, net.................................  (4,698)      447       525
                                                   -------  --------  --------
         Total income tax expense................. $81,466  $127,282  $109,082
                                                   =======  ========  ========

   Deferred taxes reflect the tax effects of differences between the amounts recorded as assets and liabilities for financial reporting purposes and the amounts recorded for income tax purposes. The tax effects of significant temporary differences giving rise to deferred tax assets and liabilities are as follows:

                                                            At October 31,
                                                          --------------------
                                                            1999       1998
                                                          ---------  ---------
                                                            (in thousands)
   Deferred tax assets:
     Accrued liabilities not currently deductible.......  $ 249,987  $ 224,319
     Alternative minimum tax credit carryforwards.......     44,287     32,505
     Net operating loss carryforwards of non-U.S.
      companies.........................................     29,133     22,441
     Translation adjustments............................     23,955     19,045
     Tax basis of building in excess of book basis......     16,408     16,187
     Net operating loss carryforwards of acquired
      companies.........................................      6,503      7,177
     Other..............................................     71,926     73,599
                                                          ---------  ---------
       Total deferred tax assets........................    442,199    395,273
   Valuation allowance for deferred tax assets..........   (127,085)  (100,007)
                                                          ---------  ---------
   Deferred tax assets, net.............................    315,114    295,266
                                                          ---------  ---------
   Deferred tax liabilities:
     Book basis of property, equipment and other capital
      costs in excess of tax basis......................   (294,628)  (254,008)
     Tax on unremitted non-U.S. earnings................    (16,361)   (15,806)
     Other..............................................    (60,833)   (49,812)
                                                          ---------  ---------
       Total deferred tax liabilities...................   (371,822)  (319,626)
                                                          ---------  ---------
       Net deferred tax liabilities.....................  $ (56,708) $ (24,360)
                                                          =========  =========

   The company has net operating loss carryforwards from non-U.S. operations of approximately $80 million which can be carried forward indefinitely until fully utilized. These losses primarily relate to the company's operations in Australia, Chile, Germany and the United Kingdom. Deferred tax assets established for these losses aggregate $29 million and $22 million at October 31, 1999 and 1998, respectively.

   In 1997, the company acquired the SMA Companies which had net operating loss carryforwards of approximately $47 million. The company has utilized approximately $5 million of the loss carryforwards, and

                               FLUOR CORPORATION
made an election in its 1998 consolidated federal tax return to waive approximately $23 million of losses which otherwise would have expired without future tax benefit. The remaining loss carryforwards of approximately $19 million expire in the years 2004 through 2008. The utilization of such loss carryforwards is subject to stringent limitations under the Internal Revenue Code. Deferred tax assets established for these losses aggregate $7 million for both 1999 and 1998.

   Substantially all of the company's alternative minimum tax credits are associated with the coal business operated by Massey. These credits can be carried forward indefinitely until fully utilized.

   The company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are more likely than not to be realized. This allowance primarily relates to the deferred tax assets established for the special provision, net operating loss carryforwards and alternative minimum tax credits. In 1999, increases in the valuation allowance are principally the result of the company's special provision which did not receive full tax benefit. Any reductions in the allowance resulting from realization of the loss carryforwards of acquired companies will result in a reduction of goodwill.

   Residual income taxes of approximately $8 million have not been provided on approximately $20 million of undistributed earnings of certain foreign subsidiaries at October 31, 1999, because the company intends to keep those earnings reinvested indefinitely.

   United States and foreign earnings before taxes are as follows:

                                                        Year Ended October 31,
                                                      --------------------------
                                                        1999     1998     1997
                                                      -------- -------- --------
                                                            (in thousands)
     United States................................... $168,698 $240,645 $231,921
     Foreign.........................................   16,955  121,981   23,348
                                                      -------- -------- --------
       Total......................................... $185,653 $362,626 $255,269
                                                      ======== ======== ========

Retirement Benefits

   The company sponsors contributory and non-contributory defined contribution retirement and defined benefit pension plans for eligible employees. Contributions to defined contribution retirement plans are based on a percentage of the employee's compensation. Expense recognized for these plans of approximately $56 million in 1999, $79 million in 1998, and $84 million in 1997, is primarily related to domestic engineering and construction operations. Effective January 1, 1999, the company replaced its domestic defined contribution retirement plan with a defined benefit cash balance plan. Contributions to defined benefit pension plans are generally at the minimum annual amount required by applicable regulations. Payments to retired employees under these plans are generally based upon length of service, age and/or a percentage of qualifying compensation. The defined benefit pension plans are primarily related to international engineering and construction operations, U.S. craft employees and coal operations.

                               FLUOR CORPORATION

   Net periodic pension expense (income) for defined benefit pension plans includes the following components:

                                                    Year Ended October 31,
                                                  ----------------------------
                                                    1999      1998      1997
                                                  --------  --------  --------
                                                        (in thousands)
     Service cost...............................  $ 35,370  $ 15,792  $ 15,301
     Interest cost..............................    25,088    24,220    23,743
     Expected return on assets..................   (49,032)  (48,236)  (44,334)
     Amortization of transition asset...........    (2,132)   (2,196)   (2,296)
     Amortization of prior service cost.........       337       355       347
     Recognized net actuarial loss (gain).......        58    (1,444)   (1,288)
                                                  --------  --------  --------
       Net periodic pension expense (income)....  $  9,689  $(11,509) $ (8,527)
                                                  ========  ========  ========

   The ranges of assumptions indicated below cover defined benefit pension plans in Australia, Germany, the United Kingdom, The Netherlands and the United States. These assumptions are as of each respective fiscal year-end based on the then current economic environment in each host country.

                                                              At October 31,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
     Discount rates......................................... 6.0-7.75% 5.0-6.75%
     Rates of increase in compensation levels............... 3.5-4.00% 2.5-4.00%
     Expected long-term rates of return on assets........... 5.0-9.50% 5.0-9.50%

                               FLUOR CORPORATION

   The following table sets forth the change in benefit obligation, plan assets and funded status of the company's defined benefit pension plans:

                                                              At October 31,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
                                                              (in thousands)
     Change in pension benefit obligation
       Benefit obligation at beginning of year.............. $438,866  $358,539
       Service cost.........................................   35,370    15,792
       Interest cost........................................   25,088    24,220
       Employee contributions...............................    1,626     1,775
       Currency translation.................................  (19,068)   12,454
       Actuarial (gain) loss................................  (22,808)   52,498
       Benefits paid........................................  (27,319)  (26,412)
                                                             --------  --------
         Benefit obligation at end of year.................. $431,755  $438,866
                                                             ========  ========
     Change in plan assets
       Fair value at beginning of year...................... $576,019  $539,814
       Actual return on plan assets.........................  103,938    42,324
       Company contributions................................    5,646     4,711
       Employee contributions...............................    1,626     1,775
       Currency translation.................................  (17,154)   13,999
       Benefits paid........................................  (27,319)  (26,412)
       Plan amendments......................................   (3,945)     (192)
                                                             --------  --------
         Fair value at end of year.......................... $638,811  $576,019
                                                             ========  ========
     Funded status.......................................... $207,056  $137,153
     Unrecognized net actuarial (gain) loss.................  (61,372)   16,579
     Unrecognized prior service cost........................      170       601
     Unrecognized net asset.................................   (8,002)  (11,737)
                                                             --------  --------
         Pension assets..................................... $137,852  $142,596
                                                             ========  ========

   Amounts shown above at October 31, 1999 and 1998 exclude the projected benefit obligation of approximately $101 million and $113 million, respectively, and an equal amount of associated plan assets relating to discontinued operations.

   Massey participates in multiemployer defined benefit pension plans for its union employees. Pension expense was less than $1 million in each of the years ended October 31, 1999, 1998 and 1997. Under the Coal Industry Retiree Health Benefits Act of 1992, Massey is required to fund medical and death benefits of certain beneficiaries. Massey's obligation under the Act is estimated to aggregate approximately $56 million at October 31, 1999, which will be recognized as expense as payments are assessed. The expense recorded for such benefits was $4 million in 1999 and 1998 and $7 million in 1997.

   In addition to the company's defined benefit pension plans, the company and certain of its subsidiaries provide health care and life insurance benefits for certain retired employees. The health care and life insurance plans are generally contributory, with retiree contributions adjusted annually. Service costs are accrued currently. The accumulated postretirement benefit obligation at October 31, 1999 and 1998 was determined in accordance with the current terms of the company's health care plans, together with relevant actuarial assumptions and health care cost trend rates projected at annual rates ranging from 7.8 percent in 2000 down to

                               FLUOR CORPORATION

5 percent in 2004 and beyond. The effect of a one percent annual increase in these assumed cost trend rates would increase the accumulated postretirement benefit obligation and the aggregate of the annual service and interest costs by approximately $11.8 million and $1.7 million, respectively. The effect of a one percent annual decrease in these assumed cost trend rates would decrease the accumulated postretirement benefit obligation and the aggregate of the annual service and interest costs by approximately $8.9 million and $2.5 million, respectively.

   Net periodic postretirement benefit cost includes the following components:

                                                               Year Ended
                                                              October 31,
                                                          ----------------------
                                                           1999    1998    1997
                                                          ------  ------  ------
                                                             (in thousands)
     Service cost........................................ $3,850  $3,506  $3,107
     Interest cost.......................................  5,724   5,820   6,338
     Expected return on assets...........................    --      --      --
     Amortization of prior service cost..................    140     124     --
     Recognized net actuarial (gain) loss................   (458)   (595)    142
                                                          ------  ------  ------
       Net periodic postretirement benefit cost.......... $9,256  $8,855  $9,587
                                                          ======  ======  ======

   The following table sets forth the change in benefit obligation of the company's postretirement benefit plans:

                                                             At October 31,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
                                                             (in thousands)
     Change in postretirement benefit obligation
       Benefit obligation at beginning of year............. $ 93,975  $ 86,187
       Service cost........................................    3,850     3,506
       Interest cost.......................................    5,724     5,820
       Employee contributions..............................      270       269
       Actuarial (gain) loss...............................  (15,303)    2,473
       Benefits paid.......................................   (4,655)   (4,280)
                                                            --------  --------
         Benefit obligation at end of year................. $ 83,861  $ 93,975
                                                            ========  ========
     Funded status......................................... $(83,861) $(93,975)
     Unrecognized net actuarial (gain) loss................  (11,650)    3,195
     Unrecognized prior service cost.......................    1,776     1,916
                                                            --------  --------
         Accrued postretirement benefit obligation......... $(93,735) $(88,864)
                                                            ========  ========

   The discount rate used in determining the postretirement benefit obligation was 7.75 percent and 6.75 percent at October 31, 1999 and 1998, respectively.

   The preceding information does not include amounts related to benefit plans applicable to employees associated with certain contracts with the U.S. Department of Energy because the company is not responsible for the current or future funded status of these plans.

                               FLUOR CORPORATION

Fair Value of Financial Instruments

   The estimated fair value of the company's financial instruments are as follows:

                                               Year Ended October 31,
                                         ------------------------------------
                                               1999               1998
                                         -----------------  -----------------
                                         Carrying   Fair    Carrying   Fair
                                          Amount   Value     Amount   Value
                                         -------- --------  -------- --------
                                                   (in thousands)
     Assets:
       Cash and cash equivalents........ $209,614 $209,614  $340,544 $340,544
       Notes receivable including
        noncurrent portion..............   47,444   54,387    41,854   48,953
       Long-term investments............   60,609   72,667    59,734   76,064
     Liabilities:
       Commercial paper, loan notes and
        notes payable...................  247,911  247,911   430,508  430,508
       Long-term debt including current
        portion.........................  317,555  312,580   300,604  319,654
       Other noncurrent financial
        liabilities.....................    9,789    9,789     8,486    8,486
     Off-balance sheet financial
      instruments:
       Forward contracts to purchase
        common stock....................      --   (21,170)      --   (18,793)
       Foreign currency contract
        obligations.....................      --    (1,311)      --     1,964
       Letters of credit................      --       546       --       720
       Lines of credit..................      --       965       --     1,077

   Fair values were determined as follows:

   The carrying amounts of cash and cash equivalents, short-term notes receivable, commercial paper, loan notes and notes payable approximate fair value because of the short-term maturity of these instruments.

   Long-term investments are based on quoted market prices for these or similar instruments. Long-term notes receivable are estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.

   The fair value of long-term debt, including current portion, is estimated based on quoted market prices for the same or similar issues or on the current rates offered to the company for debt of the same maturities.

   Other noncurrent financial liabilities consist primarily of deferred payments, for which cost approximates fair value.

   Forward contracts to purchase common stock are based on the estimated cost to terminate or settle the obligation.

   Foreign currency contract obligations are estimated by obtaining quotes from brokers.

   Letters of credit and lines of credit amounts are based on fees currently charged for similar agreements or on the estimated cost to terminate or settle the obligations.

                               FLUOR CORPORATION

Financing Arrangements

   The company has unsecured committed revolving short- and long-term lines of credit with banks from which it may borrow for general corporate purposes up to a maximum of $600 million. Commitment and facility fees are paid on these lines. In addition, the company has $1.0 billion in short-term uncommitted lines of credit to support letters of credit, foreign currency contracts and loan notes. Borrowings under both committed and uncommitted lines of credit bear interest at prime or rates based on the London Interbank Offered Rate ("LIBOR"), domestic certificates of deposit or other rates which are mutually acceptable to the banks and the company. At October 31, 1999, no amounts were outstanding under the committed lines of credit. As of that date, $235 million of the short-term uncommitted lines of credit were used to support undrawn letters of credit and foreign currency contracts issued in the ordinary course of business and $16 million were used for outstanding loan notes.

   The company had $114 million and $245 million in unsecured commercial paper outstanding at October 31, 1999 and 1998, respectively. The commercial paper was issued at a discount with a weighted-average effective interest rate of 5.9 percent at October 31, 1999 and 5.3 percent at October 31, 1998.

   At October 31, 1999 the company had a $113 million note payable to an affiliated entity. The note is due on demand and bears interest at the rate of
5.41 percent as of October 31, 1999.

   Long-term debt comprises:

                                                               At October 31,
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
                                                               (in thousands)
     6.95% Senior Notes due March 1, 2007...................  $300,000 $300,000
     Other bonds and notes..................................    17,555      604
                                                              -------- --------
                                                               317,555  300,604
     Less: Current portion..................................       --       176
                                                              -------- --------
     Long-term debt due after one year......................  $317,555 $300,428
                                                              ======== ========

   In March 1997, the company issued $300 million of 6.95% Senior Notes (the Notes) due March 1, 2007 with interest payable semiannually on March 1 and September 1 of each year, commencing September 1, 1997. The Notes were sold at a discount for an aggregate price of $296.7 million. The Notes are redeemable, in whole or in part, at the option of the company at any time at a redemption price equal to the greater of (i) 100 percent of the principal amount of the Notes or (ii) as determined by a Quotation Agent as defined in the offering prospectus.

   Included in other bonds and notes are $18 million of 5.625% municipal bonds issued in July 1999. The bonds are due June 1, 2019 with interest payable semiannually on June 1 and December 1 of each year, commencing December 1, 1999. The bonds are redeemable, in whole or in part, at the option of the company at a redemption price ranging from 100 percent to 102 percent of the principal amount of the bonds on or after June 1, 2009. In addition, the bonds are subject to other redemption clauses, at the option of the holder, should certain events occur, as defined in the offering prospectus.

Other Noncurrent Liabilities

   The company maintains appropriate levels of insurance for business risks. Insurance coverages contain various deductible amounts for which the company provides accruals based on the aggregate of the liability for

                               FLUOR CORPORATION
reported claims and an actuarially determined estimated liability for claims incurred but not reported. Other noncurrent liabilities include $61 million and $64 million at October 31, 1999 and 1998, respectively, relating to these liabilities.

Stock Plans

   The company's executive stock plans, approved by the shareholders, provide for grants of nonqualified or incentive stock options, restricted stock awards and stock appreciation rights ("SARS"). All executive stock plans are administered by the Organization and Compensation Committee of the Board of Directors ("Committee") comprised of outside directors, none of whom are eligible to participate in the plans. Option grant prices are determined by the Committee and are established at the fair value of the company's common stock at the date of grant. Options and SARS normally extend for 10 years and become exercisable over a vesting period determined by the Committee, which can include accelerated vesting for achievement of performance or stock price objectives. During 1998, the company issued 1,696,420 options and 1,502,910 SARS that vest over three to four year periods and expire in five years. The majority of these awards have accelerated vesting provisions based on the price of the company's stock. Additionally, 58,000 and 189,075 nonqualified stock options were issued during 1999 and 1998, respectively, and 10,925 incentive stock options were issued during 1998, with 20 percent to 25 percent vesting upon issuance and the remaining awards vesting in installments of 20 percent to 25 percent per year commencing one year from the date of grant.

   Restricted stock awards issued under the plans provide that shares awarded may not be sold or otherwise transferred until restrictions have lapsed or performance objectives have been attained as established by the Committee. Upon termination of employment, shares upon which restrictions have not lapsed must be returned to the company. Restricted stock issued under the plans totaled 197,257 shares, 4,500 shares and 186,390 shares in 1999, 1998 and 1997, respectively.

   As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the company has elected to continue following the guidance of APB Opinion No. 25, "Accounting for Stock Issued to Employees," for measurement and recognition of stock-based transactions with employees. Recorded compensation cost for these plans totaled $8 million in 1999. During 1998, the company recognized a net credit of $9 million for performance-based stock plans. This amount includes $10 million of expenses accrued in prior years which were reversed in 1998 as a result of not achieving prescribed performance targets. Compensation cost recognized for such plans totaled less than $1 million in 1997. Under APB Opinion No. 25, no compensation cost is recognized for the option plans where vesting provisions are based only on the passage of time. Had the company recorded compensation expense using the accounting method recommended by SFAS No. 123, net earnings and diluted earnings per share would have been reduced to the pro forma amounts as follows:

                                                       Year Ended October 31,
                                                     --------------------------
                                                       1999     1998     1997
                                                     -------- -------- --------
                                                           (in thousands,
                                                     except per share amounts)
     Net earnings
       As Reported.................................. $104,187 $235,344 $146,187
       Pro Forma....................................   95,297  218,958  143,663
     Diluted earnings per share
       As Reported.................................. $   1.37 $   2.97 $   1.75
       Pro Forma....................................     1.26     2.77     1.72

                               FLUOR CORPORATION

   The fair value of each option grant is estimated on the date of grant by using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for new grants:

                                                            1999   1998   1997
                                                            -----  -----  -----
     Expected option lives (years).........................     6      5      6
     Risk-free interest rates..............................  4.51%  5.83%  6.30%
     Expected dividend yield...............................  1.38%  1.19%  1.15%
     Expected volatility................................... 33.76% 29.85% 24.58%

   The weighted-average fair value of options granted during 1999, 1998 and 1997 was $15, $12 and $17, respectively.

   The following table summarizes stock option activity:

                                                                Weighted Average
                                                       Stock     Exercise Price
                                                      Options      Per Share
                                                     ---------  ----------------
     Outstanding at October 31, 1996................ 4,339,378        $50
                                                     ---------        ---
     Granted........................................   114,060         61
     Expired or canceled............................  (117,404)        53
     Exercised......................................  (414,731)        39
                                                     ---------        ---
     Outstanding at October 31, 1997................ 3,921,303         51
                                                     ---------        ---
     Granted........................................ 1,898,420         36
     Expired or canceled............................  (844,664)        47
     Exercised......................................  (267,602)        37
                                                     ---------        ---
     Outstanding at October 31, 1998................ 4,707,457         47
                                                     ---------        ---
     Granted........................................ 1,079,810         43
     Expired or canceled............................  (256,145)        47
     Exercised......................................  (303,736)        35
                                                     ---------        ---
     Outstanding at October 31, 1999................ 5,227,386        $47
                                                     =========        ===

   Exercisable at:

     October 31, 1999................................................. 3,407,398
     October 31, 1998................................................. 3,210,580
     October 31, 1997................................................. 1,964,137

   At October 31, 1999, there are 1,089,902 shares available for future grant. Available for grant includes shares which may be granted as either stock options or restricted stock, as determined by the Committee under the 1996 and 1988 Fluor Executive Stock Plans.

   At October 31, 1999, there are 5,227,386 options outstanding with exercise prices between $35 and $68, with a weighted-average exercise price of $47 and a weighted-average remaining contractual life of 5.7 years; 3,407,398 of these options are exercisable with a weighted-average exercise price of $49.

   At October 31, 1999, 3,674,875 of the 5,227,386 options outstanding have exercise prices between $35 and $49, with a weighted-average exercise price of $40 and a weighted-average remaining contractual life of 5.3 years; 2,010,480 of these options are exercisable with a weighted-average exercise price of $41. The

                               FLUOR CORPORATION
remaining 1,552,511 outstanding options have exercise prices between $50 and $68, with a weighted-average exercise price of $61 and a weighted-average remaining contractual life of 6.4 years; 1,396,918 of these options are exercisable with a weighted-average exercise price of $61.

Lease Obligations

   Net rental expense amounted to approximately $98 million, $92 million and $93 million in 1999, 1998 and 1997, respectively. The company's lease obligations relate primarily to office facilities, equipment used in connection with long-term construction contracts and other personal property.

   During 1998, the company entered into a $100 million operating lease facility to fund the construction cost of its corporate headquarters and engineering center. The facility expires in 2004. Lease payments are calculated based on LIBOR plus approximately 0.35 percent. The lease contains an option to purchase these properties during the term of the lease and contains a residual value guarantee of $82 million. In addition, during 1999 the company entered into a similar transaction to fund construction of its Calgary office. The total commitment under this transaction is approximately $25 million.

   The company's obligations for minimum rentals under noncancelable leases are as follows:

     At October 31,
     --------------                                               (in thousands)
     2000........................................................    $46,358
     2001........................................................     43,531
     2002........................................................     38,140
     2003........................................................     34,595
     2004........................................................     22,264
     Thereafter..................................................     62,067

Contingencies and Commitments

   The company and certain of its subsidiaries are involved in litigation in the ordinary course of business. The company and certain of its engineering and construction subsidiaries are contingently liable for commitments and performance guarantees arising in the ordinary course of business. Claims arising from engineering and construction contracts have been made against the company by clients, and the company has made certain claims against clients for costs incurred in excess of the current contract provisions. The company does not expect that the foregoing matters will have a material adverse effect on its consolidated financial position or results of operations.

   Disputes have arisen between a Fluor Daniel subsidiary and its client, Anaconda Nickel, which primarily relate to the process design of the Murrin Murrin Nickel Cobalt project located in Western Australia. Both parties have initiated the dispute resolution process under the contract. Results for the year ended October 31, 1999 for the Fluor Daniel segment include a provision totaling $84 million for the alleged process design problems. If and to the extent that these problems are ultimately determined to be the responsibility of the company, the company anticipates recovering a substantial portion of this amount from available insurance and, accordingly, has also recorded $64 million in expected insurance recoveries. The company vigorously disputes and denies Anaconda's allegations of inadequate process design.

   Financial guarantees, made in the ordinary course of business on behalf of clients and others in certain limited circumstances, are entered into with financial institutions and other credit grantors and generally obligate the company to make payment in the event of a default by the borrower. Most arrangements require the borrower to pledge collateral in the form of property, plant and equipment which is deemed adequate to

                               FLUOR CORPORATION
recover amounts the company might be required to pay. As of October 31, 1999, the company had extended financial guarantees on behalf of certain clients and other unrelated third parties totaling approximately $29 million.

   In connection with its 1997/1998 share repurchase program, the company entered into a forward purchase contract for 1,850,000 shares of its common stock at a price of $49 per share. The contract matures in October 2000 and gives the company the ultimate choice of settlement option, either physical settlement or net share settlement. As of October 31, 1999, the contract settlement cost per share exceeded the current market price per share by $11.44.

   Although the ultimate choice of settlement option resides with the company, if the price of the company's common stock falls to certain levels, as defined in the contract, the holder of the contract has the right to require the company to settle the contract.

   The company's operations are subject to and affected by federal, state and local laws and regulations regarding the protection of the environment. The company maintains reserves for potential future environmental costs where such obligations are either known or considered probable, and can be reasonably estimated.

   On October 20, 1999, the U.S. District Court for the Southern District of West Virginia issued an injunction which prohibits the construction of valley fills over both intermittent and perennial stream segments as a part of mining operations. While Massey is not a party to this litigation, virtually all mining operations, including Massey, utilize valley fills to dispose of excess materials. This decision is now under appeal to the Fourth Circuit Court of Appeals and the District Court has issued a stay of its decision pending the outcome of the appeal. Based upon the current state of the appeal, the company does not believe that Massey mining operations will be materially affected during the pendency of the appeal. If and to the extent that the District Court's decision is upheld and legislation is not passed which limits the impact of the decision, then all or a portion of Massey's mining operations could be affected. The potential impact to Massey arising from this proceeding is not currently estimable.

   The company believes, based upon present information available to it, that its reserves with respect to future environmental costs are adequate and such future costs will not have a material effect on the company's consolidated financial position, results of operations or liquidity. However, the imposition of more stringent requirements under environmental laws or regulations, new developments or changes regarding site cleanup costs or the allocation of such costs among potentially responsible parties, or a determination that the company is potentially responsible for the release of hazardous substances at sites other than those currently identified, could result in additional expenditures, or the provision of additional reserves in expectation of such expenditures.

Operations by Business Segment and Geographical Area

   In the fourth quarter of 1999, the company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). The statement establishes new standards for the way that business enterprises report information about operating segments as well as the related disclosures about products and services, geographical areas and major customers. The adoption of SFAS No. 131 did not affect the consolidated results of operations or financial position of the company, but did affect the business segments that are disclosed. Prior year disclosures have been restated to conform to the new basis of reporting.

   Fluor Daniel consists of five business units: Chemicals & Life Sciences; Oil, Gas and Power; Mining; Manufacturing; and Infrastructure. These units provide design, engineering, procurement and construction

                               FLUOR CORPORATION
services on a worldwide basis to an extensive range of industrial, commercial, utility, natural resources and energy clients. The types of services provided by Fluor Daniel include: feasibility studies, conceptual design, detail engineering, procurement, project and construction management and construction.

   Fluor Global Services consists of six business units: American Equipment Company; TRS Staffing Solutions; Fluor Federal Services; Telecommunications; Operations & Maintenance; and Consulting Services. These units provide a variety of services to clients in a wide range of industries. The types of services provided by Fluor Global Services include: equipment sales, leasing, services and outsourcing for construction and industrial needs; temporary technical and non-technical staffing specializing in technical, professional and administrative personnel; services to the United States government; repair, renovation, replacement, predictive and preventative services to commercial and industrial facilities; and productivity consulting services and maintenance management to the manufacturing and process industries.

   Massey Coal is a single business unit which produces, processes and sells high-quality, low-sulfur steam coal to the utility industry as well as industrial customers, and metallurgical coal for the steel industry.

   Fluor Signature Services is a single business unit established primarily to provide traditional business services and business infrastructure support to the company. Ultimately, such services may be marketed to external customers. Although operations for this segment did not start until November 1, 1999, historical total asset data has been presented for information purposes only.

   The reportable segments follow the same accounting policies as those described in the summary of major accounting policies. Management evaluates a segment's performance based upon operating profit and operating return on assets. Intersegment revenues are insignificant. The company incurs costs and expenses and holds certain assets at the corporate level which relate to its business as a whole. Certain of these amounts have been charged to the company's business segments by various methods, largely on the basis of usage.

   Engineering services for international projects are often performed within the United States or a country other than where the project is located. Revenues associated with these services have been classified within the geographic area where the work was performed.

                               FLUOR CORPORATION

Operating Information by Segment

                                               Fluor            Fluor
                                       Fluor   Global  Massey Signature
                                      Daniel  Services  Coal  Services   Total
                                      ------- -------- ------ --------- -------
                                                    (in millions)
     1999
     External revenues..............  $ 8,403  $2,931  $1,083   $ --    $12,417
     Depreciation, depletion and
      amortization..................       61      90     167     --        318
     Operating profit before special
      provision.....................      160      92     147     --        399
     Total assets...................    1,017   1,041   1,956     454     4,468
     Capital expenditures...........  $    51  $  226  $  227   $ --    $   504

     1998
     External revenues..............  $ 9,736  $2,642  $1,127   $ --    $13,505
     Depreciation, depletion and
      amortization..................       67      72     150     --        289
     Operating profit...............      161      81     173     --        415
     Total assets...................    1,270     968   1,801     465     4,504
     Capital expenditures...........  $    91  $  214  $  296   $ --    $   601

     1997
     External revenues..............  $10,180  $3,038  $1,081   $ --    $14,299
     Depreciation, depletion and
      amortization..................       68      49     131     --        248
     Operating profit...............       70      52     155     --        277
     Total assets...................    1,259     894   1,619     509     4,281
     Capital expenditures...........  $    83  $  116  $  267   $ --    $   466

Reconciliation of Segment Information to Consolidated Amounts

                                                        1999    1998    1997
                                                       ------  ------  ------
                                                          (in millions)
     OPERATING PROFIT
     Total segment operating profit before special
      provision....................................... $  399  $  415  $  277
     Special provision................................   (117)    --      --
     Corporate administrative and general expense.....    (55)    (23)    (13)
     Interest (expense) income, net...................    (33)    (24)     (8)
     Other items, net.................................     (8)     (5)     (1)
                                                       ------  ------  ------
       Earnings before taxes.......................... $  186  $  363  $  255
                                                       ======  ======  ======

                                                        1999    1998    1997
                                                       ------  ------  ------
                                                          (in millions)
     TOTAL ASSETS
     Total assets for reportable segments............. $4,468  $4,504  $4,281
     Cash, cash equivalents and marketable
      securities......................................    210     341     309
     Other items, net.................................    208     174      95
                                                       ------  ------  ------
       Total assets................................... $4,886  $5,019  $4,685
                                                       ======  ======  ======

                               FLUOR CORPORATION

Enterprise-Wide Disclosures

                                         Revenues             Total Assets
                                  ----------------------- --------------------
                                   1999    1998    1997    1999   1998   1997
                                  ------- ------- ------- ------ ------ ------
                                                 (in millions)
     United States*.............. $ 7,139 $ 8,324 $ 9,347 $3,995 $4,082 $3,789
     Europe......................   1,228   1,196   1,420    196    255    225
     Central and South America...     825   1,242   1,110    221    256    210
     Asia Pacific (includes
      Australia).................   1,575   1,435   1,545    265    252    315
     Middle East and Africa......     795     993     549     68     77     78
     Canada......................     855     315     328    141     97     68
                                  ------- ------- ------- ------ ------ ------
                                  $12,417 $13,505 $14,299 $4,886 $5,019 $4,685
                                  ======= ======= ======= ====== ====== ======

--------
* Includes export revenues to unaffiliated customers of $1.6 billion in 1999, $1.5 billion in 1998 and $1.8 billion in 1997.

                               FLUOR CORPORATION

                        QUARTERLY RESULTS OF OPERATIONS

   The following table sets forth unaudited quarterly results for the 11 quarters ended July 31, 2000. The data set forth below have been derived from unaudited consolidated financial statements of Fluor Corporation and have been prepared on the same basis as Fluor Corporation's audited Consolidated Financial Statements and Notes thereto contained in this Proxy Statement, and, in the opinion of management, include all adjustments necessary for a fair presentation of such data for the periods presented. The data should be read in conjunction with the audited Consolidated Financial Statements and notes appearing elsewhere in this Proxy Statement. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                   Fiscal Quarter Ended
                   ------------------------------------------------------------------------------------------------------------
                   January 31, April 30, July 31, October 31, January 31, April 30,  July 31, October 31, January 31, April 30,
                      1998       1998      1998      1998        1999      1999(1)     1999     1999(1)      2000      2000(1)
                   ----------- --------- -------- ----------- ----------- ---------  -------- ----------- ----------- ---------
                                                         (in millions, except per share amounts)
Revenues.........   $3,399.0   $3,282.1  $3,528.9  $3,294.8    $3,384.1   $3,091.3   $3,069.4  $2,872.6    $2,998.5   $2,557.8
Cost of
 revenues........    3,309.3    3,184.9   3,422.0   3,179.3     3,291.2    3,001.2    2,967.6   2,766.7     2,897.8    2,480.0
Special
 provision.......        --         --        --        --          --       136.5        --      (19.3)        --       (17.9)
Earnings (loss)
 before taxes....       84.5       83.7      96.2      98.3        74.9      (64.5)      73.5     101.7        74.1       73.0
Net earnings
 (loss)..........       54.8       54.3      62.4      63.8        51.1      (72.9)      50.2      75.8        52.3       51.0
Earnings (loss)
 per share
 Basic...........       0.66       0.67      0.81      0.85        0.68      (0.97)      0.67      1.01        0.69       0.68
 Diluted.........   $   0.66   $   0.67  $   0.81  $   0.84    $   0.68   $  (0.97)  $   0.66  $   1.00    $   0.69   $   0.66
                    ========   ========  ========  ========    ========   ========   ========  ========    ========   ========
                   July 31,
                     2000
                   --------
Revenues.........  $2,902.7
Cost of
 revenues........   2,830.1
Special
 provision.......       --
Earnings (loss)
 before taxes....      47.3
Net earnings
 (loss)..........      33.3
Earnings (loss)
 per share
 Basic...........      0.44
 Diluted.........  $   0.44
                   ========

--------
(1) In March 1999, Fluor Corporation announced a new strategic direction, including a reorganization of the operating units and administrative functions of its engineering and construction segment. In connection with this reorganization, Fluor Corporation recorded a pre-tax charge of $136.5 million to cover direct and other reorganization related costs. In October 1999 and April 2000, Fluor Corporation reversed into earnings $19.3 million and $17.9 million, respectively, due to changes in Fluor Corporation's reorganization plans.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholder of Massey Energy Company

   We have audited the accompanying combined balance sheets of Massey Energy Company (see Note 1) as of October 31, 1999 and 1998, and the related combined statements of earnings, cash flows, and shareholder's equity for each of the three years in the period ended October 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Massey Energy Company at October 31, 1999 and 1998, and the combined results of its operations and its cash flows for each of the three years in the period ended October 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Richmond, Virginia
August 21, 2000

                             MASSEY ENERGY COMPANY

                        COMBINED STATEMENTS OF EARNINGS
                    (In Thousands, Except Per Share Amounts)

                             Nine Months Ended
                                 July 31,              Year Ended October 31,
                          ----------------------- ----------------------------------
                             2000        1999        1999        1998        1997
                          ----------- ----------- ----------  ----------  ----------
                          (Unaudited) (Unaudited)
Net sales...............   $792,461    $790,121   $1,076,059  $1,121,136  $1,077,928
Other revenue...........     51,603      31,470       38,393      32,818      31,870
                           --------    --------   ----------  ----------  ----------
    Total revenue.......    844,064     821,591    1,114,452   1,153,954   1,109,798
                           --------    --------   ----------  ----------  ----------
Costs and expenses
  Cost of sales.........    600,456     572,770      774,820     805,771     801,350
  Depreciation,
   depletion and
   amortization.........    126,043     124,863      167,558     150,459     131,294
  Selling, general and
   administrative.......     21,944      24,584       32,696      27,584      22,388
                           --------    --------   ----------  ----------  ----------
    Total costs and
     expenses...........    748,443     722,217      975,074     983,814     955,032
                           --------    --------   ----------  ----------  ----------
Income from operations..     95,621      99,374      139,378     170,140     154,766
Interest income.........     19,768      10,449       14,426      16,073      17,522
Interest expense........       (192)       (703)        (803)       (514)       (534)
                           --------    --------   ----------  ----------  ----------
Earnings before taxes...    115,197     109,120      153,001     185,699     171,754
Income tax expense......     38,122      34,633       49,561      57,403      52,761
                           --------    --------   ----------  ----------  ----------
    Net earnings........   $ 77,075    $ 74,487   $  103,440  $  128,296  $  118,993
                           ========    ========   ==========  ==========  ==========
Pro forma earnings per
 share (unaudited)
  Basic.................   $   1.04    $   1.01   $     1.40  $     1.74  $     1.61
                           ========    ========   ==========  ==========  ==========
  Diluted...............   $   1.04    $   1.01   $     1.40  $     1.74  $     1.61
                           ========    ========   ==========  ==========  ==========
Shares used to calculate
 pro forma earnings per
 share
  Basic.................     73,819      73,819       73,819      73,819      73,819
                           ========    ========   ==========  ==========  ==========
  Diluted...............     73,820      73,825       73,826      73,826      73,829
                           ========    ========   ==========  ==========  ==========


                  See Notes to Combined Financial Statements.

                             MASSEY ENERGY COMPANY

                            COMBINED BALANCE SHEETS
                           (In Thousands of Dollars)

                                                            At October 31,
                                            At July 31,  ----------------------
                                               2000         1999        1998
                                            -----------  ----------  ----------
                                            (Unaudited)
                  ASSETS
                  ------
Current Assets
  Cash and cash equivalents................ $    5,065   $    8,051  $    3,651
  Trade and other accounts receivable......    168,232      141,480     134,827
  Inventories..............................     92,131       91,723      71,634
  Deferred taxes...........................      7,468        8,666       9,673
  Prepaid expenses and other...............     53,073       36,724      29,146
                                            ----------   ----------  ----------
    Total current assets...................    325,969      286,644     248,931
Net Property, Plant and Equipment..........  1,548,601    1,508,728   1,448,836
Noncurrent Assets
  Pension assets...........................     63,677       55,908      48,729
  Other....................................    148,494      128,717      90,441
                                            ----------   ----------  ----------
    Total noncurrent assets................    212,171      184,625     139,170
                                            ----------   ----------  ----------
    Total assets........................... $2,086,741   $1,979,997  $1,836,937
                                            ==========   ==========  ==========

   LIABILITIES AND SHAREHOLDER'S EQUITY
   ------------------------------------

Current Liabilities
  Accounts payable, principally trade...... $   95,412   $  109,826  $   74,505
  Notes payable and bank overdrafts........     16,317       50,360      65,831
  Payroll and employee benefits............     22,914       29,115      31,937
  Income taxes payable.....................     12,848       10,025      21,365
  Other current liabilities................     50,165       43,393      51,272
                                            ----------   ----------  ----------
    Total current liabilities..............    197,656      242,719     244,910
Noncurrent Liabilities
  Deferred taxes...........................    247,386      226,062     184,660
  Other....................................    250,572      233,823     226,141
                                            ----------   ----------  ----------
    Total noncurrent liabilities...........    497,958      459,885     410,801

Contingencies and Commitments

Shareholder's Equity
  Net investment by Fluor Corporation......  1,646,048    1,557,809   1,446,630
  Due from Fluor Corporation...............   (254,921)    (280,416)   (265,404)
                                            ----------   ----------  ----------
    Total shareholder's equity.............  1,391,127    1,277,393   1,181,226
                                            ----------   ----------  ----------
    Total liabilities and shareholder's
     equity................................ $2,086,741   $1,979,997  $1,836,937
                                            ==========   ==========  ==========

                  See Notes to Combined Financial Statements.

                             MASSEY ENERGY COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS
                           (In Thousands of Dollars)

                            Nine Months Ended
                                July 31,            Year Ended October 31,
                         ----------------------- -------------------------------
                            2000        1999       1999       1998       1997
                         ----------- ----------- ---------  ---------  ---------
                         (Unaudited) (Unaudited)
Cash Flows From
 Operating Activities
Net earnings...........   $  77,075   $  74,487  $ 103,440  $ 128,296  $ 118,993
Adjustments to
 reconcile net earnings
 to cash provided by
 operating activities:
  Depreciation,
   depletion and
   amortization........     126,043     124,863    167,558    150,459    131,294
  Deferred taxes.......      22,522      24,586     42,409     32,683     20,326
  Gain on disposal of
   assets..............     (26,108)    (11,178)    (8,982)    (4,555)   (15,865)
  Changes in operating
   assets and
   liabilities,
   excluding effects of
   business
   (Increase) decrease
    in accounts
    receivable.........     (26,752)      1,662     (6,653)     7,941      1,362
   (Increase) decrease
    in inventories.....        (408)    (14,223)   (20,089)     1,858    (22,764)
   Increase in prepaid
    expenses and other
    current assets.....     (16,349)     (1,831)    (7,578)   (10,374)    (2,818)
   Increase in pension
    and other assets...     (27,546)    (27,883)   (36,733)   (23,841)   (17,011)
   Increase (decrease)
    in accounts payable
    and bank
    overdrafts.........     (48,733)    (55,639)    19,850     (4,588)    31,095
   Increase (decrease)
    in accrued income
    taxes..............       2,823      (7,723)   (11,340)     1,722         77
   Increase (decrease)
    in other accrued
    liabilities........       1,031      (9,002)   (10,007)     3,035      1,565
   Increase in other
    non-current
    liabilities........      17,027       7,560      4,609      2,873      9,417
                          ---------   ---------  ---------  ---------  ---------
     Cash provided by
      operating
      activities.......     100,625     105,679    236,484    285,509    255,671
                          ---------   ---------  ---------  ---------  ---------
Cash Flows From
 Investing Activities
  Capital
   expenditures........    (169,168)   (175,386)  (230,001)  (307,898)  (305,220)
  Proceeds from sale of
   assets..............      29,360       6,800      6,437     25,549     20,291
                          ---------   ---------  ---------  ---------  ---------
     Cash utilized by
      investing
      activities.......    (139,808)   (168,586)  (223,564)  (282,349)  (284,929)
                          ---------   ---------  ---------  ---------  ---------
Cash Flows From
 Financing Activities
  Decrease (increase)
   in amount due from
   Fluor...............      25,495      65,802    (15,012)   (14,238)    30,618
  Equity contributions
   from Fluor..........      11,164       5,278      7,739     12,335        --
  Other, net...........        (462)       (801)    (1,247)    (1,189)    (1,057)
                          ---------   ---------  ---------  ---------  ---------
     Cash provided
      (utilized) by
      financing
      activities.......      36,197      70,279     (8,520)    (3,092)    29,561
                          ---------   ---------  ---------  ---------  ---------
(Decrease) increase in
 cash and cash
 equivalents...........      (2,986)      7,372      4,400         68        303
Cash and cash
 equivalents at
 beginning of period...       8,051       3,651      3,651      3,583      3,280
                          ---------   ---------  ---------  ---------  ---------
Cash and cash
 equivalents at end of
 period................   $   5,065   $  11,023  $   8,051  $   3,651  $   3,583
                          =========   =========  =========  =========  =========
Supplemental disclosure
 of cash flow
 information
  Cash paid during the
   period for income
   taxes...............   $  12,730   $  17,769  $  18,492  $  21,736  $  27,654
                          =========   =========  =========  =========  =========

                  See Notes to Combined Financial Statements.

                             MASSEY ENERGY COMPANY

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
                           (In Thousands of Dollars)

                                             Net
                                         Investment   Due From       Total
                                          by Fluor      Fluor    Shareholder's
                                         Corporation Corporation    Equity
                                         ----------- ----------- -------------
   Balance at October 31, 1996.......... $1,187,006   $(281,784)  $  905,222
   Net earnings.........................    118,993                  118,993
   Net change in amount due from Fluor
    Corporation.........................                 30,618       30,618
                                         ----------   ---------   ----------
   Balance at October 31, 1997..........  1,305,999    (251,166)   1,054,833
   Net earnings.........................    128,296                  128,296
   Capital contributions................     12,335                   12,335
   Net change in amount due from Fluor
    Corporation.........................                (14,238)     (14,238)
                                         ----------   ---------   ----------
   Balance at October 31, 1998..........  1,446,630    (265,404)   1,181,226
   Net earnings.........................    103,440                  103,440
   Capital contributions................      7,739                    7,739
   Net change in amount due from Fluor
    Corporation.........................                (15,012)     (15,012)
                                         ----------   ---------   ----------
   Balance at October 31, 1999..........  1,557,809    (280,416)   1,277,393
   Net earnings (unaudited).............     77,075                   77,075
   Capital contributions (unaudited)....     11,164                   11,164
   Net change in amount due from Fluor
    Corporation (unaudited).............                 25,495       25,495
                                         ----------   ---------   ----------
   Balance at July 31, 2000
    (unaudited)......................... $1,646,048   $(254,921)  $1,391,127
                                         ==========   =========   ==========


                  See Notes to Combined Financial Statements.

                             MASSEY ENERGY COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. Major Accounting Policies

Basis of Presentation

   The accompanying combined financial statements of Massey Energy Company (Massey Energy or the Company) include the accounts of A. T. Massey Coal Company Inc. (A. T. Massey) and its subsidiaries, and Appalachian Synfuel LLC (Appalachian). A. T. Massey and Appalachian are 100% controlled by Fluor Corporation (Fluor) through wholly owned subsidiaries and partnership interests. All significant intercompany transactions and accounts have been eliminated.

   On June 7, 2000, the Board of Directors of Fluor approved a transaction to separate Fluor into two independent entities--"new" Fluor and Massey Energy. The transaction will be effected by a spin-off to Fluor shareholders through a tax-free distribution. At the time of the spin-off Fluor shareholders will retain their existing Fluor stock, which will become Massey Energy shares, and will be issued an equal number of shares of "new" Fluor. The transaction is subject to shareholder approval, ability to obtain expected capital structure and a favorable ruling from the IRS.

   These Combined Financial Statements may not necessarily be indicative of the results of operations, financial position and cash flows of Massey Energy in the future or had it operated as a separate independent company during the periods presented. The Combined Financial Statements do not reflect any changes that may occur in the financing and operations of Massey Energy as a result of the above transaction.

Use of Estimates

   The preparation of the financial statements of the Company in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates.

Cash and Cash Equivalents

   Securities with maturities of 90 days or less at the date of purchase are classified as cash equivalents.

Revenue Recognition

   Coal sales are generally recognized when coal is loaded onto transportation vehicles for shipment to customers. For domestic sales, this generally occurs when coal is loaded at the mine or at off-site storage locations. For export sales, this generally occurs when coal is loaded onto marine vessels at terminal locations.

Property, Plant and Equipment

   Property, plant and equipment is carried at cost and comprises:

                                                           At October 31,
                                           At July 31,  ----------------------
                                              2000         1999        1998
                                           -----------  ----------  ----------
                                           (Unaudited)
                                                    (in thousands)
   Land, buildings and equipment.........  $1,548,331   $1,479,784  $1,373,427
   Mining properties and mineral rights..     581,157      566,492     553,333
   Mine development......................     349,678      292,473     235,645
                                           ----------   ----------  ----------
                                            2,479,166    2,338,749   2,162,405
   Less accumulated depreciation,
    depletion and amortization...........    (930,565)    (830,021)   (713,569)
                                           ----------   ----------  ----------
     Net property, plant and equipment...  $1,548,601   $1,508,728  $1,448,836
                                           ==========   ==========  ==========

                             MASSEY ENERGY COMPANY

   Expenditures which extend the useful lives of existing building and equipment are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. Coal exploration costs are expensed as incurred. Development costs applicable to the opening of new coal mines and certain mine expansion projects are capitalized. When properties are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is credited or charged to income.

   Depreciation of buildings and equipment, including assets leased under capital leases, is calculated on the straight-line method over their estimated useful lives or lease terms, generally ranging from 3 to 50 years. Depletion of mining properties and mineral rights and amortization of mine development costs are computed using the units-of-production method over the estimated recoverable tons.

Reclamation

   The Company accrues for post-mining reclamation costs, as coal is mined, on a unit of production basis over the estimated recoverable tons. Accrued reclamation costs are regularly reviewed by management and are revised for changes in future estimated costs and regulatory requirements. Reclamation of disturbed acreage is performed as a normal part of the mining process.

Impairment of Long-Lived Assets

   Impairment of long-lived assets is recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value. The carrying value of the assets is then reduced to their estimated fair value which is usually measured based on an estimate of future discounted cash flows.

Advance Mining Royalties

   Leases which require minimum annual or advance payments and are recoverable from future production are generally deferred and charged to expense as the coal is subsequently produced.

Black Lung Benefits

   Coal mining subsidiaries are obligated to pay coal workers' pneumoconiosis (black lung) benefits to eligible recipients with respect to claims awarded on or after July 1, 1973. Charges are being made to operations as determined by independent actuaries.

Income Taxes

   Income tax expense was calculated as if Massey Energy filed separate tax returns. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

Pro Forma Earnings per Share (Unaudited)

   Shares used to calculate basic pro forma earnings per share is based on the number of shares expected to be outstanding at the date of the Distribution (assumed to be equal to the 75,669,076 shares of Fluor Corporation common stock outstanding on July 31, 2000). Shares used to calculate diluted earnings per share is based on the number of shares expected to be issued in the Distribution and the dilutive effect stock option and other stock-based instruments of Fluor Corporation, held by Massey employees, that will be converted to equivalent instruments in Massey Energy Company.

                             MASSEY ENERGY COMPANY

Inventories

   Purchased coal inventories are stated at the lower of cost, computed on the first-in, first-out method, or market value. Produced coal and supplies generally are stated at the lower of average cost or net realizable value.

   Inventories are comprised of:

                                                                 At October 31,
                                                     At July 31, ---------------
                                                        2000      1999    1998
                                                     ----------- ------- -------
                                                     (Unaudited)
                                                           (in thousands)
   Coal.............................................   $73,005   $72,070 $53,206
   Other............................................    19,126    19,653  18,428
                                                       -------   ------- -------
                                                       $92,131   $91,723 $71,634
                                                       =======   ======= =======

Internal Use Software

   Effective for fiscal year 1999, the Company adopted the American Institute of Certified Public Accountants' Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use." The statement requires capitalization of certain costs incurred in the development of internal-use software, including external direct material and service costs, employee payroll and payroll-related costs. All costs capitalized are amortized using the straight-line method over the estimated useful life not to exceed 7 years. Prior to the adoption of SOP 98-1, the Company capitalized only purchased software which was ready for service; all other costs were expensed as incurred. The adoption of this statement did not have a material effect on the Company's financial statements.

Concentrations of Credit Risk and Major Customers

   A. T. Massey is engaged in the production of high-quality low sulfur steam coal for the electric generating industry, as well as industrial customers and metallurgical coal for the steel industry. Steam coal sales accounted for approximately 55%, 46% and 50% of combined net sales during 1999, 1998 and 1997, respectively. Metallurgical coal sales accounted for approximately 45%, 54% and 50% of combined net sales during 1999, 1998 and 1997, respectively. During the nine month period ended July 31, 2000 steam and metallurgical coal sales accounted for approximately 60% and 40% of combined net sales, respectively, compared with 54% and 46% respectively, during the nine month period ended July 31, 1999 (unaudited).

   A. T. Massey's mining operations are conducted in eastern Kentucky, West Virginia, Virginia and Tennessee and the coal is marketed primarily in the United States.

   For the years ended October 31, 1999, 1998 and 1997, approximately 12%, 13% and 13%, respectively, of combined net sales were made to one utility customer, Duke Energy. At October 31, 1999, approximately 49% and 42% of combined trade receivables represent amounts due from utility customers and steel-producing customers, respectively, compared with 37% and 49%, respectively, as of October 31, 1998 and 36% and 53%, respectively, as of October 31, 1997. Credit is extended based on an evaluation of the customer's financial condition and generally collateral is not required.

Derivatives

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133).

                             MASSEY ENERGY COMPANY

SFAS No. 133 establishes new standards for recording derivatives in interim and annual financial statements. This statement, as amended, is effective for the Company's fiscal year 2001. Management does not anticipate that the adoption of the new statement will have a significant impact on the results of operations or the financial position of the Company.

Stock Plans

   The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for Fluor stock options granted to Massey Energy employees is measured as the excess, if any, of the quoted market price of Fluor stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost for stock appreciation rights and performance equity units is recorded based on the quoted market price of Fluor's stock at the end of the period.

2. Income Taxes

   Income tax expense (benefit) included in the Combined Statement of Earnings is as follows:

                                 Nine Months Ended
                                     July 31,         Year Ended October 31,
                              ----------------------- ------------------------
                                 2000        1999      1999     1998    1997
                              ----------- ----------- -------  ------- -------
                              (Unaudited) (Unaudited)
                                              (in thousands)
   Current:
     Federal.................   $14,645     $10,211   $ 9,048  $22,518 $31,522
     State and local.........       955        (164)   (1,896)   2,202     913
                                -------     -------   -------  ------- -------
       Total current.........    15,600      10,047     7,152   24,720  32,435
                                -------     -------   -------  ------- -------
   Deferred:
     Federal.................    20,112      22,064    36,912   29,751  16,860
     State and local.........     2,410       2,522     5,497    2,932   3,466
                                -------     -------   -------  ------- -------
       Total deferred........    22,522      24,586    42,409   32,683  20,326
                                -------     -------   -------  ------- -------
       Total income tax
        expense..............   $38,122     $34,633   $49,561  $57,403 $52,761
                                =======     =======   =======  ======= =======

   A reconciliation of U.S. statutory federal income tax expense to the Company's income tax expense on earnings is as follows:

                               Nine Months Ended
                                   July 31,          Year Ended October 31,
                            ----------------------- ---------------------------
                               2000        1999      1999      1998      1997
                            ----------- ----------- -------  --------  --------
                            (Unaudited) (Unaudited)
                                             (in thousands)
   U.S. statutory federal
    tax expense............   $40,319     $38,192   $53,550  $ 64,995  $ 60,114
   Increase (decrease) in
    taxes resulting from:
     State taxes...........     2,187       1,533     2,341     3,337     2,846
     Items without tax
      effect...............     1,941       1,656     2,487       871       --
     Depletion.............    (6,785)     (7,175)   (9,625)  (12,273)  (10,051)
     Other, net............       460         427       808       473      (148)
                              -------     -------   -------  --------  --------
       Total income tax
        expense............   $38,122     $34,633   $49,561  $ 57,403  $ 52,761
                              =======     =======   =======  ========  ========

                             MASSEY ENERGY COMPANY

   Deferred taxes reflect the tax effects of differences between the amounts recorded as assets and liabilities for financial reporting purposes and the amounts recorded for income tax purposes. The tax effects of significant temporary differences giving rise to deferred tax assets and liabilities are as follows:

                                                               October 31,
                                                July 31,   --------------------
                                                  2000       1999       1998
                                               ----------- ---------  ---------
                                               (Unaudited)
                                                       (in thousands)
Deferred tax assets:
  Accrued liabilities not currently
   deductible................................   $  42,574  $  43,959  $  47,680
  Alternative minimum tax credit
   carryforwards.............................      43,361     42,386     31,060
  Other......................................      30,313     34,299     41,866
                                                ---------  ---------  ---------
    Total deferred tax assets................     116,248    120,644    120,606
Valuation allowance for deferred tax assets..     (37,683)   (38,199)   (39,751)
                                                ---------  ---------  ---------
Deferred tax assets, net.....................      78,565     82,445     80,855
                                                ---------  ---------  ---------
Deferred tax liabilities:
  Book basis of property, equipment and other
   capital costs in excess of tax basis......    (262,300)  (247,919)  (223,991)
  Other......................................     (56,183)   (51,922)   (31,851)
                                                ---------  ---------  ---------
    Total deferred tax liabilities...........    (318,483)  (299,841)  (255,842)
                                                ---------  ---------  ---------
    Net deferred tax liabilities.............   $(239,918) $(217,396) $(174,987)
                                                =========  =========  =========

   The Company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are more likely than not to be realized. This allowance primarily relates to the deferred tax assets established for the alternative minimum tax credits. These credits can be carried forward indefinitely until fully utilized.

3. Retirement Benefits

   A. T. Massey and its subsidiaries sponsor a number of noncontributory defined benefit pension plans covering substantially all administrative and non-union employees hired prior to September 1, 1994. These plans generally provide pension benefits based on each employee's compensation during the highest five of the last ten years before retirement and years of service. Funding for such plans is generally at the minimum annual contribution level required by applicable regulations.

   Plan assets are held by an independent trustee or, in certain circumstances, by insurance carriers. The plans' assets include cash and cash equivalents, corporate and government bonds, preferred and common stocks, investments in mutual funds and annuity contracts. The fair market value of investments in the Fluor Master Trust and Fluor common stock were $206 million and $6.9 million, respectively, at October 31, 1999, and $180 million and $7 million, respectively, at October 31, 1998. The fair market value of investments in the Fluor Master Trust was 232.1 million at July 31, 2000 (unaudited).

                             MASSEY ENERGY COMPANY

   Net periodic pension income for defined benefit pension plans includes the following components:

                                                    Year Ended October 31,
                                                  ----------------------------
                                                    1999      1998      1997
                                                  --------  --------  --------
                                                        (in thousands)
   Service cost.................................  $  3,451  $  3,372  $  3,141
   Interest cost................................     8,987     8,470     8,047
   Expected return on plan assets...............   (18,281)  (17,797)  (26,072)
   Amortization of unrecognized net asset.......      (872)   (2,024)   (1,063)
   Amortization of prior service cost...........        56        56     9,516
                                                  --------  --------  --------
   Net periodic pension income..................  $ (6,659) $ (7,923) $ (6,431)
                                                  ========  ========  ========

   The weighted average assumptions used in determining pension obligations are as follows:

                                                               At October 31,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
   Discount rate..............................................    7.75%    6.75%
   Rate of increase in compensation levels....................    4.50%    4.00%
   Expected long-term rate of return on plan assets...........    9.50%    9.50%

   The following table sets forth the change in benefit obligation, plan assets and funded status of the Company's defined benefit pension plans:

                                                              At October 31,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
                                                              (in thousands)
   Change in benefit obligation
     Benefit obligation at beginning of year................ $136,028  $121,432
     Service cost...........................................    3,451     3,372
     Interest cost..........................................    8,987     8,470
     Actuarial (gain) loss..................................  (19,576)    7,529
     Benefits paid..........................................   (5,025)   (4,775)
                                                             --------  --------
       Benefit obligation at end of year.................... $123,865  $136,028
                                                             ========  ========
   Change in plan assets
     Fair value at beginning of year........................ $195,136  $189,789
     Actual return on assets................................   31,108    10,119
     Company contributions..................................        4         3
     Benefits paid..........................................   (5,025)   (4,775)
                                                             --------  --------
       Fair value at end of year............................ $221,223  $195,136
                                                             ========  ========
   Funded status............................................ $ 97,358  $ 59,109
   Unrecognized net actuarial (gain) loss...................  (43,886)  (11,426)
   Unrecognized prior service cost..........................      571       627
   Unrecognized net asset...................................      --       (913)
                                                             --------  --------
   Pension assets...........................................   54,043    47,397
   Amount included in current liabilities...................    1,865     1,332
                                                             --------  --------
   Noncurrent asset......................................... $ 55,908  $ 48,729
                                                             ========  ========

                             MASSEY ENERGY COMPANY

   Under labor contracts with the United Mine Workers of America, certain operations make payments into two multi-employer defined benefit pension plan trusts established for the benefit of union employees. The contributions are based on tons of coal produced and hours worked. Such payments aggregated approximately, $0.1 million in 1999, $0.4 million in 1998 and $0.6 million in 1997.

   Under the Coal Industry Retiree Health Benefits Act of 1992, coal producers are required to fund medical and death benefits of certain retired union coal workers based on premiums assessed by the United Mine Workers of America. Based on available information at October 31, 1999, the Company's obligation (discounted at 7.75%) under the Act is estimated at approximately $56.4 million. This cost will be recognized as expense as payments are assessed and for the nine months ended July 31, 2000 and the years ended October 31, 1999, 1998 and 1997 totaled $2.8 million (unaudited), $3.5 million, $4.1 million and $7.3 million, respectively.

   The Company sponsors three noncontributory defined contribution pension plans for eligible employees. Contributions to defined contribution retirement plans are based on hours worked. For the nine months ended July 31, 2000 and the years ended October 31, 1999, 1998 and 1997, contributions to these plans aggregated approximately $4.1 million (unaudited), $5.4 million, $4.9 million and $4.6 million, respectively.

   The Company also sponsors a salary deferral and profit sharing plan covering substantially all administrative and non-union employees. Eligible employees may elect to contribute up to 10% of their compensation, as defined by the plan. The Company may contribute to the plan at its discretion. Such contributions aggregated approximately $2.6 million, $4.1 million and $3.5 million in 1999, 1998 and 1997, respectively.

   The Company also sponsors a defined benefit health care plan that provides post-retirement medical benefits to eligible union and non-union members. To be eligible, retirees must meet certain age and service requirements. Depending on year of retirement, benefits may be subject to annual deductibles, coinsurance requirements, lifetime limits, and retiree contributions. Service costs are accrued currently. The accumulated postretirement benefit obligation at October 31, 1999 and 1998 was determined in accordance with the current terms of the Company's health care plans, together with relevant actuarial assumptions and health care cost trend rates projected at annual rates ranging from 6.7 percent (5.7 percent for participants age 65 or older) in 2000 (6.4 percent and 5.7 percent, respectively in 1999) down to 5 percent in 2002 and beyond. The effect of a one percent annual increase in the assumed cost trend rates would increase the accumulated postretirement benefit obligation and the aggregate of the annual service and interest costs by approximately $10.5 million and $1.6 million, respectively. The effect of a one percent annual decrease in these assumed cost trend rates would decrease the accumulated postretirement benefit obligation and the aggregate of the annual service and interest costs by approximately $8.8 million and $1.3 million, respectively.

   Net periodic postretirement benefit cost includes the following components:

                                                                Year Ended
                                                               October 31,
                                                           --------------------
                                                            1999   1998   1997
                                                           ------ ------ ------
                                                              (in thousands)
   Service cost........................................... $3,850 $3,506 $3,107
   Interest cost..........................................  4,092  4,055  3,745
   Amortization of prior service cost.....................    140    140    140
                                                           ------ ------ ------
   Net periodic postretirement benefit cost............... $8,082 $7,701 $6,992
                                                           ====== ====== ======

                             MASSEY ENERGY COMPANY

   The following table sets forth the change in benefit obligation of the Company's postretirement benefit plan:

                                                             At October 31,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
                                                             (in thousands)
   Change in benefit obligation
     Benefit obligation at beginning of year............... $ 68,421  $ 59,025
     Service cost..........................................    3,850     3,506
     Interest cost.........................................    4,092     4,055
     Acquisition...........................................      --        808
     Actuarial (gain) loss.................................  (16,515)    2,384
     Benefits paid.........................................   (1,645)   (1,357)
                                                            --------  --------
       Benefit obligation at end of year................... $ 58,203  $ 68,421
                                                            ========  ========
   Funded status........................................... $(58,203) $(68,421)
   Unrecognized net actuarial (gain) loss..................   (6,296)   10,219
   Unrecognized prior service cost.........................    1,776     1,916
                                                            --------  --------
   Accrued postretirement benefit obligation...............  (62,723)  (56,286)
   Amount included in other current liabilities............    2,186     1,982
                                                            --------  --------
       Noncurrent liability................................ $(60,537) $(54,304)
                                                            ========  ========

   The discount rate used in determining the postretirement benefit obligation was 7.75 percent and 6.75 percent at October 31, 1999 and 1998, respectively.

4. Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents, trade receivables and accounts payable approximate fair value because of the short-term maturity of these instruments.

   Certain subsidiaries provide loans to West Virginia businesses at prevailing interest rates as part of an economic development program which provides tax credits as incentives. Outstanding loans at July 31, 2000 and October 31, 1999 and 1998 amounted to $11.7 million (unaudited), $12.2 million and $15.4 million, respectively, of which $3.6 million (unaudited), $4.0 million and $5.0 million, respectively, is unsecured. These loans are estimated to be at fair value, after recording an allowance for loan losses of $2.9 million (unaudited) at July 31, 2000 and 2.7 million at October 31, 1999 and 1998, based on future cash flows and related credit risk. The current portion of these notes is included in trade and other accounts receivable. The noncurrent portion is included in other noncurrent assets.

   The Company loans funds in excess of its operating and capital needs to Fluor and receives interest on the average daily balance at 130% of the federal short-term rate determined in accordance with the Internal Revenue Code of 1986. Fluor repays these loans to the Company as the needs arise. The Company believes these financial practices to be a fair arrangement with its parent and has concluded that any further assessment to determine fair market value of amounts due from Fluor would not be cost beneficial. Interest income for the nine month periods ended July 31, 2000 and 1999 related to these loans amounted to $11.7 million and $7.9 million, respectively (unaudited). Interest income for 1999, 1998 and 1997 related to these loans amounted to $11.7 million, $13.3 million and $14.9 million, respectively. These loans have been classified as a reduction to shareholder's equity in the combined balance sheet.

                             MASSEY ENERGY COMPANY

   Included in other noncurrent assets is $25.5 million (unaudited), $26.7 million and $24.9 million, respectively, as of July 31, 2000 and October 31, 1999 and 1998, of Fluor commercial paper acquired in the open market at prevailing interest rates. Interest income associated with commercial paper amounted to $1.2 million (unaudited) and $0.9 million (unaudited) during the nine month periods ended July 31, 2000 and 1999, $1.1 million during the years ended October 31, 1999 and 1998, and $0.8 million during the year ended October 31, 1997. The commercial paper is classified as an available-for-sale security, and is carried at cost which approximates fair value. Unrealized gains or losses are insignificant. Due to restrictions on the use of the commercial paper, it has been classified as a noncurrent asset.

5. Other Noncurrent Liabilities

   Other noncurrent liabilities comprise the following:

                                                      At       At October 31,
                                                   July 31,   -----------------
                                                     2000       1999     1998
                                                  ----------- -------- --------
                                                  (Unaudited)
                                                         (in thousands)
   Black lung obligation.........................  $ 27,889   $ 25,616 $ 25,779
   Reclamation...................................   112,189     98,677   96,575
   Other post-employment benefits (Note 3).......    65,097     60,537   54,304
   Workers' compensation.........................    19,829     20,329   22,776
   Other.........................................    25,567     28,664   26,707
                                                   --------   -------- --------
                                                   $250,571   $233,823 $226,141
                                                   ========   ======== ========

   Coal mining companies are subject to the Federal Coal Mine Health and Safety Act of 1969, as amended, and various states' statutes for the payment of medical and disability benefits to eligible recipients with respect to black lung claims awarded on or after July 1, 1973. The Company provides for these claims principally through a self-insurance program. Black lung costs for West Virginia operations are funded through trusts. The West Virginia trusts are irrevocable grantor trusts which have been funded at a level such that no contributions will be required in the foreseeable future. Trusteed assets of approximately $28.9 million (unaudited), $26.6 million and $29.7 million are applied to reduce the balance sheet amount of black lung obligations at July 31, 2000 and October 31, 1999 and 1998, respectively. Subsidiaries in other states pay awarded claims on a current basis. Charges are being made to operations as determined by independent actuaries. The expense was determined using a discount rate of 6.75%.

   Black lung expense includes the following components:

                                                     Year Ended October 31,
                                                     -------------------------
                                                      1999     1998     1997
                                                     -------  -------  -------
                                                         (in thousands)
   Service cost..................................... $   767  $   980  $(1,447)
   Interest cost....................................   1,960    2,129    1,869
   Amortization of actuarial gain...................  (1,163)  (2,191)  (1,028)
   Interest on actuarial gain.......................    (314)    (498)    (159)
                                                     -------  -------  -------
     Total black lung expense....................... $ 1,250  $   420  $  (765)
                                                     =======  =======  =======

   Under the Federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, mine property is required to be restored in accordance with regulated standards. The Company performs a certain amount of required reclamation of disturbed acreage as an integral part of its normal mining process. All such costs are expensed as incurred.

                             MASSEY ENERGY COMPANY

   Reclamation costs to be incurred upon final mine closure are estimated and accrued as mining progresses over the estimated useful mining life of the property. The costs relate to reclaiming the pit and support acreage of surface mines and sealing portals of deep mines. Other costs common to both types of mining are related to reclaiming refuse and slurry ponds. The establishment of the reclamation liability is based on permit requirements and requires various estimates and assumptions, principally associated with costs and productivities. For the nine month periods ended July 31, 2000 and 1999 and the years ended October 31, 1999, 1998 and 1997, the Company accrued approximately $3.6 million (unaudited) and $4.3 million (unaudited) and $6 million, $6 million and $4 million, respectively, towards final mine closure reclamation, excluding reclamation recosting adjustments identified below. The Company reviews its entire environmental liability annually and makes necessary adjustments, including permit changes and revisions to costs and productivities to reflect current experience. These recosting adjustments are recorded as a decrease in cost of sales and totaled $0.8 million, $7.2 million and $3.4 million for the years ended October 31, 1999, 1998 and 1997, respectively and $2.7 million (unaudited) and $0.8 million (unaudited), respectively, for the nine month periods ended July 31, 2000 and 1999. The Company's management believes it is making adequate provision for all expected future reclamation costs. Final reclamation costs for all operations as of October 31, 1999 are estimated to be approximately $144.6 million.

6. Stock Plans

   Certain Massey Energy employees participate in stock plans of Fluor. These stock plans provide for grants of non-qualified or incentive stock options, restricted stock awards and stock appreciation rights ("SARS"). Awards to employees of the Company will be converted to equivalent instruments in Massey Energy following its separation from Fluor.

   Restricted stock awards issued under the Fluor plans provide that shares awarded may not be sold or otherwise transferred until restrictions have lapsed or performance objectives have been attained. Upon termination of employment, shares upon which restrictions have not lapsed must be returned to Fluor. Restricted stock issued to Massey Energy employees totaled 42,647 shares in 1999 and 18,400 in 1997. No restricted stock was issued to Massey Energy employees in 1998.

   A grant of 300,000 SARS was made to one Massey Energy employee during 1998. These SARS vest at the end of fiscal year 2001. No other grants of SARS were made to Massey Energy employees during the period 1997 through 1999.

   During 1999 and 1998, 113,860 and 135,675 options, respectively, were awarded to Massey Energy employees. The 1998 awards vest over four year periods and expire in five years and the 1999 awards vest over four years and expire in ten years. The 1998 awards have accelerated vesting provisions based on the price of Fluor's stock. No awards were made during 1997.

   The estimated fair value as of the date of grant for options granted to Massey Energy employees in 1999 and 1998 was determined, using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                                   1999   1998
                                                                   -----  -----
   Assumptions:
     Expected option lives (years)................................     6      5
     Risk-free interest rates.....................................  4.43%  5.86%
     Expected dividend yield......................................  1.37%  1.18%
     Expected volatility.......................................... 33.40% 29.60%

                             MASSEY ENERGY COMPANY

   The weighted average fair value of options granted during 1999 and 1998 was $15 and $11, respectively.

   Option grant prices are established at the fair value of Fluor's common stock at the date of grant. As the Company measures compensation cost using the intrinsic value method, no compensation cost for stock options has been recognized. If compensation cost had been determined based on the estimated fair value of options granted as prescribed by Statement of Financial Accounting Standards No. 123, the pro forma effects on Massey Energy's net income would not have been material.

7. Lease Obligations

   Certain mining and other equipment is leased under operating leases. Certain of these leases provide options for the purchase of the property at the end of the initial lease term, generally at its then fair market value, or to extend the terms at its then fair rental value. Rental expense for the nine month periods ended July 31, 2000 and 1999 was $19.9 million (unaudited) and $15.4 million (unaudited), respectively. Rental expense for the years ended October 31, 1999, 1998 and 1997 was $22.0 million, $8.9 million and $10.4 million, respectively.

   The following presents future minimum rental payments, by year, required under operating leases with initial terms greater than one year, in effect at October 31, 1999:

                                                                         Minimum
       Year                                                              Rentals
       ----                                                              -------
       2000............................................................. $15,387
       2001.............................................................  15,222
       2002.............................................................  15,010
       2003.............................................................  14,617
       2004 and later...................................................  24,666
                                                                         -------
                                                                         $84,902
                                                                         =======

8. Contingencies and Commitments

   The Company is the subject of, or a party to, various suits and pending or threatened litigation involving governmental agencies or private interests. Also, the Company's operations are affected by federal, state and local laws and regulations regarding environmental matters and other aspects of its business. On October 20, 1999, the U.S. District Court for the Southern District of West Virginia issued an injunction which prohibits the construction of valley fills over both intermittent and perennial stream segments as part of mining operations. While the Company is not a party to this litigation, virtually all mining operations, including Massey Energy, utilize valley fills to dispose of excess materials. This decision is now under appeal to the Fourth Circuit Court of Appeals and the District Court has issued a stay of its decision pending the outcome of the appeal. Based upon the current state of the appeal, the Company does not believe that their mining operations will be materially affected during the pendency of the appeal. If and to the extent that the District Court's decision is upheld and legislation is not passed which limits the impact of the decision, then all or a portion of the Company's mining operations could be affected. The potential impact to the Company arising from this proceeding is not currently estimable.

   The outcome or timing of current legal or environmental matters or the impact, if any, of pending legislation or regulatory developments (including the matter noted above) on future operations is not currently estimable. Management does not currently anticipate that such activity will result in amounts which in the aggregate would have a material effect on the Company's combined financial position.

                             MASSEY ENERGY COMPANY

   The Company believes, based upon present information available to it, that its reserves with respect to future environmental costs are adequate and such future costs will not have a material effect on the Company's combined financial position, results of operations or liquidity. However, the imposition of more stringent requirement under environmental laws or regulations, new developments or changes regarding site cleanup costs or the allocation of such costs among potentially responsible parties, or a determination that the Company is potentially responsible for the release of hazardous substances at sites other than those currently identified, could result in additional expenditures, or the provision of additional reserves in expectations of such expenditures.